UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

H. J. HEINZ COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common	stock, par value $0.25 per share

(2)	Aggregate number of securities to which transaction applies:

329,787,479 shares of common stock, which consists of: (i) 320,959,712 shares of common stock issued and outstanding as of February 27, 2013, (ii) 86,805 shares of common stock issuable upon the conversion of third cumulative preferred stock, $1.70 first series, as of February 27, 2013, (iii) 6,713,956 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of February 27, 2013 and (iv) 2,027,006 shares of common stock subject to restricted share units and phantom shares as of February 27, 2013.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00013640 by the underlying value of the transaction of $23,575,707,195.62, which has been calculated as the sum of: (a) the product of (i) 320,959,712 issued and outstanding shares of common stock as of February 27, 2013 and (ii) the merger consideration of $72.50 per share; plus (b) the product of (i) 86,805 shares of common stock issuable upon the conversion of third cumulative preferred stock, $1.70 first series, as of February 27, 2013 and (ii) the merger consideration of $72.50 per share; plus (c) the product of (i) 6,713,956 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of February 27, 2013 and (ii) $22.77 per share (the difference between $72.50 per share and the weighted-average exercise price of such options of $49.73 per share); plus (d) the product of (i) 2,027,006 shares of common stock subject to restricted share units and phantom shares as of February 27, 2013 and (ii) the merger consideration of $72.50 per share.

(4)	Proposed maximum aggregate value of transaction:

$23,575,707,195.62

(5)	Total fee paid:

$3,215,726.46

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

H. J. Heinz Company

World Headquarters

One PPG Place, Suite 3100

Pittsburgh, Pennsylvania 15222

[—], 2013

Dear Heinz Shareholder:

As of February 13, 2013, H. J. Heinz Company (“Heinz”) entered into a definitive merger agreement, subsequently amended as of March 4, 2013, to be acquired by an investment consortium comprised of Berkshire Hathaway Inc. and an investment fund affiliated with 3G Capital Partners Ltd. Pursuant to the terms of the merger agreement, a wholly owned subsidiary of Hawk Acquisition Holding Corporation (“Parent”), an entity formed by Berkshire Hathaway Inc. and 3G Capital Partners Ltd. for the sole purpose of effecting the acquisition, will be merged with and into Heinz, with Heinz surviving the merger as a wholly owned subsidiary of Parent.

If the merger is completed, Heinz shareholders will have the right to receive $72.50 in cash, without interest and less any applicable withholding taxes, for each share of common stock, par value $0.25 per share, of Heinz that they own immediately prior to the effective time of the merger.

We will hold a special meeting of our shareholders in connection with the proposed merger on [—], 2013 at [—] a.m., local time (unless the special meeting is adjourned or postponed). At the special meeting, shareholders will be asked to vote on the proposal to approve and adopt the merger agreement. The affirmative vote of a majority of the votes cast by all Heinz shareholders entitled to vote at the special meeting is required to approve and adopt the merger agreement.

We cannot complete the merger unless Heinz shareholders approve and adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

The Heinz board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. After careful consideration, the Heinz board of directors unanimously recommends that Heinz shareholders vote “FOR” the proposal to approve and adopt the merger agreement.

In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain payments that will or may be made to Heinz’s named executive officers by Heinz based on or otherwise relating to the merger. The Heinz board of directors unanimously recommends that Heinz shareholders vote “FOR” the named executive officer merger-related compensation proposal described in the accompanying proxy statement.

The obligations of Heinz and Parent to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Heinz, the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Thank you for your confidence in Heinz.

Sincerely,

William R. Johnson Chairman of the Board, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits of the merger agreement, the merger or the other transactions contemplated by the merger agreement or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [—], 2013 and, together with the enclosed form of proxy, is first being mailed to Heinz shareholders on or about [—], 2013.

H. J. Heinz Company

World Headquarters

One PPG Place, Suite 3100

Pittsburgh, Pennsylvania 15222

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

DATE & TIME	[—], [—], 2013 at [—] a.m., Eastern Time

PLACE	[—], New York, New York [—].

ITEMS OF BUSINESS

•     Consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 13, 2013, by and among H. J. Heinz Company (“Heinz”), Hawk Acquisition Holding Corporation (“Parent”) and Hawk Acquisition Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), as amended by the Amendment to Agreement and Plan of Merger dated as of March 4, 2013, and as may be further amended from time to time (the “merger agreement”), a copy of which is included as Annex A-1 and Annex A-2 to the proxy statement of which this notice forms a part, and pursuant to which Merger Sub will be merged with and into Heinz, with Heinz surviving the merger as a wholly owned subsidiary of Parent (the “merger”);

•     Approve an adjournment of the special meeting of shareholders of Heinz (the “special meeting”), if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•     Consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Heinz to its named executive officers that is based on or otherwise relates to the merger.

RECORD DATE	Shareholders of record at the close of business on [—], 2013 may vote at the special meeting.

VOTING BY PROXY	The Heinz Board is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the internet, by telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS

The Heinz Board unanimously recommends that you vote:

•     “FOR” the proposal to approve and adopt the merger agreement;

•     “FOR” the adjournment proposal; and

•     “FOR” the named executive officer merger-related compensation proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Please note that we intend to limit attendance at the special meeting to shareholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Heinz common stock as of the record date. All shareholders should also bring photo identification.

The proxy statement of which this notice forms a part provides a detailed description of the merger agreement, the merger and the other transactions contemplated by the merger agreement. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Heinz common stock, please contact Heinz’s proxy solicitor:

105 Madison Avenue

New York, New York 10016

Call Toll-Free: (800) 322-2885

By Order of the Board of Directors of H. J. Heinz Company,

Theodore N. Bobby Executive Vice President, General Counsel and Corporate Secretary

Pittsburgh, Pennsylvania

[—], 2013

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ii

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Heinz included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page [—] of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “Heinz”, “we”, “us”, or “our” in this proxy statement refer to H. J. Heinz Company, a Pennsylvania corporation; all references to “Parent” refer to Hawk Acquisition Holding Corporation, a Delaware corporation; all references to “Merger Sub” refer to Hawk Acquisition Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent formed for the sole purpose of effecting the merger; all references to Berkshire Hathaway refer to Berkshire Hathaway, Inc., a Delaware corporation; all references to 3G Capital refer to 3G Special Situations Fund III, L.P., a Cayman exempted limited partnership, or 3G Capital Partners Ltd., a Cayman exempted limited company, as the context requires; all references to the “Investors” refer to Berkshire Hathaway and 3G Capital; all references to “Heinz common stock” refer to the common stock, par value $0.25 per share, of Heinz; all references to the “Heinz Board” refer to the board of directors of Heinz; all references to the “merger” refer to the merger of Merger Sub with and into Heinz with Heinz surviving as a wholly owned subsidiary of Parent; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of February 13, 2013, as amended by the Amendment to Agreement and Plan of Merger dated as of March 4, 2013, and as may be further amended from time to time, by and among Heinz, Parent and Merger Sub, a copy of which is included as Annex A-1 and Annex A-2 to this proxy statement. Heinz, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Companies

H. J. Heinz Company (see page [—])

H. J. Heinz Company and its subsidiaries manufacture and market an extensive line of food products throughout the world. Heinz’s principal products include ketchup, condiments and sauces, frozen food, soups, beans and pasta meals, infant nutrition and other food products. Heinz’s products are manufactured and packaged to provide safe, wholesome foods for consumers, as well as foodservice and institutional customers. Many products are prepared from recipes developed in Heinz’s innovation and research centers. Ingredients are carefully selected, inspected and passed on to factory kitchens where they are processed, after which the intermediate product is filled automatically into containers of glass, metal, plastic, paper or fiberboard, which are then sealed. Products are prepared by sterilization, blending, fermentation, pasteurization, homogenization, chilling, freezing, pickling, drying, freeze drying, baking or extruding, then labeled and cased for market.

Shares of Heinz common stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “HNZ”.

Heinz was incorporated in Pennsylvania on July 27, 1900. In 1905, it succeeded to the business of a partnership operating under the same name which had developed from a food business founded in 1869 in Sharpsburg, Pennsylvania by Henry J. Heinz. Our principal executive offices are maintained at One PPG Place, Pittsburgh, Pennsylvania 15222, and the telephone number at that address is (412) 456-5700. Our corporate website address is www.heinz.com. The information provided on the Heinz website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement.

Hawk Acquisition Holding Corporation (see page [—])

Hawk Acquisition Holding Corporation, or Parent, is a Delaware corporation that was formed solely for the purpose of acquiring Heinz and has not engaged in any business except for activities related to its formation, completing the transactions contemplated by the merger agreement and arranging the related financing. Parent is controlled by Berkshire Hathaway and 3G Capital. Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Berkshire Hathaway common stock is listed on the NYSE under the trading symbols BRK.A and BRK.B. 3G Special Situations Fund III, L.P., an affiliate of 3G Capital Partners Ltd., is a private equity fund principally engaged in the business of making investments in securities. 3G Capital is a global investment firm focused on long-term value, with a particular emphasis on maximizing the potential of brands and businesses. The firm and its partners have a strong history of generating value through operational excellence, board involvement, deep sector expertise and an extensive global network. Among other investments, an investment fund affiliated with 3G Capital is the majority stockholder of Burger King Worldwide, Inc., a customer of Heinz in the ordinary course of business. Upon completion of the merger, Heinz will be a wholly owned subsidiary of Parent.

Hawk Acquisition Sub, Inc. (see page [—])

Hawk Acquisition Sub, Inc., or Merger Sub, is a Pennsylvania corporation and a wholly owned subsidiary of Parent that was formed by Parent solely for the purpose of facilitating the acquisition of Heinz. To date, Merger Sub has not carried on any activities other than those related to its formation, completing the transactions contemplated by the merger agreement and arranging the related financing. Upon completion of the merger, Merger Sub will cease to exist as a separate entity.

The Merger

A copy of the merger agreement is attached as Annex A-1 and Annex A-2 to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page [—] of this proxy statement.

Structure of the Merger (see page [—])

If the merger is completed, then, at the effective time of the merger, Merger Sub will be merged with and into Heinz. Heinz will survive the merger as a wholly owned subsidiary of Parent.

Merger Consideration (see page [—])

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Heinz shareholders will have the right to receive $72.50 in cash, without interest and less any applicable withholding taxes, for each share of Heinz common stock that they own immediately prior to the effective time of the merger.

Dividends (see page [—])

Until the effective time of the merger, the merger agreement permits Heinz, and Heinz expects, to continue to declare and pay regular quarterly cash dividends not to exceed $0.515 per share of Heinz common stock with record dates and payment dates that are substantially consistent with Heinz’s past practice. However, future cash dividends, if any, will be at the discretion of the Heinz Board and can be changed or discontinued at any time. If, at the effective time of the merger, there are any declared and unpaid dividends with a record date prior to the effective time, then holders of Heinz common stock as of that record date will have the right to receive those dividends in addition to any merger consideration. The merger agreement does not permit Heinz, and Heinz does not expect, to pay a prorated dividend for the quarter in which the merger is completed. Any dividends paid will not be paid by the paying agent for the merger.

Treatment of Heinz Equity-Based Awards (see page [—])

The merger agreement provides that outstanding equity-based awards granted under Heinz’s equity plans will be treated as follows at the effective time of the merger:

Stock Options. At the effective time of the merger, each outstanding option to purchase shares of Heinz common stock, whether vested or unvested, will be cancelled, and the holder will be entitled to receive, within three business days of the effective time of the merger, an amount in cash equal to the product of the total number of shares of common stock subject to such option multiplied by the excess, if any, of the merger consideration of $72.50 per share over the exercise price of such option, without interest and less any applicable withholding taxes.

Heinz Phantom Shares. At the effective time of the merger, each outstanding phantom share relating to Heinz common stock, whether vested or unvested, will be cancelled, and the holder will be entitled to receive, within three business days of the effective time of the merger, an amount in cash equal to the merger consideration of $72.50 per share, without interest and less any applicable withholding taxes.

Restricted Stock Units. At the effective time of the merger, each outstanding restricted stock unit (“RSU”), other than certain RSUs, relating to Heinz common stock, whether vested or unvested, will be cancelled, and the holder will be entitled to receive, within three business days of the effective time of the merger, an amount in cash equal to the sum of (i) the product of $72.50 multiplied by the total number of shares of common stock subject to such RSU plus (ii) the amount of accrued and unpaid dividends thereon, without interest and less any applicable withholding taxes. Payment in respect of RSUs that have been deferred will be made in accordance with the terms of the applicable award and the applicable deferral election made by the holder. Payment in respect of retention RSUs, or portions thereof, that vest in accordance with the terms of the applicable award will be made in accordance with such terms in an amount as determined above. In the event that the immediate payment of the amounts contemplated above in respect of an RSU would cause an impermissible acceleration event under Section 409A of the Code, such amounts will become vested at the effective time of the merger agreement and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

Global Stock Purchase Plan. Heinz’s Global Stock Purchase Plan (the “GSPP”) was terminated immediately following the scheduled plan purchases on the February 15, 2013 purchase date for the purchase period ending on such date, and all accumulated payroll deductions held for subsequent purchase periods were returned to GSPP participants.

Recommendation of the Heinz Board of Directors (see page [—])

After careful consideration, the Heinz Board unanimously approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement. Certain factors considered by the Heinz Board in reaching its decision to authorize and adopt the merger agreement, the merger, and the other transactions contemplated by the merger agreement can be found in the section entitled “The Merger—Heinz’s Reasons for the Merger” beginning on page [—] of this proxy statement. The Heinz Board unanimously recommends that shareholders vote:

•	“FOR” the proposal to approve and adopt the merger agreement at the special meeting;

•

“FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement (the “adjournment proposal”); and

•

“FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Heinz to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”).

Opinions of Heinz’s Financial Advisors (see page [—])

Opinion of Centerview

Centerview Partners LLC (“Centerview”), Heinz’s financial advisor, delivered to the Heinz Board its oral opinion, subsequently confirmed in a written opinion dated February 13, 2013, to the effect that, as of the date of the opinion, based upon and subject to the various assumptions and limitations set forth in the written opinion, the per share merger consideration to be paid to the holders of the outstanding shares of Heinz common stock (other than “excluded shares”, as defined in the merger agreement) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Centerview, dated February 13, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion for the information and assistance of the Heinz Board (in the Heinz Board’s capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction. Centerview’s opinion does not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any shareholder of Heinz as to how any such holder or any other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter. We encourage you to carefully read the written opinion of Centerview described above in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion.

Opinion of BofA Merrill Lynch

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), Heinz’s financial advisor, delivered to the Heinz Board a written opinion, dated February 13, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Heinz common stock was fair, from financial point of view, to such holders. The full text of the written opinion, dated February 13, 2013, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety.

Heinz shareholders are urged to read the opinion of BofA Merrill Lynch carefully and in its entirety. BofA Merrill Lynch provided its opinion to the Heinz Board (in its capacity as such) for the benefit and use of the Heinz Board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Heinz or in which Heinz might engage or as to the underlying business decision of Heinz to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

Opinion of the Financial Advisor to the Transaction Committee of the Heinz Board (see page [—])

In connection with the merger, the Transaction Committee of the Heinz Board (the “Transaction Committee”) received a written opinion, dated February 13, 2013, from the Transaction Committee’s financial advisor, Moelis & Company LLC (“Moelis”), to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration to be received in the merger by holders of Heinz common stock was fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion, dated February 13, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement. Shareholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the Transaction Committee and the Heinz Board (in their respective capacities as such) in their evaluation of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration to the holders of Heinz common stock, and does not address Heinz’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to Heinz. Moelis’ opinion does not constitute a recommendation to any shareholder of Heinz as to how such shareholder should vote or act with respect to the merger or any other matter.

Maintenance of Name, Headquarters, Civic and Charitable Activities

Headquarters. The parties have agreed that from and after the closing, Heinz’s current headquarters in Pittsburgh, Pennsylvania will be the surviving corporation’s headquarters and the global home of the flagship “Heinz” brand.

Name of Parent. The parties have agreed that from and after the closing, the surviving corporation will be named H. J. Heinz Company.

Preservation of Company Heritage. The parties have agreed that from and after the closing, Parent will cause the surviving corporation to preserve Heinz’s heritage and continue to support philanthropic and charitable causes in Pittsburgh and other communities in which Heinz operates in a manner and amount consistent with past practice.

Stadium. Parent has agreed to cause the surviving corporation to honor its obligations under the naming rights and promotions agreement relating to Heinz Field.

Financing of the Merger (see page [—])

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement and pay related expenses, which would be approximately $[—] billion based upon the shares (and our other equity-based interests) outstanding as of [—], 2013; and

•

repay certain indebtedness of Heinz at the closing of the merger, which, as of [—], 2013, was approximately $[—] billion (with the remaining indebtedness rolling over into indebtedness of the surviving corporation);

will be funded through a combination of:

•	$4.12 billion in common equity contributed by 3G Capital;

•	$12.12 billion in equity contributed by Berkshire Hathaway, composed of $4.12 billion in common equity and $8 billion in preferred equity with warrants;

•	$10.5 billion in term loans under the senior secured credit facilities (along with a $1.5 billion revolving credit facility that will not be drawn to fund the merger); and

•

the issuance of up to $2.1 billion aggregate principal amount of senior secured second lien notes (or, to the extent such notes are not issued at or prior to the closing of the merger, by a senior secured second lien bridge loan facility of up to $2.1 billion less the amount of any notes issued).

If the merger agreement is terminated in the circumstance in which the merger is not completed because Merger Sub does not receive the proceeds of the debt financing commitments, Parent will be obligated to pay Heinz a reverse termination fee of $1.4 billion. The obligation of Parent to pay the reverse termination fee is guaranteed by 3G Capital and Berkshire Hathaway as discussed below.

Equity Financing

Parent has entered into letter agreements with each of Berkshire Hathaway and 3G Capital dated February 13, 2013, pursuant to which Berkshire Hathaway has committed to purchase, or cause the purchase of, equity interests in Parent simultaneously with the closing of the merger up to a maximum of $12.12 billion and 3G Capital has committed to purchase, or cause the purchase of, equity interests in Parent simultaneously with the closing of the merger up to a maximum of $4.12 billion, in each case to fund a portion of the merger consideration together with related fees and expenses.

Berkshire Hathaway’s and 3G Capital’s respective obligations under the equity commitment letters are subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transaction contemplated by the merger agreement, the funding of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternate sources pursuant to the merger agreement and the contemporaneous funding by the other Investor.

Debt Financing

Merger Sub has received a debt commitment letter (the “debt commitment letter”), from JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“J.P. Morgan”), Wells Fargo Bank, National Association (“Wells Fargo”), WF Investment Holdings, LLC (“WF Investment”), and Well Fargo Securities LLC (“WF Securities”), Barclays Capital Inc. (“Barclays”) and Citigroup Global Markets Inc. (“Citi” and, together with JPMCB, J.P. Morgan, Wells Fargo, WF Investment and Barclays , the “arrangers”), to provide the following to Merger Sub, subject to the conditions set forth in the debt commitment letter:

•

up to $12.0 billion of senior secured facilities (not all of which is expected to be drawn at the closing of such facilities) for the purpose of financing the merger, refinancing certain existing indebtedness of Heinz, paying fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement and for providing ongoing working capital and for other general corporate purposes of Heinz and its subsidiaries; and

•

to the extent the senior secured notes are not issued, up to $2.1 billion of secured second lien bridge facilities for the purpose of financing the merger, refinancing certain existing indebtedness of Heinz and paying fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement.

It is expected that at or prior to the closing of the merger, $2.1 billion principal amount of senior secured second lien notes will be issued pursuant to Rule 144A under the Securities Act of 1933, as amended, in lieu of the bridge loans, and with registration rights for the holders of such notes.

Subject to market conditions, Merger Sub may complete its issuance of senior secured second lien notes prior to the closing of the merger. In such event, the proceeds will be held in escrow until the date that the conditions set forth in the escrow agreement are satisfied. At the same time, it is expected that Merger Sub would deposit funds in the segregated escrow account sufficient to pay for any escrow fees and interest on the notes up to an outside date to be determined. It is expected that the escrow release would be subject to customary terms and conditions including that the closing of the merger shall have been consummated concurrently with the release of funds from escrow. In the event that the conditions to escrow release are not satisfied, including that the merger is not consummated, the senior secured second lien notes would be subject to a special mandatory redemption.

The commitment of the arrangers with respect to the senior secured facilities and the bridge facility expires upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms prior to the closing of the merger and the related transactions, (ii) the consummation of the merger with or without the funding of the senior secured facilities and the bridge facility and (iii) November 13, 2013. The documentation governing the debt financings has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent and Merger Sub must use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement on terms that are not less favorable to Heinz or Parent (in the reasonable judgment of Parent) than as contemplated by the debt commitment letter.

Although the debt financing described in this document is not subject to a due diligence or “market out,” such financing may not be considered assured. The obligation of the arrangers to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available.

Limited Guaranties

Pursuant to limited guaranties delivered by each of Berkshire Hathaway and 3G Capital in favor of Heinz, dated February 13, 2013, Berkshire Hathaway and 3G Capital have each agreed to guarantee 50% of the payment obligations of Parent and Merger Sub under the merger agreement, including the payment obligations of each for 50% of the reverse termination fee of $1.4 billion, if, as and when due, provided, however, that in no event will the liability of either Berkshire Hathaway or 3G Capital pursuant to its limited guaranty exceed $700 million.

Material U.S. Federal Income Tax Consequences of the Merger (see page [—])

The exchange of Heinz common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] of this proxy statement and consult your tax advisers regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Clearances and Approvals Required for the Merger (see page [—])

HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents Heinz and Parent from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the HSR Act waiting period is terminated or expires. On February 28, 2013, Heinz, Berkshire Hathaway and 3G Capital filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC, which triggered the start of the HSR Act waiting period. The DOJ, the FTC, state attorneys general and others may challenge the merger on antitrust grounds either before or after expiration or termination of the HSR Act waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC, state attorneys general or others could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the merger. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or that, if a challenge is made, it will not succeed.

Foreign Regulatory Clearances. The parties must also file merger notifications with the appropriate regulators in the European Union, China, Russia, Brazil, India, South Africa, South Korea, Israel, Mexico and Ukraine (together with any other jurisdictions mutually agreed in good faith by the parties to be required, the “required foreign jurisdictions”) pursuant to each jurisdiction’s respective laws, designed or intended to regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. The parties must also observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in each of the required foreign jurisdictions before completing the merger. The parties will file merger notifications with the appropriate regulators in each of the required foreign jurisdictions as promptly as practicable and work cooperatively toward expedited regulatory clearances.

Foreign antitrust authorities in these or other jurisdictions may take action under the antitrust laws of their respective jurisdictions, which could include seeking to enjoin the completion of the merger. For more information about regulatory approvals relating to the merger, see the sections entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger” beginning on page [—] of this proxy statement and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [—] of this proxy statement.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Expected Timing of the Merger (see page [—])

We expect to complete the merger late in the second calendar quarter of 2013 or in the third calendar quarter of 2013. The merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of Heinz or Parent could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals and the expiration of a marketing period for the financing Parent is using to fund a portion of the consideration to be paid in the merger.

Conditions to Completion of the Merger (see page [—])

As more fully described in this proxy statement and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied, including:

•	approval and adoption of the merger agreement by a majority of the votes cast by the holders of Heinz common stock entitled to vote at the special meeting;

•

(i) expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the HSR Act, (ii) the receipt of all required approvals by the European Commission applicable to the merger under applicable law or the expiration or termination of any applicable waiting period thereunder and (iii) the receipt of all required approvals under any antitrust laws applicable to the merger in the other required foreign jurisdictions or the expiration or termination of any applicable waiting period thereunder;

•

the absence of (i) any order issued by any governmental entity of competent jurisdiction in a jurisdiction in which any of Heinz, Parent, 3G Capital, Berkshire Hathaway or any of the foregoing’s affiliates has substantial operations prohibiting consummation of the merger and (ii) any law by any governmental entity in such a jurisdiction that prohibits or makes illegal consummation of the merger;

•

the accuracy of representations and warranties made by the other party in the merger agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties); and

•	performance in all material respects by the other party of the agreements and covenants of such party in the merger agreement at or prior to the closing.

Restrictions on Solicitation of Alternative Proposals (see page [—])

Subject to certain exceptions, the merger agreement provides that Heinz and its subsidiaries may not, must cause their respective directors and executive officers not to, and may not permit or authorize any of its or their respective officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, affiliates and other representatives to, directly or indirectly:

•

solicit, seek, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•

enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or other similar agreement (other than an acceptable confidentiality agreement) relating to any acquisition proposal.

Prior to approval and adoption of the merger agreement by Heinz shareholders, however, Heinz may, upon the terms and subject to the conditions set forth in the merger agreement, provide information to and engage in discussions or negotiations with a third party if such third party has made an unsolicited bona fide written acquisition proposal and the Heinz Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

Changes in Board Recommendation (see page [—])

Prior to approval and adoption of the merger agreement by Heinz shareholders, the Heinz Board may, upon receipt of a superior proposal, authorize Heinz to terminate the merger agreement in order to accept the superior proposal, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Parent the opportunity to make adjustments to the merger agreement in response to the superior proposal so that such proposal no longer constitutes a superior proposal. The Heinz Board may also change its recommendation that Heinz shareholders approve the merger agreement in certain other circumstances unrelated to a superior proposal. If the Heinz Board changes its recommendation with respect to the merger agreement, Parent may terminate the merger agreement and collect a termination fee of $750 million.

Termination of the Merger Agreement (see page [—])

The merger agreement may be terminated:

•	at any time prior to the effective time of the merger, by mutual written consent of Heinz and Parent;

•	at any time prior to the effective time of the merger, by either Heinz or Parent if:

•

the merger has not been consummated by November 13, 2013; provided that this termination right will not be available at any time after a closing failure notice (as described below) will have been given or to any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time;

•

the meeting of Heinz shareholders to adopt the merger agreement has been held and the approval and adoption of the merger agreement by the shareholders has not been obtained upon a vote taken at such meeting or at any adjournment or postponement thereof; or

•

any order by a governmental entity of competent jurisdiction in a jurisdiction in which any of Heinz, Parent, 3G Capital, Berkshire Hathaway or any of the foregoing’s affiliates has substantial operations permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable; provided that this termination right will only be available to a party who has complied with its obligations described in the section entitled “The Merger Agreement—Required Efforts to Consummate the Merger” beginning on page [—] of this proxy statement;

•	by Heinz:

•

at any time prior to the time the Heinz shareholder approval and adoption is obtained, in order to enter into an alternative acquisition agreement that constitutes a superior proposal, if such superior proposal did not result from a breach by Heinz of the covenants described in the section entitled “The Merger Agreement—Non-Solicitation Covenant” beginning on page [—] of this proxy statement, and, immediately prior to or simultaneously with such termination, Heinz pays to Parent a termination fee of $750 million;

•

at any time prior to the effective time of the merger, if Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements such that Heinz’s conditions to closing are not capable of being satisfied by November 13, 2013, and such breach or condition is not curable or, if curable, is not cured prior to the 30th day after written notice is given by Heinz to Parent; provided that this termination right is only available if Heinz is not in breach of the merger agreement such that certain of Parent’s conditions to closing are not capable of being satisfied by November 13, 2013; provided, further, that this termination right is not available due to the failure of Parent or Merger Sub to consummate the transactions contemplated by merger agreement on the date the closing should otherwise have occurred (in which case Heinz’s termination rights are described in the following bullet); or

•

at any time prior to the effective time of the merger, if all of Parent’s and Merger Sub’s conditions to closing have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) and Parent and Merger Sub fail to consummate the merger on the date the closing should have occurred pursuant to the merger agreement; provided that termination may be delayed and ultimately not occur as described in “—Right to Delay Termination Fee Payable by Parent” beginning on page [—] of this proxy statement.

•	by Parent:

•

at any time prior to the time the shareholder approval and adoption of the merger agreement is obtained, if the Heinz Board has changed its recommendation in favor of the merger or the Heinz Board (or any committee thereof) has provided written notice of its intent to change its recommendation in favor of the merger; and

•

at any time prior to the effective time of the merger agreement, if Heinz has breached any of its representations, warranties, covenants or agreements such that Parent’s conditions to closing are not capable of being satisfied by November 13, 2013, and such breach or condition is not curable or, if curable, is not cured prior to the 30th day after written notice is given by Heinz to Parent; provided that this termination right is only available if Parent is not in breach of the merger agreement such that certain of Heinz’s conditions to closing are not capable of being satisfied by November 13, 2013.

Termination Fee Payable by Heinz (see page [—])

Heinz has agreed to pay to Parent a termination fee of $750 million in cash in the following circumstances:

•

in the event that (i) the merger agreement is terminated by either Parent or Heinz because the merger has not been consummated prior to November 13, 2013, (ii) as of such date a person has publicly announced or disclosed and not withdrawn in a bona fide manner an acquisition proposal and (iii) any time after the date of the merger agreement and prior to the first anniversary of such termination, Heinz has entered into a definitive agreement with respect to an acquisition proposal for at least 50% of the assets or voting power of Heinz or the transactions contemplated by any acquisition proposal for at least 50% of the assets or voting power of Heinz are consummated;

•

in the event that (i) the merger agreement is terminated by either Parent or Heinz because the Heinz shareholders did not approve and adopt the merger upon a vote taken at the shareholder meeting, (ii) as of the time of the shareholder meeting a person has publicly announced or disclosed and not withdrawn in a bona fide manner an acquisition proposal and (iii) any time after the date of the merger agreement and prior to the first anniversary of such termination, Heinz has entered into a definitive agreement with respect to an acquisition proposal for at least 50% of the assets or voting power of Heinz or the transactions contemplated by any acquisition proposal for at least 50% of the assets or voting power of Heinz are consummated;

•

in the event that (i) the merger agreement is terminated by Parent due to Heinz’s breach of certain enumerated covenants, (ii) prior to such breach a person has publicly announced, disclosed or privately disclosed to Heinz and has not withdrawn in a bona fide manner an acquisition proposal and (iii) any time after the date of the merger agreement and prior to the first anniversary of such termination, Heinz has entered into a definitive agreement with respect to an acquisition proposal for at least 50% of the assets or voting power of Heinz or the transactions contemplated by any acquisition proposal for at least 50% of the assets or voting power of Heinz are consummated;

•

in the event the merger agreement is terminated by Parent because the Heinz Board has changed its recommendation in favor of the merger or the Heinz Board (or any committee thereof) has provided written notice of its intent to change its recommendation in favor of the merger; and

•	in the event the merger agreement is terminated by Heinz in order to enter into an alternative acquisition agreement that constitutes a superior proposal.

In addition, Heinz will, no later than two business days after the date of delivery by Parent of an invoice therefor, pay Parent up to $25 million of the documented out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective affiliates in connection with the merger, including the financing, in the event that (i) the merger agreement is terminated (A) by either Parent or Heinz because the merger has not been consummated prior to November 13, 2013, (B) by either Parent or Heinz because the Heinz shareholders did not approve and adopt the merger agreement upon a vote taken at the shareholder meeting or (C) by Parent due to Heinz’s breach of certain enumerated covenants and (ii) any person has (as of the termination date, in the case of the foregoing clause (A), as of the shareholder meeting at which the approval and adoption of the merger agreement by the shareholders has not been obtained upon a vote taken, in the case of the foregoing clause (B), or prior to the breach in the case of the foregoing clause (C)) publicly announced or disclosed (or in the case of clause (C) disclosed privately to Heinz) and not withdrawn in a bona fide manner an acquisition proposal for at least 50% of the assets or voting power of Heinz. The payment of the expense reimbursement will not relieve Heinz of any subsequent obligation to pay the termination fee but will be credited toward Heinz’s payment of the termination fee.

Termination Fee Payable by Parent (see page [—])

Parent will pay to Heinz a reverse termination fee of $1.4 billion in cash in the event that the merger agreement is terminated by Heinz under circumstances described in the third bullet describing Heinz’s termination rights under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page [—] of this proxy statement. In certain circumstances as described under the section entitled “—Right to Delay Termination Fee Payable by Parent” below, payment of the reverse termination fee and termination of the merger agreement may be delayed for up to four months during which time the merger agreement will remain in effect and Parent may commence legal proceedings against the debt financing sources seeking to cause either the debt financing to be funded or payment by the debt financing sources of the reverse termination fee.

Right to Delay Termination Fee Payable by Parent (see page [—])

If Heinz gives notice of its intent to terminate the merger agreement under circumstances described in the third bullet describing Heinz’s termination rights under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page [—] of this proxy statement, such notice will not be effective unless it (i) confirms that all conditions to Heinz’s obligation to close have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) or that it is willing to waive all unsatisfied conditions to closing and it stands ready, willing and able to consummate the closing, and (ii) is given no earlier than the date the closing should have occurred pursuant to the merger agreement (such notice, a “closing failure notice”). However, if such closing failure notice is given under circumstances in which the failure of Parent and Merger Sub to consummate the closing on the date closing should otherwise have occurred was primarily attributable to the failure of the sources of the debt financing to fund the debt financing when all conditions to the debt financing being funded had been satisfied (other than those conditions that by their nature are to be satisfied at the time of funding), then Heinz will not be entitled to terminate the merger agreement pursuant to this termination right until (x) the date that is ten business days after such closing failure notice has been given, if, as of such tenth business day, neither Parent nor Merger Sub has commenced legal proceedings against the debt financing sources seeking to cause either the debt financing to be funded or payment by the debt financing sources of the reverse termination fee (such proceedings, “financing proceedings” and the period beginning on the date of any failure of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement on the date closing should otherwise have occurred in the circumstances contemplated by this sentence until the earliest to occur of (1) the tenth business day after delivery of a closing failure notice if neither Parent nor Merger Sub has commenced financing proceedings prior to or as of such date, (2) the date that is four months after such tenth business day after delivery of the closing failure notice or (3) following the tenth business day after the delivery of a closing failure notice, the date on which Parent has ceased to diligently pursue financing proceedings, the “closing failure remedy period”), or (y) if either Parent or Merger Sub has commenced financing proceedings as of such tenth business day following delivery of a closing failure notice, the expiration of the closing failure remedy period, which termination may be effected by Heinz upon delivery of a subsequent notice providing for such termination on the date immediately following the date of delivery of such notice. If such closing failure notice is given under circumstances other than those contemplated by the immediately preceding sentence, such termination will be effective on the third business day after the closing failure notice has been given.

Notwithstanding the foregoing, the occurrence from and after the date of a properly delivered closing failure notice of any development, fact, change, event, effect, occurrence or circumstance that has had or would reasonably be expected to have a company material adverse effect will not excuse payment of the reverse termination fee. At any time during the closing failure remedy period, Parent may provide written notice of its intention and capacity to consummate the closing, and the parties will, on the second business day following such notice, consummate the closing.

Remedies; Maximum Liability (see page [—])

The merger agreement provides that under no circumstances will Heinz be entitled to monetary damages, reimbursement of expenses, indemnification or other payment in excess of the amount of the reverse termination fee and under no circumstances will Parent be entitled to monetary damages, reimbursement of expenses, indemnification or other payment in excess of the amount of the reverse termination fee. While Heinz may pursue both a grant of specific performance and the payment of the reverse termination fee, under no circumstances will Heinz be permitted or entitled to receive both a grant of specific performance of Parent’s obligation to consummate the merger and any money damages, including all or any portion of the reverse termination fee. In addition, the reverse termination fee, is subject to the conditions described under the section entitled “The Merger Agreement—Termination Fee Payable by Parent” beginning on page [—] of this proxy statement. While Parent may pursue both a grant of specific performance and the payment of the termination fee, under no circumstances will Parent be permitted or entitled to receive both a grant of specific performance of Heinz’s obligation to consummate the merger and any money damages, including all or any portion of the termination fee.

Specific Performance (see page [—])

Under certain circumstances, a party may seek specific performance to require the other party to perform its obligations under the merger agreement, including its obligation to complete the merger. In such circumstances, each party is entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce the terms and provisions of the merger agreement (including the obligations of the other party to consummate the closing). The right of Heinz to seek an injunction, specific performance or other equitable remedies to enforce Parent’s obligation to cause each of the equity financing and the debt financing to be funded to fund the merger is subject to the requirement that all conditions to Parent’s obligation to close are satisfied, the satisfaction of the conditions in the debt commitment letter with respect to Heinz’s right to specifically enforce Parent’s obligation to cause the debt financing to be funded or the funding of the debt financing with respect to Heinz’s right to specifically enforce Parent’s obligation to cause the equity financing to be funded, and Heinz’s irrevocable confirmation that if the equity financing and debt financing are funded, then it would take such actions that are within its control to cause the closing to occur.

Dissenters’ Rights (see page [—])

Under Pennsylvania law, holders of Heinz common stock are not entitled to and will not have dissenters’ rights in connection with the merger.

The Special Meeting (see page [—])

The special meeting of Heinz shareholders is scheduled to be held at [—], [—], New York, New York [—] on [—], 2013 at [—], local time. The special meeting is being held in order to consider and vote on the following proposals:

•

to approve and adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages [—] and [—], respectively, of this proxy statement;

•

to approve an adjournment of the special meeting, if necessary and as permitted under the terms of the merger agreement, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•

to approve, on a non-binding, advisory basis, certain compensation to be paid by Heinz to its named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Heinz’s Directors and Executive Officers in the Merger” beginning on page [—] of this proxy statement.

Only holders of record of Heinz common stock at the close of business on [—], 2013, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, [—] shares of Heinz common stock were issued and outstanding, approximately [—]% of which were held by Heinz’s directors and executive officers. We currently expect that Heinz’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the merger agreement and the other proposals to be considered at the special meeting, although no director or executive officer has entered into any agreement containing an obligation to do so.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Heinz common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Heinz to additional expense.

You may cast one vote for each share of Heinz common stock that you own at the close of business on the record date. The proposal to approve and adopt the merger agreement and approval of each of the adjournment proposal and the named executive officer merger-related compensation proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting by all Heinz shareholders entitled to vote. In addition, even if a quorum does not exist, the holders of a majority of the shares of Heinz common stock present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time.

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. However, abstentions and (except with respect to shares held in any employee benefit plan) a complete failure to vote (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker or other holder of record to give voting instructions to the broker or other holder of record) will have no effect on the outcome of any of the proposals being voted on at the special meeting. If the beneficial owner of shares held in any employee benefit plan fails to give voting instructions to the plan trustee, those shares will be voted by the plan trustee in proportion to the voting instructions received for other shares held in such plan.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted for the (i) approval and adoption of the merger agreement, (ii) approval of the adjournment of the special meeting, if necessary in the view of the Heinz Board and as permitted under the terms of the merger agreement, to solicit additional proxies if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and (iii) approval, on a non-binding, advisory basis, of certain compensation to be paid by Heinz to its named executive officers that is based on or otherwise relates to the merger. However, if you indicate that you wish to vote against the proposal to approve and adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Interests of Heinz’s Directors and Executive Officers in the Merger (see page [—])

In considering the recommendation of the Heinz Board to approve the merger agreement, you should be aware that Heinz’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Heinz shareholders generally. The Heinz Board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the Heinz shareholders that the merger agreement be approved. These interests, which are described and quantified below, include the following:

•

Pursuant to the merger agreement, the directors and executive officers will be entitled to (i) cashout of their existing shares and existing equity-based awards (except for certain RSUs granted to Messrs. McMenamin, Mullen and Woodward) at the effective time of the merger based on the merger consideration of $72.50 per share, which is the same basis as other equityholders and (ii) continued indemnification and insurance coverage for at least six years after the effective time of the merger.

•

Pursuant to the merger agreement, prior to the effective time of the merger, all outstanding awards under Heinz’s total Company Annual Incentive Plan for fiscal year 2013 and its Long-Term Performance Program (“LTPP”) for fiscal years 2012-2013 and 2013-2014 will be amended to provide that each award will pay out at 100% of the applicable target award. This deemed achievement of target performance was appropriate in light of Heinz’s performance to date and the anticipated impact of the completion of the merger on the applicable performance criteria of these awards. Heinz currently estimates that, but for the proposed merger, the LTPP awards for fiscal years 2012-2013 and 2013-2014 would have paid out at least 100% of the applicable target awards.

•

Pursuant to the merger agreement, Heinz will establish two cash-based award programs to be in effect between the start of fiscal year 2014 and the completion of the merger. Executive officers will be eligible to participate in both of these programs. One cash-based award program will serve as a temporary replacement of the fiscal year 2014 awards that would have otherwise been made under Heinz’s 2013 Stock Incentive Plan (the “SIP Replacement Awards”), and the other will serve as a temporary replacement of the fiscal year 2014 awards that would have otherwise been made under Heinz’s LTPP (the “LTPP Replacement Awards”). In each case, an award recipient must be employed at the effective time of the merger to be eligible for payout of his or her award. The payouts of the SIP Replacement Awards and LTPP Replacement Awards will be prorated based on the period between April 29, 2013 and the effective time of the merger. For the pro rata calculations, 24 months will be used as the base period for LTPP Replacement Awards and 36 months as the base period for SIP Replacement Awards. Thus, assuming the completion of the merger will become effective on August 1, 2013, LTPP Replacement Awards will be prorated by taking the target value of a participant’s LTPP Replacement Award and multiplying it by 3/24ths and SIP Replacement Awards will be prorated by taking the target value of a participant’s SIP Replacement Award and multiplying it by 3/36ths. The aggregate grant date value of the replacement awards (before taking into account any proration) will not exceed $27,717,435 for the SIP Replacement Awards and $17,297,462 for the LTPP Replacement Awards.

•

Pursuant to the merger agreement, prior to the effective time of the merger, certain nonqualified deferred compensation plans in which certain Heinz executive officers participate will be amended to vest any accrued but unvested benefits. In addition, pursuant to the merger agreement, these plans and certain other nonqualified deferred arrangements in which executive officers and non-employee directors participate will be terminated and payment of accrued amounts under these plans will be made, in each case, within the first year following the completion of the merger if certain specified conditions are satisfied.

•

All of the current executive officers are party to a severance protection agreement. Heinz’s two former named executive officers, Messrs. Milone and O’Hara, are not covered by a severance protection agreement. Under the severance protection agreements, upon a qualifying termination of employment within the 24 months following the completion of the merger, executive officers will be entitled to cash payments, additional years of credit under supplemental retirement plans and continued health and welfare benefits, and, for certain executive officers, tax reimbursement for golden parachute payments in the event certain excise taxes are triggered. Heinz does not currently anticipate such excise taxes being triggered and, thus, does not expect to make tax gross-up payments to any of the executive officers. Eight of the executive officers entered into their severance protection agreements in 2007 or earlier, and three executive officers entered into their agreements in February 2013. The agreements entered into in February of 2013 do not provide for any tax reimbursement.

Delisting and Deregistration of Heinz Common Stock (see page [—])

Upon completion of the merger Heinz common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Litigation Related to the Merger (see page [—])

Shortly following the announcement of the merger, several putative class action and/or shareholder derivative complaints challenging the merger were filed in the Court of Common Pleas of Allegheny County, Pennsylvania (six complaints) and the United States District Court for the Western District of Pennsylvania (two complaints), against various combinations of Heinz, 3G Capital, Berkshire Hathaway, Parent, Merger Sub and the individual members of the Heinz Board. The complaints generally allege, among other things, that the members of the Heinz Board breached their fiduciary duties to Heinz shareholders and violated Pennsylvania state law by entering into the merger agreement, approving the proposed merger and failing to take steps to maximize Heinz’s value to its shareholders, and that the other defendants aided and abetted such breaches of fiduciary duties. In addition, the complaints allege, among other things, that the proposed merger improperly favors 3G Capital and Berkshire Hathaway and that certain provisions of the merger agreement unduly restrict Heinz’s ability to negotiate with other potential bidders. The complaints generally seek, among other things, declaratory and injunctive relief, preliminary injunctive relief prohibiting or delaying the defendants from consummating the merger, other forms of equitable relief and unspecified amounts of damages. Several plaintiffs who filed the three earliest filed complaints in Pennsylvania state court have filed competing motions to consolidate the Pennsylvania state court actions and to appoint co-lead counsel, and the court has scheduled a hearing on March 26, 2013 for those motions to be presented. In addition, Heinz and/or the Heinz Board have received several demands by purported Heinz shareholders to investigate and remedy potential or alleged breaches of fiduciary duties in connection with the proposed merger and/or to review Heinz’s books and records. In response to these demands, the Heinz Board has appointed a special litigation committee, consisting of Dean R. O’Hare, Lynn C. Swann, Thomas J. Usher and Michael F. Weinstein, to among other things, investigate and evaluate the various demands, including the allegations and requests for action contained therein. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future. There can be no assurance that Heinz or any of the other defendants will be successful in the outcome of the pending or any potential future lawsuits. An adverse judgment for monetary damages could have a material adverse effect on the operations and liquidity of Heinz. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger.

Directors’ and Officers’ Indemnification (see page [—])

Parent has agreed to, and has agreed to cause the surviving corporation to, indemnify and hold harmless, and advance expenses as incurred to, in each case to the fullest extent permitted under applicable law, each present and former director, officer or representative of Heinz or any of its subsidiaries and in a manner consistent with the terms and conditions on which indemnification is provided for as of the date of the merger agreement (collectively, the “Indemnified Parties”) against any costs incurred in connection with any claim arising out of or related to such Indemnified Parties’ service as a director, officer or representative of Heinz or any of its subsidiaries or services performed by such persons at the request of Heinz or any of its subsidiaries at or prior to the effective time of the merger, whether claimed prior to, at or after the effective time of the merger.

Market Prices of Heinz Common Stock (see page [—])

The merger consideration of $72.50 per share represents a 19.9% premium to the $60.48 closing price per share of Heinz common stock on the NYSE on February 13, 2013, the last trading day before the public announcement of the merger agreement, a 18.9% premium to Heinz’s all-time (as of February 13, 2013) closing high share price of $61.00, a 22.6% premium to Heinz’s average share price of $59.14 for the 90 days ending on February 13, 2013, a 30.0% premium to Heinz’s average share price of $55.78 for the one year ending on February 13, 2013 and a 40.3% premium to Heinz’s low share price of $51.69 during the one year ending on February 13, 2013. The closing price of Heinz common stock on the NYSE on [—], 2013, the most recent practicable date prior to the date of this proxy statement, was $[—] per share. You are encouraged to obtain current market prices of Heinz common stock in connection with voting your shares of Heinz common stock.

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of Heinz, may have regarding the merger and the special meeting and the answers to those questions. Heinz urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in its annexes to and the documents incorporated by reference into this proxy statement.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, shareholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

•	the approval and adoption of the merger agreement;

•

the approval of an adjournment of the special meeting, if necessary and as permitted under the terms of the merger agreement, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•	the approval, on a non-binding, advisory basis, of certain compensation that will or may be paid by Heinz to its named executive officers that is based on or otherwise relates to the merger.

Q:	Where and when is the special meeting?

A:	The special meeting is scheduled to be held at [—], [—], New York, New York [—] on [—], 2013 at [—] a.m., local time.

Q:	How does the Heinz Board recommend that I vote on the proposals?

A:	The Heinz Board unanimously recommends that you vote as follows:

•	“FOR” the approval and adoption of the merger agreement;

•

“FOR” the approval of an adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•	“FOR” the approval, on a non-binding, advisory basis, of certain compensation that will or may be paid by Heinz to its named executive officers that is based on or otherwise relates to the merger.

Q:	How does the per share merger consideration compare to the market price of Heinz common stock prior to announcement of the merger?

A:	The merger consideration of $72.50 per share represents a 19.9% premium to the $60.48 closing price per share of Heinz common stock on the NYSE on February 13, 2013, the last trading day before the public announcement of the merger agreement, a 18.9% premium to Heinz’s all-time (as of February 13, 2013) closing high share price of $61.00, a 22.6% premium to Heinz’s average share price of $59.14 for the 90 days ending on February 13, 2013, a 30.0% premium to Heinz’s average share price of $55.78 for the one year ending on February 13, 2013 and a 40.3% premium to Heinz’s low share price of $51.69 during the one year ending on February 13, 2013. The closing price of Heinz common stock on the NYSE on [—], 2013, the most recent practicable date prior to the date of this proxy statement, was $[—] per share. You are encouraged to obtain current market prices of Heinz common stock in connection with voting your shares of Heinz common stock.

Q:	What will happen in the merger?

A:	If the merger is completed, Merger Sub will merge with and into Heinz, whereupon the separate existence of Merger Sub will cease and Heinz will be the surviving corporation and a wholly owned subsidiary of Parent. As a result of the merger, Heinz common stock will no longer be publicly traded and you will no longer have any interest in Heinz’s future earnings or growth. In addition, Heinz common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Heinz will no longer be required to file periodic reports with the SEC with respect to Heinz common stock, in each case in accordance with applicable law, rules and regulations.

Q:	Who will own Heinz after the merger?

A:	Immediately following the merger, Heinz will be a wholly owned subsidiary of Parent, an entity owned by 3G Capital and Berkshire Hathaway.

Q:	What will I receive in the merger?

A:	Upon the terms and subject to the conditions of the merger agreement, if the merger is completed, the holders of Heinz common stock will have the right to receive $72.50 in cash, without interest and less any applicable withholding taxes, for each share of Heinz common stock that they own immediately prior to the effective time of the merger. Heinz expects to continue to declare and pay regular quarterly cash dividends of $0.515 per share of common stock until the effective time of the merger with record dates and payment dates that are substantially consistent with Heinz’s past practice. If, at the effective time of the merger, there are any declared and unpaid dividends with a record date prior to the effective time, holders of Heinz common stock as of that record date will have the right to receive those dividends in addition to any merger consideration. The merger agreement does not permit Heinz, and Heinz does not expect, to pay a prorated dividend for the quarter in which the merger is completed. You will not own any shares of the capital stock in the surviving corporation.

Q:	Am I entitled to dissenters’ rights instead of receiving the merger consideration?

A:	Under Pennsylvania law, holders of Heinz common stock are not entitled to and will not have dissenters’ rights in connection with the merger.

Q:	What vote is required to approve and adopt the merger agreement?

A:	The proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the votes cast by all Heinz shareholders entitled to vote at the special meeting (provided a quorum is present in person or by proxy).

Q:	What vote is required to approve the other proposals?

A:	The adjournment proposal and the named executive officer merger-related compensation proposal, approval of which is not required to complete the merger, each require the affirmative vote of a majority of the votes cast by all Heinz shareholders entitled to vote at the special meeting (provided a quorum is present in person or by proxy).

Q:	When do you expect the merger to be completed?

A:	In order to complete the merger, Heinz must obtain the shareholder approval described in this proxy statement and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger late in the second calendar quarter of 2013 or in the third calendar quarter of 2013, although Heinz cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	Why am I being asked to consider and act upon to approve on a non-binding, advisory basis certain compensation that will or may be paid by Heinz to its named executive officers that is based on or otherwise relates to the merger?

A:	The SEC rules require Heinz to seek a non-binding, advisory vote with respect to certain payments that will be made to Heinz’s named executive officers in connection with the merger, approval of which is not required to complete the merger.

Q:	Do you expect the merger to be taxable to Heinz shareholders?

A:	The exchange of Heinz common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] of this proxy statement and consult your tax advisers regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the special meeting is [—], 2013. Only shareholders of record at the close of business on that date are entitled to attend and vote at the special meeting or any adjournment or postponement thereof. The only class of stock that can be voted at the meeting is Heinz common stock. Each share of Heinz common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were [—] shares of Heinz common stock issued and outstanding, approximately [—]% of which were held by Heinz’s directors and executive officers. We currently expect that Heinz’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the merger agreement and the other proposals to be considered at the special meeting, although no director or executive officer is obligated to do so.

Q:	Do I have a vote if I am a holder of Heinz first series preferred shares?

A:	On [—], 2013, Heinz mailed to holders of record of its Third Cumulative Preferred Stock, $1.70 First Series (the “first series preferred shares”), a notice of redemption, informing holders that, in accordance with Heinz’s articles of incorporation, Heinz was redeeming the first series preferred shares on [—], 2013 at a price of $28.50 per first series preferred share (plus accrued and unpaid dividends) (the “redemption price”) and published notice of the redemption. On [—], 2013, Heinz also deposited in trust for the account of holders of the first series preferred shares the amount necessary to fund the redemption. Accordingly, pursuant to Heinz’s articles of incorporation, as of [—], 2013, the first series preferred shares are deemed to no longer be outstanding for any purpose and all rights with respect to such shares (including voting rights with respect to the merger and the other proposals in this proxy statement) have ceased and are terminated other than the right of such holders to receive the redemption price for their first series preferred shares or to convert their first series preferred shares into Heinz common stock at or before 5:00 pm Eastern time on the redemption date.

As described further in the notice of redemption, at or before 5:00 pm Eastern time on the redemption date, holders of first series preferred shares have or had the right to convert those shares into shares of Heinz common stock at a rate of 15 shares of Heinz common stock for each first series preferred share. If you convert or converted your first series preferred shares into Heinz common stock at or before 5:00 pm Eastern time on the record date, you have the right to vote those shares of Heinz common stock at the special meeting. If you have any questions regarding the redemption of first series preferred shares or your right of conversion, please contact Wells Fargo Shareowner Services at (800) 253-3399.

Q:	Who may attend the special meeting?

A:	Shareholders of record as of the close of business on [—], 2013, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of Heinz common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Heinz common stock authorizing you to vote at the special meeting. We intend to limit attendance to shareholders as of the record date. All shareholders should bring photo identification. Cameras, recording devices, and other electronic devices are not permitted at the special meeting. Registration will begin at [—] a.m., local time.

Q:	Who is soliciting my vote?

A:	The Heinz Board is soliciting your proxy, and Heinz will bear the cost of soliciting proxies. MacKenzie Partners, Inc. has been retained to assist with the solicitation of proxies. MacKenzie Partners, Inc. will be paid approximately $25,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Heinz common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by MacKenzie Partners, Inc. or, without additional compensation, by certain of Heinz’s directors, officers and employees.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q:	How do I vote if my shares are registered directly in my name?

A:	If you are a shareholder of record, there are four methods by which you may vote at the special meeting:

•	Internet: To vote over the internet, log on to the internet and follow the instructions printed on your proxy card. If you vote over the internet, you do not have to mail in a proxy card.

•	Telephone: To vote by telephone, call [—] and follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

•

Mail: To vote by mail, complete, sign and date a proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•	In Person: To vote in person, attend the special meeting. You will be given a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail.

Q:	How do I vote if my shares are held in the name of my broker (street name)?

A:	If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q:	How do I vote if I hold shares in one or more of Heinz’s employee benefit plans?

A:	Shares held in a benefit plan that you are entitled to vote will be voted by the plan trustee pursuant to your instructions using the voting instruction card provided by the trustee or following the other instructions provided by the trustee.

Q:	Can I change my vote after I submit my proxy?

A:	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail;

•	You may send a written notice that you are revoking your proxy to the Judge of Election, Wells Fargo Shareowner Services, P.O. Box 64945, St. Paul, MN 55164; or

•	You may attend the special meeting and notify the election officials that you wish to revoke your proxy to vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you will have to follow the instructions provided by your broker or bank to change or revoke your proxy.

If your shares are held in any employee benefit plan, you must follow the specific instructions provided to you by the plan trustee to change or revoke any voting instructions you have already provided to the trustee.

If you have questions about how to vote or change your vote, you should contact the Judge of Election, Wells Fargo Shareowner Services, P.O. Box 64945, St. Paul, MN 55164.

Q:	Do I need to do anything with my Heinz common stock certificates now? Should I send in my stock certificates with my proxy card?

A:	No. After the merger is completed, if you hold certificates representing shares of Heinz common stock, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Heinz common stock for the merger consideration. Upon surrender of the certificates along with the executed letter of transmittal and other required documents described in the instructions or otherwise required by the paying agent in accordance with the merger agreement, you will receive the merger consideration.

Q:	How many shares must be present to constitute a quorum for the meeting?

A:	The presence at the special meeting, in person or by proxy, of a majority of the shares of Heinz common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement and will subject Heinz to additional expense.

Q:	What if I abstain from voting?

A:	If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on any of the proposals, your abstention will have no effect on the outcome of the vote on such proposal.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person?

A:	If you are a registered shareholder and you do not sign and return your proxy card or vote by telephone, over the internet or in person, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. Questions concerning stock certificates and registered shareholders may be directed to our transfer agent, [—], at [—].

If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under NYSE rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in “street name” and you do not issue instructions to your broker, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

If your shares are held in any employee benefit plan that you are entitled to vote, but do not vote, your shares will be voted by the plan trustees in proportion to the voting instructions received for other shares and will be counted for purposes of determining whether a quorum exists.

You will have the right to receive the merger consideration if the merger is approved, adopted and completed even if your shares are not voted at the special meeting.

Q:	What is a broker non-vote?

A:	Broker non-votes are shares held by brokers and other record holders that are present in person or by proxy at the special meeting, but with respect to which the broker or other record holder is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Heinz common stock held in “street name” does not give voting instructions to the broker or other holder of record, then those shares will not be present in person or by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	This means you own shares of Heinz common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Who will count the votes?

A:	The votes will be counted by the Judge of Election appointed for the special meeting.

Q:	Can I participate if I am unable to attend the special meeting?

A:	If you are unable to attend the meeting in person, we encourage you to send in your proxy card or to vote by telephone or over the internet. The special meeting will not be broadcast telephonically or over the internet.

Q:	Where can I find the voting results of the special meeting?

A:	Heinz intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Heinz files with the SEC are publicly available when filed.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by Heinz shareholders or if the merger is not completed for any other reason, Heinz shareholders will not receive any payment for their shares of Heinz common stock in connection with the merger. Instead, Heinz will remain an independent public company and shares of Heinz common stock will continue to be listed and traded on the NYSE. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, Heinz will be required to pay to Parent a termination fee of $750 million. See the section entitled “The Merger Agreement—Termination Fee Payable by Heinz” beginning on page [—] of this proxy statement for a discussion of the circumstances under which such a termination fee will be required to be paid. In addition, if Parent terminates the merger agreement under certain circumstances, Heinz will be required to reimburse Parent for its out-of-pocket fees and expenses incurred on or prior to such termination in connection with the transactions contemplated by the merger agreement, up to $25 million in the aggregate. The amount of any such reimbursed expenses will be credited against a later payment by Heinz of the termination fee. The merger agreement also provides that, upon termination of the merger agreement under certain other circumstances, Parent will be required to pay to Heinz a reverse termination fee of $1.4 billion. See the section entitled “The Merger Agreement—Termination Fee Payable by Parent” beginning on page [—] of this proxy statement for a discussion of the circumstances under which the termination fee and the reverse termination fee will be required to be paid.

Q:	How can I obtain additional information about Heinz?

A:

Heinz will provide copies of this proxy statement and its 2012 Annual Report to Shareholders, including its Annual Report on Form 10-K for the fiscal year ended April 29, 2012, without charge to any shareholder who makes a written request to our Secretary at H. J. Heinz Company, One PPG Place, Pittsburgh, Pennsylvania 15222. Heinz’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of Heinz’s website at www.heinz.com. Heinz’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another shareholder?

A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies.

Heinz and some brokers may be householding our proxy materials by delivering proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Heinz if you are a shareholder of record. You can notify us by sending a written request to our Secretary at H. J. Heinz Company, One PPG Place, Pittsburgh, Pennsylvania 15222, or calling (412) 456-5700. Shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying Heinz at the telephone and address set forth in the prior sentence. In addition, Heinz will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

Q:	Who should I contact if I have any questions?

A:	If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

105 Madison Avenue

New York, New York 10016

Call Toll-Free: (800) 322-2885

or

H. J. Heinz Company

One PPG Place

Pittsburgh, Pennsylvania 15222

(412) 456-5700

Attn: Secretary

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and are subject to risks and uncertainties in our operations, business and economic and political environment. Forward-looking statements may be identified by the use of words such as “achieve”, “should”, “could”, “may”, “anticipates”, “expects”, “might”, “believes”, “intends”, “predicts”, “will” and other similar expressions. These statements are based on the current expectations and beliefs of Heinz and involve a number of risks and uncertainties that could cause actual results, performance and achievements, or industry results, to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to:

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Heinz to pay a termination fee or expense reimbursement;

•	the failure to receive, on a timely basis or otherwise, the required approvals by Heinz shareholders and government or regulatory agencies with regard to the merger agreement;

•	the risk that a closing condition to the merger agreement may not be satisfied;

•	Heinz’s and Parent’s ability to complete the proposed merger on a timely basis or at all;

•	the failure of Parent to obtain the necessary financing in connection with the merger agreement;

•	the failure of the merger to be completed on a timely basis or at all for any other reason;

•	the risks that Heinz’s business may suffer as a result of uncertainties surrounding the merger;

•	the ability of Heinz to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the consummation of the merger;

•	the diversion of management’s attention from ongoing business concerns;

•	limitations placed on Heinz’s ability to operate its business under the merger agreement;

•	the possibility that costs related to the merger will be greater than expected;

•	the outcome of any legal proceedings that have been or may be instituted against Heinz or others relating to the merger agreement or the merger; and

•	the risk that the industry may be subject to future regulatory or legislative actions and other risks that are described in SEC reports filed or furnished by Heinz.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Part I, Item 1A in Heinz’s Annual Report on Form 10-K for the fiscal year ended April 29, 2012 and under Part II, Item 1A in Heinz’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 27, 2013. Heinz cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the merger, shareholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the merger or other matters attributable to Heinz or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement. Heinz undertakes no obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

THE COMPANIES

H. J. Heinz Company

H. J. Heinz Company and its subsidiaries manufacture and market an extensive line of food products throughout the world. Heinz’s principal products include ketchup, condiments and sauces, frozen food, soups, beans and pasta meals, infant nutrition and other food products. Heinz’s products are manufactured and packaged to provide safe, wholesome foods for consumers, as well as foodservice and institutional customers. Many products are prepared from recipes developed in Heinz’s innovation and research centers. Ingredients are carefully selected, inspected and passed on to factory kitchens where they are processed, after which the intermediate product is filled automatically into containers of glass, metal, plastic, paper or fiberboard, which are then sealed. Products are prepared by sterilization, blending, fermentation, pasteurization, homogenization, chilling, freezing, pickling, drying, freeze drying, baking or extruding, then labeled and cased for market.

Shares of Heinz common stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “HNZ”.

Heinz was incorporated in Pennsylvania on July 27, 1900. In 1905, it succeeded to the business of a partnership operating under the same name which had developed from a food business founded in 1869 in Sharpsburg, Pennsylvania by Henry J. Heinz. Our principal executive offices are maintained at One PPG Place, Pittsburgh, Pennsylvania 15222, and the telephone number at that address is (412) 456-5700. Our corporate website address is www.heinz.com. The information provided on the Heinz website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement.

For additional information about Heinz included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” on page [—].

Hawk Acquisition Holding Corporation

c/o 3G Capital Partners Ltd.

600 Third Avenue, 37th Floor

New York, New York 10016

(212) 893-6727

Hawk Acquisition Holding Corporation, or Parent, is a Delaware corporation which was formed and is controlled by, Berkshire Hathaway Inc., a Delaware corporation, and 3G Special Situations Fund III, L.P., a Cayman exempted limited partnership, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon completion of the merger, Heinz will be a direct wholly owned subsidiary of Parent.

Berkshire Hathaway Inc.

Berkshire Hathaway Inc.

3555 Farnam Street, Suite 1440

Omaha, Nebraska 68131

(402) 346-1400

Berkshire Hathaway Inc. and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Berkshire Hathaway common stock is listed on the NYSE under the trading symbols BRK.A and BRK.B.

3G Special Situations Fund III, L.P.

c/o 3G Capital Partners Ltd.

600 Third Avenue, 37th Floor

New York, New York 10016

(212) 893-6727

3G Special Situations Fund III, L.P., an affiliate of 3G Capital Partners Ltd., is a private equity fund principally engaged in the business of making investments in securities. 3G Capital is a global investment firm focused on long-term value, with a particular emphasis on maximizing the potential of brands and businesses. The firm and its partners have a strong history of generating value through operational excellence, board involvement, deep sector expertise and an extensive global network. Among other investments, an investment fund affiliated with 3G Capital is the majority stockholder of Burger King Worldwide, Inc., a customer of Heinz in the ordinary course of business.

Hawk Acquisition Sub, Inc.

c/o 3G Capital Partners Ltd.

600 Third Avenue, 37th Floor

New York, New York 10016

(212) 893-6727

Hawk Acquisition Sub, Inc., or Merger Sub, is a Pennsylvania corporation that was formed by Parent solely for the purpose of facilitating the acquisition of Heinz. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist as a separate entity and Heinz will continue as the surviving corporation.

THE SPECIAL MEETING

This proxy statement is being provided to the shareholders of Heinz as part of a solicitation of proxies by the Heinz Board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides shareholders of Heinz with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting is scheduled to be held at [—], [—], New York, New York [—] on [—], 2013 at [—] a.m., local time.

Purpose of the Special Meeting

At the special meeting, Heinz shareholders will be asked to consider and vote on the following proposals:

•

to approve and adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement”, beginning on pages [—] and [—], respectively, of this proxy statement;

•

to approve an adjournment of the special meeting, if necessary and as permitted under the terms of the merger agreement, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•

to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Heinz to its named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Heinz’s Directors and Executive Officers in the Merger” beginning on page [—] of this proxy statement.

Heinz shareholders must approve and adopt the merger agreement for the merger to occur. If Heinz shareholders fail to approve the merger agreement, the merger will not occur. The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a shareholder may vote to approve the executive compensation and vote not to approve the merger and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either Heinz or Parent. Accordingly, because Heinz is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and adopted and regardless of the outcome of the advisory vote.

Heinz does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Recommendation of the Heinz Board of Directors

After careful consideration, the Heinz Board unanimously approved the merger agreement, the merger and the transactions contemplated thereby. Certain factors considered by the Heinz Board in reaching its decision to authorize and adopt the merger agreement and approve the merger can be found in the section entitled “The Merger—Heinz’s Reasons for the Merger” beginning on page [—] of this proxy statement.

The Heinz Board unanimously recommends that the Heinz shareholders vote “FOR” the proposal to approve and adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the named executive officer merger-related compensation proposal.

Record Date; Shareholders Entitled to Vote

Only holders of record of Heinz common stock at the close of business on [—], 2013, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, [—] shares of Heinz common stock were issued and outstanding and held by [—] holders of record.

Holders of record of Heinz common stock are entitled to one vote for each share of Heinz common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Heinz common stock outstanding on the record date will constitute a quorum. Any shares of Heinz common stock held by Heinz or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Heinz to additional expense. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting.

Required Vote

The proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the votes cast by all Heinz shareholders entitled to vote to approve and adopt the merger agreement. Approval of each of the adjournment proposal and the named executive officer merger-related compensation proposal requires the affirmative vote of a majority of the votes cast by all Heinz shareholders entitled to vote. In addition, even if a quorum does not exist, a majority of the shares of Heinz common stock present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time.

Abstentions and Broker Non-Votes

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present, but will have no effect on the outcome of any of the proposals being voted on at the special meeting.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted for (i) adoption of the merger agreement, (ii) approval of the adjournment of the special meeting, if necessary and as permitted under the terms of the merger agreement, to solicit additional proxies if there are not sufficient votes at the time of such adjournment to approve the merger agreement; and (iii) approval, on a non-binding, advisory basis, of certain compensation to be paid by Heinz to its named executive officers that is based on or otherwise relates to the merger. However, if you indicate that you wish to vote against the proposal to approve the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Broker non-votes are shares held by brokers and other record holders that are present in person or by proxy at the special meeting, but with respect to which the broker or other record holder is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Heinz common stock held in “street name” does not give voting instructions to the broker or other holder of record, then those shares will not be present in person or by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement.

Failure to Vote

If you are a registered shareholder and you do not sign and return your proxy card or vote by telephone, over the internet or in person, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. Questions concerning stock certificates and registered shareholders may be directed to our transfer agent, [—], at [—].

If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under NYSE rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in street name and you do not issue instructions to your broker, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

If your shares are held in any employee benefit plan that you are entitled to vote, but do not vote, your shares will be voted by the plan trustees in proportion to the voting instructions received for other shares and will be counted for the purpose of determining whether a quorum exists.

Voting by Heinz’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Heinz and their affiliates were entitled to vote [—] shares of Heinz common stock, or approximately [—]% of the shares of Heinz common stock issued and outstanding on that date. We currently expect that Heinz’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the merger agreement and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting at the Special Meeting

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note that if your shares of Heinz common stock are held by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or other nominee) of the shares of Heinz common stock authorizing you to vote at the special meeting.

You may also authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card by mail, through the internet, or by telephone. Although Heinz offers four different voting methods, Heinz encourages you to vote over the internet or by phone as Heinz believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you vote your shares over the internet, you may incur costs associated with electronic access, such as usage charges from internet access providers. If you choose to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card.

To Vote Over the Internet:

To vote over the internet, log on to the internet and follow the instructions printed on your proxy card. If you vote over the internet, you do not have to mail in a proxy card.

To Vote By Telephone:

To vote by telephone, call [—] and follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

To Vote By Proxy Card:

To vote by proxy card, complete and sign the proxy card and mail it to the address indicated on the proxy card.

If you return your signed proxy card without indicating how you want your shares of Heinz common stock to be voted with regard to a particular proposal, your shares of Heinz common stock will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

If your shares are held in a benefit plan that you are entitled to vote, you will receive a form from the trustee of your plan seeking instructions as to how your shares should be voted. You should contact the trustee with questions about how to provide or revoke your instructions.

Revocation of Proxies

You can revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail;

•	You may send a written notice that you are revoking your proxy to the Judge of Election, Wells Fargo Shareowner Services, P.O. Box 64945, St. Paul, MN 55164; or

•	You may attend the special meeting and notify the election officials that you wish to revoke your proxy to vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you will have to follow the instructions provided by your broker or bank to revoke your proxy.

If your shares are held in any employee benefit plan, you must follow the specific instructions provided to you by the plan trustee to revoke any voting instructions you have already provided to the trustee.

If you have questions about how to vote or change your vote, you should contact the Judge of Election, Wells Fargo Shareowner Services, P.O. Box 64945, St. Paul, MN 55164.

Shares Held in Name of Broker

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name”, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Shares Held in Heinz’s Employee Benefit Plans

Shares held in a benefit plan that you are entitled to vote will be voted by the plan trustee pursuant to your instructions using the voting instruction card provided by the trustee or following the other instructions provided by the trustee. You should contract your plan trustee with questions about how to provide or revoke your instructions.

Tabulation of Votes

The votes will be counted by the Judge of Election appointed for the special meeting.

Solicitation of Proxies

The Heinz Board is soliciting your proxy, and Heinz will bear the cost of soliciting proxies. MacKenzie Partners, Inc. has been retained to assist with the solicitation of proxies. MacKenzie Partners, Inc. will be paid approximately $25,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Heinz common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by MacKenzie Partners, Inc. or, without additional compensation by certain of Heinz’s directors, officers and employees.

Adjournment

In addition to the proposal to approve and adopt the merger agreement and the named executive officer merger-related compensation proposal, Heinz shareholders are also being asked to approve a proposal that will give the Heinz Board authority to, as permitted under the terms of the merger agreement, adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. If this proposal is approved, the special meeting could be adjourned by the Heinz Board as permitted under the terms of the merger agreement. In addition, the Heinz Board, as permitted under the terms of the merger agreement, could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the proposal to approve and adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

If a quorum does not exist, the holders of a majority of the shares of Heinz common stock present at the special meeting, in person or by proxy, may adjourn the special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to approve and adopt the merger agreement, the special meeting may be adjourned by the affirmative vote of a majority of the votes cast at the special meeting.

The Heinz Board unanimously recommends a vote “FOR” the adjournment proposal.

Other Information

You should not return your stock certificate or send documents representing Heinz common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Heinz common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A-1 and Annex A-2 and incorporated by reference into this proxy statement.

Effects of the Merger

Pursuant to the terms of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into Heinz, with Heinz surviving the merger as a wholly owned subsidiary of Parent.

At the effective time of the merger, each outstanding share of Heinz common stock (other than any shares held by Heinz, Parent, Merger Sub or any other subsidiary of Parent or Heinz) will be automatically converted into the right to receive $72.50 in cash, without interest and less any applicable withholding taxes.

At the effective time of the merger, each option to purchase shares of Heinz common stock, whether vested or unvested, will be cancelled and exchanged into the right to receive an amount in cash equal to the spread value of the option, without interest and less any applicable withholding taxes. The spread value will equal the merger consideration of $72.50 per share minus the exercise price of the option, multiplied by the number of shares subject to the option.

Each outstanding phantom share unit relating to Heinz common stock, whether vested or unvested, will be converted into the right to receive $72.50 in cash, without interest and less any applicable withholding taxes.

Each RSU, other than certain RSUs, relating to Heinz common stock, whether vested or unvested, will be cancelled and exchanged into the right to receive $72.50 in cash, and accrued and unpaid dividend equivalents with respect to each RSU will be cashed out; provided that payment in respect of RSUs that have been deferred will be made in accordance with the terms of the applicable award and the applicable deferral election and payment in respect of retention RSUs, or portions thereof, that vest in accordance with the terms of the applicable award, will be made in accordance with such terms in an amount as determined above. All payments will be in cash, without interest and less any applicable withholding taxes.

Effects on Heinz if the Merger Is Not Completed

If the merger agreement is not adopted by Heinz shareholders or if the merger is not completed for any other reason, Heinz shareholders will not receive any payment for their shares in connection with the merger. Instead, Heinz will remain an independent public company. In addition, if the merger is not completed, Heinz expects that management will operate Heinz’s business in a manner similar to that in which it is being operated today and that Heinz shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which Heinz operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Heinz’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Heinz’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Heinz’s common stock. If the merger is not completed, the Heinz Board will continue to evaluate and review Heinz’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not adopted by Heinz shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Heinz will be offered or that Heinz’s business, prospects or results of operation will not be adversely impacted.

In addition, if the merger agreement is terminated, under specified circumstances, Heinz would be required to pay Parent a termination fee in an amount equal to $750 million. The merger agreement also provides that parent will be required to pay Heinz a reverse termination fee equal to $1.4 billion upon termination under certain specified circumstances. See “The Merger Agreement—Termination Fee Payable by Heinz” and “The Merger Agreement—Termination Fee Payable by Parent” beginning on pages [—] and [—], respectively, of this proxy statement.

Background of the Merger

As part of the ongoing evaluation of Heinz’s business, Heinz’s senior management and the Heinz Board periodically review, consider and assess the company’s operations, financial performance and industry conditions as they may affect Heinz’s long-term strategic goals and plans, including the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives.

In early December 2012, Jorge Paulo Lemann, Partner and Co-Founder of 3G Capital, met with Mr. Warren Buffett, the Chairman of the Board of Directors and Chief Executive Officer of Berkshire Hathaway and proposed to Mr. Buffett that 3G Capital and Berkshire Hathaway jointly acquire Heinz. Shortly thereafter, Mr. Buffet responded that Berkshire Hathaway was supportive of a transaction and would be willing to provide the equity financing for a transaction of the kind and in approximately the amount that was ultimately provided by Berkshire Hathaway. Mr. Lemann and Mr. Buffett had known each other professionally and socially for many years.

On December 13, 2012, representatives of Lazard Frères & Co. LLC (“Lazard”), financial advisor to 3G Capital, telephoned William R. Johnson, Chairman, President and CEO of Heinz, and requested a meeting for 3G Capital with Mr. Johnson in order to share their views on the food and beverage industry. Mr. Johnson agreed to meet with representatives of 3G Capital for dinner on December 18, 2012.

On December 18, 2012, Mr. Johnson had dinner with Mr. Lemann and Alexandre Behring, Managing Partner of 3G Capital. During dinner, Messrs. Johnson, Lemann and Behring discussed, among other things, the food and beverage industry generally, potential industry consolidation and their respective businesses. No proposal for a business transaction was made during this dinner. At the conclusion of the dinner, Messrs. Johnson, Lemann and Behring agreed to continue their discussion of the industry and their respective businesses after the New Year.

On January 10, 2013, Messrs. Behring and Johnson met again in Pittsburgh, Pennsylvania. During this meeting, Mr. Behring informed Mr. Johnson that 3G Capital, together with Berkshire Hathaway, was interested in discussing the potential acquisition of Heinz and intended to make an acquisition proposal. Mr. Behring did not specify a proposed price or other significant terms of an acquisition proposal, but indicated that he was prepared to deliver a proposal letter shortly. Mr. Johnson informed Mr. Behring that Heinz was not for sale, but that he would inform the Heinz Board of Mr. Behring’s statements and present any proposal to acquire Heinz to the Heinz Board for its consideration. Mr. Johnson noted that the Heinz Board had a regularly scheduled meeting to be held the following week and that, if there was a specific proposal, it would best be communicated in writing.

Later on January 10, 2013, Mr. Johnson telephoned Thomas J. Usher, the presiding independent director of Heinz, and informed him of 3G Capital’s stated intention to submit a proposal for 3G Capital and Berkshire Hathaway to acquire Heinz. Messrs. Johnson and Usher agreed that they would include the proposed interest by 3G Capital and Berkshire Hathaway and the possibility that Heinz might receive an acquisition proposal from 3G Capital and Berkshire Hathaway among the topics to be discussed at the upcoming meeting of the Heinz Board.

Also on January 10, 2013, Mr. Johnson and other members of Heinz management contacted Centerview Partners LLC (“Centerview”), financial advisor to Heinz, and Davis Polk & Wardwell LLP (“Davis Polk”), outside legal counsel to Heinz, and informed them of the potential interest expressed by 3G Capital and the possibility that Heinz might receive an acquisition proposal.

On January 14, 2013, Berkshire Hathaway and 3G Capital (which are together referred to in this proxy statement as the Investors) delivered a joint letter to Mr. Johnson which contained a non-binding proposal by Berkshire Hathaway and 3G Capital to acquire Heinz for $70.00 in cash per share for all of the outstanding shares of Heinz common stock. The letter stated, among other things, that equity capital to be provided by the Investors would comprise more than 50% of the funds necessary to complete the merger and refinance existing indebtedness and that the Investors were highly confident that they would be able to finalize debt financing commitments promptly and successfully. The letter also noted that the Investors’ proposal was conditioned on, among other things, customary due diligence, which the Investors believed could be completed within weeks, and the satisfactory negotiation of transaction documentation. In addition, the letter indicated that the Investors had the highest respect for Heinz’s Pittsburgh, Pennsylvania heritage.

On January 15-16, 2013, the Heinz Board held a regularly scheduled meeting at which all directors were present. At the beginning of the meeting on January 15, 2013, Messrs. Johnson and Usher reviewed with the Heinz Board the Investors’ proposal to acquire Heinz. Representatives of Centerview provided preliminary financial analysis and data regarding Heinz, the Investors’ proposal, the Investors’ respective businesses and precedent transactions in the food and beverage industry. The Heinz Board then discussed with members of Heinz’s management and Heinz’s advisors the potential opportunities and considerations presented by a potential sale of Heinz to the Investors or other potential acquirers and associated with Heinz continuing to operate as an independent company. The Heinz Board, Heinz’s management and Heinz’s advisors discussed the risks associated with Heinz’s business on a standalone basis, including a number of generally unfavorable macroeconomic trends impacting Heinz’s business (e.g., lower international gross domestic product growth (particularly in Europe), relatively high unemployment, continuing volatility in the costs of commodities and other input costs and increased private label penetration), the sustainability of Heinz’s current tax rate, the impact of currency fluctuations on Heinz’s financial performance and the sufficiency of Heinz’s domestic cash flow to support Heinz’s quarterly dividend. Heinz’s financial advisors reviewed various alternatives to the Investors’ proposal, including the possibility of a business combination transaction with certain counterparties other than the Investors, including financial investors and other companies in the food and beverage industry. Representatives of Davis Polk reviewed with the Heinz Board its fiduciary duties applicable to its consideration of the Investors’ proposal and other strategic alternatives. The Heinz Board then engaged in extensive discussions with members of Heinz’s management and Heinz’s advisors regarding the Investors’ proposal and whether it was in the best interests of Heinz shareholders to engage in discussions going forward. The Heinz Board also discussed the financial capacity and likely interest of other potential acquirers and the risks of assessing the interest of other parties prior to signing a definitive agreement if the Heinz Board were to determine that it was in the best interest of Heinz to enter into a definitive agreement with the Investors. In particular, the Heinz Board, Heinz’s management and Heinz’s advisors discussed the risks that, were the industry or market to believe that Heinz was considering a potential sale, such a leak could cause substantial harm to Heinz’s business, including its relationships with customers and suppliers and its ability to retain and attract employees. The Heinz Board also discussed the impact of a potential sale of Heinz on the city of Pittsburgh, Pennsylvania, as well as whether the Investors would be willing to provide a commitment to maintaining Heinz’s presence and heritage in Pittsburgh, Pennsylvania, which commitment was considered important to the Heinz Board. Also during the meeting, Mr. Johnson confirmed that there had been no discussions between the Investors and Heinz’s management team regarding the role, if any, of the management team following consummation of a potential sale of Heinz.

At an executive session of the Heinz Board meeting held on January 16, 2013, at the recommendation of management, the Heinz Board unanimously authorized Heinz to retain each of Centerview and Merrill Lynch, Pierce, Fenner and Smith Incorporated (“BofA Merrill Lynch”) as its financial advisors in connection with the Investors’ proposal. The Heinz Board authorized the retention of Centerview and BofA Merrill Lynch based on their respective qualifications, expertise, reputation and experience in mergers and acquisitions and financings and because of their familiarity with, and performance in prior engagements for, Heinz (see “—Opinions of Heinz’s Financial Advisors” beginning on page [—] of this proxy statement). During the executive session, the Heinz Board, in light of the potential for rapid and frequent developments in any discussions with the Investors, unanimously decided to form a transaction committee comprised of independent members of the Heinz Board (the “Transaction Committee”) to provide tactical and strategic advice to the full Heinz Board and Heinz’s management and to provide recommendations to the full Heinz Board as appropriate. Edith E. Holiday, Nelson Peltz, Dennis H. Reilly and Mr. Usher were designated by the Heinz Board to serve on the Transaction Committee. The Heinz Board unanimously authorized the committee to retain a separate financial advisor and legal counsel in order to provide additional perspectives and advice on the proposal from the Investors.

At the conclusion of the Heinz Board meeting, in order to aid in the Heinz Board’s consideration of the Investors’ proposal, the Heinz Board unanimously directed Heinz management to update Heinz’s strategic plan for the Heinz Board’s review. The Heinz Board also unanimously directed Mr. Johnson to inform the Investors that the Heinz Board was considering their proposal to acquire Heinz but that the Heinz Board had made no decision with respect to the proposal or whether to authorize further discussions.

Following the conclusion of the Heinz Board meeting, a meeting of the Transaction Committee was held in person, with all members of the committee in attendance. The committee appointed Mr. Usher as its chair, discussed potential legal and financial advisors and instructed Mr. Usher to contact potential advisors.

On January 16, 2013, following the conclusion of the Heinz Board meeting, Mr. Johnson telephoned Mr. Behring and informed him that the Heinz Board was considering the Investors’ proposal but that the Heinz Board had made no decision with respect to that proposal or whether to authorize further discussions. During this call, Mr. Behring indicated that he intended to contact a limited number of financial institutions to be able to provide greater certainty to the Heinz Board about the Investors’ ability to finance the proposal. On January 18, 2013, a representative of Centerview communicated to Mr. Behring and a representative of Lazard the same message that Mr. Johnson had communicated to Mr. Behring on January 16, 2013. During their conversation, Lazard indicated to the Centerview representative that the Investors believed that their proposal represented full and fair value for Heinz, that the Investors do not typically negotiate price after making an initial offer and did not expect to do so here, and that, accordingly, Heinz should not expect the Investors to increase the price they were willing to pay above $70.00 per share.

From January 16, 2013 through January 20, 2013, at the direction of the Heinz Board, Heinz management updated Heinz’s strategic plan, including management’s projections for Heinz’s future financial performance. The projections were updated in a manner consistent with Heinz’s management’s historical practices for preparing projections.

On January 20, 2013, Mr. Usher spoke to each member of the Transaction Committee individually, informed him or her that Moelis & Company LLC (“Moelis”) and Wachtell, Lipton, Rosen & Katz (“Wachtell”) were available to advise the committee and scheduled an in-person meeting of the committee for January 22, 2013. The Transaction Committee retained Moelis and Wachtell as its financial advisor and legal counsel, respectively. The Transaction Committee selected Moelis as its financial advisor in connection with the merger because Moelis has substantial experience in similar transactions and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings and valuations for corporate and other purposes.

On January 21, 2013, the Heinz Board held a special meeting by telephone, with all directors in attendance. At the meeting, Heinz’s management and Heinz’s financial advisors, Centerview and BofA Merrill Lynch, based on materials provided to the Heinz Board in advance, presented to the Heinz Board a review of Heinz’s current business outlook and management’s updated strategic plan (the “strategic plan”), which strategic plan included the financial projections described under “—Certain Financial Projections” beginning on page [—] of this proxy statement, in order to provide the Heinz Board with the most recent information available to Heinz’s management. The Heinz Board discussed the business outlook and strategic plan with Heinz’s management and advisors, including the modeling assumptions and risks associated with executing the strategic plan. The Heinz Board and management discussed the likelihood of achieving the company’s strategic plan, as well as the challenges facing the company and the industry more generally. In particular, the Heinz Board considered the risks that the company might not be able to achieve its strategic plan due to less favorable macroeconomic conditions, including lower than expected U.S. and international gross domestic product growth (particularly in Europe), relatively high unemployment, continuing volatility in the costs of commodities and other input costs and increased private label penetration. The Heinz Board also considered Heinz’s ability to successfully execute its acquisitions strategy, the impact of future tax rates and currency fluctuations on Heinz’s ability to execute its strategic plan and the challenges of growing its business in mature and developed markets.

Centerview and BofA Merrill Lynch reviewed with the Heinz Board, among other matters, Heinz’s positioning relative to its peers in the food and beverage industry, preliminary financial analyses of Heinz based on various methodologies, and a review of the Investors’ proposal and other potential strategic alternatives available to Heinz. The Heinz Board discussed with Heinz’s management and advisors the likelihood of any potential acquirers of Heinz other than the Investors, including both financial sponsors and potential strategic acquirers, being interested in, and capable of, an acquisition of Heinz. Heinz’s financial advisors advised the Heinz Board that they did not believe that any other financial sponsors possessed the financial capacity to finance an acquisition of Heinz with an equity component the size of that proposed by the Investors, that, in their views, the financing markets would not support a transaction with a smaller equity component at a financing cost that would allow competing financial sponsors to generate acceptable returns, and that, in their views, any acquisition with a larger debt financing component would introduce greater risk to Heinz that changes in the debt financing markets would interfere with consummation of an acquisition. Heinz’s financial advisors noted that only a few strategic companies in the food and beverage industry possessed the financial capacity to acquire a company the size of Heinz and that, for various reasons, including those companies’ publicly disclosed acquisition strategies and the financial advisors’ views of the strategic fit between Heinz and those companies, those companies were unlikely to be realistic candidates to acquire Heinz. Also during this meeting, Davis Polk reviewed with the Heinz Board its fiduciary duties.

The Heinz Board and its advisors discussed and considered the merits and considerations of various forms of a potential “market check” to assess the interest of potential alternative buyers, were the Heinz Board ultimately to conclude that the proposal by the Investors was sufficiently attractive for the Heinz Board to consider pursuing a sale of Heinz. The Heinz Board discussed its concerns that any “market check” could result in public leaks of the sales process, which could cause the Investors to withdraw their proposal and could also have an adverse impact on employees, customers and suppliers. The representatives of Centerview and BofA Merrill Lynch also discussed the possible reaction of potential alternative buyers to a pre-signing market check and the relative benefits and risks of a pre-signing market check compared with a passive post-signing market check and “fiduciary out” with a customary termination fee payable by Heinz if Heinz were to terminate a merger agreement with the Investors and enter into an alternative transaction with another buyer. The representatives of Centerview and BofA Merrill Lynch expressed their view that a customary termination fee would not preclude a serious and financially able potential buyer from seeking to acquire Heinz and discussed with the Heinz Board whether Heinz’s solicitation of alternative acquisition proposals prior to entering into an agreement with the Investors would likely cause the Investors to withdraw their proposal. The Heinz Board also discussed whether the Investors would provide a commitment to maintaining Heinz’s presence and heritage in Pittsburgh, Pennsylvania, which commitment was considered important to the Heinz Board. Following these deliberations, the Heinz Board unanimously concluded that, while it had reached no decision regarding the potential sale of Heinz, Heinz’s management and advisors should request that the Investors improve the financial terms of their proposal. The Heinz Board unanimously directed Mr. Johnson and Heinz’s advisors to inform the Investors that, while the Heinz Board had not yet made a decision as to how to respond to the Investors’ proposal, the Heinz Board was unlikely to be willing to authorize further discussions unless the Investors improved the financial terms of their proposal.

On January 22, 2013, a representative of Centerview spoke with Mr. Behring and a representative of Lazard and informed them that the Heinz Board had not yet made a decision as to how to respond to the Investors’ proposal, but that the Heinz Board was unlikely to be willing to authorize further discussions unless the Investors improved the financial terms of their proposal. Mr. Behring responded that the Investors would consider the request but referred again to the full and fair price being offered. Later that day, Mr. Johnson telephoned Mr. Behring and reiterated the message that the Investors should improve the financial terms of the proposal if they wanted the Heinz Board to authorize further discussions. Following that call, Mr. Johnson updated Mr. Usher on the communications with Mr. Behring.

Also on January 22, 2013, a meeting of the Transaction Committee was held in person. All members of the committee were present, as were representatives from the committee’s financial advisor, Moelis, and legal counsel, Wachtell. At the meeting, Mr. Usher reviewed with representatives of Moelis and Wachtell the Investors’ proposal to acquire Heinz. The Transaction Committee then discussed with its advisors the prior discussions with the Investors (noting that there had been no discussions between the Investors and Heinz’s management team regarding the role, if any, of the management team following consummation of a potential sale of Heinz), the available options and considerations presented by a potential sale of Heinz to the Investors or other potential acquirers and associated with Heinz continuing to operate as an independent company. The Transaction Committee also discussed the financial capacity and likely interest of other potential acquirers and the benefits and considerations of a pre-signing market check process. In addition, the Transaction Committee and its advisors discussed the Transaction Committee’s role in a potential transaction with the Investors, as described above, and the timing of any potential transaction. As an aid to the work of its advisors, the Transaction Committee provided its advisors with the Transaction Committee’s views as to, among other things, a number of generally unfavorable macroeconomic trends impacting Heinz’s business, including the trends discussed at the prior meetings of the Heinz Board. Wachtell reviewed with the members of the Transaction Committee their fiduciary duties.

On January 24, 2013, representatives of Centerview and Lazard spoke. During their conversation, Lazard advised Centerview that the Investors would be sending over a revised proposal to acquire Heinz. Centerview informed Lazard that the Investors should provide their best offer. Also on January 24, 2013, Mr. Behring telephoned Mr. Johnson and advised Mr. Johnson that the Investors would submit a revised proposal to acquire Heinz later that day and that the revised proposal represented the Investors’ “best and final” offer. Mr. Behring advised Mr. Johnson that, were the Heinz Board unwilling to proceed on the basis of the revised price proposed, then the Investors would be unwilling to consider further an acquisition of Heinz.

Later on January 24, 2013, the Investors delivered a letter to Mr. Johnson containing a revised non-binding proposal to acquire Heinz for $72.50 in cash per share for all of the outstanding shares of Heinz common stock, an increase of $2.50 per share from the Investors’ initial proposal. The $72.50 per share proposal represented a premium of 19.6% to Heinz’s closing share price of $60.64 on January 24, 2013 and a premium of 23.3% to Heinz’s average closing share price of $58.80 for the previous 30 days. The letter also indicated that the Investors had already engaged financing institutions to provide debt financing and that the Investors were prepared to perform confirmatory due diligence and finalize contractual terms and financing commitments expeditiously. In addition, the letter contained a statement that the Investors would, following the consummation of a transaction, build upon Heinz’s Pittsburgh, Pennsylvania heritage. Mr. Johnson contacted Mr. Usher to communicate the revised proposal by the Investors. Following the delivery of the letter, each of Mr. Johnson and a representative of Centerview called Mr. Behring and asked for more information on the equity financing and debt financing for the proposed transaction and a better understanding of its terms.

Also on January 24, 2013, the Transaction Committee had a telephonic meeting, with all members of the committee in attendance. At the meeting, Mr. Usher updated the other members of the Transaction Committee on developments relating to the Investors’ proposal.

On January 25, 2013, the Heinz Board held a special meeting by telephone, with all directors in attendance. At the meeting, Messrs. Johnson and Usher updated the Heinz Board on the revised proposal received from the

Investors, and Mr. Johnson and a representative of Centerview described the conversations with the Investors and a representative of Lazard leading up to receipt of the revised proposal during which the Investors had indicated that the terms of the revised proposal would represent the Investors’ “best and final” offer with respect to price. Based on materials provided to the Heinz Board in advance, representatives of Centerview and BofA Merrill Lynch then presented to the Heinz Board a preliminary financial analysis of the revised proposal. The Heinz Board discussed potential responses to the revised proposal. Noting that Moelis was preparing a separate analysis of the proposed transaction which would be ready the following week, the Heinz Board unanimously elected to postpone any determination as to how to respond to the proposal until Moelis had completed its analysis and presented its analysis to the Heinz Board.

On January 30, 2013, the Transaction Committee held a telephonic meeting. At the meeting, representatives of Moelis discussed the Investors’ proposal with the Transaction Committee, including, based on materials provided to the Transaction Committee in advance, a review of the Investors’ revised proposal, a review of Heinz’s strategic plan, a preliminary financial analysis of Heinz and an analysis of potential other acquirers of Heinz. With respect to other potential acquirers, representatives of Moelis noted that recent acquisitions by financial sponsors involved an equity commitment far less than that contemplated by the Investor’s proposal and that representatives of Moelis agreed with the views previously expressed by representatives of Centerview and BofA Merrill Lynch with respect of the unlikelihood of interest of strategic acquirers in an acquisition of Heinz.

Immediately following that meeting, on January 30, 2013, a meeting of the Heinz Board was held by telephone, with all directors in attendance. At the meeting, representatives of Moelis, based on materials provided to the Heinz Board in advance, discussed with the Heinz Board the matters referred to above that were discussed with the Transaction Committee. Representatives of Davis Polk next reviewed with the Heinz Board its fiduciary duties. The Heinz Board again discussed the risks associated with executing Heinz’s strategic plan and with remaining as a standalone company, as compared to the benefits of the $72.50 proposal from the Investors. While the Heinz Board did not reach a final decision with respect to the proposal, it preliminarily and unanimously concluded that the proposal represented an attractive opportunity compared to other available alternatives (including remaining a standalone company) and that it would be in the best interests of Heinz shareholders and other constituencies to continue discussions with the Investors on the basis of the $72.50 per share proposal. The Heinz Board then unanimously directed Mr. Johnson to inform the Investors that the Heinz Board was authorizing Heinz to engage in further discussions with the Investors with respect to their proposal at the price of $72.50 per share, including the negotiation of definitive documentation and the making available of non-public information for due diligence purposes, subject to the Investors entering into an acceptable confidentiality agreement. The Heinz Board also discussed the timing of any potential transaction, concluding that, if it ultimately were to proceed with a sale of the company to the Investors, it would be prudent to seek to complete negotiations and enter into a definitive agreement expeditiously in light of the harm that a leak of information could have on Heinz and, in addition, it would be desirable to announce the transaction in advance of the release of Heinz’s financial results for the third quarter of fiscal year 2013, which was scheduled to take place on or about February 26, 2013, and in advance of the Consumer Analyst Group of New York’s annual conference, which was scheduled to begin on February 21, 2013 and at which Heinz was scheduled to present.

Later on January 30, 2013, Mr. Johnson telephoned Mr. Behring and communicated the messages described by the Heinz Board above. Mr. Johnson also advised Mr. Behring that the Heinz Board expected that, if an agreement were to be reached, any transaction would be announced by February 21, 2013. Mr. Behring responded that the Investors also expected that the negotiation of a transaction should be completed expeditiously so as to minimize the risk of public leaks. Following that conversation, Davis Polk sent to Lazard, to be forwarded to Kirkland & Ellis LLP (“Kirkland & Ellis”), legal counsel to 3G Capital, a draft confidentiality agreement to be entered into by each of the Investors.

From January 31, 2013 through February 13, 2013, Mr. Johnson continued to regularly update Mr. Usher, as Transaction Committee chair, regarding developments relating to the proposed transaction with the Investors, and Mr. Usher in turn updated the other members of the Transaction Committee on those developments. Mr. Usher kept representatives of Wachtell and Moelis apprised of those developments and Wachtell and Moelis gave advice to Mr. Usher.

On January 31, 2013, representatives of Davis Polk and Kirkland & Ellis had a conference call to discuss the terms of the confidentiality agreement and a potential transaction structure generally. During the call, Kirkland & Ellis stated that the Investors expected that the merger would be structured in a manner typical for financial buyers, meaning that, while there would be no financing condition, if the merger ultimately was not consummated due to a failure of the financial institutions who had agreed to provide debt financing to provide that financing, then Heinz’s remedies would be limited to receipt of a reverse termination fee (which structure is referred to as the private equity sponsored leveraged buyout structure). On this call, Davis Polk indicated that Heinz did not expect to bear any risk for any failure in the Investors’ financing to be obtained and suggested that the Investors arrange for certain funds to serve as a backup alternative to their financing, if necessary, to assure Heinz, its shareholders and the Investors that the financing would be obtained.

Following the call, Kirkland & Ellis sent Davis Polk a revised draft of the confidentiality agreement. Over the next day, Heinz and 3G Capital, with the assistance of their advisors, negotiated the terms of the confidentiality agreement. Over the course of these negotiations, the parties agreed to execute two separate confidentiality agreements, one for each of 3G Capital and Berkshire Hathaway. On February 1 and 2, 2013, 3G Capital and Berkshire Hathaway, respectively, executed the confidentiality agreements, which included customary “standstill” provisions prohibiting each of the Investors from acquiring shares of Heinz common stock or taking certain other actions and prohibiting the Investors from sharing confidential information with financial institutions that were not preapproved by the Heinz Board.

Also on February 1, 2013, Lazard, on behalf of the Investors, sent to Centerview a proposed term sheet for the certain terms of the proposed transaction. The term sheet contemplated that Heinz would be subject to a “no-shop” provision that would prohibit Heinz from soliciting alternative transactions after the execution of the merger agreement and that the termination fee payable by Heinz if the merger agreement were to be terminated in certain customary circumstances relating to alternative transaction proposals, including if the merger agreement were terminated by Heinz in order to accept a superior offer, would be equal to $800 million. The term sheet also proposed that the merger agreement would follow the private equity sponsored leveraged buyout structure and that the reverse termination fee payable by the Investors if the merger were not consummated due to the failure of the debt financing sources to provide that financing would be equal to $800 million (the same as the amount of the proposed termination fee), and that the Investors’ maximum liability in connection with the merger agreement would be the amount of the reverse termination fee. The term sheet also proposed that, if the merger were not consummated due to the failure of the debt financing sources to provide that financing, the Investors would have two years to seek to recover the reverse termination fee from the financing institutions before the reverse termination fee would become payable to Heinz. The term sheet provided that executed debt commitment letters from debt financing sources would be delivered in connection with the signing of the merger agreement. The term sheet also proposed that the merger agreement would include customary closing conditions (including the absence of a material adverse effect on Heinz and receipt of U.S. and foreign antitrust approvals) and customary representations, warranties and covenants.

On February 2, 2013, Centerview granted 3G Capital and its advisors access to an online data site to which Heinz and its advisors had uploaded certain public and non-public information of Heinz and to which Heinz and its advisors continued thereafter through the execution of the merger agreement to upload due diligence materials. 3G Capital’s advisors in turn sent to Heinz’s advisors a series of diligence requests for completing their due diligence process.

On February 2, 2013, Heinz’s management and advisors engaged in preliminary discussions regarding the terms set forth in the term sheet delivered on February 1, 2013. Heinz directed its advisors to communicate to the Investors, among other things, that the Investors, and not Heinz, should bear the full risk of a debt financing failure (i.e., that the merger agreement should not follow the private equity sponsored leveraged buyout structure)

and that the merger agreement should include a “go-shop” provision permitting Heinz to solicit alternative acquisition proposals for a period after signing the merger agreement and to pay a lower termination fee if it terminated the merger agreement to enter into an alternative transaction solicited during that period.

Later on February 2, 2013, a conference call was held with representatives of Heinz’s and 3G Capital’s respective financial advisors and legal counsel to discuss the draft term sheet and the transaction structure generally. During the call, Davis Polk advised Kirkland & Ellis that the Investors, rather than Heinz, should bear the full risk of the debt financing not materializing, and accordingly that Heinz’s remedies if the merger failed to be consummated due to the failure of the debt financing sources to provide that financing should not be limited to receipt of a reverse termination fee. In response, Lazard and Kirkland & Ellis indicated that the Investors would be unwilling to enter into a transaction in which their liability for a debt financing failure was uncapped. Kirkland & Ellis informed Davis Polk that each of the Investors was willing to provide a several guarantee of payment of 50% of the reverse termination fee if it became payable. Davis Polk also requested that the merger agreement include a “go-shop” provision and termination fees payable by Heinz that were significantly lower than the termination fee the Investors had proposed. Kirkland & Ellis stated that the Investor would not accept a “go-shop” provision because they would not participate in an auction and that the Investors believed that a “go-shop” provision was not needed by Heinz because the small number of potential other buyers of Heinz would learn about the transaction from the announcement and would be able to submit an alternative proposal.

Also on February 2, 2013, representatives of Kirkland & Ellis confirmed to representatives of Davis Polk that the Investors would not ask Heinz management to rollover their Heinz equity into the surviving company’s capital structure and would not discuss with Heinz management potential plans regarding their employment roles, if any, at Heinz following the closing of the merger (which discussions had not previously taken place as of February 2, 2013).

On February 4, 2013, Kirkland & Ellis circulated an initial draft of the merger agreement, which was consistent with the terms set forth in the February 1, 2013 term sheet. The draft merger agreement also provided that if the merger failed to be consummated due to the failure of the debt financing sources to provide that financing, and that failure was caused by a bankruptcy event of the debt financing sources, then Heinz would not be entitled to receive the reverse termination fee and no remedies would be available to Heinz (which provision is referred to as the financing institution material adverse effect provision). The draft merger agreement also required Parent’s consent for Heinz to continue to pay its quarterly dividend after entering into the merger agreement and required each of Parent, Merger Sub and Heinz to use their respective reasonable best efforts to consummate the merger, subject to certain limitations (including that Parent and Merger Sub would not be required to agree to any divestitures or limitations on the operation of Heinz’s business), including with respect to antitrust approvals for the merger. The draft merger agreement included the obligation of the Investors to maintain Heinz’s headquarters in Pittsburgh and to continue to preserve Heinz’s heritage and support philanthropic and charitable causes in Pittsburgh and other communities in which Heinz operates.

Also on February 4, 2013, a meeting of the Management Development and Compensation Committee of the Heinz Board was held by telephone, with all members of the committee in attendance. The committee’s outside consultant, Mercer Consulting, was also in attendance and advised the committee. At the meeting, the committee considered and discussed its concerns that a potential change in control could result in significant distractions of its key management personnel and/or result in the departure of such personnel. The committee considered that the departure of key management personnel could adversely affect the consideration that any potential buyer would be willing to pay in an acquisition of Heinz and that, were Heinz to agree to a potential transaction and that transaction did not successfully close, the retention of key management personnel would be important to Heinz’s continued ability to succeed as an independent company. The committee unanimously approved the entry into severance protection agreements with four key employees (none of whom were named executive officers), which provided for certain payments to be made to such employees upon a qualifying termination within 24 months following a change of control. Severance protection agreements for executive officers of Heinz are described in “Interests of Heinz’s Executive Officers and Directors in the Merger” beginning on page [—] of this proxy statement.

On February 5, 2013, a management presentation was held at the New York City offices of Davis Polk, at which members of Heinz’s management gave representatives of 3G Capital and its advisors an overview of Heinz’s business, including certain management projections of Heinz’s future performance, as described under “Certain Financial Projections” beginning on page [—] of this proxy statement. Later that day Messrs. Johnson and Behring met to discuss Heinz and the transaction process. After February 5, 2013 through the time of signing, breakout diligence sessions between Heinz’s management and advisors, on the one hand, and representatives of 3G Capital and its advisors, on the other hand, continued and Heinz’s management and advisors made additional due diligence material available to the 3G Capital and its advisors during that period.

On February 6, 2013, Heinz management and its advisors engaged in extensive discussions regarding the terms of the draft merger agreement circulated by Kirkland & Ellis. At the conclusion of the discussion, Heinz management directed Davis Polk to revise the merger agreement to, among other things, include a “go-shop” provision, seek a greater commitment from the Investors on their obligations with respect to efforts to obtain the antitrust approvals necessary to complete the transaction, permit Heinz to continue to pay its quarterly dividend, strengthen the Investors’ commitment to Pittsburgh, Pennsylvania and delete the financing institution material adverse effect provision.

On February 7, 2013, Davis Polk sent Kirkland & Ellis a revised draft of the merger agreement. In the revised agreement, Davis Polk proposed a 40-day “go-shop” period with a reduced termination fee payable by Heinz if Heinz terminated the merger agreement to enter into an alternative transaction with a counterparty who was contacted during the “go-shop” period. The draft circulated by Davis Polk reserved comment on the remedies for a debt financing failure proposed in Kirkland & Ellis’s initial draft (including the reverse termination fee), and proposed that the termination fee payable by Heinz would be lowered from the Investor’s initial proposal of $800 million to an unspecified amount. The draft also provided that Heinz would be permitted to continue to pay its quarterly dividend through closing and that the Investors would agree to take any actions necessary in order to obtain the required antitrust approvals for the transaction that did not constitute a material adverse effect. Prior to circulating the draft, Davis Polk highlighted the most significant revisions in a call with Kirkland & Ellis. In particular, on this call, Davis Polk noted that it was not authorized to negotiate any aspect of the merger agreement that would limit Heinz’s remedies, including the private equity sponsored leveraged buyout structure proposed by the Investors.

Also on February 7, 2013, Kirkland & Ellis sent Davis Polk an initial draft of the debt commitment letter to be entered into by the financing institutions that would provide debt financing in connection with the potential transaction.

On February 8, 2013, representatives of Davis Polk and Kirkland & Ellis had a conference call to continue negotiations concerning the merger agreement. During the call, Kirkland & Ellis noted that the Investors were willing to accede to Heinz’s request that Heinz be permitted to pay regular quarterly dividends prior to closing of the Merger. Kirkland & Ellis noted that, while Heinz had reserved comment on the remedies for a debt financing failure proposed by Kirkland & Ellis in the initial draft of the merger agreement, the Investors’ willingness to enter into a transaction was conditioned on Heinz’s remedies in those circumstances being limited to receipt of a reverse termination fee. Kirkland & Ellis noted, however, that the Investors would withdraw their initial proposal that Heinz would not be entitled to any remedies if the merger were not consummated due to a failure of the debt financing that resulted from a bankruptcy of those financing sources. In addition, Kirkland & Ellis stated that they expected that the Investors would be willing by their guarantees to guarantee liabilities of Parent and Merger Sub under the merger agreement (including liabilities for breach of the merger agreement) up to a cap on liability equal to the reverse termination fee if it became payable (as the Investors had previously proposed). Kirkland & Ellis also reiterated that the Investors were unwilling to agree to a “go-shop” provision but confirmed that they were willing to accept a customary “no-shop” provision with a fiduciary out, which would allow the Heinz Board, subject to certain conditions, to accept a superior offer made following the announcement of the merger agreement. Davis Polk suggested that, in lieu of a “go-shop” provision, Heinz might consider a two-tiered termination fee, with a lower fee payable by Heinz if it terminated the merger agreement to enter into an alternative transaction within a limited period of time post-signing. Kirkland & Ellis responded that, while the Investors might have some flexibility on the size of the termination fee, the Investors would not accept a two-tiered fee. Finally, Kirkland & Ellis noted that the standard for efforts to obtain antitrust approvals proposed in the most recent draft of the merger agreement was too onerous in light of the circumstances, but that the Investors would agree not to acquire other food manufacturers during the period prior to closing of the merger if doing so would interfere with obtaining antitrust approvals.

Also on February 8, 2013, during a call between representatives of Lazard and Centerview, Lazard, on behalf of the Investors, proposed that, in light of the progress that had been made in the due diligence process and in order to lessen the risk of public leaks that discussions were taking place concerning a possible transaction, the parties should consider accelerating the signing timeline, to perhaps as early as the morning of February 12, 2013. The parties agreed later that day to target a signing date of February 13, 2013, with the transaction to be announced before the financial markets opened on February 14, 2013, subject to the negotiation of acceptable transaction documents and the final approval of the parties (including the approval of the Heinz Board).

On February 9, 2013, Kirkland & Ellis sent Davis Polk a revised draft of the merger agreement, as well as initial drafts of the equity commitment letters, pursuant to which the Investors would commit to provide certain equity funding in order to consummate the transaction, and initial drafts of the limited guarantees, pursuant to which each of the Investors would severally guarantee the payment of 50% of the reverse termination fee and certain other amounts. The draft merger agreement again contained the Investors’ preferred limitation on the remedies available to Heinz in the event of a debt financing failure and also reverted to the Investors’ original position that the Investors would not be obligated to agree to any divestitures or limitations on the operation of Heinz’s business in order to obtain antitrust approvals but added the limitation on food manufacturer acquisitions referred to above. The amount of the termination fee and reverse termination fee were unspecified.

On the evening of February 9, 2013, representatives of Centerview and Lazard spoke. The Lazard representative reiterated that the Investors would not be willing to enter into a transaction in which their potential liability for a failure of the debt financing sources to provide the debt financing was not capped (i.e., a transaction that did not follow the private equity sponsored leverage buyout structure). In response, the Centerview representative indicated that Heinz might be willing to accept the private equity sponsored leveraged buyout structure and limit the remedies available to Heinz in the event of a failure of the debt financing sources to provide the debt financing to the receipt of a reverse termination fee, but that, in order to provide Heinz with adequate closing certainty, the reverse termination fee would have to be considerably larger than the $800 million initially proposed by the Investors. The Centerview representative proposed that the reverse termination fee be $2 billion and be payable promptly after a termination of the merger agreement (rather than after two years as was proposed by the Investors). In response, the Lazard representative noted that a reverse termination fee of that size would be far outside the range of what is customary and that the Investors might elect not to proceed with the negotiation of the transaction if Heinz insisted on a reverse termination fee of that size, but he indicated that he would discuss the issue with the Investors.

On February 10, 2013, representatives of Davis Polk and Kirkland & Ellis met for a negotiating session at Davis Polk’s New York City offices, with Munger Tolles & Olson LLP (“Munger Tolles”), legal counsel to Berkshire Hathaway, participating by teleconference. During the session, the parties discussed several open issues in the merger agreement, including, among other matters, the circumstances under which the termination fee would be payable by Heinz, the standard to which Heinz would be held in complying with the proposed “no-shop” provision, including the exercise of any termination rights in the context of a superior proposal, Heinz’s rights under the Investors’ equity commitment letters and limited guarantees, the scope of certain of the closing conditions, the scope of the representations and warranties and the interim operating covenants. Kirkland & Ellis and Munger Tolles communicated to Davis Polk that the Investors would be willing to agree to some amount of divestitures or limitations on the operation of Heinz’s business in order to obtain antitrust approvals, though the parties did not agree on how to define the actions to be required.

Also on February 10, 2013, representatives of Lazard, Centerview, Kirkland & Ellis and Davis Polk had a separate discussion during which Heinz’s financial advisors stated that, if the Heinz Board were to agree to the private equity sponsored leveraged buyout structure, the reverse termination fee payable by the Investors would need to be equal to $1.8 billion (and would be payable promptly upon termination of the merger agreement) and the termination fee payable by Heinz would be equal to $600 million.

Later on February 10, 2013, the Heinz Board held a special meeting by telephone at which all directors were in attendance. During the meeting, Heinz’s management and advisors reviewed with the Heinz Board the status of discussions with the Investors on the terms of the merger agreement, reviewing the course of negotiations on the material transaction terms and noting the key deal points that remained open, including the private equity sponsored leveraged buyout structure (and the size of the reverse termination fee if that structure were accepted) and the size of the termination fee. In response to questions from the Heinz Board, Mr. Johnson confirmed that there had been no discussions between the Investors and Heinz’s management team regarding the role, if any, of the management team following consummation of the merger. The Heinz Board then discussed the merits of the proposed transaction, including, among other factors, the ability to deliver a substantial premium to Heinz shareholders (with increased certainty given the concessions obtained from the Investors in the merger agreement) and the Investors’ continued commitment to Pittsburgh, Pennsylvania, which commitment was considered important to the Heinz Board. The Heinz Board and Heinz’s advisors discussed the advisability of seeking a lower termination fee, including the risk that seeking a lower termination fee would cause the Investors to insist on a lower reverse termination fee. At the conclusion of the meeting, the Heinz Board unanimously authorized Heinz and its advisors to continue the negotiation of definitive documentation on the terms discussed at the special meeting, including the acceptance of the private equity sponsored leveraged buyout structure and the size of the termination fee and reverse termination fee.

Later in the evening, representatives of Lazard, Centerview, Kirkland & Ellis and Davis Polk continued the negotiation of the reverse termination fee and termination fee, with Lazard first countering Heinz’s most recent proposal with a proposal that the reverse termination fee be equal to $1.3 billion (and would be payable six months following a failure of the merger to be consummated due to a failure of the debt financing sources to fund that financing) and the termination fee payable by Heinz would be equal to $750 million. Also during these discussions, the advisors reached agreement on the parties’ obligations to obtain the antitrust approvals necessary to complete the transaction. In particular, the parties agreed that all parties would agree to divestitures by Heinz or other reasonable limitations on its business or assets that, in the aggregate, generated sales revenue of less than $750 million during the twelve month period ending January 31, 2013. Later that evening, the parties agreed on $750 million for the termination fee payable by Heinz and $1.4 billion for the reverse termination fee payable by Parent (and guaranteed by the Investors). In exchange for the Investors’ agreeing to increase the reverse termination fee from $1.3 billion to $1.4 billion, Heinz agreed at the Investors’ request that, in the event there was a failure of the merger to be consummated due to a failure of the debt financing sources to fund that financing and the Investors within 10 business days of notice from Heinz commenced litigation against the debt financing sources, the merger agreement would remain in effect for up to the following four months (during which period the Investors could seek alternative financing to close the merger) and the reverse termination fee would, subject to certain conditions, be payable at the end of the four month period. At a subsequent discussion, the Investors agreed that the occurrence of a material adverse effect on Heinz after the date on which the merger would have been consummated but for the failure of the debt financing sources to fund that financing would not excuse the Investors from their obligation to pay the reverse termination fee if the merger were not consummated by the end of the four-month period referred to above.

On February 11, 2013, Messrs. Buffett, Behring and Johnson met in Omaha, Nebraska. During the meeting, Messrs. Johnson, Buffett and Behring discussed the transaction generally and Mr. Buffett again confirmed the Investors’ commitment to maintaining Heinz’s presence and heritage in Pittsburgh, Pennsylvania, which commitment was important to the Heinz Board. There were no discussions during the meeting regarding the role, if any, of the Heinz management team following consummation of the merger. Following the meeting, Mr. Johnson provided an update to Mr. Usher.

Also on February 11, 2013, Davis Polk sent to Kirkland & Ellis and Munger Tolles revised drafts of the merger agreement, equity commitment letters and limited guarantees. Over the next two days, Davis Polk, Kirkland & Ellis and Munger Tolles continued negotiating the open points in the transaction documents, including the limits on and nature of actions that the Investors would agree to take or accept in order to get antitrust approvals and certain employment-related matters, including exceptions to the limitations on Heinz’s ability to make changes to employment arrangements after entering into the merger agreement and the Investors’ commitment for one year after closing that each continuing employee would be provided compensation and benefits the value of which, in the aggregate, is not less favorable than the value of compensation and benefits provided to such employee prior to closing (including maintaining the base wages or salary of each such employee for one-year post-closing).

On February 13, 2013, the Transaction Committee held a meeting in Pittsburgh, Pennsylvania, with all members of the committee in attendance. The Transaction Committee and representatives of Moelis again reviewed the merits of the proposal, as compared to the merits and considerations relating to Heinz’s future performance as a standalone entity, considering, among other things, the challenges facing Heinz and the industry more generally, as described and discussed at prior meetings. Moelis then delivered to the Transaction Committee its oral opinion, subsequently confirmed in writing, that, as of such date and subject to the various limitations and assumptions set forth in its opinion, the $72.50 per share consideration to be received in the merger by the holders of Heinz common stock was fair, from a financial point of view, to such holders. Wachtell reviewed the directors’ fiduciary duties. At the conclusion of the meeting, the Transaction Committee unanimously resolved to recommend the merger to the Heinz Board.

Immediately following the meeting of the Transaction Committee, the Heinz Board held a special meeting in Pittsburgh, Pennsylvania at which all directors were in attendance. During the meeting, Messrs. Johnson and Usher reported to the Heinz Board that negotiations with the Investors over the transaction documents had substantially concluded and that the language of the agreements was being finalized. Prior to the meeting, the directors had received copies of the draft merger agreement and a summary of the terms thereof and of the other transaction documents, and presentation materials prepared by Centerview and BofA Merrill Lynch and Moelis. Representatives of Davis Polk reviewed with the directors the process of the negotiations and with Reed Smith LLP, Pennsylvania counsel to Heinz, and the directors the fiduciary duties applicable to that process and a summary of the terms of the merger agreement, including the circumstances in which the Heinz Board could consider and respond to unsolicited acquisition proposals after the execution of the merger agreement and could terminate the merger agreement to enter into an alternative transaction, in each case consistent with their fiduciary duties. The Heinz Board again discussed with the advisors the merits and considerations of a “market check” process, both prior to and after entering into a merger agreement. Davis Polk also reviewed the financing structure of the transaction and the inclusion of a reverse termination fee and specific performance remedies to provide a level of assurances that the merger would be completed.

The Heinz Board then reviewed information received from each of Centerview, BofA Merrill Lynch and Moelis concerning the extent of their respective business relationships with, and the respective amounts of fees received from, the Investors and their affiliates in the previous two years, which matters are described in the sections entitled “—Opinions of Heinz’s Financial Advisors—Opinion of Centerview,” “—Opinions of Heinz’s Financial Advisors—Opinion of BofA Merrill Lynch” and “—Opinion of the Financial Advisor to the Transaction Committee of the Heinz Board,” respectively. The Heinz Board, Heinz management, and Heinz’s financial advisors again reviewed the merits of the proposal, as compared to the merits and considerations relating to Heinz’s future performance as a standalone entity, considering, among other things, the challenges facing Heinz and the industry more generally, as described and discussed at prior meetings. Each of Centerview and BofA Merrill Lynch then delivered to the Heinz Board its oral opinion, subsequently confirmed in writing, that, as of such date and subject to the various limitations and assumptions set forth in its opinion, the $72.50 per share consideration to be received in the merger by the holders of Heinz common stock was fair, from a financial point of view, to such holders, and representatives of Moelis advised the Heinz Board that Moelis had delivered such an opinion to the Transaction Committee. Following these presentations and extensive discussions the

Transaction Committee confirmed its unanimous recommendation of the merger and the merger agreement, and the Heinz Board unanimously approved the merger agreement, substantially in the form presented to the Heinz Board, the merger and the other transactions contemplated by the merger agreement (see the section titled “—Heinz’s Reasons for the Merger” below).

Following the Heinz Board’s approval of the merger agreement, the merger and the other transactions contemplated thereby, Heinz, Parent and Merger Sub finalized and executed the merger agreement and the other transaction documents later that night.

On February 14, 2013, Heinz and the Investors issued a joint press release announcing entry into the transaction prior to the opening of trading on the NYSE and Messrs. Johnson and Behring held a press conference in Pittsburgh, Pennsylvania to discuss the transaction and the Investors’ commitment to Pittsburgh.

On March 3, 2013, the Heinz Board held a special meeting by telephone, with all directors in attendance. During the meeting, the Heinz Board considered an amendment to the merger agreement to provide that, instead of vesting and being paid in full at the effective time of the merger, retention RSUs would remain subject to vesting pursuant to the existing terms of the applicable awards and the general timing of payment would be in accordance with such terms. On March 4, 2013, the parties to the merger agreement entered into the amendment.

Heinz’s Reasons for the Merger

In evaluating the merger agreement and the merger, the Heinz Board consulted with Heinz’s management and Heinz’s and the Transaction Committee’s respective legal and financial advisors and, in reaching its unanimous decision to approve the merger agreement and the merger and to recommend that Heinz shareholders approve the merger agreement, the Heinz Board considered a variety of factors, including the following:

•	the review of Heinz’s business, current and projected financial condition, current earnings and earnings prospects;

•

the Heinz Board’s belief that the $72.50 per share merger consideration exceeds Heinz’s likely value as a standalone company, including its potential for future growth, which belief was based on a number of factors, including:

•

the risks and uncertainties associated with maintaining Heinz’s performance as a standalone company, including, among other risks and uncertainties, generally unfavorable macroeconomic trends impacting Heinz’s business (which trends include, among others, lower international gross domestic product (particularly in Europe), relatively high unemployment, continuing volatility in the costs of commodities and other input costs and increased private label penetration), potential increases in Heinz’s tax rate, fluctuations in foreign exchange rates and the other risks and uncertainties described in Heinz’s SEC filings;

•

the inherent uncertainty of attaining management’s internal financial projections, including those set forth under “Certain Financial Projections” beginning on page [—] of this proxy statement, including that Heinz’s actual financial results in future periods could be materially less than the projected results; and

•

the Heinz Board’s analysis of other strategic alternatives available to Heinz, including consideration of Heinz’s ability to successfully identify, obtain, execute and integrate acquisition targets, particularly in emerging markets;

•	the fact that the merger consideration consists solely of cash, providing Heinz shareholders with certainty of value and liquidity upon consummation of the merger;

•

recent and historical market prices for Heinz common stock, as compared to the merger consideration, including the fact that the merger consideration of $72.50 per share represents an approximate premium of:

•	19.9% to the $60.48 closing price per share of Heinz common stock on February 13, 2013, the last trading day before public announcement of the merger agreement;

•	19.9% to the $60.46 average closing price per share of Heinz common stock for the 30-day period ended February 13, 2013;

•	22.6% to the $59.14 average closing price per share of Heinz common stock for the 90-day period ended February 13, 2013;

•	30.0% to the $55.78 average closing price per share of Heinz common stock for the one-year period ended February 13, 2013; and

•	18.9% to the February 7, 2013 all-time closing high trading price of $61.00 per share of Heinz common stock as of February 13, 2013;

•

the opinions of each of Centerview and BofA Merrill Lynch, financial advisors to Heinz, and Moelis, financial advisor to the Transaction Committee that, as of February 13, 2013, and subject to the various limitations and assumptions set forth in their respective opinions, the $72.50 per share in cash to be received by holders of Heinz common stock pursuant to the merger is fair to such shareholders from a financial point of view, and the financial analyses related thereto prepared by Centerview, BofA Merrill Lynch and Moelis and described below under “—Opinions of Heinz’s Financial Advisors—Opinion of Centerview,” “—Opinions of Heinz’s Financial Advisors—Opinion of BofA Merrill Lynch” and “—Opinion of the Financial Advisor to the Transaction Committee of the Heinz Board,” respectively;

•	the fact that the Transaction Committee unanimously recommended that the Heinz Board approve the merger agreement and the merger and recommend that Heinz shareholders approve the merger agreement;

•

the fact that the Heinz Board negotiated an increase in the merger consideration to $72.50 from the Investors’ initial proposal of $70.00 on January 14, 2013, as described above under “—Background of the Merger”;

•

the fact that the Investors characterized their January 24, 2013 offer of $72.50 per share as their best and final offer and the Heinz Board’s belief that $72.50 per share was in fact the Investors’ best and final offer and that the Investors might withdraw their offer if Heinz were to solicit alternative acquisition proposals;

•

the Heinz Board’s belief, based on the advice of Heinz’s and the Transaction Committee’s respective financial advisors, that it was unlikely that any other financial sponsors or strategic buyers would be willing to acquire Heinz at a price in excess of $72.50 per share, even if Heinz were to conduct an auction process or other solicitation of alternative acquisition proposals (and risk causing the Investors to withdraw their offer);

•

the Heinz Board’s belief that the termination fee and other limitations applicable to alternative acquisition proposals agreed to in the merger agreement were reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire Heinz following the announcement of the merger;

•

the fact that Heinz’s legal and financial advisors were involved throughout the process and negotiations and updated the Heinz Board directly and regularly, which provided the Heinz Board with additional perspectives on the negotiations in addition to those of Heinz’s management;

•

the fact that the Investors had committed equity funding in excess of 50% of the amount necessary to consummate the merger and the other transactions contemplated by the merger agreement and had received financing commitments from major commercial banks with significant experience in similar lending transactions and strong reputations for honoring the terms of their commitments in an amount that, in the Heinz Board’s assessment, together with the committed equity funding and the rollover of certain of Heinz’s existing debt, would be sufficient to consummate the merger and the other transactions contemplated by the merger agreement, including the payment of the merger consideration to Heinz shareholders;

•

the fact that the merger agreement permits Heinz to declare and pay to its shareholders dividends on a basis consistent with past practice during the period prior to the closing of the merger, which effectively increases the potential amount payable to Heinz shareholders through the effective time of the merger;

•	the Heinz Board’s review of the structure of the merger and the financial and other terms of the merger agreement, including, among others, the following specific terms of the merger agreement:

•

the limited and otherwise customary conditions to the parties’ obligations to complete the merger, including the commitment by Parent and Merger Sub to use their reasonable best efforts to obtain applicable regulatory approvals and their agreement to assume certain risks related to conditions and requirements imposed by regulators in connection with obtaining such approvals, up to an agreed threshold, and the representations, warranties and covenants of Parent and Merger Sub related to obtaining debt financing for the transaction, which were substantial assurances that the merger ultimately should be consummated on a timely basis;

•

the ability of the Heinz Board, subject to certain conditions, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal if the Heinz Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

•

the ability of the Heinz Board, subject to certain conditions, to change its recommendation that Heinz shareholders approve the merger agreement and, in addition, to terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal if the Heinz Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

•

the ability of Heinz to specifically enforce Parent’s and Merger Sub’s obligations under the merger agreement, including (subject to the satisfaction of the other closing conditions and the funding of the debt financing) their obligations to consummate the merger;

•	the customary nature of the representations, warranties and covenants of Heinz in the merger agreement;

•

the absence of a financing condition and the $1.4 billion reverse termination fee payable by Parent to Heinz if the merger were ultimately not consummated due to a failure of the debt financing sources to fund that financing, with each Investor guaranteeing 50% of such payment;

•

the fact that the financial and other terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate Heinz’s business during the pendency of the merger; and

•

the obligations of Parent under the merger agreement to maintain Heinz’s current headquarters in Pittsburgh, Pennsylvania, which will be the surviving corporation’s headquarters and the global home of the “Heinz” brand, to preserve Heinz’s name as “H. J. Heinz Company” and to preserve Heinz’s heritage and continue to support charitable and philanthropic causes in Pittsburgh, Pennsylvania and other constituencies and communities in which Heinz operates.

In the course of its deliberations, the Heinz Board, in consultation with Heinz’s management and Heinz’s and the Transaction Committee’s respective legal and financial advisors, also considered a variety of risks and other potentially negative factors relating to the merger, including the following:

•

the fact that, subsequent to completion of the merger, Heinz will no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent Heinz shareholders from being able to participate in any value creation that Heinz could generate going forward, as well as any future appreciation in value of Heinz;

•

the fact that Heinz did not solicit proposals from other potential bidders, and that Heinz did not have contact with any potential buyers other than the Investors during the negotiations leading up to the execution of the merger agreement;

•

the covenant in the merger agreement prohibiting Heinz from soliciting other potential acquisition proposals, and restricting its ability to entertain other potential acquisition proposals unless certain conditions are satisfied;

•

the fact that Heinz would be obligated to pay a termination fee of $750 million under certain circumstances, including the potential impact of such termination fee on the willingness of other potential acquirers to propose alternative transactions, although the Heinz Board believed that the termination fee was reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire Heinz following the announcement of the merger;

•

the fact that Parent’s and Merger Sub’s obligation to consummate the merger are subject to conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of Heinz’s control, and the fact that, if the merger is not consummated:

•

Heinz’s directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and Heinz will have incurred significant transaction costs attempting to consummate the transaction; and

•	the market’s perception of Heinz’s continuing business could potentially result in a loss of customers, vendors, business partners, collaboration partners and employees; and

•	the trading price of the Heinz common stock could be adversely affected;

•

the fact that, if Heinz terminates the merger agreement because the merger is not consummated as a result of the failure of the debt financing sources to fund that financing, then, in certain circumstances, payment to Heinz of the reverse termination fee may be delayed for up to four months while the Investors seek to cause the debt financing sources to fund that financing or to recover the reverse termination fee from the debt financing sources;

•

the potential negative effect of the pendency of the merger on Heinz’s business and relationships with customers, vendors, business partners, collaboration partners and employees, including the risk that certain key members of Heinz management might choose not to remain employed with Heinz prior to the completion of the merger, regardless of whether or not the merger is completed;

•

the fact that Heinz is obligated to provide Parent with notice of any acquisition proposal and with three Business Days to match any competing acquisition proposal, although the Heinz Board believed this would not preclude a potential acquirer from submitting a proposal to acquire Heinz;

•

the fact that under the terms of the merger agreement, Heinz has agreed that it will carry on its business in the ordinary course consistent with past practice and, subject to specified exceptions, that Heinz will not take a number of actions related to the conduct of its business without Parent’s prior written consent, and the possibility these terms may limit the ability of Heinz to pursue business opportunities that it would otherwise pursue;

•

the fact that certain of Heinz’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Heinz’s other shareholders, as described in the section entitled “—Interests of Heinz’s Directors and Executive Officers in the Merger” beginning on page [—] of this proxy statement;

•	the fact that Heinz has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated; and

•	the fact that the merger consideration will be taxable to taxpaying shareholders of Heinz.

After considering the foregoing potentially negative and potentially positive factors, the Heinz Board concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Heinz Board is not exhaustive, but is intended to reflect the material factors considered by the Heinz Board in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the Heinz Board, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the Heinz Board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Heinz Board may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the Heinz Board is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Caution Regarding Forward-Looking Statements” beginning on page [—] of this proxy statement.

Recommendation of the Heinz Board of Directors

After careful consideration, the Heinz Board has unanimously approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement.

The Heinz Board unanimously recommends that the Heinz shareholders vote “FOR” the proposal to approve and adopt the merger agreement.

Opinions of Heinz’s Financial Advisors

Heinz retained Centerview and BofA Merrill Lynch as its advisors to advise the Heinz Board in connection with the merger.

Opinion of Centerview

On February 13, 2013, Centerview delivered to the Heinz Board its oral opinion, subsequently confirmed in a written opinion dated February 13, 2013, to the effect that, as of the date of the opinion, based upon and subject to the various assumptions and limitations set forth in the written opinion, the per share merger consideration to be paid to the holders of the outstanding shares of Heinz common stock (other than “excluded shares”, as defined in the merger agreement) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Centerview, dated February 13, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion for the information and assistance of the Heinz Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and its opinion only addresses the fairness, from a financial point of view, as of the date thereof, to the holders of the outstanding shares of Heinz common stock (other than excluded shares) of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion does not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any shareholder of Heinz as to how any such holder or any other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter. Centerview has consented to the inclusion of a copy of its written opinion as Annex B to this proxy statement. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of such written opinion.

We encourage you to carefully read the written opinion of Centerview described above in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion.

Summary of Centerview’s Opinion

In connection with its opinion, Centerview reviewed, among other things:

•	a draft of the Agreement dated February 13, 2013;

•	Annual Reports on Form 10-K of Heinz for the years ended April 29, 2012, April 27, 2011 and April 28, 2010;

•	certain interim reports to shareholders, including Quarterly Reports on Form 10-Q of Heinz;

•	certain publicly available research analyst reports for Heinz;

•	certain other communications from Heinz to its shareholders; and

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Heinz, including certain financial forecasts, analyses and projections relating to Heinz prepared by management of Heinz and furnished to Centerview by Heinz for purposes of Centerview’s analysis, which are referred to in this proxy statement as the Financial Forecasts and described under “—Certain Financial Projections” beginning on page [—] of this proxy statement. (Centerview’s opinion refers to the items in the bullet points above collectively as the internal data).

Centerview also conducted discussions with members of the senior management and representatives of Heinz regarding their assessment of the internal data and the strategic rationale for the transaction. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Heinz and compared that data with similar data from certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview did not assume any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Heinz’s consent, relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Heinz’s direction, that the internal data was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Heinz as to the matters covered thereby and Centerview relied, at Heinz’s direction, on the internal data (including, without limitation, the Financial Forecasts) for purposes of its analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions on which it is based. In addition, at Heinz’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Heinz, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Heinz. Centerview assumed, at Heinz’s direction, that the final executed merger agreement would not differ in any respect material to its analysis or its opinion from the draft of the merger agreement, dated February 13, 2013, reviewed by Centerview. Centerview also assumed, at Heinz’s direction, that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver, modification or amendment of any term, condition or agreement the effect of which would be material to its analysis or its opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or its opinion. Centerview did not evaluate and expressed no opinion as to the solvency or fair value of Heinz, or the ability of Heinz to pay its obligations when they come due or as to the impact of the transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and it did not express any opinion as to any legal, regulatory, tax or accounting matters.

Centerview expressed no view as to, and its opinion did not address, Heinz’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to Heinz or in which Heinz might engage. Centerview was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with Heinz. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of the outstanding shares of Heinz common stock (other than excluded shares) of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Centerview was not asked to, and did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction, including, without limitation, the structure or form of the transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of any other class of securities (including any holder of the “preferred shares” (as defined in the merger agreement)), creditors, or other constituencies of Heinz or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Heinz or any party, or class of such persons in connection with the transaction, whether relative to the per share merger consideration to be paid to the holders of the outstanding shares of Heinz common stock (other than excluded shares) pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of the written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of the written opinion.

Centerview’s opinion does not constitute a recommendation to any shareholder of Heinz or any other person as to how such shareholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.

Centerview’s financial advisory services and written opinion were provided for the information and assistance of the members of the Heinz Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Financial Analysis

The following is a brief summary of the material financial and comparative analyses that Centerview deemed to be appropriate for this type of transaction and that were reviewed with the Heinz Board in connection with rendering Centerview’s opinion. The following summary, however, does not purport to be a complete description of all the financial analyses performed by Centerview in connection with rendering its opinion, nor does the order of analyses described represent relative importance or weight given to those analyses by Centerview.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of Centerview. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 12, 2013 (the last trading day prior to the date that Centerview delivered its opinion to the Heinz Board) and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Centerview reviewed the historical trading prices and volumes for Heinz common stock. This analysis indicated that the $72.50 per share merger consideration to be paid pursuant to the merger agreement represented an approximately 19.1% premium to the closing price of the shares of Heinz common stock on February 12, 2013, of $60.88. Centerview noted that the low and high closing prices for Heinz common stock during the 52-week period ended February 12, 2013 were $51.69 and $61.00 per share, respectively.

Premium Implied by Per Share Merger Consideration vs.:
Prior Closing Price	19.1%
52-Week High (2/7/13)	18.9%
52-Week Low (2/14/12)	40.3%
30-Day Average	20.1%
52-Week Average	30.0%
All-Time High (2/7/13)	18.9%

Analyst Price Targets

Centerview reviewed stock price targets for Heinz common stock reflected in publicly available Wall Street research analyst reports, Thomson Analytics and FactSet (a data source containing historical and estimated financial data) as of February 13, 2013 (prior to the market open). Centerview noted that the low, average and high analyst stock price targets in such research analyst reports were approximately $53.00, $59.27 and $65.00 per share of Heinz common stock, respectively.

Selected Trading Comparables Analysis

Centerview reviewed and compared certain financial information, ratios and multiples (including enterprise value / EBITDA multiple and P/E ratio, as described below) for Heinz to corresponding financial information, ratios and multiples for the following publicly traded companies in the food industry (including both U.S.-focused companies and global/mega cap companies) that Centerview, based on its experience in the industry and judgment as a financial advisor, deemed comparable to Heinz (the “selected companies”):

U.S.-focused companies • Campbell Soup Company • ConAgra Foods, Inc. • General Mills, Inc. • The Hershey Company • The Kellogg Company • Kraft Foods Group, Inc.	Global/mega cap companies • Groupe Danone S.A • Mondelēz International, Inc. • Nestlé S.A. • PepsiCo, Inc. • Unilever PLC

Although none of the selected companies is directly comparable to Heinz, the selected companies were chosen because they are publicly traded companies with certain operational and financial characteristics (including, but not limited to, the size, business lines and geographic footprint of the respective companies), which, for purposes of analysis, may be considered similar to certain operational or financial characteristics of Heinz. Centerview also made qualitative judgments, based on its experience in the industry and judgment as a financial advisor, concerning differences between the business, financial and operating characteristics and prospects of Heinz and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Centerview calculated and compared the financial multiples and ratios for the selected companies based on information it obtained from SEC filings, FactSet, Wall Street research, IBES (Institutional Brokers’ Estimate System) and closing stock prices on February 12, 2013. The multiples and ratios of Heinz were calculated using the closing price of Heinz common stock on February 12, 2013, publicly available data and the internal data for Heinz. With respect to each of the selected companies, Centerview calculated enterprise value, which is generally the market value of common equity (taking into account applicable dilutive securities) plus the book value of debt less cash adjusted for any minority interest positions, equity interest positions and certain announced transactions as appropriate, as a multiple of estimated calendar year 2013 earnings before interest, taxes, depreciation and amortization, or EBITDA, and as a multiple of last-twelve-months, or LTM, EBITDA, respectively, in each case excluding one-time expenses and non-recurring charges as well as adjusting for certain announced transactions as appropriate. Also with respect to each of the selected companies, Centerview calculated and analyzed each company’s ratio of its current stock price to its projected calendar year 2013 earnings per share, or EPS (a ratio commonly referred to as a price to earnings ratio, or P/E) and LTM EPS, respectively, in each case excluding one-time expenses and non-recurring charges as well as adjusting for certain announced transactions as appropriate. The results of the analysis were as follows:

	Enterprise Value/EBITDA		P/E
	LTM	CY 2013E	LTM	CY 2013E
Mean	11.2x	10.6x	17.6x	16.6x
Median	10.8x	10.2x	17.3x	16.2x
Heinz	11.9x	11.2x	17.3x	16.4x

Centerview then drew from this analysis of the enterprise value / LTM EBITDA above and other considerations that Centerview deemed relevant in its judgment and experience illustrative ranges of multiples of 10x-12x for Heinz’s enterprise value / LTM EBITDA. Centerview then applied the illustrative ranges of multiples to Heinz’s LTM EBITDA for the period ended October 28, 2012. The results of this analysis implied a value per share range for shares of Heinz common stock of approximately $49.50 to $61.75, based on the outstanding number of shares of Heinz common stock on a diluted basis. This range of $49.50 to $61.75 per share was compared to the $72.50 per share merger consideration to be paid pursuant to the merger agreement.

Selected Precedent Transactions Analysis

Centerview analyzed certain information relating to selected transactions since 2000 in the food industry with transaction values over $3.5 billion that Centerview, based on its experience and judgment as a financial advisor, deemed relevant to consider in relation to Heinz and the merger. These transactions were:

Date of Transaction Announcement	Target	Acquiror	Transaction Value ($billion)	Enterprise Value / LTM Sales	Enterprise Value / LTM EBITDA
November 2012	Ralcorp Holdings Inc.	ConAgra Foods, Inc.	$6.8	1.5x	11.9x

November 2010	Del Monte Foods Co.	Funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview Partners	$5.3	1.4x	8.8x

January 2010	Kraft Foods’ North America frozen pizza business	Nestlé S.A.	$3.7	1.8x	12.5x

July 2007	Group Danone S.A.’s biscuits division	Kraft Foods Group, Inc.	$7.2	2.6x	13.2x

December 2000	Quaker Oats Co.	PepsiCo, Inc.	$14.0	2.8x	15.6x

October 2000	The Keebler Company	The Kellogg Company	$4.4	1.6x	11.1x

July 2000	Pillsbury	General Mills, Inc.	$10.5	1.7x	11.0x

June 2000	Nabisco Holdings Corp.	Philip Morris Companies Inc.	$18.9	2.1x	13.2x

June 2000	Bestfoods	Unilever PLC	$24.3	2.6x	13.9x

No company or transaction used in this analysis is identical or directly comparable to Heinz or the merger. The companies included in the selected transactions are companies with certain characteristics that, for the purposes of this analysis, may be considered similar to certain of Heinz’s results, business mix or product profile. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Heinz was compared.

For each of the selected transactions, based on information it obtained from SEC filings, FactSet, Wall Street research and Capital IQ, Centerview calculated and compared transaction value as a multiple of LTM sales and LTM EBITDA, with LTM EBITDA excluding one-time expenses and non-recurring charges. This analysis indicated the following multiples:

Implied Enterprise Value as a Multiple of:
	LTM Sales	LTM EBITDA
Mean	2.0x	12.4x
Median	1.8x	12.5x

Centerview then drew from this analysis and other considerations that Centerview deemed relevant in its judgment and experience an illustrative range of multiples of implied enterprise value / LTM EBITDA of 11x-14x. Centerview then applied the illustrative ranges of multiples to Heinz’s LTM EBITDA for the period ended October 28, 2012. The results of this analysis implied a value per share range for shares of Heinz common stock of approximately $55.75 to $74.00, based on the outstanding number of shares of Heinz common stock on a diluted basis. This range of $55.75 to $74.00 per share was compared to the $72.50 per share merger consideration to be paid pursuant to the merger agreement.

Premiums Paid Analysis

Centerview analyzed certain information relating to selected all-cash transactions since 2001 that involved publicly traded companies with transaction values greater than $10 billion. Centerview analyzed premiums to the last unaffected share price pre-announcement and 52-week high daily closing prices, respectively. The following table presents the results of this analysis with respect to the selected transactions:

	Premiums Based on One-Day Prior Share Prices	Premiums Based on 52-Week High Daily Closing Prices
25th Percentile	25%	10%
Median	31%	22%
75th Percentile	44%	27%

Based on the foregoing, Centerview determined illustrative ranges of premiums of approximately 25% to 44% (based on the unaffected share prices) to the closing price per share of Heinz common stock as of February 12, 2013 and of approximately 10% to 27% (based on the 52-week high daily closing prices) to the 52-week high daily closing price per share of Heinz common stock, respectively.

This analysis resulted in illustrative ranges of implied values per share of Heinz common stock of approximately $76.00 to $88.25 (based on the unaffected share price) and approximately $67.00 to $77.50 (based on the 52-week high daily closing price), respectively, compared to the $72.50 per share merger consideration to be paid pursuant to the merger agreement.

Discounted Cash Flow Analysis

Based on the Financial Forecasts (calculated using the Heinz management plan tax rates (as defined below under “—Certain Financial Projections” beginning on page [—] of this proxy statement)), Heinz’s public filings, Bloomberg, Ibbotson and FactSet as of February 12, 2013, Centerview performed a discounted cash flow analysis of Heinz, which included calculating the estimated present value of the standalone, unlevered, after-tax free cash flows (representing EBIT, less taxes, plus depreciation and amortization, less capital expenditures, less the amount of any increase or plus the amount of any decrease in net working capital, less the amount of any increase in other current assets, plus the amount of any decrease in other current liabilities) that Heinz could generate from the year ended April 2014 through the year ended April 2018 and terminal values based on an

EBITDA multiple range of 10.0x to 12.0x (derived from the EBITDA trading multiples for the selected companies determined by Centerview based on its experience in the industry and judgment as a financial advisor) applied to Heinz’s estimated 2018 EBITDA. The standalone, unlevered, after-tax free cash flows and terminal values were discounted to present value using discount rates ranging from 5.5% to 7.0%, which were based on a weighted average cost of capital analysis of the selected companies described above under “—Selected Trading Comparables Analysis,” which were determined by Centerview based on its experience in the industry and judgment as a financial advisor, taking into account certain metrics including levered and unlevered beta, tax rates and current yields for U.S. treasury notes. Centerview performed this analysis using both the Projections Excluding M&A (as defined below under “—Certain Financial Projections” beginning on page [—] of this proxy statement) with the Heinz management plan tax rates and the Projections Excluding M&A with the full tax rates and an adjustment for the repatriation of available cash from foreign jurisdictions.

This analysis resulted in implied values per share of Heinz common stock of approximately $68.25 to $86.25 (using the Projections Excluding M&A with the Heinz management plan tax rates) and approximately $64.00 to $81.75 (using the Projections Excluding M&A with the full tax rates assuming repatriation to the U.S. of all of Heinz’s overseas cash), respectively, compared to the $72.50 per share merger consideration to be paid pursuant to the merger agreement.

Other Considerations

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Centerview believes that selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Centerview’s opinion. In arriving at its fairness determination, Centerview considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. In its analyses, Centerview considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Heinz. No company or transaction used in the analyses is identical to Heinz or the merger, and an evaluation of the results of the analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies analyzed. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses are inherently subject to substantial uncertainty. Centerview prepared the above analyses for the purpose of providing its opinion to the Heinz Board regarding whether, as of the date of the written opinion, the per share merger consideration to be paid to the holders of the outstanding shares of Heinz common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Heinz, Centerview or any other person assumes responsibility if future results are materially different from those forecasted.

The opinion and analyses of Centerview were only one of many factors taken into consideration by the Heinz Board in its evaluation of the transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Heinz Board or Heinz’s management with respect to the per share merger consideration or as to whether the Heinz Board would have been willing to determine that a different consideration was fair. The consideration for the merger was determined through arm’s-length negotiations between Heinz and Parent and was approved by the Heinz Board. Centerview provided advice to Heinz during these negotiations. Centerview did not, however, recommend any specific amount of consideration to Heinz or the Heinz Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Centerview is a securities firm engaged directly and through affiliates in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, Centerview provided certain investment banking services to Heinz and its affiliates from time to time, pursuant to which Centerview did not receive compensation. Centerview did not in the past provide, and is not currently providing, investment banking or other services to Parent or Merger Sub. In the two years prior to the date of its written opinion, Centerview did not provide investment banking or other services to 3G Capital or Berkshire Hathaway (which are affiliates of Parent and Merger Sub) or their respective affiliates or portfolio companies. Centerview may provide investment banking and other services to or with respect to Heinz or Parent or their respective affiliates and portfolio companies of such affiliates in the future, for which Centerview may receive compensation. Principals of 3G Capital are, indirectly through certain investment vehicles, limited partners in Centerview Capital, L.P., which is an investment fund whose manager is controlled by certain principals of Centerview Partners LLC. Certain (1) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of these persons, (2) of Centerview’s affiliates or investment funds managed by Centerview’s affiliates and (3) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may acquire, hold, sell or trade, in debt, equity and other securities of, or investments in, Heinz, Parent, 3G Capital, Berkshire Hathaway or any of their respective affiliates and portfolio companies, or any other party that may be involved in the transaction and its respective affiliates.

The Heinz Board selected Centerview as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Centerview has acted as financial advisor to Heinz in connection with, and has participated in certain of the negotiations leading to, the merger. In consideration of Centerview’s services, pursuant to a letter agreement, dated February 13, 2013, Heinz has agreed to pay Centerview a fee of approximately $36 million, $4 million of which was paid following the execution of the merger agreement, and the remainder of which will become payable upon the consummation of the merger. Heinz has also agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of its engagement.

Opinion of BofA Merrill Lynch

Heinz has retained BofA Merrill Lynch to act as Heinz’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Heinz selected BofA Merrill Lynch to act as Heinz’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Heinz and its business.

On February 13, 2013, at a meeting of the Heinz Board held to evaluate the merger, BofA Merrill Lynch delivered to the Heinz Board an oral opinion, which was confirmed by delivery of a written opinion dated February 13, 2013, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Heinz common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the Heinz Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Heinz Board for the benefit and use of the Heinz Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Heinz or in which Heinz might engage or as to the underlying business decision of Heinz to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to Heinz;

•	reviewed the Financial Forecasts;

•	discussed the past and current business, operations, financial condition and prospects of Heinz with members of senior management of Heinz;

•	reviewed the trading history for Heinz common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of Heinz with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Heinz that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Financial Forecasts, BofA Merrill Lynch was advised by Heinz, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Heinz as to the future financial performance of Heinz. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Heinz, nor did it make any physical inspection of the properties or assets of Heinz. BofA Merrill Lynch did not evaluate the solvency or fair value of Heinz or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Heinz, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Heinz or the contemplated benefits of the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch was not requested to, and did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Heinz or an alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Heinz common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Heinz or in which Heinz might engage or as to the underlying business decision of Heinz to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any related matter. Except as described above, Heinz imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Heinz Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Heinz Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Heinz and the following eleven publicly traded companies in the food industry, which BofA Merrill Lynch, based on its experience and professional judgment, deemed comparable to Heinz (which companies were the same as those reviewed and compared by Centerview in its respective analysis):

•	Kraft Foods Group, Inc.

•	General Mills, Inc.

•	Kellogg Company

•	ConAgra Foods, Inc.

•	The Hershey Company

•	Groupe Danone S.A.

•	Campbell Soup Company

•	Nestlé S.A.

•	PepsiCo, Inc.

•	Unilever PLC

•	Mondelēz International Inc.

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on February 12, 2013, of the selected publicly traded companies as a multiple of latest 12 months earnings per share, commonly referred to as a price to earnings ratio, or P/E, and as a multiple of estimated calendar year 2013 earnings. BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on fully diluted shares outstanding using the treasury method multiplied by the closing stock prices on February 12, 2013, plus debt and minority interest, less cash and marketable securities, and adjusted for certain announced transactions as appropriate, as a multiple of latest 12 months earnings before interest, taxes, depreciations and amortization, commonly referred to as EBITDA, and as a multiple of estimated calendar year 2013 EBITDA. The results of the analysis were as follows:

	Enterprise Value/EBITDA		P/E
	LTM	CY 2013E	LTM	CY 2013E
Mean	11.2x	10.6x	17.6x	16.6x
Median	10.8x	10.2x	17.3x	16.2x
Heinz	11.9x	11.2x	17.3x	16.4x

Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected companies, BofA Merrill Lynch then applied a selected range of latest 12 months EBITDA multiples of 10.0x to 12.0x derived from the selected publicly traded companies to Heinz’s latest 12 months (as of October 28, 2012) EBITDA. Financial data of the selected publicly traded companies were based on publicly available information, and financial data of Heinz were based on Heinz’s public filings. This analysis indicated the following approximate implied per share equity value reference ranges for Heinz, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for Heinz	Merger Consideration

$49.50 - $61.75	$72.50

No company used in this analysis is identical or directly comparable to Heinz. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Heinz was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following nine selected transactions valued over $3.5 billion involving companies in food industry, which, based on its professional experience and judgment, BofA Merrill Lynch deemed relevant to consider in relation to Heinz and the merger:

Announcement Date	Acquiror	Target	Transaction Value ($bn)	Multiple of LTM
				Sales	EBITDA
November 2012	• ConAgra Foods, Inc.	• Ralcorp Holdings, Inc.	• $6.8	• 1.5x	• 11.9x
November 2010	• KKR & Co.	• Del Monte Foods Co.	• $5.3	• 1.4x	• 8.8x
January 2010	• Nestle S.A.	• Kraft Foods’ Frozen Pizza Division	• $3.7	• 1.8x	• 12.5x
July 2007	• Kraft Foods Group, Inc.	• Danone S.A.’s Biscuits Division	• $7.2	• 2.6x	• 13.2x
December 2000	• PepsiCo, Inc.	• The Quaker Oats Company	• $14.0	• 2.8x	• 15.6x
October 2000	• Kellogg Company	• Keebler Foods Company	• $4.4	• 1.6x	• 11.1x
July 2000	• General Mills, Inc.	• Diageo PLC’s Pillsbury Division	• $10.5	• 1.7x	• 11.0x
June 2000	• Philip Morris Companies Inc.	• Nabisco Holdings Corp.	• $18.9	• 2.1x	• 13.2x
June 2000	• Unilever plc	• Bestfoods	• $24.3	• 2.6x	• 13.9x

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s latest 12 months EBITDA. The overall high to low latest 12 months EBITDA multiples observed for the selected transactions were 8.8x to 15.6x. Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected transactions, BofA Merrill Lynch then applied a selected range of latest 12 months EBITDA multiples of 11.0x to 14.0x derived from the selected transactions to Heinz’s latest 12 months (as of October 28, 2012) EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of Heinz were based on Heinz’s public filings. This analysis indicated the following approximate implied per share equity value reference ranges for Heinz, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for Heinz	Merger Consideration

$55.75 - $74.00	$72.50

No company, business or transaction used in this analysis is identical or directly comparable to Heinz or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Heinz and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Heinz to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Heinz was forecasted to generate during Heinz’s fiscal years 2014 through 2018 based on the Projections Excluding M&A and assuming the Heinz management plan tax rates, as described under “—Certain Financial Projections” beginning on page [—] of this proxy statement. For purposes of its discounted cash flow analyses, BofA Merrill

Lynch defined “standalone unlevered, after-tax free cash flow” as EBITDA less taxes, changes in net working capital and capital expenditures. BofA Merrill Lynch calculated terminal values for Heinz by applying to Heinz’s fiscal year 2018 projected EBITDA a range of terminal multiples of 10.0x to 12.0x, which range was selected based on BofA Merrill Lynch’s professional judgment and after taking into consideration, among other things, the growth of the overall economy, Heinz’s performance and trading multiples range for selected publicly traded companies. The cash flows and terminal values were then discounted to present value as of April 30, 2013 using discount rates ranging from 5.5% to 7.0%, which range was based on an estimate of Heinz’s weighted average cost of capital, taking into account certain metrics including levered and unlevered beta, tax rates and current yields for U.S. treasury notes. This analysis indicated the following approximate implied per share equity value reference ranges for Heinz as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Heinz	Merger Consideration

$68.25 - $86.25	$72.50

BofA Merrill Lynch also performed a discounted cash flow analysis of Heinz to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Heinz was forecasted to generate during Heinz’s fiscal years 2014 through 2018 based on the Projections Excluding M&A and assuming the full tax rates, as described under “—Certain Financial Projections” beginning on page [—] of this proxy statement, on future cash flows and adjusting for the impact of the repatriation of available cash from foreign jurisdictions. BofA Merrill Lynch calculated terminal values for Heinz by applying to Heinz’s fiscal year 2018 projected EBITDA a range of terminal multiples of 10.0x to 12.0x, which range was selected based on BofA Merrill Lynch’s professional judgment and after taking into consideration, among other things, the growth of the overall economy, Heinz’s performance and trading multiples ranges for selected publicly traded companies. The cash flows and terminal values were then discounted to present value as of April 30, 2013 using discount rates ranging from 5.5% to 7.0%, which range was based on an estimate of Heinz’s weighted average cost of capital, taking into account certain metrics including levered and unlevered beta, tax rates and current yields for U.S. treasury notes. This analysis indicated the following approximate implied per share equity value reference ranges for Heinz as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Heinz	Merger Consideration

$64.00 - $81.75	$72.50

Other Factors

BofA Merrill Lynch also noted certain financial factors that were not considered part of BofA Merrill Lynch’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

closing prices of Heinz’s common stock (i) during the 52-week period ended February 12, 2013, the last trading day prior to the meeting of the Heinz Board held to evaluate the merger at which BofA Merrill Lynch delivered to the Heinz Board its oral opinion, noting that during such period Heinz’s closing stock prices ranged from $51.69 to $61.00 per share (with the latter representing the all-time high); and (ii) during each of the 52-week period and the 30-day period ended February 12, 2013, noting that during such periods Heinz’s average closing stock prices were $55.75 and $60.38 per share, respectively; and

•	the most recent price targets for Heinz’s common stock, as provided by equity analysts at fifteen firms, noting that such price targets ranged from $53.00 to $65.00 per share.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Heinz Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Heinz and Parent. The estimates of the future performance of Heinz and Parent in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Heinz Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Heinz or Parent.

The type and amount of consideration payable in the merger was determined through negotiations between Heinz and Parent, rather than by any financial advisor, and was approved by the Heinz Board. The decision to enter into the merger agreement was solely that of the Heinz Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Heinz Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Heinz Board or management with respect to the merger or the merger consideration.

Heinz has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of approximately $21,000,000, $2,000,000 of which is payable in connection with its opinion and $19,000,000 of which is contingent upon the completion of the merger. Heinz also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Heinz and certain of Heinz’s and Parent’s respective affiliates (including, without limitation, Berkshire Hathaway, 3G Capital and certain of their respective affiliates and portfolio companies).

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Heinz and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a manager or underwriter for certain debt offerings of Heinz and (ii) having acted or acting as syndication agent, book runner and arranger for, and lender under, certain credit facilities, letters of credit and leasing facilities of Heinz and its affiliates. From January 1, 2011 through January 31, 2013, BofA Merrill Lynch and its affiliates received aggregate revenues from Heinz and its affiliates for investment, commercial and corporate banking services of approximately $5 million.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Berkshire Hathaway, an affiliate of Parent, and certain of Berkshire Hathaway’s affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a manager or underwriter for various debt offerings of Berkshire Hathaway and certain of its affiliates and portfolio companies, (ii) having acted or acting as administrative agent, book runner and arranger for, and lender under, certain credit facilities, letters of credit and leasing facilities of certain of Berkshire Hathaway’s affiliates and portfolio companies, (iii) having provided or providing certain foreign exchange, fixed income and other trading services to Berkshire Hathaway and certain of its affiliates and portfolio companies and (iv) having provided or providing certain treasury and management services and products to Berkshire Hathaway and certain of its affiliates and portfolio companies. Also, on September 1, 2011, Bank of America Corporation, BofA Merrill Lynch’s parent company (“BAC”), sold 50,000 shares of BAC’s Series T Cumulative Perpetual Preferred Stock (each share of which has a liquidation value of $100,000 per share and on which dividends accrue at a rate of 6% per annum) and a warrant to purchase 700 million shares of BAC’s common stock to Berkshire Hathaway for an aggregate purchase price of $5.0 billion. From January 1, 2011 through January 31, 2013, BofA Merrill Lynch and its affiliates received aggregate revenues from Berkshire Hathaway and entities that BofA Merrill Lynch understands may be Berkshire Hathaway’s affiliates and portfolio companies for investment, commercial and corporate banking services of approximately $55 million.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to 3G Capital, an affiliate of Hawk Acquisition, and certain of 3G Capital’s affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a manager or underwriter for various debt offerings of certain of 3G Capital’s affiliates and portfolio companies, (ii) having acted or acting as syndication agent, book runner and arranger for, and lender under, certain credit facilities, letters of credit and leasing facilities of certain of 3G Capital’s affiliates and portfolio companies, (iii) having provided or providing certain commodity, derivatives, foreign exchange and other trading services to certain of 3G Capital’s affiliates and portfolio companies and (iv) having provided or providing certain treasury and management services and products to certain of 3G Capital’s affiliates and portfolio companies. From January 1, 2011 through January 31, 2013, BofA Merrill Lynch and its affiliates received aggregate revenues from 3G Capital and entities that BofA Merrill Lynch understands may be 3G Capital’s affiliates and portfolio companies for investment, commercial and corporate banking services of approximately $35 million.

Opinion of the Financial Advisor to the Transaction Committee of the Heinz Board

The Transaction Committee retained Moelis as its advisor to advise the Transaction Committee in connection with the merger.

At the meeting of the Transaction Committee on February 13, 2013 to evaluate and to decide whether to recommend the merger to the Heinz Board, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated February 13, 2013, addressed to the Transaction Committee to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration to be received in the merger by holders of Heinz common stock was fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion, dated February 13, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement. Shareholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the Transaction Committee and the Heinz Board (in their respective capacities as such) in their evaluation of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration to the holders of Heinz common stock, and does not address Heinz’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to Heinz. Moelis’ opinion does not constitute a recommendation to any shareholder of Heinz as to how such shareholder should vote or act with respect to the merger or any other matter. Moelis’ opinion was approved by the Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to Heinz;

•	reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Heinz furnished to Moelis by Heinz, including the Projections Excluding M&A;

•

conducted discussions with members of senior management and representatives of Heinz concerning the publicly available and internal information described in the foregoing, as well as the business and prospects of Heinz generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft of the merger agreement; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Transaction Committee, relied on such information being complete and accurate in all material respects. In addition, with the consent of the Transaction Committee, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Heinz, nor was Moelis furnished with any such evaluation or appraisal. With respect to the Projections Excluding M&A, Moelis assumed, at the direction of the Transaction Committee, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Heinz as to the future performance of Heinz.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis’ opinion did not address the fairness of the merger or any aspect or implication of the merger to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Heinz, other than the fairness of the merger consideration from a financial point of view to the holders of Heinz common stock. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration or otherwise. Moelis was not asked to, nor did it, offer any opinion as to any terms of the merger agreement or any aspect or implication of the merger, except for the merger consideration to the extent expressly specified in Moelis’ opinion. In rendering its opinion, Moelis assumed, with the consent of the Transaction Committee, that the final executed form of the merger agreement would not differ in any material respect from the draft that Moelis reviewed, that the merger would be consummated in accordance with its terms and that the parties to the merger agreement would comply with all the material terms of the merger agreement. Moelis was not authorized to solicit and did not solicit indications of interest in a possible transaction with Heinz from any party. Except as described in this summary, Heinz and the Transaction Committee imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

The following is a summary of the material financial analyses presented by Moelis to the Transaction Committee at its meeting held on February 13, 2013, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Unless the context indicates otherwise, forward-looking financial data for Heinz were based on the Projections Excluding M&A, which are described under “—Certain Financial Projections” beginning on page [—] of this proxy statement, and other information and data provided by Heinz management. Such information excluded estimated effects of Heinz’s proposed emerging markets’ acquisition program. Enterprise values described below for Heinz are based on debt, cash and cash equivalents and non-controlling interests book values as of October 28, 2012 and, in the case of debt amounts, exclude (i) $114 million outstanding under Heinz’s receivables securitization facility and (ii) an estimated $48 million earn-out amount payable in connection with the Foodstar Holdings Pte Ltd. acquisition.

Selected Public Companies Analysis. Moelis reviewed financial and stock market information of those publicly traded large companies that have significant food businesses that Moelis deemed generally comparable to Heinz in product mix and geographic scope. Moelis reviewed, among other things, enterprise values (“EV”) of the selected companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on February 8, 2013, plus preferred stock, plus, as of the relevant company’s most recently reported quarter end, debt, less cash and cash equivalents, plus book value of non-controlling interests) as a multiple of estimated earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense (“EBITDA”) for calendar year 2013. Moelis also reviewed closing stock prices of the selected companies on February 8, 2013 as a multiple of estimated earnings per share for calendar year 2013, such multiple referred to here as “P/E.” Financial data for the selected companies were based on publicly available consensus research analysts’ estimates, public filings and other publicly available information. In addition, Moelis reviewed, among other things, the corresponding EV/EBITDA and P/E multiples for calendar year 2013 of Heinz, based on (i) Heinz management estimates and (ii) publicly available consensus research analysts’ estimates for Heinz. The list of selected companies and the related multiples for such selected companies are set forth below:

Company	EV	EV/EBITDA
	($ in millions)	2013E	P/E 2013E
Nestlé S.A.	$233,969	11.3x	17.6x
PepsiCo, Inc.	135,550	10.3x	16.5x
Unilever plc	123,112	10.5x	17.8x
Mondelēz International, Inc.	75,436	12.6x	17.6x
Groupe Danone S.A.	50,478	10.0x	16.0x
Kraft Foods Group, Inc.	37,387	11.1x	17.4x
General Mills, Inc.	37,561	10.4x	15.2x
Kellogg Company	29,064	10.8x	15.4x
The Hershey Company	19,605	12.5x	22.1x
ConAgra Foods, Inc.[1]	24,429	9.5x	12.8x
Campbell Soup Company	16,281	9.9x	14.6x
The J.M. Smucker Company	11,639	9.3x	16.2x
McCormick & Company, Incorporated	9,614	13.0x	19.6x
Hormel Foods Corporation	8,990	9.9x	18.0x
[1]Financial data were pro forma for the Ralcorp acquisition.

This analysis indicated the following mean and median multiples for the selected companies and for Heinz:

Selected Public Companies				Heinz – Management	Heinz – Street
		Mean	Median
EV/EBITDA
	2013E	10.8x	10.5x	11.1x	11.2x
P/E
	2013E	16.9x	16.9x	16.4x	16.4x

Moelis then used its professional judgment and experience to apply ranges of selected multiples derived from the selected companies of (i) 9.5x to 11.5x, in the case of the EV/EBITDA multiple for calendar year 2013, and (ii) 16.0x to 18.0x, in the case of the P/E multiple for calendar year 2013 to corresponding financial data of

Heinz. This analysis indicated the following implied per share reference ranges for Heinz (rounded to the nearest $0.25), as compared to the per share merger consideration:

Implied Per Share Reference Ranges Based On:
EV/EBITDA	P/E	Merger Consideration
$50.50–$63.50	$59.50–$67.00	$72.50

Selected Precedent Transactions Analysis. Moelis reviewed financial information of those transactions announced between 2000 and 2012 involving large target companies with significant food businesses that Moelis deemed generally comparable to Heinz in product mix and geographic scope. Moelis reviewed, among other things, transaction values of the selected transactions and the merger as a multiple of EBITDA for the most recently completed twelve-month period (“LTM”) for which financial information had been made public at the time of the announcement of each transaction, unless otherwise noted. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. The list of selected transactions and the related multiples are set forth below:

Date Announced	Target	Acquiror	EV ($ in thousands)	EV/LTM EBITDA
Dec. 2012	Morningstar Foods, LLC	Saputo Inc.	$1,450	9.3x
Nov. 2012	Ralcorp Holdings, Inc.	ConAgra Foods, Inc.	6,775	12.1x
Feb. 2012	Pringles Business of Procter & Gamble Company	Kellogg Company	2,695	11.1x	[1]
June. 2010	American Italian Pasta Co.	Ralcorp Holdings, Inc.	1,256	8.3x
Jan. 2010	North American Frozen Pizza Business of Kraft Food Global, Inc.	Nestlé S.A.	3,700	12.5x
Nov. 2009	Birds Eye Foods, Inc.	Pinnacle Foods Group, Inc.	1,371	9.5x
Sept. 2009	Cadbury plc	Kraft Foods Inc.	21,395	13.3x
June 2008	The Folgers Coffee Company	The J.M. Smucker Company	3,398	8.8x
Apr. 2008	Wm. Wrigley Jr. Company	Mars, Incorporated	23,017	18.4x
Nov. 2007	Post Foods	Ralcorp Holdings, Inc.	2,642	11.3x	[1]
July 2007	Global Biscuit Business of Groupe Danone S.A.	Kraft Foods Global, Inc.	7,174	13.6x	[1]
Feb. 2007	Pinnacle Foods Group, Inc.	The Blackstone Group, L.P.	2,142	8.9x
Aug. 2006	European Frozen Foods Division of Unilever plc	Permira Advisors Ltd.	2,199	9.9x	[1]
Aug. 2006	Chef America, Inc.	Nestlé S.A.	2,600	14.5x
Dec. 2002	Adams Confectionary Business of Pfizer Inc.	Cadbury Schweppes plc	3,750	12.8x	[1]
Oct. 2001	The Pillsbury Company	General Mills, Inc.	10,396	10.1x	[2]
Dec. 2000	The Quaker Oats Company	PepsiCo, Inc.	14,010	15.6x
Oct. 2000	Keebler Foods Company	Kellogg Company	4,469	10.7x
June 2000	Nabisco Holdings Corp.	Philip Morris Companies Inc.	19,017	13.7x
June 2000	International Home Foods	ConAgra Foods, Inc.	2,909	8.5x
May 2000	Bestfoods	Unilever plc	23,503	14.5x

1 Financial data were based on latest available fiscal year end information; not latest quarter-end information.

2 Financial data reflected revised deal terms pursuant to a second amended merger agreement.

This analysis indicated the following mean and median multiples for the selected transactions and the merger were as follows:

Selected Transactions				The Merger
		Mean	Median
EV/LTM EBITDA	(all transactions)
		11.8x	11.3x	13.7x
EV/LTM EBITDA	(transactions since 2009)
		10.9x	11.1x	13.7x

Moelis then used its professional judgment and experience to apply a range of selected multiples derived from the selected transactions of 11.0x to 14.0x LTM EBITDA to Heinz’s LTM EBITDA as of the announcement date of the merger. This analysis indicated the following implied per share reference range for Heinz (rounded to the nearest $0.25), as compared to the per share merger consideration:

Implied Per Share Equity Reference Range	Merger Consideration
$56.00–$74.25	$72.50

Discounted Cash Flow Analysis. Moelis performed a discounted cash flow (“DCF”) analysis of Heinz using the Projections Excluding M&A, which are described under “—Certain Financial Projections” beginning on page [—] of this proxy statement, and other information and data provided by Heinz management to calculate the present value of the estimated future unlevered free cash flows projected to be generated by Heinz. In performing the DCF analysis of Heinz, Moelis used a range of discount rates of 5.5% to 7.0%, based on Heinz’s estimated weighted average cost of capital (applying the Capital Asset Pricing Model and not applying a size premium, in light of Heinz’s market capitalization), to calculate estimated present values as of April 30, 2013 of (i) Heinz’s estimated after-tax unlevered free cash flows for the fiscal years ending April 30, 2014 through 2018, and (ii) estimated terminal values derived by applying a range of multiples of 9.5x to 11.5x to Heinz’s estimated 2018 EBITDA. Estimated tax rates for each fiscal year were based on Heinz management plan tax rates and an estimated 30% tax rate applicable in the terminal year free cash flow. This analysis indicated the following implied per share reference range for Heinz (rounded to the nearest $0.25), as compared to the per share merger consideration:

Implied Per Share Equity Reference Range	Merger Consideration
$64.00–$81.50	$72.50

Other Information

Moelis also noted for the Transaction Committee certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

•

the closing trading prices for Heinz common stock during certain periods over the two years ended February 8, 2013, which reflected low and high stock prices for the following periods: (i) $47.71 to $61.00 per share for the two-year period ended February 8, 2013; (ii) $51.69 to $61.00 for the one-year period ended February 8, 2013; (iii) $55.06 to $61.00 for the six-month period ended February 8, 2013; (iv) $57.22 to $61.00 for the three-month period ended February 8, 2013; and (v) $58.05 to $61.00 for one-month the period ended February 8, 2013;

•

the relative price performance of Heinz common stock compared to the average price performance of the selected public companies referenced above with respect to the Selected Public Companies Analysis during certain periods over the two years ended February 8, 2013, which reflected the following price increases for Heinz and its peer group, respectively, during the following periods: (i) 26% and 22% for the two-year period ended February 8, 2013; (ii) 17% and 12% for the one-year period ended February 8, 2013; (iii) 10% and 6% for the six-month period ended February 8, 2013; (iv) 6% and 9% for the three-month period ended February 8, 2013; and (v) 5% and 5% for one-month the period ended February 8, 2013;

•

one-year forward stock price targets for Heinz common stock in recently published, publicly available Wall Street research analysts’ reports, which indicated low and high stock price targets ranging from $53.00 to $65.00 per share, with a median price of $61.00 and a mean price of $59.33, and low and high stock price targets discounted to present value (using a 7.1% discount rate based on the estimated cost of equity for Heinz) ranging from approximately $49.51 to $60.71 per share;

•

premiums paid in selected transactions with transaction values over $5 billion announced between 2004 and 2012, based on applying selected ranges of implied premiums paid derived from the selected transactions using (i) the latest closing stock prices and (ii) 52-week high closing stock prices, prior to the announcement of the selected transactions; such selected ranges were of 20% to 35% in the case of latest closing prices and 5% to 20% in the case of 52-week high closing prices. Application of such ranges to the closing price of Heinz common stock on February 8, 2013, and the high closing price of Heinz common stock during the 52-week period ended February 8, 2013, indicated implied per share reference ranges for Heinz of approximately $73.09 to $82.23 and $64.05 to $73.20, respectively.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to Heinz or the merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Heinz, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’ length negotiations between Heinz and the Investors, and was approved by the Transaction Committee. Moelis did not recommend any specific consideration to Heinz, the Transaction Committee or the Heinz Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger.

Moelis acted as financial advisor to the Transaction Committee in connection with the merger and will receive a fee for its services, currently expected to be $10,000,000 in the aggregate, $1,000,000 of which became payable on execution of the engagement letter between Moelis and the Transaction Committee, $4,000,000 of which became payable in connection with the delivery of Moelis’ opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the merger. In addition, Heinz has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

In the two years prior to delivery of its opinion, Moelis did not receive and is not currently entitled to receive any fees for services rendered from Heinz, the Investors or any of their respective affiliates.

Moelis’ affiliates, employees, officers and partners may at any time own securities of Heinz and its affiliates, or of affiliates of the Investors. Moelis in the future may provide investment banking and other services to Heinz, the Investors and their respective affiliates and may receive compensation for such services.

The Transaction Committee selected Moelis as its financial advisor in connection with the merger because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Certain Financial Projections

Heinz does not generally publish detailed business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than providing, from time to time, estimated ranges of certain expected financial results and operational metrics in its regular earnings press releases and other investor materials. In connection with the evaluation of a possible transaction, Heinz’s management prepared a forecast for fiscal year 2013 (which forecast included seven months of actual results and is referred to as the “2013 Forecast”) and two sets of projections for the following five fiscal years. The first set of projections (the “Projections Excluding M&A”) assumed that Heinz would not make any acquisitions in emerging markets during the time period covered, and the second set of projections (the “Projections Including M&A”) assumed that Heinz would continue to complete bolt-on acquisitions in emerging markets during the time period covered in line with recent practice. The 2013 Forecast, the Projections Excluding M&A and the Projections Including M&A are collectively referred to as the “Financial Forecasts.” None of the Financial Forecasts were intended for public disclosure.

Heinz’s management provided the Heinz Board, in connection with their evaluation of a potential transaction with the Investors, with certain projections from the Financial Forecasts, which are summarized below. These projections were initially provided to the Heinz Board on January 21, 2013 and reviewed at its special meeting on that date, and portions of these projections were reviewed by the Heinz Board again in considering the potential transaction at the special meetings of the Heinz Board held on January 30 and February 13, 2013, as described in “—Background of the Merger” beginning on page [—] of this proxy statement. On February 5, 2013, Heinz provided representatives of 3G Capital with certain extracts from the 2013 Forecast and the Projections Excluding M&A for fiscal year 2018. In addition, the Financial Forecasts were provided to the Heinz Board’s and the Transaction Committee’s respective financial advisors and the Projections Excluding M&A were used in the financial analysis presented by the financial advisors to the Heinz Board on January 21, January 25, January 30 and February 13, 2013 as discussed in “—Opinions of Heinz’s Financial Advisors” beginning on page [—] of this proxy statement and in the financial analysis presented to the Transaction Committee on January 30 and February 13, 2013 as discussed in “—Opinion of the Financial Advisor to the Transaction Committee of the Heinz Board” beginning on page [—] of this proxy statement. The Projections Excluding M&A were used for the financial analysis performed by the financial advisors and in rendering their fairness opinions because they represented Heinz’s existing business and the Projections Including M&A were more speculative, including with respect to the availability, timing, size and financial impact of potential acquisitions. The financial projections included in this proxy statement are presented to give Heinz shareholders access to the financial projections that were made available to the Heinz Board, 3G Capital and the financial advisors of the Heinz Board and the Transaction Committee.

The financial projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or United States generally accepted accounting principles (“GAAP”) but, in the view of Heinz management, were prepared on a reasonable basis. The financial projections included in this proxy statement are unaudited. Neither Heinz’s independent registered public accounting firm, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability. The inclusion of this information in this proxy statement should not be regarded as an indication that Heinz or anyone who received the financial projections then considered, or now considers, the projections to be a reliable prediction of future events, and this information should not be relied upon as such.

The financial projections reflect various estimates and assumptions made by Heinz, all of which are difficult to predict and many of which are beyond Heinz’s control, including, among others, the following assumptions:

•	double-digit sales revenue growth in emerging markets,

•	low single-digit sales revenue growth in the United States and the United Kingdom,

•	relatively flat sales revenue in other developed markets,

•	pricing and productivity that slightly outpace inflation,

•	fixed costs growth at a rate slower than sales revenue growth,

•	capital spending at a rate of 3.5%-4.0% of sales revenue,

•	continued improvements in CCC (cash conversion cycle), led by a reduction in DII (days in inventory),

•	relatively stable funding of pension plans,

•	no effects of potential foreign exchange rate fluctuations, and

•	continued bolt-on acquisitions in emerging markets (in the case of the Projections Including M&A).

In addition, except as otherwise noted, the financial projections assume an effective tax rate of 20.5% for fiscal year 2014, 25.1% for fiscal year 2015, 25.9% for fiscal year 2016, 26.1% for fiscal year 2017 and 26.3% for fiscal year 2018 (which tax rates are referred to as the Heinz management plan tax rates). The Heinz management plan tax rates represented Heinz management’s estimate of Heinz’s future tax rates and were selected based on Heinz’s historical effective tax rates, potential for future changes in U.S. and foreign tax laws and potential tax planning opportunities in the future.

The financial projections reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and frequent revisions attributable to the volatility of Heinz’s industry and based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, Heinz’s performance and ability to achieve strategic goals over the applicable period, competitive conditions, including competition from lower-priced private label brands, increases in commodity costs and the costs of other inputs, currency rate fluctuations, Heinz’s effective tax rate, industry performance, general business and economic conditions and the factors described under “Risk Factors”

in Heinz’s Annual Report on Form 10-K for the fiscal year ended April 29, 2012, Heinz’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 27, 2013 and in Heinz’s other filings with the SEC. For additional information on factors that may cause Heinz’s future financial results to materially vary from those projected below, see “Cautionary Statement Regarding Forward-Looking Information” on page [—] of this proxy statement. The financial projections cannot, therefore, be considered a guarantee of future operating results and should not be relied upon as such.

The financial projections were prepared by Heinz management based on information they had at the time of preparation and are not a guarantee of future performance. The financial projections were, in general, prepared solely for use by the Heinz Board and the financial advisors of the Heinz Board and the Transaction Committee and are subjective in many respects and thus subject to interpretation. The financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year. Neither Heinz nor any of its affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections described below. Neither Heinz nor any of its affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the financial projections if any of them are or become inaccurate (even in the short term).

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Heinz contained in Heinz’s public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the merger. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context. Heinz shareholders are cautioned not to place undue, if any, reliance on the financial projections included in this proxy statement.

Projections Excluding M&A

The following table summarizes the Projections Excluding M&A (including the 2013 Forecast) that were provided to the Heinz Board:

	For Fiscal Year Ending April,
(dollars in millions, except per share data)	2013E	2014P	2015P	2016P	2017P	2018P
Revenue	$ 11,675	$ 12,141	$ 12,657	$ 13,112	$ 13,744	$ 14,446
EBITDA (1)	2,057	2,195	2,340	2,453	2,613	2,789
EBIT (2)	1,705	1,834	1,965	2,061	2,202	2,355
Fully diluted earnings per share	$3.58	$3.78	$3.83	$4.00	$4.29	$4.60

(1)	Non-GAAP measure. For this purpose, EBITDA represents net income before net interest expense, minority interest expense, income tax and depreciation and amortization.

(2)	Non-GAAP measure. For this purpose, EBIT represents net income before net interest expense, minority interest expense and income tax.

Based on the Projections Excluding M&A, the following three sets of free cash flow projections (based on different definitions of free cash flow and different assumed tax rates, as described in the footnotes) were calculated for use by the financial advisors in performing their discounted cash flow analyses, as described under “—Opinions of Heinz’s Financial Advisors” beginning on page [—] of this proxy statement and “—Opinion of the Financial Advisor to the Transaction Committee of the Heinz Board” beginning on page [—] of this proxy statement, and were provided to the Heinz Board:

	Free Cash Flow For Fiscal Year Ending April,
(dollars in millions)	2014P	2015P	2016P	2017P	2018P
Management projections (1)	1,372	1,343	1,401	1,468	1,569
Adjusted management projections (2)	1,353	1,321	1,382	1,441	1,539
Full tax rate projections (3)	1,061	1,099	1,162	1,217	1,305

(1)	Non-GAAP measure. For this purpose, free cash flow represents EBIT, less taxes, plus depreciation and amortization, less capital expenditures, less the amount of any increase or plus the amount of any decrease in net working capital, less the amount of any increase in other current assets, plus the amount of any decrease in other current liabilities. These free cash flow projections were used in the discounted cash flow analysis performed by Centerview and BofA Merrill Lynch and presented in “—Opinions of Heinz’s Financial Advisors—Opinion of Centerview” and “—Opinions of Heinz’s Financial Advisors—Opinion of BofA Merrill Lynch.”

(2)	Non-GAAP measure. For this purpose, free cash flow represents EBIT, less taxes, plus depreciation and amortization, less capital expenditures, less the amount of any increase or plus the amount of any decrease in net working capital. These free cash flow projections were used in the discounted cash flow analysis performed by Moelis and presented in “—Opinion of the Financial Advisor to the Transaction Committee of the Heinz Board.”

(3)	Non-GAAP measure. For this purpose, free cash flow represents EBIT, less taxes, plus depreciation and amortization, less capital expenditures, less the amount of any increase or plus the amount of any decrease in net working capital, less the amount of any increase in other current assets, plus the amount of any decrease in other current liabilities. Assumes an effective tax rate of 37.5% for each of fiscal years 2014 through 2018 (which tax rates are referred to as the full tax rates). These tax rates assumed that all income is fully taxable at current U.S. federal statutory rates and estimated U.S. state statutory rates. These free cash flow projections, in addition to those assuming the Heinz management plan tax rates, were used in the discounted cash flow analysis performed by Centerview and BofA Merrill Lynch and presented in “—Opinions of Heinz’s Financial Advisors—Opinion of Centerview” and “—Opinions of Heinz’s Financial Advisors—Opinion of BofA Merrill Lynch.”

The following table summarizes the extracts from the 2013 Forecast and the Projections Excluding M&A for fiscal year 2013 that were provided to 3G Capital:

	For Fiscal Year Ending April,
(dollars in millions)	2013E	2018P
Revenue	$11,675	$14,446
Operating Income	1,724	2,366

In addition, the following regional/geographic information included in the 2013 Forecast and the Projections Excluding M&A for fiscal year 2018 were provided to 3G Capital.

	Revenue for Fiscal Year Ending April,
(dollars in millions)	2013E	2018P
Emerging markets	$2,773	$5,120
U.S. / U.K.	5,534	5,992
Other developed	3,368	3,334

Total	11,675	14,446

Projections Including M&A

The following table summarizes the Projections Including M&A (including the 2013 Forecast) that were provided to the Heinz Board:

	For Fiscal Year Ending April,
(dollars in millions, except per share data)	2013E	2014P	2015P	2016P	2017P	2018P
Revenue	$11,675	$12,291	$12,975	$13,618	$14,461	$15,399
EBIT (1)	1,705	1,845	1,990	2,105	2,268	2,449
Fully diluted earnings per share	$3.58	$3.81	$3.89	$4.10	$4.44	$4.82

(1)	Non-GAAP measure. For this purpose, EBIT represents net income before net interest expense, minority interest expense and income tax.

The cash flow impact from acquisitions assumed in the Projections Including M&A is as follows:

	For Fiscal Year Ending April,
(dollars in millions)	2014P	2015P	2016P	2017P	2018P
Cash used in acquisitions	$(300)	$(300)	$(300)	$(300)	$(300)
Incremental free cash flow from acquisitions (1)	11	16	23	32	41

(1)	Non-GAAP measure. For this purpose, free cash flow represents EBIT, less taxes, plus depreciation and amortization, less capital expenditures, less the amount of any increase or plus the amount of any decrease in net working capital, less the amount of any increase in other current assets, plus the amount of any decrease in other current liabilities.

As noted in the footnotes to the tables above, certain of the financial information presented are non-GAAP measures. Non-GAAP measures should not be considered in isolated form, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Heinz may not be comparable to similarly titled amounts used by other companies.

Interests of Heinz’s Directors and Executive Officers in the Merger

In considering the recommendation of the Heinz Board to approve the merger agreement, you should be aware that Heinz’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Heinz shareholders generally. The Heinz Board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the Heinz shareholders that the merger agreement be approved. These interests, which are described and quantified below, include the following:

•

Pursuant to the merger agreement, the directors and executive officers will be entitled to (i) cashout of their existing shares and existing equity-based awards (except for certain RSUs granted to Messrs. McMenamin, Mullen and Woodward) at the effective time of the merger based on the merger consideration of $72.50 per share, which is the same basis as other equityholders and (ii) continued indemnification and insurance coverage for at least six years after the effective time of the merger.

•

Pursuant to the merger agreement, prior to the effective time of the merger, all outstanding awards under Heinz’s total Company Annual Incentive Plan for fiscal year 2013 and its LTPP for fiscal years 2012-2013 and 2013-2014 will be amended to provide that each award will pay out at 100% of the applicable target award. This deemed achievement of target performance was appropriate in light of Heinz’s performance to date and the anticipated impact of the completion of the merger on the applicable performance criteria of these awards. Heinz currently estimates that, but for the proposed merger, the LTPP awards for fiscal years 2012-2013 and 2013-2014 would have paid out at least 100% of the applicable target awards.

•

Pursuant to the merger agreement, Heinz will establish two cash-based award programs to be in effect between the start of fiscal year 2014 and the completion of the merger. Executive officers will be eligible to participate in both of these programs. One cash-based award program, the SIP Replacement Awards, will serve as a temporary replacement of the fiscal year 2014 awards that would have otherwise been made under Heinz’s 2013 Stock Incentive Plan, and the other, the LTPP Replacement Awards, will serve as a temporary replacement of the fiscal year 2014 awards that would have otherwise been made under Heinz’s LTPP. In each case, an award recipient must be employed at the effective time of the merger to be eligible for payout of his or her award. The payouts of the SIP Replacement Awards and LTPP Replacement Awards will be prorated based on the period between April 29, 2013 and the effective time of the merger. For the pro rata calculations, 24 months will be used as the base period for LTPP Replacement Awards and 36 months as the base period for SIP Replacement Awards. Thus, assuming the completion of the merger will become effective on August 1, 2013, LTPP Replacement Awards will be prorated by taking the target value of a participant’s LTPP Replacement Award and multiplying it by 3/24ths and SIP Replacement Awards will be prorated by taking the target value of a participant’s SIP Replacement Award and multiplying it by 3/36ths. The aggregate grant date value of the replacement awards (before taking into account any proration) will not exceed $27,717,435 for the SIP Replacement Awards and $17,297,462 for the LTPP Replacement Awards.

•

Pursuant to the merger agreement, prior to the effective time of the merger, certain nonqualified deferred compensation plans in which certain Heinz executive officers participate will be amended to vest any accrued but unvested benefits. In addition, pursuant to the merger agreement, these plans and certain other nonqualified deferred arrangements in which executive officers and non-employee directors participate will be terminated and payment of accrued amounts under these plans will be made, in each case, within the first year following the completion of the merger if certain specified conditions are satisfied.

•	All of the current executive officers are party to a severance protection agreement. Heinz’s two former named executive officers, Messrs. Milone and O’Hara, are not covered by a severance protection agreement. Under the severance protection agreements, upon a qualifying termination of employment within the 24 months following the completion of the merger, executive officers will be entitled to cash payments, additional years of credit under supplemental retirement plans and continued health and welfare benefits, and, for certain executive officers, tax reimbursement for golden parachute payments in the event certain excise taxes are triggered. Heinz does not currently anticipate such excise taxes being triggered and, thus, does not expect to make tax gross-up payments to any of the executive officers. Eight of the executive officers entered into their severance protection agreements in 2007 or earlier, and three executive officers entered into their agreements in February 2013. The agreements entered into in February of 2013 do not provide for any tax reimbursement.

It is possible that, prior to the completion of the merger, some or all of Heinz’s executive officers may discuss or enter into agreements, arrangements or understandings with Parent or Merger Sub or any of their respective affiliates regarding their continuing employment with the surviving corporation or one or more of its affiliates. However, as of the date of this proxy statement, such discussions have not occurred and such agreements have not been entered or discussed. No framework regarding compensation has been provided by Parent or Merger Sub beyond what is provided for in the merger agreement. See “The Merger Agreement—Employee Matters,” beginning on page [—] of this proxy statement for a summary of Parent’s obligations to Heinz’s employees during the first year following the completion of the merger.

Golden Parachute Compensation

The table below sets forth, for each of Heinz’s three current named executive officers and two former named executive officers, estimates of the amounts of compensation that are based on, or otherwise relate to, the merger and that may become payable to the executive officer on a qualifying termination of employment in connection with the merger. Heinz shareholders are being asked to approve, on a non-binding, advisory basis, such compensation for these executive officers (see section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements” beginning on page [—] of this proxy statement). Because the vote to approve such compensation is advisory only, it will not be binding on either Heinz or Parent. Accordingly, if the merger agreement is approved at the special meeting (or any adjournment thereof) and the merger is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the table.

The table also sets forth estimates of the amounts of such compensation for Heinz’s eight other executive officers who are not named executive officers. Heinz shareholders are not being asked to approve such compensation for these executive officers.

In the table below, the prorated fiscal year 2014 bonus under the Annual Incentive Plan and the prorated SIP Replacement Awards and LTPP Replacement Awards within the “Cash” column, all amounts in the “Equity” column and the prorated target fiscal year 2013-2014 LTPP awards within the “Other” column are payable on a “single-trigger” basis (i.e., based on a change in control alone, regardless of whether or not the executive officer continues in his or her job after the date of the change in control). The vesting and payment details of the amounts in the “Pension/NQDC” column are discussed in footnote 3 to the table below, beginning on page [—] of this proxy statement. The target fiscal year 2013 bonus under the Annual Incentive Plan and target fiscal year 2012-2013 LTPP awards within the “Other” column will be earned and paid before the effective time of the merger. All other amounts are payable on a “double-trigger” basis (i.e., where there is a change in control and the executive officer’s employment is involuntarily terminated by Heinz without cause within 24 months of the change in control).

The table below assumes that the completion of the merger, which will qualify as a change in control of Heinz, will become effective on August 1, 2013 and that, for purposes of the table, the employment of each executive officer will be involuntarily terminated on that date. A termination of employment by the executive officer for good reason on that date will yield the same results, except that the previously granted retention RSU awards for Messrs. McMenamin, Mullen and Woodward will not vest and will instead be forfeited. The actual date of the completion of the merger will depend, among other things, upon the satisfaction of conditions described in “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [—] of this proxy statement.

See the footnotes to the table for additional assumptions.

Name	Cash($)(1)	Equity($)(2)	Pension/NQD C($)(3)	Perquisites / Benefits(4)	Tax Reimburse- ment($)(5)	Other($)(6)	Total($)

Current Named Executive Officers

William R. Johnson, Chairman, President and Chief Executive Officer	$15,918,542	$30,471,527	—	$995,129	—	$8,594,375	$55,979,573

Arthur B. Winkleblack, Executive Vice President and Chief Financial Officer	$4,804,581	$7,471,173	$1,512,483	$130,914	—	$1,607,344	$15,526,495

David C. Moran, Executive Vice President, President and Chief Executive Officer of Heinz Europe and Global Infant/Nutrition	$4,774,213	$7,628,814	$1,281,413	$167,520	—	$1,631,156	$15,483,116

Former Named Executive Officers

Michael D. Milone, Former Executive Vice President, Rest of World, Global ERM & Global Infant/Nutrition (a) (c)	$—	$4,520,363	—	$—	—	$531,250	$5,051,613

C. Scott O’Hara, Former Executive Vice President & President and Chief Executive Officer of Heinz North America (b) (c)	$—	$5,093,624	—	$—	—	$793,156	$5,886,780

Other Executive Officers

Theodore N. Bobby, Executive Vice President, General Counsel and Corporate Secretary	$3,408,215	$5,331,220	$456,124	$167,983	—	$1,143,000	$10,506,542

Stephen S. Clark, Senior Vice President—Chief People Officer	$2,067,915	$3,056,392	$1,177,932	$31,164	—	$857,750	$7,191,153

Edward J. McMenamin, Senior Vice President—Finance	$3,224,911	$3,919,155	$427,289	$105,740	—	$912,500	$8,589,595

Michael Mullen, Senior Vice President—Corporate and Government Affairs	$841,280	$1,320,800	$853,856	$26,880	—	$415,500	$3,458,316

Margaret R. Nollen, Senior Vice President—Strategy, Investor Relations and Global Program Management	$1,433,241	$1,118,034	$605,662	$35,477	—	$480,240	$3,672,654

Robert P. Ostryniec, Senior Vice President, Chief Supply Chain Officer and Global Enterprise Risk Management, Environmental Health, Safety and Sustainability and Quality	$2,193,381	$3,290,456	$1,422,517	$47,016	—	$909,256	$7,862,626

Christopher J. Warmoth, Executive Vice President—Heinz Asia Pacific	$2,882,178	$6,716,615	$1,367,506	$91,185	—	$1,476,375	$12,533,859

David C. Woodward, Executive Vice President & President and Chief Executive Officer of Heinz North America	$2,592,127	$5,615,152	$156,242	$45,806	—	$1,147,932	$9,557,259

(a)	Mr. Milone ceased to be a Heinz executive officer and employee on June 22, 2012.

(b)	Mr. O’Hara ceased to be a Heinz executive officer on June 26, 2012 and ceased to be a Heinz employee on August 1, 2012.

(c)	Although Messrs. Milone and O’Hara are no longer employed by Heinz, they hold unvested stock options and RSUs that continue to vest in accordance with their original vesting schedule. These awards remain subject to their compliance with specified covenants, as described in further detail in footnote 2(c) to the table above on page [—].

(1)	Cash: The amounts in this column reflect the cash severance payment to which the executive officers would be entitled under their severance protection agreements, the prorated fiscal 2014 annual cash bonus award and the prorated SIP Replacement Awards and LTPP Replacement Awards. As described above on page [—], the cash severance payment portion is payable on a double-trigger basis. The following table breaks down the amounts in column (1) by type of payment.

Name	Cash Severance($)(a)	Prorated Fiscal Year 2014 Bonus($)(b)	Prorated SIP Replacement Awards ($)(c)	Prorated LTPP Replacement Awards ($)(d)	Total($)

Current Named Executive Officers

William R. Johnson	$14,410,000	$715,000	$346,667	$446,875	$ 15,918,542

Arthur B. Winkleblack	$4,471,299	$168,750	$92,813	$71,719	$4,804,581

David C. Moran	$4,435,994	$171,250	$94,188	$72,781	$4,774,213

Former Named Executive Officers

Michael D. Milone	—	—	—	—	—

C. Scott O’Hara	—	—	—	—	—

Other Executive Officers

Theodore N. Bobby	$3,171,215	$120,000	$66,000	$51,000	$3,408,215

Stephen S. Clark	$1,893,623	$99,875	$39,167	$35,250	$2,067,915

Edward J. McMenamin	$3,039,494	$106,250	$41,667	$37,500	$3,224,911

Michael Mullen	$757,280	$55,125	$13,125	$15,750	$841,280

Margaret R. Nollen	$1,335,720	$63,998	$15,238	$18,285	$1,433,241

Robert P. Ostryniec	$2,007,130	$106,728	$41,854	$37,669	$2,193,381

Christopher J. Warmoth	$2,576,053	$155,000	$85,250	$65,875	$2,882,178

David C. Woodward	$2,295,877	$150,000	$82,500	$63,750	$2,592,127

(a)	The cash severance amount for Messrs. Johnson, Bobby, McMenamin, Moran and Winkleblack is equal to three times the sum of the executive officer’s annual salary and the average of the executive officer’s last three annual cash bonus awards (for fiscal years 2011, 2012 and 2013). The cash severance amount for Messrs. Clark, Mullen, Ostryniec, Warmoth and Woodward and Ms. Nollen is equal to two times the sum of the executive officer’s annual salary and the average of the executive officer’s last three annual cash bonus awards.

(b)	The prorated fiscal 2014 bonus is the fiscal 2014 annual cash bonus award prorated to reflect 3 months of the 12-month period.

(c)	The prorated SIP Replacement Awards are prorated to reflect 3 months of the 36-month period.

(d)	The prorated LTPP Replacement Awards are prorated to reflect 3 months of the 24-month period.

(2)	Equity: The amounts in this column reflect the value of the accelerated vesting of the executive officers’ unvested equity awards that would occur at the effective time of the merger, as provided by the merger agreement. These unvested equity awards were granted prior to the contemplation of the merger. The executive officers were not granted any additional equity awards in connection with the merger. The following table breaks down these amounts by type of award.

Name	Accelerated Stock Options($)(a)	Accelerated RSUs($)(b)	Total($)

Current Named Executive Officers

William R. Johnson	$24,633,692	$5,837,835	$30,471,527

Arthur B. Winkleblack	$5,459,552	$2,011,621	$7,471,173

David C. Moran	$5,576,902	$2,051,912	$7,628,814

Former Named Executive Officers

Michael D. Milone (c)	$3,415,776	$1,104,587	$4,520,363

C. Scott O’Hara (c)	$3,801,884	$1,291,740	$5,093,624

Other Executive Officers

Theodore N. Bobby	$3,896,531	$1,434,689	$5,331,220

Stephen S. Clark	$2,368,599	$687,793	$3,056,392

Edward J. McMenamin	$2,881,590	$1,037,565	$3,919,155

Michael Mullen	$470,144	$850,656	$1,320,800

Margaret R. Nollen	$541,768	$576,266	$1,118,034

Robert P. Ostryniec	$2,561,256	$729,200	$3,290,456

Christopher J. Warmoth	$4,899,740	$1,816,875	$6,716,615

David C. Woodward	$3,163,061	$2,452,091	$5,615,152

(a)	The value of the accelerated vesting of each stock option award is calculated as the merger consideration of $72.50 per share minus the exercise price of the unvested option, multiplied by the number of shares subject to the award. The incremental value to the executive officers resulting from the completion of the merger (which is not what this table reflects) is the difference between the spread of the option (the difference between the stock price and the exercise price) based on the stock price immediately prior to the announcement of the proposed merger and the spread of the option based on the merger consideration of $72.50 per share.

(b)	The value of the accelerated vesting of each RSU is calculated as the merger consideration of $72.50 per share multiplied by the number of unvested RSUs subject to the award, plus all accrued and unpaid dividends on such RSUs. The incremental value to the executive officers resulting from the completion of the merger (which is not what this table reflects) is the difference between the stock price immediately prior to the announcement of the proposed merger and the merger consideration of $72.50 per share.

(c)	Although Messrs. Milone and O’Hara are no longer employed by Heinz, they hold unvested stock options and RSUs that continue to vest in accordance with their original vesting schedule. Unvested stock option and RSU awards may be forfeited before the effective time of the merger if they breach the non-solicitation, confidentiality or non-compete covenants set forth in the applicable stock option and RSU award agreements, as applicable.

(3)	Pension/NQDC: The amounts in this column reflect additional age and service credit benefits under Heinz’s supplemental retirement plans, as of August 1, 2013, to which the executive officer would be entitled under his or her severance protection agreement. These benefits are payable on a double-trigger basis. Messrs. Johnson, Bobby, McMenamin, Moran and Winkleblack will receive credit for an additional three years of age and service, and Messrs. Clark, Mullen, Ostryniec, Warmoth and Woodward and Ms. Nollen will receive credit for an additional two years of age and service. Former named executive officers Messrs. Milone and O’Hara are not party to severance protection agreements. The amounts in this column also reflect the value of otherwise unvested nonqualified deferred compensation plan account balances that will vest on a single-trigger basis in connection with the merger (these amounts would have vested under the severance protection agreements). Heinz’s former named executive officers, Messrs. Milone and O’Hara, do not have unvested nonqualified deferred compensation account balances.

For Messrs. Winkleblack, Moran, Bobby, Clark, McMenamin, Mullen and Ostryniec and Ms. Nollen, (i) the estimated Company Contribution Amount (“ CCA”) balances under the Supplemental Executive Retirement Plan were based on the actual CCA balances as of January 31, 2013, projected to August 1, 2013, using the January 31, 2013 Moody’s Aa annualized rate of 3.96% and the applicable contribution credits based on each executive officer’s most recent base rate of pay plus annual bonus and RSUs earned for fiscal 2013; (ii) the estimated cash balance accounts under the Supplemental Executive Retirement Plan were based on the actual January 31, 2013 cash balance accounts, projected to August 1, 2013, using the 5% annualized interest crediting rate specified in the plan and the applicable contribution credits based on each executive officer’s most recent base rate of pay plus annual bonus and RSUs earned for fiscal 2013; (iii) the Plan A benefit offset under the Supplemental Executive Retirement Plan was calculated using the IRS-mandated interest and mortality assumptions under the Pension Protection Act for 2013 lump sum distributions; (iv) the base pay used for the pay continuation was based on the most recent base rate of pay; (v) annual bonus used for the pay continuation was based on the average of the annual bonus payouts for fiscal years 2011, 2012 and 2013; and (vi) annual bonus and RSUs earned for fiscal year 2013 and expected to be paid prior to August 1, 2013 were assumed to be paid at target.

For Mr. Warmoth, the value of additional retirement equivalents under the H J Heinz Company Limited Employer Financed Retirement Benefit Scheme (the “EFRBS”) reflects an additional two years of age and service credit benefits, as of August 1, 2013, to which he would be entitled under his severance protection agreement. The following additional assumptions were used: (i) the estimated CCA balances under the EFRBS were based on the actual CCA balances and Heinz UK (DC) Pension Plan as of January 31, 2013, projected to August 1, 2013, using the January 31, 2013 iBoxx GBP AA Corporate 15+ index annualized rate of 4.3% and the applicable CCA contribution credits are based on his most recent base rate of pay plus annual bonus and RSUs earned for fiscal 2013; (ii) the annual bonus used for the pay continuation was based on the average of the annual bonus payouts for fiscal years 2011, 2012 and 2013; and (iii) the annual bonus and RSUs earned for fiscal year 2013 and expected to be paid prior to August 1, 2013 were assumed to be paid at target.

In addition to the benefits provided under the Supplemental Executive Retirement Plan (or, for Mr. Warmoth, the EFRBS), the CCA balances with appropriate continuation for Messrs. Winkleblack, Moran, Bobby, Clark, McMenamin, Mullen, Ostryniec, Warmoth and Woodward and Ms. Nollen will also be payable. The estimates provided are based on the actual CCA balances as of January 31, 2013, projected to August 1, 2013, using the January 31, 2013 Moody’s Aa annualized rate of 3.96% and the applicable contribution credits based on each executive officer’s most recent base rate of pay plus annual bonus and RSUs earned for fiscal 2013. Contribution credits during the continuation period are based on the most recent base rate of pay plus a bonus amount equal to the average of annual bonus payouts for fiscal years 2011, 2013 and 2013. Interest credited during the continuation period is based on Moody’s Aa annualized rate of 3.96%.

(4)  Perquisites/Benefits: The amounts in this column reflect the value of medical, dental and life insurance benefits to which the executive officers would be entitled under their severance protection agreements. Messrs. Johnson, Bobby, McMenamin, Moran and Winkleblack will receive this coverage for three years following their termination of employment, while Messrs. Clark, Mullen, Ostryniec, Warmoth and Woodward and Ms. Nollen will receive this coverage for two years following their termination of employment. The coverage will terminate if the executive officers become eligible for such coverage from a new employer. Heinz’s former named executive officers, Messrs. Milone and O’Hara, are not entitled to any additional perquisites or benefits as a result of the merger.

The following table breaks down these amounts by type of benefit:

Name	Medical($)	Dental($)	Life Insurance ($)	Total($)
Current Named Executive Officers

William R. Johnson	$27,411	$1,760	$965,958	$995,129

Arthur B. Winkleblack	$27,411	$1,760	$101,743	$130,914

David C. Moran	$60,125	*	$107,394	$167,520

Other Executive Officers

Theodore N. Bobby	$27,411	$1,760	$138,812	$167,983

Stephen S. Clark	$18,274	$1,173	$11,717	$31,164

Edward J. McMenamin	$27,411	$1,760	$76,569	$105,740

Michael Mullen	$18,274	$1,173	$7,433	$26,880

Margaret R. Nollen	$18,274	$1,173	$16,030	$35,477

Robert P. Ostryniec	$18,274	$1,173	$27,569	$47,016

Christopher J. Warmoth	$29,038	*	$62,147	$91,185

David C. Woodward	$18,274	$1,173	$26,359	$45,806

* Messrs. Moran and Warmoth’s dental benefits are included in the amount disclosed in the “Medical” column.

(5)	Tax Reimbursement: Under their severance protection agreements, Messrs. Johnson, Bobby, McMenamin, Moran, Winkleblack, Clark, Warmoth and Woodward are entitled to reimbursement of the 20% excise tax that may be imposed on the executive officers under Internal Revenue Code Section 4999 on the value of the payments and benefits that they would receive in connection with the merger. None of the executive officers are expected to be subject to this 20% excise tax and, therefore, Heinz does not anticipate making any tax reimbursement payments to any executive officer.

(6)	Other: The amounts in this column reflect the value of 100% of the target amounts under Heinz’s existing total Company Annual Incentive Plan awards for fiscal year 2013 and LTPP awards for fiscal years 2012-2013, which will be earned and paid before the effective time of the merger. It is estimated that, in the absence of the merger, amounts under these two plans would have paid out at or around target. The amounts in this column also reflect the value of 100% of target amounts under Heinz’s existing LTPP awards for fiscal years 2013-2014, prorated to reflect the satisfaction of 15/24ths of the performance period from April 30, 2012 through August 1, 2013. The amounts for Messrs. O’Hara, Moran, Warmoth and Woodward under the Annual Incentive Plan for fiscal year 2013 reflect the value of 100% of the target amounts: 50% based on total Company performance and 50% based on the performance of their respective business units. The following table breaks down the amounts in column (6) by type of payment.

Name	Target Fiscal Year 2013 Total Company Annual Incentive Plan Awards($)	Target Fiscal Year 2012-2013 LTPP Awards($)	Prorated Target Fiscal Year 2013-2014 LTPP Awards($)(a)	Total($)

Current Named Executive Officers

William R. Johnson	$2,860,000	$3,500,000	$2,234,375	$8,594,375

Arthur B. Winkleblack	$675,000	$573,750	$358,594	$1,607,344

David C. Moran	$685,000	$582,250	$363,906	$1,631,156

Former Named Executive Officers

Michael D. Milone (b)	—	$531,250	—	$531,250

C. Scott O’Hara (b)	$170,000	$578,000	$45,156	$793,156

Other Executive Officers

Theodore N. Bobby	$480,000	$408,000	$255,000	$1,143,000

Stephen S. Clark	$399,500	$282,000	$176,250	$857,750

Edward J. McMenamin	$425,000	$300,000	$187,500	$912,500

Michael Mullen	$220,500	$120,000	$75,000	$415,500

Margaret R. Nollen	$255,990	$138,000	$86,250	$480,240

Robert P. Ostryniec	$426,912	$294,000	$188,344	$909,256

Christopher J. Warmoth	$620,000	$527,000	$329,375	$1,476,375

David C. Woodward	$565,000	$290,744	$292,188	$1,147,932

(a)	The prorated Target Fiscal Year 2013-2014 LTPP Awards are prorated to reflect 15 months of the 24-month period.

(b)	Mr. Milone is entitled to an LTPP award for fiscal 2012-2013 under the terms of his LTPP award agreement. Under the terms of Mr. O’Hara’s separation agreement, he is entitled to a prorated 3/12ths award under the 2013 Annual Incentive Plan, an LTPP award for fiscal years 2012-2013 and a prorated 3/24ths payment of his LTPP award for fiscal years 2013-2014.

Vested Equity Interests of Heinz’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of Heinz common stock and the number of shares of Heinz common stock underlying stock options and deferred RSUs currently held by each of Heinz’s executive officers and non-employee directors, in each case that either are currently vested or that are scheduled to vest before the effective time of the merger, assuming that the effective time of the merger occurs on August 1, 2013, whether or not the merger is completed. The table also sets forth the values of these vested shares, stock options and RSUs based on the $72.50 per share merger consideration (minus the applicable exercise price for the options) and, in the case of non-employee directors, any deferred director fees. For the values of the executive officers’ unvested equity awards, see the “Equity” column of the table under “—Golden Parachute Compensation” beginning on page [—] of this proxy statement. Non-employee directors hold no unvested equity awards. No new shares of Heinz common stock were granted to any executive officer or non-employee director in contemplation of the merger. The incremental value to the executive officers and non-employee directors resulting from the completion of the merger (which is not what the following table reflects) in respect of vested shares and deferred RSUs is the difference between the stock price immediately prior to the announcement of the proposed merger and the merger consideration of $72.50. The incremental value to the executive officers and non-employee directors resulting from the completion of the merger (which is not what the following table reflects) in respect of vested options is the difference between the spread of the vested options based on the stock price immediately prior to the announcement of the proposed merger and the spread of the vested options based on the merger consideration of $72.50 per share.

Name	Vested Shares (#)(1)		Vested Shares ($)(1)		Vested Options (#)(2)		Vested Options ($)(2)		Deferred RSUs (#)(3)		Deferred RSUs ($)(3)		Total Vested Equity($)

Current Named Executive Officers
William R. Johnson	802,956		$58,214,310		815,104		$18,346,067		318,862		$23,117,495		$99,677,872
Arthur B. Winkleblack	75,149		$5,448,303		197,636		$4,789,278		116,009		$8,410,653		$18,648,233
David C. Moran	53,788		$3,899,630		173,230		$3,912,223		107,007		$7,758,008		$15,569,860

Former Named Executive Officers
Michael D. Milone	81,404	(a)	$5,901,790	(a)	182,183	(b)	$4,371,965	(b)	—	(b)	—	(b)	$10,273,755
C. Scott O’Hara	85,548	(c)	$6,202,230	(c)	—	(d)	—	(d)	—	(d)	—	(d)	$6,202,230

Other Executive Officers
Theodore N. Bobby	46,705		$3,386,113		151,440		$3,758,911		41,592		$3,015,420		$10,160,444
Stephen S. Clark	26,978		$1,955,905		59,044		$1,464,941		—		—		$3,420,846
Edward J. McMenamin	27,345		$1,982,513		105,270		$2,548,184		51,009		$3,698,153		$8,228,849
Michael Mullen	11,690		$847,525		7,903		$191,189		—		—		$1,038,714
Margaret R. Nollen	22,862		$1,657,495		9,130		$220,950		—		—		$1,878,445
Robert P. Ostryniec	28,342		$2,054,795		61,258		$1,448,509		—		—		$3,503,304
Christopher J. Warmoth	65,161		$4,724,173		137,300		$3,944,930		38,594		$2,798,065		$11,467,167
David C. Woodward	27,345		$1,982,513		35,214		$845,171		—		—		$2,827,684

Non-Employee Directors
Charles E. Bunch	29,250		$2,120,625		—		—		—		—		$2,120,625
Leonard S. Coleman, Jr.	22,600		$1,638,500		—		—		9,750		$706,875		$2,345,375
John G. Drosdick	—		—		—		—		21,750		$1,576,875		$1,576,875
Edith E. Holiday	5,600		$406,000		—		—		24,250		$1,758,125		$2,164,125
Candace Kendle	39,090		$2,834,025		—		—		—		—		$2,834,025
Franck J. Moison	—		—		—		—		—		—		—
Dean R. O’Hare	32,450		$2,352,625		—		—		—		—		$2,352,625
Nelson Peltz	3,250	(e)	$235,625	(e)	—		—		—		—		$235,625
Dennis H. Reilly	—		—		—		—		21,750		$1,576,875		$1,576,875
Lynn C. Swann	15,750		$1,141,875		—		—		—		—		$1,141,875
Thomas J. Usher	4,413		$319,943		—		—		24,250		$1,758,125		$2,078,068
Michael F. Weinstein	3,000		$217,500		—		—		18,750		$1,359,375		$1,576,875

(a)  This information for Mr. Milone is current as of June 22, 2012. Mr. Milone ceased to be a Heinz executive officer and Section 16 reporting officer on June 22, 2012, and Heinz does not have information about his transactions in shares after that date.

(b)  This information for Mr. Milone is current as of March 1, 2013.

(c)  This information for Mr. O’Hara is current as of August 1, 2012. Mr. O’Hara ceased to be a Heinz executive officer and Section 16 reporting officer on June 26, 2012. Mr. O’Hara ceased to be a Heinz employee on August 1, 2012, and Heinz does not have information about his transactions in shares after that date.

(d)  This information for Mr. O’Hara is current as of March 1, 2013.

(e)  The amounts for Mr. Peltz do not include 3,250 shares held by Trian Fund Management, L.P., of which Mr. Peltz is a founding partner and Chief Executive Officer.

(1)	Includes (a) shares that the executive officers and non-employee directors purchased and shares that the executive officers and non-employee directors received on settlement of RSUs (or that they will receive on settlement of RSUs that are scheduled to vest before August 1, 2013) and (b) for executive officers, the shares held in Heinz stock fund of the Retirement Savings Plan, Heinz’s qualified 401(k) plan, as of January 31, 2013 (the number and value of these shares may increase by August 1, 2013, to the extent that the Heinz Board declares dividends on Company shares and the value of such dividends, if any, are reinvested into the accounts).

(2)	Includes shares that are subject to currently held options that are vested or scheduled to vest before August 1, 2013. The value of each stock option award is calculated as the merger consideration of $72.50 per share minus the exercise price of the option, multiplied by the number of shares subject to the award.

(3)	The value of deferred RSUs will be distributed to each executive officer upon the earlier of the termination of the applicable nonqualified deferred compensation plan prior to the first anniversary of the effective time of the merger or upon any termination of employment (and, in the case of Heinz’s former named executive officers Messrs. Milone and O’Hara, upon the termination of their applicable plan). The value of deferred RSUs will be distributed to each non-employee director upon the earlier of the termination of the applicable nonqualified deferred compensation plan prior to the first anniversary of the effective time of the merger or upon six months after any termination of service.

Heinz has maintained a charitable award program funded by insurance policies on the lives of non-employee directors who were members of the Board prior to 1995 as part of Heinz’s overall program to promote charitable giving. Under the program, following the death of a covered non-employee director, Heinz will donate $1,000,000 to qualifying charitable organizations recommended by the non-employee director and approved by Heinz. Heinz’s contribution is reimbursed by the proceeds of fully paid up life insurance policies. Participants derive no financial benefit from these programs. Ms. Holiday, a director since 1994, participates in this program.

Vested Nonqualified Deferred Compensation Benefits of Heinz Executive Officers and Non-Employee Directors

The following table sets forth the value of each executive officer and non-employee director’s vested account balance under certain nonqualified deferred compensation plans that will be distributed to each executive officer and non-employee director upon the earlier of the termination of these plans prior to the first anniversary of the effective time of the merger or upon any termination of employment or service (and, in the case of Heinz’s former named executive officers Messrs. Milone and O’Hara, upon the termination of these plans) in accordance with the merger agreement and assuming specified conditions are met. These amounts are currently vested or are scheduled to vest before the effective time of the merger, assuming that the effective time of the merger is August 1, 2013, whether or not the merger is completed. In other words, the three current named executive officers would have been eligible to receive these vested account balances upon their retirement, whether or not the merger is completed. These amounts do not include the value of deferred RSUs, which are set forth in the table under “—Vested Equity Interests of Heinz’s Executive Officers and Non-Employee Directors” beginning on page [—] of this proxy statement.

Name	Vested Account Balance ($)(1)
Current Named Executive Officers
William R. Johnson	$56,988,000
Arthur B. Winkleblack	$3,463,000
David C. Moran	$4,187,250

Former Named Executive Officers
Michael D. Milone	$1,643,750
C. Scott O’Hara	$567,500

Other Executive Officers
Theodore N. Bobby	$6,930,750
Stephen S. Clark	$402,000
Edward J. McMenamin	$5,447,000
Michael Mullen	$297,500
Margaret R. Nollen	$169,250
Robert P. Ostryniec	$1,312,500
Christopher J. Warmoth	$240,750
David C. Woodward	$26,500

Non-Employee Directors
Charles E. Bunch	—
Leonard S. Coleman, Jr.	—
John G. Drosdick	—
Edith E. Holiday	$662,755
Candace Kendle	—
Franck J. Moison	—
Dean R. O’Hare	—
Nelson Peltz	—
Dennis H. Reilly	—
Lynn C. Swann	—
Thomas J. Usher	$2,183,985
Michael F. Weinstein	$910,300

(1)	The amounts in this column are based on the most recently available information as of the date of this proxy statement without projecting that the merger will be completed on any particular date, but reflecting, as applicable, the merger consideration of $72.50 per share. Actual amounts that will be available to executive officers will be determined based on the provisions of each plan, the pertinent data and the passage of time. In addition, for executive officers who have notional shares held in accounts into which amounts have been deferred under the Executive Deferred Compensation Plan and for non-employee directors who have notional shares held in accounts into which amounts have been deferred under the Non-Employee Director Deferred Compensation Plan, these amounts may increase to the extent that the Heinz Board declares dividends on Company shares and the value of such dividends, if any, is reinvested into the accounts.

Mr. Warmoth’s amount does not include any amount of benefit under the EFRBS that is potentially attributable to his service in the United States. That amount is vested, and Heinz estimates that, if that amount were required to be distributed on the same basis as amounts that will be distributed in connection with the termination of the other nonqualified deferred compensation plans, Mr. Warmoth’s amount set forth in this column will increase by $300,240.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement and pay related expenses, which would be approximately $[—] billion based upon the shares (and our other equity-based interests) outstanding as of [—], 2013; and

•

repay certain indebtedness of Heinz at the closing of the merger, which, as of [—], 2013, was approximately $[—] billion (with the remaining indebtedness rolling over into indebtedness of the surviving corporation);

will be funded through a combination of:

•	$4.12 billion in common equity contributed by 3G Capital;

•	$12.12 billion in equity contributed by Berkshire Hathaway, composed of $4.12 billion in common equity and $8 billion in preferred equity with warrants;

•	$10.5 billion of term loans under the senior secured credit facilities (along with a $1.5 billion revolving credit facility that will not be drawn to fund the merger); and

•

the issuance of up to $2.1 billion aggregate principal amount of senior secured second lien notes (or, to the extent such notes are not issued at or prior to the closing of the merger, by a senior secured second lien bridge loan facility of up to $2.1 billion less the amount of any notes issued).

If the merger agreement is terminated in the circumstance in which Merger Sub does not receive the proceeds of the debt financing commitments, Parent will be obligated to pay Heinz a reverse termination fee of $1.4 billion. The obligation of Parent to pay the reverse termination fee is guaranteed by 3G Capital and Berkshire Hathaway as discussed below.

Equity Financing

Parent has entered into letter agreements with each of Berkshire Hathaway and 3G Capital dated February 13, 2013, pursuant to which Berkshire Hathaway has committed to purchase, or cause the purchase of, equity interests in Parent simultaneously with the closing of the merger up to a maximum of $12.12 billion and 3G Capital has committed to purchase, or cause the purchase of, equity interests in Parent simultaneously with the closing of the merger up to a maximum of $4.12 billion, in each case to fund a portion of the merger consideration together with related fees and expenses.

Berkshire Hathaway’s and 3G Capital’s respective obligations under the equity commitment letters are subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transaction contemplated by the merger agreement, the funding of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternate sources pursuant to the merger agreement and the contemporaneous funding by the other Investor.

Debt Financing

Merger Sub has received a debt commitment letter, (the “debt commitment letter”), from JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“J.P. Morgan”), Wells Fargo Bank, National Association(“Wells Fargo”), WF Investment Holdings, LLC(“WF Investment”), and Well Fargo Securities LLC(“WF Securities”), Barclays Capital Inc. (“Barclays”) and Citigroup Global Markets Inc. (“Citi” and, together with JPMCB, J.P. Morgan, Wells Fargo, WF Investment and Barclays, the “arrangers”), to provide the following to Merger Sub, subject to the conditions set forth in the debt commitment letter:

•

up to $12.0 billion of senior secured facilities (not all of which is expected to be drawn at the closing of such facilities) for the purpose of financing the merger, refinancing certain existing indebtedness of Heinz, paying fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement and for providing ongoing working capital and for other general corporate purposes of Heinz and its subsidiaries; and

•

to the extent the senior secured notes are not issued, up to $2.1 billion of secured second lien bridge facilities for the purpose of financing the merger, refinancing certain existing indebtedness of Heinz and paying fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement.

It is expected that at or prior to the closing of the merger, $2.1 billion principal amount of senior secured second lien notes will be issued pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) in lieu of the bridge loans, and with registration rights for the holders of such notes.

Subject to market conditions, Merger Sub may complete its issuance of senior secured second lien notes prior to the closing of the merger. In such event, the proceeds will be held in escrow until the date that the conditions set forth in the escrow agreement are satisfied. At the same time, it is expected that Merger Sub would deposit funds in the segregated escrow account sufficient to pay for any escrow fees and interest on the notes up to an outside date to be determined. It is expected that the escrow release would be subject to customary terms and conditions including that the closing of the merger shall have been consummated concurrently with the release of funds from escrow. In the event that the conditions to escrow release are not satisfied, including that the merger is not consummated, the senior secured second lien notes would be subject to a special mandatory redemption.

The commitment of the arrangers with respect to the senior secured facilities and the bridge facility expires upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms prior to the closing of the merger and the related transactions, (ii) the consummation of the merger with or without the funding of the senior secured facilities and the bridge facility and (iii) November 13, 2013. The documentation governing the debt financings has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent and Merger Sub must use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement on terms that are not less favorable to Heinz or Parent (in the reasonable judgment of Parent) than as contemplated by the debt commitment letter.

Although the debt financing described in this document is not subject to a due diligence or “market out,” such financing may not be considered assured. The obligation of the arrangers to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available.

Limited Guaranties

Pursuant to limited guaranties delivered by each of Berkshire Hathaway and 3G Capital in favor of Heinz, dated February 13, 2013, Berkshire Hathaway and 3G Capital have each agreed to guarantee 50% of the payment obligations of Parent and Merger Sub under the merger agreement, including 50% of the reverse termination fee of $1.4 billion, if, as and when due, provided, however, that in no event will the liability of either Berkshire Hathaway or 3G Capital pursuant to its limited guaranty exceed $700 million.

Regulatory Clearances and Approvals Required for the Merger

HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the HSR Act, which prevents Heinz and Parent from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act waiting period is terminated or expires. On February 28, 2013, Heinz, Berkshire Hathaway and 3G Capital filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC, which triggered the start of the HSR Act waiting period. The DOJ, the FTC, state attorneys general and others may challenge the merger on antitrust grounds either before or after expiration or termination of the HSR Act waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC, state attorneys general or others could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the merger. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or that, if a challenge is made, it will not succeed.

Foreign Regulatory Clearances. The parties must also file merger notifications with the appropriate regulators in the European Union, China, Russia, Brazil, India, South Africa, South Korea, Israel, Mexico and Ukraine (together with any other jurisdictions mutually agreed in good faith by the parties to be required, the “required foreign jurisdictions”) pursuant to each jurisdiction’s respective laws, designed or intended to regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. The parties must also observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in each of the required foreign jurisdictions before completing the merger. The parties will file merger notifications with the appropriate regulators in each of the required foreign jurisdictions as promptly as practicable and work cooperatively toward expedited regulatory clearances.

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by Heinz shareholders and the completion of the merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of Heinz common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] of this proxy statement) whose shares of Heinz common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] of this proxy statement and consult your tax advisers regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of Heinz Common Stock

Upon completion of the merger, the Heinz common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Litigation Related to the Merger

Shortly following the announcement of the merger, several putative class action and/or shareholder derivative complaints challenging the merger were filed in the Court of Common Pleas of Allegheny County, Pennsylvania (six complaints) and the United States District Court for the Western District of Pennsylvania (two complaints), against various combinations of Heinz, 3G Capital, Berkshire Hathaway, Parent, Merger Sub and the individual members of the Heinz Board. The complaints generally allege, among other things, that the members of the Heinz Board breached their fiduciary duties to Heinz shareholders and violated Pennsylvania state law by entering into the merger agreement, approving the proposed merger and failing to take steps to maximize Heinz’s value to its shareholders, and that the other defendants aided and abetted such breaches of fiduciary duties. In addition, the complaints allege, among other things, that the proposed merger improperly favors 3G Capital and Berkshire Hathaway and that certain provisions of the merger agreement unduly restrict Heinz’s ability to negotiate with other potential bidders. The complaints generally seek, among other things, declaratory and injunctive relief, preliminary injunctive relief prohibiting or delaying the defendants from consummating the merger, other forms of equitable relief and unspecified amounts of damages. Several plaintiffs who filed the three earliest filed complaints in Pennsylvania state court have filed competing motions to consolidate the Pennsylvania state court actions and to appoint co-lead counsel, and the court has scheduled a hearing on March 26, 2013 for these motions to be presented. In addition, Heinz and/or the Heinz Board have received several demands by purported Heinz shareholders to investigate and remedy potential or alleged breaches of fiduciary duties in connection with the proposed merger and/or to review Heinz’s books and records. In response to these demands, the Heinz Board has appointed a special litigation committee, consisting of Dean R. O’Hare, Lynn C. Swann, Thomas J. Usher and Michael F. Weinstein, to among other things, investigate and evaluate the various demands, including the allegations and requests for action contained therein. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future. There can be no assurance that Heinz or any of the other defendants will be successful in the outcome of the pending or any potential future lawsuits. An adverse judgment for monetary damages could have a material adverse effect on the operations and liquidity of Heinz. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger.

Dissenters’ Rights

Under Pennsylvania law, holders of Heinz common stock are not entitled to and will not have dissenters’ rights in connection with the merger.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the Agreement and Plan of Merger, dated as of February 13, 2013, and the Amendment to Agreement and Plan of Merger, dated as of March 4, 2013, copies of which are attached to this proxy statement as Annex A-1 and Annex A-2, respectively, and which are incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The following summary of the Agreement and Plan of Merger, dated as of February 13, 2013, and the Amendment to Agreement and Plan of Merger, dated as of March 4, 2013, and the copies of which are attached hereto as Annex A-1 and Annex A-2, respectively, to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about Heinz in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Heinz or any of its subsidiaries or affiliates. The merger agreement contains representations and warranties by Heinz, Parent and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by the disclosure schedules to the merger agreement made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Heinz’s public disclosures.

Additional information about Heinz may be found elsewhere in this proxy statement and Heinz’s other public filings. See “Where You Can Find More Information,” beginning on page [—] of this proxy statement.

Structure of the Merger

At the effective time of the merger, Merger Sub will be merged with and into Heinz. Heinz will be the surviving corporation in the merger and will continue its corporate existence under Pennsylvania law as a wholly owned subsidiary of Parent. The articles of incorporation of Heinz as in effect immediately prior to the effective time will be amended by virtue of the merger at the effective time to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the effective time, except that the name of the surviving corporation will be “H. J. Heinz Company” and provision will be made for the continued existence of certain series of preferred shares of Heinz. The bylaws of Merger Sub as in effect immediately prior to the effective time will be the bylaws of the surviving corporation. The directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Heinz immediately prior to the effective time will be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed by Heinz and Parent, the closing of the merger will take place no later than the second business day following the satisfaction or waiver of the conditions set forth in the merger agreement and described in the section entitled “—Conditions to the Completion of the Merger” beginning on page [—] of this proxy statement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

Notwithstanding the satisfaction or waiver of the conditions set forth in the merger agreement, if the Marketing Period (as defined below) has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied or waived at the closing), the closing will take place instead on the earlier to occur of (i) any business day during the Marketing Period to be specified by Parent to Heinz on no less than three business days’ written notice to Heinz and (ii) the last day of the Marketing Period, but in each case subject to the satisfaction or waiver of the conditions set forth in the merger agreement.

The merger will become effective at such date and time as the articles of merger are filed with the Department of State of the Commonwealth of Pennsylvania or, to the extent permitted by applicable law, at such subsequent date and time as Parent and Heinz agree and specify in the articles of merger.

As of the date of this proxy statement, we expect to complete the merger late in the second calendar quarter of 2013 or in the third calendar quarter of 2013. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described below and include various regulatory clearances and approvals, and it is possible that factors outside the control of Heinz or Parent could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Marketing Period

The “Marketing Period” referred to above is the first period of 20 consecutive business days after the date of the merger agreement beginning on the first day on which (a) Parent will have the Required Information (as defined in the section entitled “—Financing” beginning on page [—] of this proxy statement) and during which period such information will remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act; provided, that if Heinz in good faith reasonably believes it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case Heinz will be deemed to have complied with such obligation to provide the Required Information unless Parent in good faith reasonably believes Heinz has not completed the delivery of the Required Information (or Parent cannot confirm whether Heinz has completed the delivery of the Required Information) and within five business days after the delivery of such notice by Heinz, delivers a written notice to Heinz to that effect (stating, to the extent reasonably practicable, which Required Information Heinz has not delivered) and (b) the conditions set forth in the merger agreement to the obligation of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing) and nothing has occurred and no condition exists that would cause any of the other conditions to the obligation of Parent and Merger Sub to consummate the merger set forth in the merger agreement to fail to be satisfied, assuming that the closing date were to be scheduled for any time during such 20 consecutive business day period; provided that (i) July 5, 2013 is not a business day and (ii) such 20 business day period will either end prior to August 19, 2013 or commence after August 30, 2013.

However, the Marketing Period will not commence and will be deemed not to have commenced (i) prior to the mailing of this proxy statement, (ii) if prior to the completion of the Marketing Period, Heinz’s auditors will have withdrawn any audit opinion contained in the Required Information, in which case the Marketing Period will not be deemed to commence until a new unqualified audit opinion is issued with respect thereto by Heinz’s auditors or another independent public accounting firm reasonably acceptable to Parent, (iii) if prior to the completion of the Marketing Period, the financial statements included in the Required Information that is available to Parent on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement of Heinz using such financial statements to be declared effective by the SEC on the last day of such period, (iv) if prior to the completion of the Marketing Period, Heinz issues a public statement indicating its intent to restate any historical financial statements of Heinz or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or Heinz has announced that it has concluded that no restatement is required in accordance with GAAP, or (v) if prior to the completion of the Marketing Period, Heinz will have been delinquent in filing any Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until all such delinquencies have been cured.

The Marketing Period will end on any earlier date on which the proceeds of the debt financing are obtained.

Effect of the Merger on Heinz’s Stock

At the effective time, each share of Heinz common stock issued and outstanding immediately prior to the effective time (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares of Heinz common stock owned by Heinz, and in each case not held on behalf of third parties, together, the “excluded shares”) will be converted into the right to receive $72.50 per share of Heinz common stock in cash, without interest. At the effective time, all of the shares of Heinz common stock (other than the excluded shares) will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of the shares of Heinz common stock (other than the excluded shares) will thereafter represent only the right to receive the per share merger consideration of $72.50 for each such share, without interest, plus the amount of any dividends declared by Heinz in accordance with the merger agreement on each such share of Heinz common stock with a record date prior to the effective time that remain unpaid at the effective time.

Each excluded share will cease to be outstanding, will be canceled and will cease to exist without payment of any consideration.

At the effective time: (i) each share of Heinz’s Third Cumulative Preferred Stock, 6.5% Second Series (“Second Series Preferred Shares”) will be converted into the Second Series Preferred Shares of the surviving corporation with the same powers, designations rights and preferences as are provided for in the certificate of designation for the Second Series Preferred Shares and the certificates representing second series preferred shares immediately prior to the merger will represent the Second Series Preferred Shares of the surviving corporation and (ii) each share of Heinz’s Third Cumulative Preferred Stock, 7.65% Fourth Series (“Fourth Series Preferred Shares”) will be converted into the Fourth Series Preferred Shares of the surviving corporation with the same powers, designations rights and preferences as are provided for in the certificate of designation for the Fourth Series Preferred Shares and the certificates representing Fourth Series Preferred Shares immediately prior to the merger will represent the Fourth Series Preferred Shares of the surviving corporation.

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

Procedures for Surrendering Shares for Payment

Parent will deposit, or will cause to be deposited, with a paying agent selected by Parent with Heinz’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned), for the benefit of the holders of Heinz common stock (other than excluded shares) and pursuant to a paying agent agreement in customary form, cash in the aggregate amount necessary for the paying agent to make the payment of the merger consideration to Heinz shareholders.

Within three business days after the effective time of the merger, the paying agent will mail to each holder of Heinz common stock (other than excluded shares) immediately prior to the effective time of the merger a letter of transmittal and instructions for effecting the surrender of the certificate representing shares of Heinz common stock in exchange for the amount to which such shareholder is entitled as a result of the merger pursuant to the merger agreement.

Upon delivery of the letter of transmittal duly executed by the applicable shareholder and the surrender of the certificate representing shares of Heinz common stock to the paying agent in accordance with the terms of such letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration for such shares.

In the event that any certificate representing shares of Heinz common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount and upon such customary terms as may be required by Parent as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate, the paying agent will issue a check in the amount equal to consideration that would be payable in respect thereof pursuant to the merger agreement.

In the event of a transfer of ownership of shares of Heinz common stock that is not registered in the transfer records of Heinz, a check for any cash to be delivered upon due surrender of the certificate representing shares of Heinz common stock will be issued to such transferee if the certificate formerly representing such shares of Heinz common stock is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on any amount payable upon due surrender of the certificates representing shares of Heinz common stock or affidavits of loss, as the case may be. Any portion of the funds deposited with the paying agent for payment to the shareholders that remains unclaimed by the shareholders of Heinz for twelve months after the effective time of the merger will be delivered to the surviving corporation. Any holder of Heinz common stock will thereafter look only to the surviving corporation for payment of the merger consideration.

Withholding

Parent, the surviving corporation and the paying agent are entitled to deduct and withhold from the consideration and any other payments otherwise payable pursuant to the merger agreement such amounts as they are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable state, local or foreign tax law. To the extent that amounts are withheld and paid to the applicable governmental entity, such amounts will be treated as having been paid to the person in respect of which such deduction and withholding was made.

Treatment of Heinz Equity-Based Awards

Stock Options. At the effective time of the merger, each outstanding option to purchase shares of Heinz common stock, whether vested or unvested, will be cancelled, and the holder will be entitled to receive, within three business days of the effective time of the merger, an amount in cash equal to the product of the total number of shares of common stock subject to such option multiplied by the excess, if any, of the merger consideration of $72.50 per share over the exercise price of such option without interest, and less any applicable withholding taxes.

Heinz Phantom Shares. At the effective time of the merger, each outstanding phantom share relating to Heinz common stock, whether vested or unvested, will be cancelled, and each holder will be entitled to receive, within three business days of the effective time of the merger, an amount in cash equal to the merger consideration of $72.50 per share without interest, and less any applicable withholding taxes.

Restricted Stock Units. At the effective time of the merger, each outstanding RSU, other than certain retention RSUs, relating to Heinz common stock, whether vested or unvested, will be cancelled, and holder will be entitled to receive, within three business days of the effective time of the merger, an amount in cash equal to the sum of (i) the product of $72.50 multiplied by the total number of shares of common stock subject to such RSU plus (ii) the amount of accrued and unpaid dividends thereon, without interest, and less any applicable withholding taxes. Payment in respect of RSUs that have been deferred will be made in accordance with the terms of such award and the applicable deferral election made by the holder thereof. Payment in respect of retention RSUs, or portions thereof, that vest in accordance with the terms of such award will be made in accordance with such terms in an amount as determined above. In the event that the immediate payment of the amounts contemplated above in respect of RSUs would cause an impermissible acceleration event under Section 409A of the Code, such amounts will become vested at the effective time of the merger agreement and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

Global Stock Purchase Plan. Heinz’s GSPP was terminated immediately following the scheduled purchases on the February 15, 2013 purchase date for the purchase period ending on such date, and all accumulated payroll deductions held for subsequent purchase periods were returned to GSPP participants.

Representations and Warranties

Heinz’s representations and warranties to Parent and Merger Sub in the agreement relate to, among other things:

•	the organization, good standing and qualification of each of Heinz and its subsidiaries;

•	the capital structure of Heinz and its subsidiaries;

•	the corporate power and authority to execute, deliver and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	receipt of the opinions of Centerview, BofA Merrill Lynch and Moelis with respect to the fairness of the merger consideration;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

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the absence of certain breaches, violations, defaults or consent requirements under certain contracts, organizational documents and laws, in each case arising out of the execution, delivery and performance of, and consummation of the transactions contemplated by, the merger agreement;

•	the forms, certifications, reports, statements and documents required to be filed with the SEC and the accuracy of the information contained in those documents;

•	the financial statements of Heinz and Heinz’s internal system of disclosure controls and procedures concerning financial reporting;

•	the absence of certain changes or events;

•	the absence of certain material litigation, actions, proceedings, orders, judgments or investigations;

•	the absence of certain undisclosed liabilities;

•	employee benefits plans and other agreements, plans and policies with or concerning employees of Heinz and its subsidiaries;

•	compliance with certain laws and permits by Heinz and its subsidiaries;

•	compliance with environmental laws, permits, and licenses by Heinz and its subsidiaries and other environmental matters;

•	the payment of taxes, the filing of tax returns and other tax matters related to Heinz and its subsidiaries;

•	labor matters related to Heinz and its subsidiaries;

•	ownership of or rights with respect to the intellectual property of Heinz and its subsidiaries;

•	maintenance of certain insurance policies by Heinz and its subsidiaries;

•	real property owned or leased by Heinz and its subsidiaries;

•	certain material contracts of Heinz and its subsidiaries;

•	the absence of any recalls, or notices with respect to the quality or safety, of the products produced, sold or distributed by or on behalf of Heinz or its subsidiaries;

•	the applicability of, and Heinz’s compliance with, certain state takeover statutes;

•	the absence of any rights agreement, “poison pill” or similar agreements or plans;

•	the accuracy of information included in this proxy statement; and

•	brokers’ and finders’ fees and other expenses payable by Heinz.

Parent’s and Merger Sub’s representations and warranties to Heinz in the merger agreement relate to, among other things:

•	the organization, good standing and qualification of each of Parent and Merger Sub;

•	the corporate power and authority to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

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the absence of certain breaches, violations, defaults or consent requirements under certain contracts, organizational documents and laws, in each case arising out of the execution, delivery and performance of, and consummation of the transactions contemplated by, the merger agreement;

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the absence of certain, actions, suits, claims, hearings, arbitrations, investigations or other proceedings that would prevent, make illegal, or otherwise interfere with the transactions contemplated by the merger agreement;

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certain financing that has been committed in connection with the merger, including the execution, delivery and enforceability of the debt commitment letter, and the equity funding letters from 3G Capital and Berkshire Hathaway;

•	the execution, delivery and enforceability of the limited guarantees in favor of Heinz entered into by 3G Capital and Berkshire Hathaway;

•	the solvency of Parent;

•	Parent’s ownership of Merger Sub and the absence of any previous conduct of business by Merger Sub other than in connection with the transactions contemplated by the merger agreement;

•	the lack of “interested shareholder” status under the PBCL;

•	the accuracy of information supplied by or on behalf of Parent or Merger Sub and included in this proxy statement; and

•	brokers’ and finders’ fees and other expenses payable by Parent or Merger Sub.

None of the representations and warranties in the merger agreement survive the effective time of the merger.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by a “company material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct had had or would reasonably be expected to have a company material adverse effect). For purposes of the merger agreement, a “company material adverse effect” means any development, fact, event, change, effect, occurrence or circumstance that has a material adverse effect on (i) the ability of Heinz to consummate the merger, or (ii) the business, results of operations or financial condition of Heinz and its subsidiaries, taken as a whole; provided that none of the following will either alone or in combination constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a company material adverse effect under this clause (ii), any development, fact, event, change, effect, occurrence or circumstance to the extent resulting from:

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economic conditions in the United States generally or economic conditions in countries where Heinz and its subsidiaries conduct significant operations, or global economic conditions, except to the extent such developments, facts, events, changes, effects, occurrences or circumstances have a disproportionate effect on Heinz and its subsidiaries, taken as a whole, relative to others in the industries in which they operate;

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conditions generally affecting the industries within which Heinz or any of its subsidiaries operate except to the extent such changes in conditions have a disproportionate effect on Heinz and its subsidiaries, taken as a whole, relative to others in such industries;

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regulatory, legislative or political conditions or securities, financial, debt or other capital markets conditions, except to the extent such conditions have a disproportionate effect on Heinz and its subsidiaries, taken as a whole, relative to others in the industries in which Heinz or any of its subsidiaries operate;

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any failure, in and of itself, by Heinz to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (the facts or occurrences giving rise to or contributing to such failure may, if not otherwise excluded from the definition of material adverse effect, be taken into account in determining whether there has been or would reasonably be expected to be a company material adverse effect);

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any decline in the market price or trading volume of the shares of Heinz (the facts or occurrences giving rise to or contributing to such failure may, if not otherwise excluded from the definition of material adverse effect, be taken into account in determining whether there has been or would reasonably be expected to be a company material adverse effect);

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any decline in the credit rating of Heinz (the facts or occurrences giving rise to or contributing to such failure may, if not otherwise excluded from the definition of material adverse effect, be taken into account in determining whether there has been or would reasonably be expected to be a company material adverse effect);

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any shareholder litigation relating to merger agreement or any of the transactions contemplated by the merger agreement (the facts and circumstances giving rise to or contributing to any liability indentified thereunder and not arising from the merger agreement or the transactions contemplated thereby may, if not otherwise excluded from the definition of material adverse effect, constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a company material adverse effect);

•	any change in law;

•	any change in GAAP (or authoritative interpretations thereof);

•	any changes in geopolitical conditions or the outbreak or escalation, or any acts, of hostilities, war (whether or not declared), sabotage or terrorism;

•	any hurricane, earthquake, flood or other natural or man-made disaster, act of God or change resulting from weather conditions;

•	the execution and delivery of the merger agreement, or the public announcement or pendency of the merger or any of the other transactions contemplated by the merger agreement;

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the taking of any action by Heinz or any of its subsidiaries that is required or expressly contemplated by the merger agreement or at the written request, or with the written consent, of Parent or Merger Sub; or

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the identity of, or any facts or circumstances related to, Parent, 3G and Berkshire Hathaway or any of their respective affiliates, including the impact of any of the foregoing on the relationships (contractual or otherwise) of Heinz or any of its subsidiaries with governmental entities, any of its customers, suppliers, officers, employees or any other persons or entities.

Conduct of the Business Pending the Merger

Heinz has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, except as may be required by applicable law, permitted or contemplated by the merger agreement, as set forth on the disclosure schedules to the merger agreement, or with the prior written consent of Parent (not to be unreasonably conditioned, withheld or delayed), Heinz is required to conduct its business in the ordinary course and use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with the customers, suppliers, insurers, unions, landlords and other persons having material business dealings with Heinz.

In addition, without limiting the foregoing, except as may be required by applicable law, permitted or contemplated by the merger agreement, as set forth on the disclosure schedules to the merger agreement, or with the prior written consent of Parent (not to be unreasonably conditioned, withheld or delayed), Heinz agreed to restrictions on, among other things and with certain exceptions:

•	amending any provision of its or its subsidiaries articles of incorporation, bylaws or other similar governing documents;

•	issuing, selling or pledging any shares of its or its subsidiaries capital stock or any securities convertible, exchangeable or exercisable into any such shares of capital stock;

•	declaring or paying any dividends or distributions with respect of its or its subsidiaries capital stock;

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splitting, combining, subdividing or reclassifying any shares of its capital stock or other equity interests or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for any equity interests;

•	redeeming, purchasing or otherwise acquiring certain equity interests of Heinz;

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increasing the compensation or benefits payable to, or entering into any employment, change of control, severance or retention agreements with, any existing officers, directors or employees of Heinz or any of its subsidiaries;

•	hiring of new employees;

•	entering into or adopting any new, or materially increasing benefits under any existing, employee benefit plan;

•	making any loans or advances to any officers, directors, employees, agents or consultants of Heinz or its subsidiaries;

•	implementing a plant closing or layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar domestic or foreign laws;

•	incurring or assuming any long-term indebtedness in excess of $100 million in the aggregate or any short-term indebtedness;

•	assuming, guaranteeing, endorsing or otherwise becoming liable or responsible for the obligations of any other person;

•	making any material loans, advances or capital contributions to, or investments in, any other person;

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making any capital expenditure, other than in accordance with Heinz’s existing budget and capital expenditure plans for fiscal 2013 and 2014, or in any event, in other capital expenditures not to exceed $15 million for any individual project or $40 million in the aggregate;

•	waiving or settling any claim in excess of $10 million for any individual claim or $25 million in the aggregate;

•	except as required by or advisable under a change in law or GAAP, making any changes to the accounting methods, principles or practices used by Heinz or any of its subsidiaries;

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making or changing any material tax election, changing or adopting any material tax accounting period or method of tax accounting, filing any material amended tax return, entering into any material tax closing agreement, settling any material tax claim or assessment, or surrendering a right to claim any material tax refund, offset or liability, extending or waiving any applicable statute of limitations for any material tax claim or assessment, or effecting any material repatriation transaction other than as requested by Parent;

•	adopting or entering into a plan of liquidation, restructuring or other reorganization;

•	acquiring or purchasing a substantial equity interest in or portion of the assets of any other business, partnership, joint venture or association;

•	acquiring, transferring, leasing, selling or disposing of any material assets of Heinz or its subsidiaries, other than acquiring raw materials and inventory or selling inventory;

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adopting or implementing any rights agreement, “poison pill” or similar agreement or plan that would restrict Parent, 3G Capital, Berkshire Hathaway or any of their respective affiliates from acquiring any securities of Heinz or engaging in any transaction with Heinz;

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entering into or amending in any material respect any material contracts (including any material collective bargaining agreement or other material agreement with any labor organization, works council, trade union or other employee representative) or waiving any of its material rights under such contracts;

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entering into, renewing or amending in any material respect any transaction, contract or arrangement between Heinz or its subsidiaries, on the one hand, and any non-subsidiary affiliate of Heinz, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act;

•	launching any material new marketing or rebranding campaign for any products sold by Heinz or any of its subsidiaries;

•	entering into or discontinuing any material product line or line of business of Heinz or any of its subsidiaries; or

•	agreeing or committing to take any of the foregoing actions.

Board Obligation to Call a Shareholders’ Meeting

Heinz has agreed under the merger agreement to take all actions in accordance with applicable law, its articles of incorporation and bylaws and the rules of the NYSE to establish a record date for, duly call, give notice of, convene and hold the meeting of Heinz shareholders to adopt the merger agreement as soon as reasonably practicable (and in any event no later than 35 days after (i) the tenth calendar day after the preliminary proxy statement therefor has been filed with the SEC if by such date the SEC has not informed Heinz that it intends to review this proxy statement, or (ii) if the SEC has by such date informed Heinz that it intends to review this proxy statement, the date on which the SEC confirms that it has no further comments on this proxy statement).

Non-Solicitation Covenant

Heinz has agreed that it and its subsidiaries will not, will cause their respective directors and executive officers not to, and will not permit or authorize any of its or their respective officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, affiliates and other representatives to, directly or indirectly:

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solicit, seek, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below);

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engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, any Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal; or

•

enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or other similar agreement (other than an Acceptable Confidentiality Agreement (as defined below)) relating to any Acquisition Proposal.

Heinz also agreed to (and agreed to cause its subsidiaries to and direct and use its reasonable best efforts to cause its and their respective directors, officers, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, affiliates and other representatives to) immediately cease and cause to be terminated all discussions and negotiations with any person that may be ongoing with respect to any Acquisition Proposal, and to promptly deliver a written notice to each such person to the effect that Heinz is ending all discussions and negotiations with such person with respect to any Acquisition Proposal, which notice will also request such person to promptly return or destroy all confidential information concerning Heinz and its subsidiaries.

Notwithstanding the restrictions described above, if (i) at any time prior to obtaining the approval of Heinz shareholders, Heinz or any of its representatives receives a bona fide written Acquisition Proposal that did not result from any breach of this non-solicitation covenant and (ii) in the case of the second and third bullet below, the Heinz Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below) and that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, then Heinz and its representatives may:

•	contact the person or group of persons who has made such Acquisition Proposal in order to clarify terms for the sole purpose of the Heinz Board informing itself about such Acquisition Proposal;

•

furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Heinz and its subsidiaries to the person or group of persons who has made such Acquisition Proposal; provided, that Heinz will promptly (and in any event within 24 hours) provide or make available to Parent any material non-public information concerning Heinz or its subsidiaries that is provided or made available to any person given such access which was not previously provided to Parent or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal.

Heinz has agreed it will not provide any commercially sensitive non-public information to any competitor in connection with the actions described in the immediately preceding paragraph, other than in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of the information on Heinz

Heinz has agreed to promptly, and in any event within 24 hours, provide to Parent:

•

notice of Heinz or any of its subsidiaries having received any request for discussions or negotiations, any request for access to any non-public information of Heinz or any of its subsidiaries of which Heinz or any of its subsidiaries is or has become aware, or any request for information relating to Heinz or any of its subsidiaries, in each case from any person or group of persons who Heinz is aware or should reasonably be expected to be aware is considering making an Acquisition Proposal;

•

an unredacted copy of any Acquisition Proposal made in writing (including any material updates, revisions or supplements thereto) provided to Heinz or any of its subsidiaries or representatives (including any financing commitments or other documents containing material terms and conditions of such Acquisition Proposal); and

•

a written summary of the material terms of any Acquisition Proposal not made in writing (including any material updates, revisions or supplements thereto) provided to Heinz or any of its subsidiaries or representatives (including any financing commitments or other documents containing material terms and conditions of such Acquisition Proposal).

In each case described in the immediately preceding paragraph, Heinz has also agreed to provide the identity of the person making such Acquisition Proposal, and to keep Parent reasonably informed of any significant developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably timely basis (and in any event within 24 hours of the occurrence of any change in any price term or any other material term thereof).

For purposes of the merger agreement, “Acceptable Confidentiality Agreement” means one or more executed confidentiality agreements on customary terms that are not materially less favorable in the aggregate to Heinz than those contained in the confidentiality agreements between Heinz and 3G Capital and between Heinz and Berkshire Hathaway.

For purposes of the merger agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons (other than Parent, Merger Sub, 3G Capital or Berkshire Hathaway or any affiliate of any of the foregoing) providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 20% or more (based on the fair market value, as determined in good faith by the Heinz Board (or any committee thereof)) of assets (including capital stock of the subsidiaries of Heinz) of Heinz and its subsidiaries, taken as a whole, or (2) Heinz common stock or other equity securities of Heinz which together with any other Heinz common stock or other equity securities of Heinz beneficially owned by such person or group, would equal 20% or more of aggregate voting power of Heinz, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the aggregate voting power of Heinz, (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving Heinz pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of the aggregate voting power of Heinz or of the surviving entity in a merger or the resulting direct or indirect parent of Heinz or such surviving entity, or (d) any recapitalization transaction involving Heinz, other than, in each case, the transactions contemplated by the merger agreement.

For purposes of the merger agreement, “Superior Proposal” means any bona fide, written Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) which the Heinz Board (or any committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the shareholders of Heinz from a financial point of view than the merger, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Acquisition Proposal and of the merger agreement (including any changes to the terms of the merger agreement proposed by Parent and any fees to be paid by Heinz for terminating the merger agreement).

Changes in Board Recommendation

Except as provided in the paragraphs below, under the terms of the merger agreement, the Heinz Board has agreed not to (i) fail to include the Heinz Board’s recommendation in favor of the merger in this proxy statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Parent, the Heinz Board’s recommendation in favor of the merger, (iii) within ten business days of a tender or exchange offer relating to securities of Heinz having been commenced, fail to publicly recommend against such tender or exchange offer or fail to send to Heinz’s securityholders a statement disclosing that Heinz recommends rejection of such tender or exchange offer, or publicly reaffirm the board of directors’ recommendation in favor of the merger, (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the shareholders of Heinz an Acquisition Proposal or resolve or agree to take any such action or (v) following the disclosure or announcement of an Acquisition Proposal or at any other time following the request in writing by Parent, fail to reaffirm publicly the Heinz Board’s recommendation in favor of the merger within ten business days after Parent requests in writing that the Heinz Board’s recommendation in favor of the merger be reaffirmed publicly (provided that Parent will be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and once for each increase of price of such Acquisition Proposal, and once otherwise) (the actions described in clauses (i) through (v) above being referred to as a “Company Adverse Recommendation Change”). In addition, under the terms of the merger agreement, the Heinz Board will not authorize, cause or permit Heinz or any of its subsidiaries to enter into any Alternative Acquisition Agreement or pay the Parent Termination Fee (defined below) and terminate the merger agreement in order to enter into a Superior Proposal.

Notwithstanding the foregoing, prior to approval by Heinz shareholders of the merger, the Heinz Board may terminate the merger agreement to enter into an alternative acquisition agreement relating to any Acquisition Proposal if:

•	such Acquisition Proposal did not result from any breach of the obligations described in the section entitled “—Non-Solicitation Covenant” beginning on page [—] of this proxy statement;

•

the Heinz Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law and that such Acquisition Proposal constitutes a Superior Proposal;

•

Heinz provides Parent at least three business days’ prior written notice of its intention to take such action (which notice will include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto and a written summary of the material terms of any Superior Proposal not made in writing, including any financing commitments relating thereto);

•

following the end of such notice period, the Heinz Board will have considered in good faith any proposed revisions to the merger agreement proposed in writing by Parent and will have determined that the Superior Proposal continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; and

•

in the event of any material change to the material terms of such Superior Proposal, Heinz will, in each case, have delivered to Parent an additional notice consistent with the notice requirement described in the third bullet above and the conditions described in the fourth bullet above will have been satisfied again, except that the notice period will be at least one business day (rather than three business days).

Notwithstanding the foregoing, prior to approval by Heinz shareholders of the merger, the Heinz Board may effect a Company Adverse Recommendation Change involving the actions contemplated by clauses (i) and (ii) of the definition of Company Adverse Recommendation Change, above, in response to any development, fact, change, event, effect, occurrence or circumstance that does not relate to a Superior Proposal and was not known (or the material consequences of which were not known) to the Heinz Board as of the date of the merger agreement if:

•

the Heinz Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law;

•

prior to taking such action, the Heinz Board has given Parent at least three business days’ prior written notice of its intention to take such action which notice will identify the reasons for the proposed Company Adverse Recommendation Change; and

•	following the end of such notice period, the Heinz Board (or any committee thereof) will have considered in good faith any revisions to the merger agreement proposed in writing by Parent and will have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect such Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

Required Efforts to Consummate the Merger

Subject to certain exceptions described below, Parent, Merger Sub and Heinz have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective in the most expeditious manner possible the Merger and the other transactions contemplated by the merger agreement including the preparation and filing of all forms, registrations and notices required to be filed to consummate the merger and the other transactions contemplated by the merger agreement taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any governmental entity (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any other governmental entity) required to be obtained or made in connection with the merger and the other transactions contemplated by the merger agreement. In addition, if any action, suit or proceeding is instituted challenging the merger or any of the other transactions contemplated by the merger agreement as violative of any applicable laws, each of Parent and Heinz have agreed to cooperate and use their reasonable best efforts to settle, vigorously contest and resist any such action, suit or proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, that is in effect and that delays, prohibits, prevents, or restricts consummation of the merger or the other transactions contemplated by the merger agreement.

Additionally, subject to certain exceptions described below, the merger agreement provides that each of Parent, Merger Sub, Heinz and their respective affiliates are required to use its reasonable best efforts to fulfill all conditions precedent to the merger and not take or agree to take any action after the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time, including any acquisition of a food manufacturer that would be reasonably likely to (i) materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental entity necessary to be obtained prior to closing, (ii) materially increase the risk of any government entity entering an order prohibiting the consummation of the merger, (iii) materially increase the risk of not being able to have vacated, lifted, reversed or overturned any such order on appeal; or (iv) otherwise prevent or materially delay the consummation of the merger.

Parent’s and Merger Sub’s obligations to use their reasonable best efforts as set forth in the merger agreement to the extent relating to regulatory and competition matters, constitutes an obligation of Parent and Merger Sub to agree to (i) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of the businesses or assets of Heinz or any of its subsidiaries, (ii) divest, hold separate or otherwise dispose of any portion of the businesses or assets of Heinz or any of its subsidiaries, (iii) any limitation on the ability of Heinz to hold or exercise full rights of ownership of any capital stock of any subsidiary of Heinz or (iv) any other limitation on its or their ability to effectively control the businesses of Heinz or any of its subsidiaries or any limitation that would affect its or their ability to control the operations of Heinz or any of its subsidiaries, in each case of clauses (i) through (iv), up to, but not exceeding, the Agreed Restrictions (as defined below). Neither Parent nor Merger Sub are obligated to agree to any prohibition, limitation, divestiture, hold separate arrangement, disposition or other action to the extent relating in any manner to regulatory and competition matters other than the Agreed Restrictions. Neither Heinz nor its subsidiaries are permitted to take any of the actions in the preceding clauses (i) through (iv) without the prior written consent of Parent, which consent will not be withheld with respect to the Agreed Restrictions.

Notwithstanding any provision of the merger agreement, in no event will Parent or its subsidiaries (including Merger Sub) or their affiliates be required to agree to (i) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of their respective businesses or assets (without giving effect to the merger), (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets (without giving effect to the merger), or (iii) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would affect its or their ability to control their respective operations (without giving effect to the merger).

For purposes of the merger agreement, “Agreed Restrictions” means divestitures, hold separate arrangements or other dispositions of businesses or assets of Heinz and its subsidiaries, or other reasonable prohibitions or limitations on businesses or assets of Heinz and its subsidiaries, if such businesses or assets, in the aggregate, together generated (directly or indirectly) sales revenue of less than $750 million during the twelve month period ended January 31, 2013.

Litigation Related to the Merger

Heinz and Parent have agreed to use their reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any order that results from any shareholder litigation against Heinz, Parent, Merger Sub or any of their respective directors or officers relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement. Heinz agreed to give Parent the opportunity to participate in, but not control, the defense or settlement of any such shareholder litigation against Heinz or any of its directors or officers, and any such settlement of shareholder litigation requires Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Each of Parent and Heinz agreed to notify the other promptly (and in any event within 48 hours) of the commencement of any such shareholder litigation of which it has received notice.

Employee Benefits Matters

Parent has agreed to honor all existing employment or compensatory contracts. See also “Directors’ and Officers’ Indemnification and Insurance” beginning on page [—] of this proxy statement. In addition, Parent has agreed for one year, beginning on the effective time of the merger, to provide each Heinz employee compensation and benefits the value of which, in the aggregate, is not less favorable than the value of the compensation and benefits provided to such employee immediately prior to the effective time of the merger. Parent also agreed that for one year beginning on the effective time of the merger, each employee will be provided base wages or salary (as applicable) and severance benefits that are not less favorable than the base wages or salary (as applicable) and severance benefits, as applicable, provided to such employee (if any, in the case of severance benefits) immediately prior to the effective time of the merger.

Heinz may take action it deems necessary or appropriate to cause, in accordance with the terms of the merger agreement, effective as of the effective time of the merger agreement, the vesting of any unvested amounts under the Supplemental Executive Retirement Plan (as amended and restated effective November 12, 2008) and the Employees Retirement and Savings Excess Plan (as amended and restated effective January 1, 2005). Following the effective time of the merger, Heinz intends to terminate and payout the following plans within the one-year period following the closing of the merger in accordance with the terms of the merger agreement: the Supplemental Executive Retirement Plan (as amended and restated effective November 12, 2008), the Employees Retirement and Savings Excess Plan (as amended and restated effective January 1, 2005), the Executive Deferred Compensation Plan (as amended and restated effective January 1, 2005), the Deferred Compensation Plan for Directors (effective July 1, 1982), the Deferred Compensation Plan for Non-Employee Directors (as amended and restated effective January 1, 2005) and certain non-U.S. non-qualified deferred compensation plans or portions thereof.

At the beginning of fiscal year 2013-2014, instead of granting options and restricted share unit awards under Heinz’s equity plans, Heinz will cooperate with Parent to establish a cash-based program intended to replace such equity awards during the period of time between the beginning of fiscal year 2013-2014 and the closing of the merger. Similarly, at the beginning of fiscal year 2013-2014, instead of granting awards under the LTPP, Heinz will cooperate with the Parent to establish a cash-based program intended to replace such LTPP awards during the period of time between the beginning of fiscal year 2013-2014 and the closing of the merger. In each case, awards will be subject to the terms of the replacement programs and generally be paid on a pro-rated basis near the time that the merger closes. See “The Merger—Interests of Heinz’s Directors and Executive Officers in the Merger” beginning on page [—] of this proxy statement.

Following the effective time of the merger, Parent has agreed that for purposes of eligibility, vesting, level of benefits and benefit accrual under employee benefit plans in which Heinz employees are eligible to participate, it will recognize service with Heinz and its subsidiaries (other than of benefit accrual purposes under any defined benefit pension plan) to the same extent that service was recognized under comparable Company employee benefits plans prior to the effective time of the merger.

With respect to health benefit plans that Parent has agreed to replace after the effective time of the merger, Parent has further agreed to (i) waive all limitations as to preexisting conditions, exclusions and all waiting periods with respect to participation and coverage requirements applicable to each employee to the extent waived or satisfied under a replaced Company plan prior to the effective time of the merger and (ii) credit each employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the effective time of the merger under the terms of the replaced plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the effective time of the merger agreement occurs.

Directors’ and Officers’ Indemnification and Insurance

Parent has agreed to, and has agreed to cause the surviving corporation to, indemnify and hold harmless, and advance expenses as incurred to, in each case to the fullest extent permitted under applicable law, each present and former director, officer or representative of Heinz or any of its subsidiaries and in a manner consistent with the terms and conditions on which indemnification is provided for as of the date hereof (collectively, the “Indemnified Parties”) against any costs incurred in connection with any claim arising out of or related to such Indemnified Parties’ service as a director, officer or representative of Heinz or any of its subsidiaries or services performed by such persons at the request of Heinz or any of its subsidiaries at or prior to the effective time of the merger, whether claimed prior to, at or after the effective time of the merger. See also “Employee Benefits Matters” beginning on page [—] of this proxy statement.

Parent has agreed to cause the surviving corporation to maintain in effect the provisions in its certificate of incorporation and bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to facts or circumstances occurring at or prior to the effective time of the merger, on the same basis as set forth in the certificate of incorporation and bylaws of Heinz in effect on the date of the merger agreement to the fullest extent permitted by applicable law.

Heinz will and, if Heinz is unable to, the surviving corporation as of the effective time of the merger will obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of Heinz’s existing directors’ and officers’ insurance policies for the Indemnified Parties, and (ii) Heinz’s existing fiduciary and employment practices liability insurance policies, in each case for six years from the effective time of the merger. Notwithstanding the foregoing, in no event will the surviving corporation be required to expend for such policies pursuant to this sentence an aggregate premium amount in excess of 600% of the annual premium currently paid by Heinz for such insurance.

If Heinz and the surviving corporation for any reason fails to obtain such “tail” insurance policies as of the effective time of the merger agreement, the surviving corporation will continue to maintain in effect for a period of at least six years from and after the effective time of the merger, the directors’ and officers’ liability insurance and fiduciary liability insurance in place as of the date of the merger agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in Heinz’s existing policies, or the surviving corporation will use reasonable best efforts to purchase comparable insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in Heinz’s existing policies. Notwithstanding the foregoing, in no event will the surviving corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by Heinz for such insurance.

Takeover Provisions

If any state takeover law is or may become applicable to the merger agreement or the merger, Heinz and Parent have agreed to use reasonable best efforts to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to eliminate or minimize the effects of such law on the merger agreement or merger.

Delisting and Deregistration of Heinz Common Stock

The surviving corporation has agreed to cause Heinz’s common stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the effective time of the merger.

Maintenance of Name, Headquarters, Civic and Charitable Activities

Headquarters. The parties have agreed that from and after the closing, Heinz’s current headquarters in Pittsburgh, Pennsylvania will be the surviving corporation’s headquarters and the global home of the flagship “Heinz” brand.

Name of Parent. The parties have agreed that from and after the closing, the surviving corporation will be named H. J. Heinz Company.

Preservation of Company Heritage. The parties have agreed that from and after the closing, Parent will cause the surviving corporation to preserve Heinz’s heritage and continue to support philanthropic and charitable causes in Pittsburgh and other communities in which Heinz operates in a manner and amount consistent with past practice.

Stadium. Parent has agreed to cause the surviving corporation to honor its obligations under the naming rights and promotions agreement relating to Heinz Field.

Financing

Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the financing including using reasonable best efforts to:

•	maintain in effect the equity funding letters and the debt commitment letter until the consummation of the merger;

•

negotiate and enter into definitive agreements with respect to the debt commitment letter on the terms and conditions (including the flex provisions) contained in the debt commitment letter and related fee letter or, if available, on other terms that are acceptable to Parent and would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent and Merger Sub to consummate the merger;

•

satisfy on a timely basis all conditions to funding in the debt commitment letter and such definitive agreements thereto (other than any condition where the failure to be so satisfied is a direct result of Heinz’s failure to furnish information described below) and in the equity funding letters and to consummate the financing at or prior to the closing; and

•	enforce its rights (including through litigation) under or with respect to the equity funding letters and the debt commitment letter and the debt financing agreements.

Parent has agreed that it will not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the equity funding letters and the debt commitment letter without the prior written consent of Heinz to the extent such amendments, modifications or waivers would (i) reduce the aggregate amount of cash proceeds available from the financing to fund the amounts required to be paid by Parent or Merger Sub under the merger agreement below the amount required to consummate the merger and the other transactions contemplated by the merger agreement or (ii) impose new or additional conditions or otherwise be reasonably likely to prevent or delay or impair the ability of Parent to consummate the merger and the other transactions contemplated by the merger agreement or adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the equity funding letters and the debt commitment letter and the debt financing agreements.

Parent and Merger Sub have agreed to give Heinz prompt notice:

•	of any actual or alleged breach or default by any party to any of the equity funding letters and the debt commitment letter and the debt financing agreements;

•

of the receipt of any written notice or other written communication from any financing source with respect to any actual or alleged breach, default, termination or repudiation by any party to any of the equity funding letters and the debt commitment letter or any definitive document related to the financing or any provisions of the equity funding letters and the debt commitment letter or any definitive document related to the financing; or

•

if Parent and Merger Sub determine in good faith that they will not be able to satisfy any of the obligations to, or otherwise be able to obtain, some or any portion of the financing prior to November 13, 2013.

Upon the occurrence of any of the circumstances in the preceding sentence or if any portion of the debt financing otherwise becomes unavailable, and such portion is reasonably required to fund the aggregate merger consideration and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the surviving corporation pursuant to the merger agreement, Parent and Merger Sub will use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement on terms and conditions not less favorable to Heinz or Parent (in the reasonable judgment of Parent) than the terms set forth in the debt commitment letter (including the flex provisions thereof).

Parent has agreed to keep Heinz informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the financing and provide copies of all documents provided to the arrangers or otherwise related to the financing to Heinz.

Prior to the closing, Heinz agreed to use reasonable best efforts to provide to Parent and Merger Sub, and agreed to cause each of its subsidiaries to use its reasonable best efforts to provide, and agreed to use its reasonable best efforts to cause its representatives, including legal and accounting representatives, to provide, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent and Merger Sub that is customary or necessary in connection with arranging, obtaining and syndicating the financing and causing the conditions in the equity funding letters and the debt commitment letter to be satisfied, including:

•	assisting with the preparation of offering documents;

•

preparing and furnishing to Parent and the debt financing sources as promptly as practicable with all Required Information and all other available pertinent information and disclosures relating to Heinz and its subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent and customary to assist in preparation of offering documents;

•

having Heinz designate members of senior management of Heinz to execute customary authorization letters with respect to offering documents and participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the financing, including direct contact between such senior management of Heinz and its subsidiaries and Parent’s financing sources and other potential lenders in the financing;

•	assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the debt commitment letter;

•

requesting Heinz’s independent auditors to cooperate with Parent’s reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from Heinz’s independent auditors;

•

assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the financing (including a certificate of an appropriate officer of Heinz with respect to solvency of Heinz and its subsidiaries on a consolidated basis to the extent required by the debt financing sources) and other customary documents as may be reasonably requested by Parent;

•	facilitating the pledging of collateral for the financing;

•	assisting the financing sources in benefiting from the existing lending relationships of Heinz and its subsidiaries;

•

requesting from Heinz’s existing lenders such customary documents in connection with refinancings as requested by Parent in connection with the financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge;

•

furnishing Parent and the debt financing sources with all documentation and other information required by governmental entities with respect to the debt financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended); and

•	cooperating with Parent, and taking all corporate actions, subject to the occurrence of the effective time of the merger, reasonably requested by Parent to permit the consummation of the Financing.

The foregoing notwithstanding, (i) nothing in the preceding paragraph will require such cooperation to the extent it would interfere unreasonably with the business or operations of Heinz or its subsidiaries, (ii) neither Heinz nor any of its subsidiaries will be required to incur any liability that is not contingent upon the closing and (iii) neither the Heinz Board nor the board of directors of any of Heinz’s subsidiaries will be required to enter into any resolutions or take similar action approving the financing.

For purposes of the merger agreement, “Required Information” means all customary financial information of Heinz and its subsidiaries that is reasonably available to or readily obtainable by Heinz that is required (i) to permit Parent and Merger Sub to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Heinz and (ii) under certain provisions of the debt commitment letter, including financial statements prepared in accordance with GAAP, audit reports, and other financial information and financial data regarding Heinz and its subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-3 under the Securities Act (excluding information required by Rules 3-10 and 3-16 under Regulation S-X), and of the type and form, and for the periods, customarily included in offering documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities, in each case assuming that such offering(s) of debt securities were consummated at the same time during Heinz’s fiscal year as such offering(s) of debt securities will be made.

Debt Tender Offers and Redemptions

Heinz agreed to, as soon as reasonably practicable after the receipt of any written request by Parent to do so, use its reasonable best efforts to commence offers to purchase and/or consent solicitations related to any or all of the outstanding aggregate principal amount and all other amounts due of any or all series of notes, debentures or other debt securities of Heinz or its subsidiaries, on such terms and conditions, including pricing terms, that are specified and requested by Parent, and Parent has agreed to assist Heinz in connection therewith. The parties have agreed to use their respective reasonable best efforts to cause such debt tender offers to close on the closing date of the merger. The dealer manager, solicitation agent, information agent, depositary, paying agent and any other agents retained in connection with such debt tender offers will be selected by Parent and will be reasonably acceptable to Heinz. With respect to any series of notes, debentures or other debt securities of Heinz or its subsidiaries (other than Heinz’s public notes), if requested by Parent in writing on a timely basis, in lieu of commencing a debt tender offer for such series (or in addition thereto), Heinz will, to the extent permitted by the applicable documents governing such series of securities, (i) issue a notice of redemption at least 30 days but not more than 60 days before the redemption date agreed with Parent (or such later time as may be required by such indenture, other governing documents or law) for all of the outstanding aggregate principal amount of such securities of such series pursuant to the requisite provisions of such indenture or other governing documents or (ii) take any actions reasonably requested by Parent that are customary or necessary to facilitate the redemption, defeasance, satisfaction and/or discharge of such series pursuant to the applicable section of such governing documents, and will redeem, defease or satisfy and/or discharge, as applicable, such series in accordance with the terms of such governing documents at the effective time of the merger.

Repatriation of Cash

At Parent’s written request, Heinz agreed to use its reasonable best efforts to arrange for, subject to applicable law and taking into account the working capital requirements of Heinz’s non-U.S. subsidiaries, the repatriation, as soon as reasonably practicable when requested but no earlier than the shareholders meeting, of cash held by Heinz’s non-U.S. subsidiaries to Heinz by method of dividend, distribution, intercompany loan, or as otherwise specified by Parent.

Redemption of First Series Preferred Shares

At Parent’s written request, Heinz agreed to (i) within 20 business days of such request, issue a notice of redemption for the redemption of all then outstanding Third Cumulative Preferred Stock, $1.70 First Series (“First Series Preferred Shares”), (ii) take any and all other actions customary or necessary and/or that are reasonably requested by Parent to cause the redemption of all of such outstanding First Series Preferred Shares, including the payments of any and all amounts owed by Heinz to the holders of any such First Series Preferred Shares in connection with such redemption, and (iii) cause to be redeemed such outstanding First Series Preferred Shares no later than 35 days after the date of the notice of redemption referred to in clause (i) above. The redemption notice will provide a description of the rights of the holders of such First Series Preferred Shares to convert such share into a number of shares of Heinz common stock as is provided for in accordance with the preferences, limitations or special rights of the First Series Preferred Shares as set forth in Heinz’s articles of incorporation.

Other Covenants

The merger agreement contains other covenants relating to access to information, publicity, the repayment of amounts outstanding under credit facilities and notices of certain events.

Conditions to the Completion of the Merger

The obligations of Heinz, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law and other than the first condition below with respect to shareholder approval and adoption of the merger agreement which may not be waived by any party) at or prior to the effective time of the merger of each of the following conditions:

•	approval and adoption of the merger agreement by a majority of the votes cast by the holders of Heinz common stock;

•

(i) expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the HSR Act, (ii) the receipt of all required approvals by the European Commission applicable to the merger under applicable law or the expiration or termination of any applicable waiting period thereunder and (iii) the receipt of all required approvals under any antitrust laws applicable to the merger in the other required jurisdictions or the expiration or termination of any applicable waiting period thereunder; and

•

the absence of (i) any order by any governmental entity of competent jurisdiction in a jurisdiction in which any of Heinz, Parent, 3G Capital., Berkshire Hathaway or any of the foregoing’s affiliates has substantial operations prohibiting consummation of the merger and (ii) any law by any governmental entity in such a jurisdiction that prohibits or makes illegal consummation of the merger.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver at or prior to the effective time of the merger of the following conditions:

•

certain of Heinz’s fundamental representations and warranties relating to capital structure, including number of shares and options outstanding, being, in all but de minimis respects, true and correct as of the date of the merger agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date);

•

Heinz’s representations and warranties relating to corporate authority, approval of the transactions, takeover statutes and the absence of any rights agreement being, in all material respects, true and correct as of the date of the merger agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date);

•

Heinz’s representations and warranties relating to the absence of any development, fact, change, event, effect, occurrence or circumstance that has or would reasonably be expected to have a company material adverse effect since April 29, 2012 through the date of the merger agreement, being true and correct as of the date of the merger agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date);

•

all other representations and warranties of Heinz set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a company material adverse effect;

•	the performance by Heinz in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	Parent has received a certificate signed on behalf of Heinz by the chief financial officer or the chief executive officer of Heinz that the above conditions have been satisfied; and

•

since the date of the merger agreement, the absence of any development, fact, change, event, effect, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a company material adverse effect.

The obligation of Heinz to effect the merger is also subject to the satisfaction or waiver at or prior to the effective time of the merger of the following conditions:

•

Parent’s representations and warranties set forth in the merger agreement being true and correct as of the date the merger agreement and the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Parent and Merger Sub to consummate the merger;

•	the performance by each of Parent and Merger Sub in all material respects of all obligations required to be performed by them under the merger agreement at or prior to the closing date; and

•	Heinz has received a certificate signed on behalf of Parent by a senior executive officer of Parent that the above conditions have been satisfied.

None of Heinz, Parent or Merger Sub may rely on the failure of any condition set forth above, as the case may be, to be satisfied, to excuse such party’s obligation to effect the merger if such failure was caused by such party’s breach of the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	at any time prior to the effective time of the merger, by mutual written consent of Heinz and Parent;

•	at any time prior to the effective time of the merger, by either Heinz or Parent if:

•

the merger has not been consummated by November 13, 2013; provided that this termination right will not be available at any time after a Closing Failure Notice (as defined below) will have been given or to any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time;

•

the meeting of Heinz shareholders to adopt the merger agreement has been held and the approval and adoption of the merger agreement by the shareholders has not been obtained upon a vote thereon at such meeting or at any adjournment or postponement thereof; or

•

any order by a governmental entity of competent jurisdiction in a jurisdiction in which any of Heinz, Parent, 3G Capital, Berkshire Hathaway or any of the foregoing’s affiliates has substantial operations permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable; provided that this termination right will only be available to a party who has complied with its obligations described in the section entitled “—Required Efforts to Consummate the Merger” beginning on page [—] of this proxy statement;

•	by Heinz:

•

at any time prior to the time the Heinz shareholder approval is obtained, in accordance with the covenant described in the section entitled “—Non-Solicitation Covenant” beginning on page [—] of this proxy statement, in order to enter into an alternative acquisition agreement that constitutes a Superior Proposal, if such Superior Proposal did not result from a breach by Heinz of such covenant, and immediately prior to or simultaneously with such termination, Heinz pays to Parent in immediately available funds any fees required to be paid to Parent as described in the section entitled “—Termination Fee Payable by Heinz” beginning on page [—] of this proxy statement;

•

at any time prior to the effective time of the merger, if Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements such that Heinz’s conditions to closing are not capable of being satisfied by November 13, 2013, and such breach or condition is not curable or, if curable, is not cured prior to the 30th day after written notice is given by Heinz to Parent; provided that this termination right is only available if Heinz is not in breach of the merger agreement such that certain of Parent’s conditions to closing are not be capable of being satisfied by the November 13, 2013; provided, further, that this termination right is not available due to the failure of Parent or Merger Sub to consummate the transactions contemplated by merger agreement on the date the closing should otherwise have occurred (in which case Heinz’s termination rights are described in the following bullet); or

•

at any time prior to the effective time of the merger, if all of Parent’s and Merger Sub’s conditions to closing have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) and Parent and Merger Sub fail to consummate the merger on the date the closing should have occurred pursuant to the merger agreement; provided that Heinz will have previously given to Parent written notice of its intention to terminate the merger agreement pursuant to this termination right, which notice will not be effective unless it (i) confirms that all conditions to Heinz’s obligation to close have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or that it is willing to waive all unsatisfied conditions to closing and it stands ready, willing and able to consummate the closing, and (ii) is given no earlier than the date the closing should have occurred pursuant to the merger agreement (such properly delivered notice, a “Closing Failure Notice”); provided, further, that, (A) if such Closing Failure Notice is given under circumstances in which the failure of Parent and Merger Sub to consummate the closing on the date closing should otherwise have occurred was primarily attributable to the failure of the sources of the debt financing to fund the debt financing when all conditions to the debt financing being funded had been satisfied (other than those conditions that by their nature are to be satisfied at the time of funding), then Heinz will not be entitled to terminate the merger agreement pursuant to this termination right until (x) the date that is ten business days after such Closing Failure Notice has been given, if, as of such tenth business day, neither Parent nor Merger Sub has commenced legal proceedings against the debt financing sources seeking to cause either the debt financing to be funded or payment by the debt financing sources of the Parent Termination Fee (as defined below) (such legal proceedings, “Financing Proceedings” and the period beginning on the date of any failure of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement on the date closing should otherwise have occurred in the circumstances contemplated by this clause (A) until the earliest to occur of (1) the tenth business day after delivery of a Closing Failure Notice in respect thereof if neither Parent nor Merger Sub has commenced Financing Proceedings prior to or as of such date, (2) the date that is four months after such tenth business day after delivery of the Closing Failure Notice or (3) following the tenth business day after the delivery of a Closing Failure Notice, the date on which Parent has ceased to diligently pursue

Financing Proceedings, the “Closing Failure Remedy Period”), or (y) if either Parent or Merger Sub has commenced Financing Proceedings as of such tenth Business Day following delivery of a Closing Failure Notice, the expiration of the Closing Failure Remedy Period, which termination may be effected by Heinz upon delivery of a subsequent notice providing for such termination on the date immediately following the date of delivery of such notice and (B) if such Closing Failure Notice is given under circumstances other than those contemplated by the immediately preceding clause (A), such termination will be effective on the third business day after the Closing Failure Notice has been given.

Notwithstanding the foregoing, the occurrence from and after the date of a properly delivered Closing Failure Notice of any development, fact, change, event, effect, occurrence or circumstance that has had or would reasonably be expected to have a company material adverse effect will not excuse payment of the Parent Termination Fee. At any time during the Closing Failure Remedy Period, Parent may provide written notice of its intention and capacity to consummate the closing, and the parties will, on the second business day following such notice, consummate the closing.

•	by Parent:

•

at any time prior to the time the shareholder approval of the merger agreement is obtained, if there has occurred a Company Adverse Recommendation Change or the Heinz Board (or any committee thereof) has provided written notice of its intent to make a Company Adverse Recommendation Change; and

•

at any time prior to the effective time of the merger agreement, if Heinz has breached any of its representations, warranties, covenants or agreements such that Parent’s conditions to closing are not capable of being satisfied by November 13, 2013, and such breach or condition is not capable of being cured or is not cured prior to the 30th day after written notice is given by Parent to Heinz; provided that this termination right is only available if Parent is not in breach of the merger agreement such that certain of Heinz’s conditions to closing are not be capable of being satisfied by November 13, 2013.

Termination Fee Payable by Heinz

Heinz has agreed to pay to Parent a fee of $750 million in cash (such fee is referred to as the “Termination Fee”) in the following circumstances:

•

in the event that (i) the merger agreement is terminated by either Parent or Heinz because the merger has not been consummated prior to November 13, 2013, (ii) as of such date a person has publicly announced or disclosed and not withdrawn in a bona fide manner an Acquisition Proposal and (iii) any time after the date of the merger agreement and prior to the first anniversary of such termination, Heinz has entered into a definitive agreement with respect to an Acquisition Proposal or the transactions contemplated by any Acquisition Proposal are consummated (provided that for purposes of clause (iii) of this bullet the references to “20%” in the definition of “Acquisition Proposal” are replaced with references to “50%”);

•

in the event that (i) the merger agreement is terminated by either Parent or Heinz because the Heinz shareholders did not approve the merger upon a vote taken at the shareholder meeting, (ii) as of the time of the shareholder meeting a person has publicly announced or disclosed and not withdrawn in a bona fide manner an Acquisition Proposal and (iii) any time after the date of the merger agreement and prior to the first anniversary of such termination, Heinz has entered into a definitive agreement with respect to an Acquisition Proposal or the transactions contemplated by any Acquisition Proposal are consummated (provided that for purposes of clause (iii) of this bullet the references to “20%” in the definition of “Acquisition Proposal” are replaced with references to “50%”);

•

in the event that (i) the merger agreement is terminated by Parent due to Heinz’s breach of certain enumerated covenants, (ii) prior to such breach a person has publicly announced or disclosed or privately disclosed to Heinz and has not withdrawn in a bona fide manner an Acquisition Proposal and (iii) any time after the date of the merger agreement and prior to the first anniversary of such termination, Heinz has entered into a definitive agreement with respect to an Acquisition Proposal or the transactions contemplated by any Acquisition Proposal are consummated (provided that for purposes of clause (iii) of this bullet the references to “20%” in the definition of “Acquisition Proposal” are replaced with references to “50%”);

•

in the event the merger agreement is terminated by Parent because there has occurred a Company Adverse Recommendation Change or the Heinz Board (or any committee thereof) has provided the written notice of its intent to make a Company Adverse Recommendation Change; and

•	in the event the merger agreement is terminated by Heinz in order to enter into an alternative acquisition agreement that constitutes a Superior Proposal.

In addition, Heinz will, no later than two business days after the date of delivery by Parent of an invoice therefor, pay Parent up to $25 million of the documented out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective affiliates in connection with the merger, including the financing, in the event that (i) the merger agreement is terminated (A) by either Parent or Heinz because the merger has not been consummated prior to November 13, 2013, (B) by either Parent or Heinz because the Heinz shareholders did not approve and adopt the merger agreement upon a vote taken at the shareholder meeting or (C) by Parent due to Heinz’s breach of certain enumerated covenants and (ii) any person has (as of the termination date, in the case of the foregoing clause (A), as of the shareholder meeting at which the approval and adoption of the merger agreement by the shareholders has not been obtained upon a vote taken, in the case of the foregoing clause (B) or prior to the breach in the case of the foregoing clause (C)) publicly announced or disclosed (or in the case of clause (C) disclosed privately to Heinz) and not withdrawn in a bona fide manner an Acquisition Proposal. The payment of the expense reimbursement will not relieve Heinz of any subsequent obligation to pay the Termination Fee but will be credited toward Heinz’s payment of the Termination Fee.

Termination Fee Payable by Parent

Parent will pay to Heinz a fee of $1.4 billion in cash (such fee is referred to as the “Reverse Termination Fee”) in the event that the merger agreement is terminated by Heinz under circumstances described in the third bullet describing Heinz’s termination rights under the section entitled “—Termination of the Merger Agreement” beginning on page [—] of this proxy statement. In certain circumstances as described under “—Termination of the Merger Agreement” beginning on page [—] of this proxy statement, payment of the Reverse Termination Fee and termination of the merger agreement may be delayed for up to four months during which time the merger agreement remains in effect and Parent may commence legal proceedings against the debt financing sources seeking to cause either the debt financing to be funded or payment by the debt financing sources of the Reverse Termination Fee.

Remedies

The merger agreement provides that under no circumstances will Heinz be entitled to monetary damages, reimbursement of expenses, indemnification or other payment in excess of the amount of the Reverse Termination Fee and under no circumstances will Parent be entitled to monetary damages, reimbursement of expenses, indemnification or other payment in excess of the amount of the Reverse Termination Fee. While Heinz may pursue both a grant of specific performance and the payment of the Reverse Termination Fee (as described above), under no circumstances will Heinz be permitted or entitled to receive both a grant of specific performance (as described below) of Parent’s obligation to consummate the merger and any money damages, including all or any portion of the Reverse Termination Fee (as described above). In addition, the Reverse

Termination Fee (described above) is subject to the conditions described under the section entitled “—Termination Fee Payable by Parent” beginning on page [—] of this proxy statement. While Parent may pursue both a grant of specific performance and the payment of the Termination Fee (as described above), under no circumstances will Parent be permitted or entitled to receive both a grant of specific performance (as described below) of Heinz’s obligation to consummate the merger and any money damages, including all or any portion of the Termination Fee (as described above).

Specific Performance

Each of the parties to the merger agreement have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that such parties do not perform their obligations under the merger agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties to the merger agreement have acknowledged and agreed (and further agree not to take any contrary position in any litigation concerning the merger agreement) that (a) the parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof (including the obligations of the parties to consummate the closing) without proof of damages or otherwise, and that such relief may be sought in addition to and will not limit, diminish, or otherwise impair, any other remedy to which they are entitled under the merger agreement, (b) the various termination fees payable under the merger agreement are not intended to and do not adequately compensate for the harm that would result from a breach of the merger agreement and will not be construed to limit, diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by the merger agreement and without that right, neither Heinz nor Parent would have entered into the merger agreement. Notwithstanding the foregoing, the parties have explicitly agreed that the right of Heinz to seek an injunction, specific performance or other equitable remedies in connection with (A) enforcing Parent’s obligation to cause the equity financing to be funded to fund the merger and the other transactions contemplated by the merger agreement will be subject to the requirements that (i) all conditions to Parent’s obligation to close are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at closing) at the time when the closing is required to occur, (ii) the debt financing (including any alternative financing) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the closing if the equity financing is funded at the closing, and (iii) Heinz has irrevocably confirmed that if the equity financing and debt financing are funded, then it would take such actions that are within its control to cause the closing to occur, and (B) enforcing Parent’s obligation to cause the debt financing to be funded to fund the merger will be subject to the requirements that (i) all conditions to Parent’s obligations to close are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at closing) at the time when the closing is required to occur, (ii) all of the conditions to the consummation of the debt financing provided for in the debt commitment letter have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the time of funding or conditions that failed to be satisfied as a result of a breach by any source of the debt financing), and (iii) Heinz has irrevocably confirmed that if the equity financing and debt financing are funded, then it would take such actions that are within its control to cause the closing to occur.

Fees and Expenses

Except as set forth in the section entitled “—Termination Fee Payable by Heinz” beginning on page [—] of this proxy statement and with respect to certain reimbursement obligations of Parent regarding the financing and repatriation of cash held by Heinz’s non-U.S. subsidiaries, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such costs or expenses.

Amendments, Waivers

At any time prior to the effective time of the merger, the parties may modify or amend the merger agreement or waive any condition to the consummation of the merger, except that the sections with respect to the Reverse Termination Fee, governing law, waiver of jury trial, no third party beneficiaries and modification or amendment of the merger agreement may not be modified or amended in a manner that is adverse in any material respect to a source of the debt financing without the prior written consent of such source of the debt financing.

Governing Law and Venue, Waiver of Jury Trial

The parties agreed that the merger agreement will be governed by Delaware law, except to the extent that the laws of the Commonwealth of Pennsylvania are mandatorily applicable. Each party agreed to irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, if both the Court of Chancery of the State of Delaware and the Federal Courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware and, in each case, any appellate court therefrom) for purposes of any suit, action or other proceeding arising out of the merger agreement or the transactions contemplated by the merger agreement. Each party further irrevocably and unconditionally waived any right such party may have to a trial by jury with respect to any action, suit or proceeding directly or indirectly arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

Amendment to Agreement and Plan of Merger

On March 4, 2013, the parties to the merger agreement entered into the Amendment to Agreement and Plan of Merger to provide that, instead of vesting and being paid in full at the effective time of the merger, retention RSUs would remain subject to vesting pursuant to the existing terms of the applicable awards and the general timing of payment would be in accordance with such terms.

VOTE ON ADJOURNMENT (PROPOSAL 2)

Heinz shareholders are being asked to approve a proposal that will give us authority, as permitted under the terms of the merger agreement, to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the Heinz Board as permitted under the terms of the merger agreement to any date. In addition, the Heinz Board, as permitted under the terms of the merger agreement, could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. However, if you indicate that you wish to vote against the proposal to approve and adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

If a quorum does not exist, the holders of a majority of the shares of Heinz common stock present at the special meeting, in person or by proxy, may adjourn the special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to approve and adopt the merger agreement, the special meeting may be adjourned by the affirmative vote of a majority of the votes cast at the special meeting.

The Heinz Board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICES OF HEINZ COMMON STOCK

Heinz common stock is listed on the NYSE under the symbol “HNZ”. The following table sets forth on a per share basis the low and high closing sale prices of Heinz common stock as reported in published financial sources. At the close of business on [—], 2013, there were [—] holders of record of Heinz common stock. A number of Heinz shareholders have their shares in street name; therefore, Heinz believes that there are substantially more beneficial owners of Heinz common stock.

	Low	High	Dividends
Fiscal year ended April 28, 2013
Fourth Quarter (through March 1, 2013)	$60.48	$72.66	$—
Third Quarter	57.21	60.72	0.515
Second Quarter	54.73	58.42	0.515
First Quarter	52.51	55.27	0.515
Fiscal year ended April 29, 2012
Fourth Quarter	$51.69	$54.47	$0.48
Third Quarter	49.91	54.31	0.48
Second Quarter	48.82	53.35	0.48
First Quarter	51.15	54.92	0.48
Fiscal year ended April 27, 2011
Fourth Quarter	$47.31	$51.23	$0.45
Third Quarter	47.72	50.75	0.45
Second Quarter	44.48	49.72	0.45
First Quarter	43.16	47.07	0.45

The closing price of Heinz common stock on the NYSE on [—], 2013, the most recent practicable date prior to the date of this proxy statement, was $[—] per share. As of [—], 2013, Heinz had [—] shares of Heinz common stock issued and outstanding and Heinz had approximately [—] holders of record. You are encouraged to obtain current market prices of Heinz common stock in connection with voting your shares of Heinz common stock.

Heinz pays quarterly cash dividends to holders of record of Heinz common stock. Future cash dividends, if any, will be at the discretion of the Heinz Board and can be changed or discontinued at any time. Dividend determinations (including the size of the quarterly dividends) will depend on, among other things, Heinz’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as the Heinz Board may deem relevant. The merger agreement permits Heinz, and Heinz expects, to continue to declare and pay regular quarterly cash dividends of $0.515 per share of Heinz common stock with record dates and payment dates that are substantially consistent with Heinz’s past practice. The merger agreement does not permit Heinz, and Heinz does not expect, to pay a prorated dividend for the quarter in which the merger is completed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth all equity securities of Heinz beneficially owned as of February 28, 2013 by each director and executive officer of Heinz, and all directors and executive officers as a group. The business address of each of Heinz’s directors and executive officers is c/o H. J. Heinz Company, One PPG Place, Pittsburgh, Pennsylvania 15222.

Name	Shares of Heinz Common Stock Owned(1)(2)(3)(4)	Percentage % (10)
Charles E. Bunch	29,250	—
Leonard S. Coleman, Jr.	32,350	—
John G. Drosdick	21,750	—
Edith E. Holiday	38,991	—
William R. Johnson(5)	2,095,021	—
Candace Kendle	39,090	—
Michael D. Milone(6)	278,137	—
Frank J. Moison	0
David C. Moran	326,177	—
C. Scott O’Hara(7)	85,548	—
Dean R. O’Hare	32,450	—
Nelson Peltz(8)	106,500	—
Dennis H. Reilley	21,750	—
Lynn C. Swann	15,750	—
Thomas J. Usher(9)	58,787	—
Michael F. Weinstein	34,306	—
Arthur B. Winkleblack	388,794	—
All directors, director nominees, and executive officers as a group	4,558,833	1.4

(1)	Shares listed in this column include all shares beneficially owned by the named individuals and all directors, director nominees, and executive officers as a group, including shares in which they have a present beneficial economic interest, and shares allocated to their accounts under Heinz’s Employees Retirement and Savings Plan (W.R. Johnson, 59,783; M.D. Milone, 0; D.C. Moran, 1,472; C.S. O’Hara, 0; and A.B. Winkleblack, 5,733; and all directors, director nominees, and executive officers as a group, 110,249). Each person has both sole voting and sole investment power with respect to the shares listed unless otherwise indicated.

(2)	Shares listed for Messrs. Coleman, Drosdick, Reilley, Usher, and Weinstein and Ms. Holiday include deferred units under the Non-Employee Director Deferred Compensation Plan (L.S. Coleman, 9,750; J.G. Drosdick, 21,750; D.H. Reilley, 21,750; T.J. Usher, 53,839; M.F. Weinstein, 31,306; and E.E. Holiday, 33,229).

(3)	Shares listed include shares subject to stock options granted under Heinz’s stock option plans and exercisable within 60 days following February 28, 2013 (W.R. Johnson, 815,104; M.D. Milone, 182,183; D.C. Moran, 173,230; C.S. O’Hara, 0; and A.B. Winkleblack, 197,636; and all directors, director nominees, and executive officers as a group, 1,934,802).

(4)	Shares listed for Messrs. Johnson, Winkleblack, Milone, Moran and O’Hara include restricted stock units that have vested and have been deferred (W.R. Johnson, 318,862; M.D. Milone, 0; D.C. Moran, 107,007; C.S. O’Hara, 0; and A.B. Winkleblack, 116,009; and for all executive officers as a group, 673,073).

(5)	Shares listed for. Mr. Johnson also include 158,099 shares held by two trusts of which Mr. Johnson is trustee.

(6)	The information about Mr. Milone’s Common Stock ownership is current as of June 22, 2012. Mr. Milone ceased to be a Heinz executive officer and employee and Section 16 reporting officer on June 22, 2012, and the Company does not have information about his transactions in the Company’s Common Stock after that date. Shares listed for Mr. Milone also include 14,550 shares held by Mr. Milone’s spouse and two dependents.

(7)	The information about Mr. O’Hara’s Common Stock ownership is current as of August 1, 2012. Mr. O’Hara ceased to be a Heinz executive officer and Section 16 reporting officer on June 26, 2012. Mr. O’Hara ceased to be a Heinz employee on August 1, 2012, and the Company does not have information about his transactions in the Company’s Common Stock after that date.

(8)	Shares listed for Mr. Peltz include (a) 3,250 shares held directly by Mr. Peltz, (b) 3,250 shares held by Trian Fund Management, L.P., of which Mr. Peltz is a founding partner and Chief Executive Officer, and (c) 100,000 shares owned by funds and accounts managed by Trian Fund Management, L.P.

(9)	Shares listed for Mr. Usher also include 1,000 shares held by a trust of which Mr. Usher is co-trustee and sole beneficiary.

(10)	Percentages of less than one percent are omitted.

Set forth below is the name, address, and stock ownership of the only person known by Heinz to own beneficially more than five percent of the outstanding shares of Heinz common stock, based on information provided by the beneficial owner in a public filing made with the Securities and Exchange Commission.

Name and Address	Number of Shares of Heinz Common Stock Beneficially Owned		Percent of Heinz common stock
BlackRock, Inc.	23,619,797	(1)	7.36	%(2)
40 East 52nd Street, New York, NY 10022

(1)	Based on a report on Schedule 13G/A filed with the SEC on February 8, 2013, BlackRock, Inc. reported sole voting power and sole dispositive power over, and beneficial ownership of, 23,619,797 shares of Heinz common stock.
(2)	The ownership percentage set forth in this column is based on the assumption that BlackRock, Inc. continued to own the number of shares reflected in the table above on February 28, 2013.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 3)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Heinz is required to submit a proposal to Heinz shareholders for a non-binding, advisory vote to approve the payment by Heinz of certain compensation to the named executive officers of Heinz that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachutes”, and which we refer to as the named executive officer merger-related compensation proposal, gives Heinz shareholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive from Heinz that is based on or otherwise relates to the merger. This compensation is summarized in the table under “The Merger—Interests of Heinz’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page [—] of this proxy statement, including the footnotes to the table.

The Heinz Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Heinz Board unanimously recommends that the shareholders of Heinz approve the following resolution:

“RESOLVED, that the shareholders of Heinz hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable by Heinz to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement. Accordingly, you may vote to approve and adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Heinz or Parent. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Heinz shareholders.

The above resolution approving the merger-related compensation of Heinz’s named executive officers on an advisory basis will require the affirmative vote of a majority of shares cast, either in person or by proxy (provided a quorum is present in person or by proxy).

The Heinz Board unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following are the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Heinz common stock. This discussion applies only to holders that hold their Heinz common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Heinz common stock;

•	persons holding Heinz common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons who acquired Heinz common stock through the exercise of employee stock options or otherwise as compensation;

•	certain financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	certain former citizens or residents of the United States;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

•	persons subject to the United States alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Heinz common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Heinz common stock and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the merger to them.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Heinz common stock that is:

•	a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The exchange of Heinz common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Heinz common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Heinz common stock (i.e., shares of Heinz common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Heinz common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Heinz common stock that is not a U.S. holder or a partnership. Payments made to a non-U.S. holder in exchange for shares of Heinz common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Heinz common stock for cash pursuant to the merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Heinz common stock at any time during the five-year period preceding the Merger, and Heinz is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Heinz common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Heinz believes it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Heinz common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

You are urged to consult your tax adviser with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign tax laws.

FUTURE HEINZ SHAREHOLDER PROPOSALS

It is not expected that Heinz will hold its 2013 annual meeting of shareholders unless the merger is not completed. If the merger is not completed, Heinz’s shareholders will continue to be entitled to attend and participate in Heinz’s annual meeting of shareholders. If Heinz holds its 2013 annual meeting of shareholders, shareholder director nominations and proposals intended to be presented for inclusion in Heinz’s proxy statement and accompanying proxy card pursuant to Rule 14a-8 of the Exchange Act for such meeting must have been received at Heinz’s principal executive offices at the address listed below, on or before March 8, 2013 and must have met the requirements of Rule 14a-8 under the Exchange Act. For director nominations the notice must describe various matters regarding the nominee, including name, address, occupation, and shares held.

In addition, if a shareholder intends to nominate a director or raise a matter at the 2013 annual meeting of shareholders, if such meeting is held, and has not sought inclusion of the nomination or matter in Heinz’s proxy statement and accompanying proxy card for such meeting pursuant to Rule 14a-8 under the Exchange Act, the shareholder must comply with the advance notice provisions in Heinz’s bylaws. These advance notice provisions require shareholders to deliver to Heinz notice of a director nomination or proposal to be considered at an annual meeting not less than 120 days nor more than 210 days in advance of the date which is the anniversary of the date Heinz’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, which, with respect to the 2013 annual meeting of shareholders, means not later than March 8, 2013 and not earlier than December 8, 2012, respectively. Any such director nominations or proposals are also subject to informational and other requirements set forth in Heinz’s bylaws. Such director nominations or proposals should have been submitted to the following address:

Secretary

H. J. Heinz Company

One PPG Place

Pittsburgh, Pennsylvania 15222

The above deadlines would change if Heinz holds its 2013 annual meeting of shareholders on a date that differs by more than 30 days from the anniversary of the date of its 2012 annual meeting of shareholders.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies.

Heinz and some brokers may be householding our proxy materials by delivering proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Heinz if you are a shareholder of record. You can notify us by sending a written request to our Secretary at H. J. Heinz Company, One PPG Place, Pittsburgh, Pennsylvania 15222, or calling (412) 456-5700. Shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying Heinz at the telephone and address set forth in the prior sentence.In addition, Heinz will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

WHERE YOU CAN FIND MORE INFORMATION

Heinz is subject to the reporting requirements of the Exchange Act. Accordingly Heinz files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Heinz’s SEC filings also are available to the public at the internet website maintained by the SEC at www.sec.gov. Heinz also makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Heinz’s internet website address is www.heinz.com. The information located on, or hyperlinked or otherwise connected to, Heinz’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows Heinz to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Heinz’s Annual Report on Form 10-K for the fiscal year ended April 29, 2012, filed June 15, 2012;

•

Heinz’s Quarterly Reports on Form 10-Q for the fiscal quarters ended July 29, 2012 (filed August 8, 2012); October 28, 2012 (filed November 20, 2012); and January 27, 2013 (filed February 21, 2013); and

•	Heinz’s Current Reports on Form 8-K filed with the SEC on June 26, 2012; August 28, 2012; August 31, 2012; November 14, 2012; January 16, 2013; February 14, 2013; and February 15, 2013.

We also incorporate by reference into this proxy statement additional documents that Heinz may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of documents incorporated by reference at no cost, by writing or telephoning the office of the Assistant Corporate Secretary at H. J. Heinz Company, One PPG Place, Pittsburgh, Pennsylvania 15222, Tel. (412) 456-5700.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A-1

AGREEMENT AND PLAN OF MERGER

by and among

H. J. HEINZ COMPANY,

HAWK ACQUISITION HOLDING CORPORATION

and

HAWK ACQUISITION SUB, INC.

Dated as of February 13, 2013

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PAGE

ARTICLE 9
TERMINATION

Section 9.01.	Termination by Mutual Consent	A-1-47
Section 9.02.	Termination by Either Parent or the Company	A-1-47
Section 9.03.	Termination by the Company	A-1-47
Section 9.04.	Termination by Parent	A-1-48
Section 9.05.	Effect of Termination and Abandonment	A-1-49

ARTICLE 10
MISCELLANEOUS AND GENERAL

Section 10.01.	Survival	A-1-51
Section 10.02.	Modification or Amendment	A-1-52
Section 10.03.	Waiver of Conditions	A-1-52
Section 10.04.	Counterparts; Effectiveness	A-1-52
Section 10.05.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	A-1-52
Section 10.06.	Specific Performance	A-1-53
Section 10.07.	Notices	A-1-54
Section 10.08.	Entire Agreement	A-1-55
Section 10.09.	No Third Party Beneficiaries	A-1-56
Section 10.10.	Obligations of Parent and of the Company	A-1-56
Section 10.11.	Definitions	A-1-56
Section 10.12.	Severability	A-1-56
Section 10.13.	Interpretation; Construction	A-1-56
Section 10.14.	Assignment	A-1-57

Annexes
Annex A	Definitions	A-1-59

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2013, is entered into by and among H. J. Heinz Company, a Pennsylvania corporation (the “Company”), Hawk Acquisition Holding Corporation, a Delaware corporation (“Parent”), and Hawk Acquisition Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used in this Agreement shall have the respective meanings ascribed to them in Annex A.

RECITALS:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company unanimously: (i) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) proposed the Merger in accordance with Section 1922 of the PBCL by adopting a resolution approving this Agreement as a plan of merger for the purposes of Section 1922 of the PBCL, (iii) directed that this Agreement be submitted to a vote at a meeting of the Company’s shareholders entitled to vote hereon and (iv) recommended that the Company’s shareholders entitled to vote hereon approve this Agreement (including approval of this Agreement by the Company’s shareholders entitled to vote thereon so this Agreement is adopted for the purposes of Section 1924 of the PBCL);

WHEREAS, the Board of Directors of each of Parent and Merger Sub unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of 3GSSFIII and Berkshire (each, a “Guarantor” and, collectively, the “Guarantors”) is entering into a separate limited guarantee in favor of the Company (together, the “Guarantees”) with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under Pennsylvania law as a wholly owned subsidiary of Parent. The Merger shall have the effects specified in this Agreement and as set forth in Section  1929 of the PBCL.

Section 1.02. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, at 10:00 a.m. (Eastern Time) on a date to be specified by the parties which shall be no later than the second Business Day following the satisfaction or waiver of the conditions set forth in Article 8 (other than those conditions that by

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their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article 8, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing), the Closing shall take place instead on the earlier to occur of (a) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than three Business Days’ written notice to the Company and (b) the last day of the Marketing Period, but in each case subject to the satisfaction or waiver of the conditions set forth in Article 8. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03. Effective Time. As soon as practicable following the Closing, the parties shall properly file with the Department of State of the Commonwealth of Pennsylvania articles of merger providing for the Merger (the “Articles of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the PBCL. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania or, to the extent permitted by applicable Law, at such subsequent date and time as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE 2

ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

Section 2.01. The Articles of Incorporation. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended by virtue of the Merger at the Effective Time to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of such articles of incorporation shall be amended to read as follows: “The name of the corporation (hereinafter called the “Corporation”) is “H. J. Heinz Company”, and provision shall be made for the continued existence of the Second Series Preferred Shares and the Fourth Series Preferred Shares, and as so amended shall be the articles of incorporation of the Surviving Corporation until, subject to Section  7.11(b), thereafter changed or amended as provided therein or by applicable Law.

Section  2.02. The Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until, subject to Section 7.11(b), thereafter changed or amended as provided therein or by applicable Law.

ARTICLE 3

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

Section 3.01. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

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Section 3.02. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE 4

CONVERSION OF SECURITIES

Section 4.01. Conversion of Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:

(a) Common Stock. Each share of the common stock, par value $0.25 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company, and in each case not held on behalf of third parties (the “Excluded Shares”)) shall be converted into the right to receive $72.50 per Share in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”, it being understood that any references herein to a “Certificate” or “Certificates” shall be deemed to include references, as applicable, to book-entry account statements relating to the ownership of Shares where appropriate and to certificates and book-entry account statements, as applicable, relating to the ownership of First Series Preferred Shares) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Share, without interest, plus the amount of any dividends declared by the Company in accordance with Section 7.01(c)(i)(A) on each such Share with a record date prior to the Effective Time that remain unpaid at the Effective Time.

(b) Cancellation of Excluded Shares. Each Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Preferred Shares. Except for Preferred Shares which are owned by shareholders (“Dissenting Shareholders”) who are statutorily entitled to exercise dissenter rights and who duly comply with all provisions of the PBCL concerning the right of holders of Preferred Shares to demand payment of fair value of their Preferred Shares (the “Dissenting Shares”):

(i) Each share of the First Series Preferred Shares issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the product of (A) the Per Share Merger Consideration multiplied by (B) the number of Shares into which such First Series Preferred Share might have been converted immediately prior to the Effective Time in accordance with the certificate of designation for the First Series Preferred Shares, without interest, plus the amount of any dividends declared by the Company in accordance with Section 7.01(c)(i)(A) on such First Series Preferred Share with a record date prior to the Effective Time that remain unpaid at the Effective Time (the “Per Share First Series Preferred Merger Consideration”), without interest. At the Effective Time, all of the First Series Preferred Shares (other than Dissenting Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate formerly representing any of the First Series Preferred Shares (other than Dissenting Shares) shall thereafter represent only the right to receive the Per Share First Series Preferred Merger Consideration for each such First Series Preferred Share, without interest.

(ii) Each of the Second Series Preferred Shares shall be converted into the Second Series Preferred Shares of the Surviving Corporation with the same powers, designations rights and preferences as are provided for in the certificate of designation for the Second

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Series Preferred Shares and the certificates representing Second Series Preferred Shares immediately prior to the Merger will represent the Second Series Preferred Shares of the Surviving Corporation.

(iii) Each of the Fourth Series Preferred Shares shall be converted into the Fourth Series Preferred Shares of the Surviving Corporation with the same powers, designations rights and preferences as are provided for in the certificate of designation for the Fourth Series Preferred Shares and the certificates representing Fourth Series Preferred Shares immediately prior to the Merger will represent the Fourth Series Preferred Shares of the Surviving Corporation.

(d) Merger Sub. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the Surviving Corporation.

Section 4.02. Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) (the “Paying Agent”), for the benefit of the holders of Shares (other than Excluded Shares) and First Series Preferred Shares (other than Dissenting Shares) and pursuant to a paying agent agreement in customary form, cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the payments contemplated by Section 4.01(a) and 4.01(c)(i) (excluding, for the avoidance of doubt, any amounts payable with respect to any declared but unpaid dividends, which shall be paid in the manner consistent with the Company’s past practice) (such cash amount being hereinafter referred to as the “Exchange Fund”). If a Dissenting Shareholder effectively withdraws or loses his or her dissenters rights pursuant to the PBCL, (i) such Dissenting Shareholder’s First Series Preferred Shares shall cease to be Dissenting Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (A) the number of First Series Preferred Shares for which such Dissenting Shareholder has effectively withdrawn or lost his or her dissenters rights pursuant to the PBCL and (B) the consideration payable pursuant to Section 4.01(c) in respect of each such First Series Preferred Share. The Paying Agent shall invest the Exchange Fund as directed by Parent. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to Section 4.01(a) and 4.01(c)(i) shall be returned to the Surviving Corporation in accordance with Section 4.02(d). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 4.01(a) and 4.01(c)(i), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to make all such cash payments under Section 4.01(a) and 4.01(c)(i).

(b) Exchange Procedures. Promptly (and in any event within three Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) or First Series Preferred Shares immediately prior to the Effective Time (each, a “Record Holder of Shares”) (other than in respect of any Dissenting Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.02(e)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree and to be substantially finalized prior to the Effective Time, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.02(e)) in exchange for the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 4.01(a) or 4.01(c)(i). If any First Series

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Preferred Shares cease to be Dissenting Shares pursuant to Section 4.02(f), the Surviving Corporation shall cause the Paying Agent promptly (and in any event within three Business Days) after such First Series Preferred Shares cease to be Dissenting Shares to mail to the applicable Record Holder of Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Preferred Shares. Upon delivery of the letter of transmittal duly executed by the applicable Record Holder of Shares and the surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.02(e)) to the Paying Agent in accordance with the terms of such letter of transmittal (or, if such Shares or First Series Preferred Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement), the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.02(g)) equal to (x) in the case of Shares, the product of (1) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.02(e)) multiplied by (2) the Per Share Merger Consideration and (y) in the case of First Series Preferred Shares, the product of (1) the number of First Series Preferred Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.02(e)) multiplied by (2) the Per Share First Series Preferred Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or affidavits of loss, as the case may be. In the event of a transfer of ownership of Shares or First Series Preferred Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon due surrender of the Certificate shall be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares or First Series Preferred Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Certificate shall be given a copy of the letter of transmittal referred to in Section 4.02(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which the holder of such Certificate is entitled pursuant to this Article 4.

(d) Termination of Exchange Fund; Escheat. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for twelve months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) or Preferred Shares (other than Dissenting Shares) who has not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of the amount to which such holder is entitled as a result of the Merger pursuant to Section 4.01(a) or 4.01(c)(i) (after giving effect to any required Tax withholdings as provided in Section 4.02(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.02(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permissible under applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

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(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such customary terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.02(g)) equal to (x) in the case of Shares, the product of (1) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (2) the Per Share Merger Consideration and (y) in the case of First Series Preferred Shares, the product of (1) the number of First Series Preferred Shares represented by such lost, stolen or destroyed Certificate multiplied by (2) the consideration payable pursuant to Section 4.01(c)(i) in respect of each such First Series Preferred Share.

(f) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, no Dissenting Share shall be converted as contemplated by Section 4.01(c). At the Effective Time, each Dissenting Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Dissenting Shareholder shall cease to have any rights with respect thereto (but without prejudice to the right of a Dissenting Shareholder to receive any dividends declared by the Company in accordance with Section 7.01(c)(i)(A) on the Dissenting Shares held by such Dissenting Shareholder with a record date prior to the Effective Time that remain unpaid at the Effective Time), except that each Dissenting Shareholder shall have the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the PBCL; provided, however, that each Dissenting Share held by a Dissenting Shareholder who, after the Effective Time, effectively withdraws or loses his or her dissenters rights pursuant to the PBCL, shall be treated as set forth in Section 4.01(c)(i), (ii) or (iii) above, as applicable. The Company shall give Parent (i) prompt notice of any demands for payment of fair value pursuant to the applicable provisions of the PBCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the PBCL and received by the Company with respect to dissenters rights under the PBCL and (ii) the opportunity to participate in and, after the Closing, direct all negotiations and proceedings with respect to dissenters rights under the PBCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for payment of fair value or offer to settle or settle any such demands.

(g) Withholding Rights. Notwithstanding any other provision of this Agreement, each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration and any other payments otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and paid to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 4.03. Treatment of Stock Plans.

(a) Options. At the Effective Time, each outstanding Company Stock Option, vested or unvested, shall be cancelled, and in exchange therefor, the holder thereof shall be entitled to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (i) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option, less any required Tax withholdings as provided in Section 4.02(g).

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(b) Company Phantom Shares. At the Effective Time, each outstanding Company Phantom Share, whether vested or unvested, shall be cancelled, and in exchange therefor, the holder thereof shall be entitled to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the Per Share Merger Consideration, less any required Tax withholdings as provided in Section 4.02(g).

(c) Company RSUs. At the Effective Time, each outstanding Company RSU, whether vested or unvested, shall be cancelled, and in exchange therefor, the holder thereof shall be entitled to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the sum of (x) the product of (i) the Per Share Merger Consideration multiplied by (ii) the total number of Shares subject to such Company RSUs plus (y) the amount of accrued and unpaid dividends thereon, less any required Tax withholdings as provided in Section 4.02(g); provided that payment in respect of Company RSUs that have been deferred will be made in accordance with the terms of such award and the applicable deferral election made by the holder thereof. In the event that the immediate payment of the amounts contemplated above in respect of the Company RSUs would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(d) Treatment of the GSPP. (i) Participants in the Third Amended and Restated Global Stock Purchase Plan (the “GSPP”) will be prohibited from increasing their payroll elections under the GSPP or making separate non-payroll contributions following the announcement of the execution of this Agreement; (ii) the current offering period will end on February 16, 2013 and such offering period will be the final offering period under the GSPP; (iii) any accumulated contributions not used to purchase Shares at the end of such final offering period will be returned to the applicable participants; and (iv) the GSPP will be terminated immediately following the end of such final offering period.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation, Nominating and Governance Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and take such other actions as such Board or such Committee deems necessary or appropriate to implement the provisions of this Section 4.03 and, to the extent expressly set forth in Section 4.03 of the Company Disclosure Letter, the Company shall use reasonable best efforts to take such other actions as reasonably requested by Parent.

Section 4.04. Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that, prior to the Effective Time, the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding as a result of a reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the Company SEC Reports (excluding, in each case, any disclosures contained therein under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein relating to information, factors or risks that are predictive, cautionary or forward looking in nature) filed or furnished with the SEC since January 1, 2011 and at least two Business Days prior to the date of this Agreement (and (i) then only to the extent that the relevance of any disclosed event, item or occurrence in such Company

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SEC Reports to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent as to matters which are a subject of such representation or warranty, (ii) other than any matters required to be disclosed for purposes of Section 5.02 (other than clause (c) thereof) (Capital Structure) and Section 5.18 (Takeover Statutes; Absence of Rights Agreement), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter, and (iii) without giving effect to any amendment to any such documents filed on or after the date hereof) or (y) the corresponding section or subsections of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any event, item or occurrence in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of the Company Disclosure Letter only to the extent that the relevance of such disclosed event, item or occurrence to such other section or subsection is reasonably apparent as to matters which are a subject of the corresponding representation or warranty, other than any matters required to be disclosed for purposes of Section 5.02 (other than clause (c) thereof) (Capital Structure) and Section 5.18 (Takeover Statutes; Absence of Rights Agreement), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 5.01. Organization, Good Standing and Qualification. Each of the Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing or is subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing or subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except where (i) the failure of any of the Company’s Subsidiaries to be so organized, existing, qualified or in good standing or to have such power or authority, or (ii) the failure of the Company to be so qualified, be in good standing as a foreign corporation or have such authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s articles of incorporation and bylaws, each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement.

Section 5.02. Capital Structure. (a) The authorized capital stock of the Company consists of 600,000,000 Shares and 2,238,876 shares of Third Cumulative Preferred Stock, par value $10.00 per share (the “Preferred Shares”), of which, as of February 12, 2013, 320,827,137 Shares were issued and outstanding, 6,025 shares of Third Cumulative Preferred Stock, $1.70 First Series (the “First Series Preferred Shares”) were issued and outstanding, 1,000 shares of non-voting Third Cumulative Preferred Stock, 6.5% Second Series (the “Second Series Preferred Shares”) were issued and held by HJH One LLC, a Subsidiary of the Company, and 1,000 shares of non-voting Third Cumulative Preferred Stock, 7.65% Fourth Series (the “Fourth Series Preferred Shares”) were issued and held by Promark Brand, a Subsidiary of the Company. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of February 12, 2013, other than 850 Shares reserved for issuance under the Company’s 1996 Stock Options Plan as amended and restated effective August 13, 2008 (the “1996 Stock Option Plan”), 164,354 Shares reserved for issuance under the Company’s 2000 Stock Option Plan (as amended and restated effective August 13, 2008 (the “2000 Stock Option Plan”)), 3,324,530

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Shares reserved for issuance pursuant to the Company’s Fiscal Year 2003 Stock Plan (as amended and restated, the “2003 Stock Incentive Plan”) and 10,000,000 Shares reserved for issuance pursuant to the Company’s Fiscal Year 2013 Stock Plan (the “2013 Stock Incentive Plan and, collectively with the 2003 Stock Incentive Plan, the GSPP, the Company’s 1996 Stock Option Plan and 2000 Stock Option Plan, the “Stock Plans”), the Company had no Shares reserved for issuance. Upon the issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable. As of February 12, 2013, (i) other than Shares issuable pursuant to the GSPP, 6,853,716 Shares were subject to outstanding options to purchase Shares (such outstanding options, together with any options to purchase Shares granted after February 12, 2013, under the Stock Plans other than the GSPP, the “Company Stock Options”), (ii) 20,107 Phantom Shares were subject to Phantom Share awards granted under certain compensatory plans applicable to non-U.S. employees (such outstanding Phantom Share awards together with any Phantom Share awards granted after February 12, 2013, the “Company Phantom Shares”) (iii) 2,012,260 Shares were subject to restricted stock unit awards granted under the Stock Plans (such outstanding restricted stock unit awards, together with any restricted stock unit awards granted after February 12, 2013, the “Company RSUs”) and (iv) 110,315,412 Shares were held by the Company in its treasury. As of February 12, 2013, except as set forth in this Section 5.02(a), there were no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Since February 12, 2013 through the date of this Agreement, no Equity Interests in the Company or any of its Subsidiaries have been issued, except for issuances pursuant to exercise or settlement of Company Options, Company RSUs or Company Phantom Shares, in each case outstanding as of the close of business on February 12, 2013, and only in accordance with the terms of such Company Options, Company RSUs or Company Phantom Shares as in effect on such date.

(b) Section 5.02 of the Company Disclosure Letter contains a correct and complete list as of the date of this Agreement of all Company Options, Company Phantom Shares, Company RSUs, and other equity-based awards outstanding under the Stock Plans (or otherwise), including the holder, number of Shares, exercise price and vesting schedule of such options and awards, as applicable.

(c) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens, and each Company Stock Option was granted with an exercise price equal to or greater than the fair market value of the underlying Shares on the date of the grant. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of any of the Company’s Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company’s Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than the Shares and the First Series Preferred Shares, there are no outstanding bonds, debentures, notes or other Indebtedness or other securities or instruments of the Company, or Contracts between the Company and any Person, having the right to vote or granting any Person the right to vote on any matters on which shareholders of the Company may vote.

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(d) As of January 27, 2013, the aggregate amount of Indebtedness for borrowed money of the Company and its Subsidiaries did not exceed $5.0 billion determined in accordance with U.S. GAAP, and since such date through the date of this Agreement, there has been no long-term Indebtedness for borrowed money incurred (other than commercial paper issued in the ordinary course of business) and no short-term Indebtedness for borrowed money incurred other than in the ordinary course of business.

Section 5.03. Corporate Authority; Approval; Fairness Opinion. (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the affirmative vote of a majority of the votes cast by all holders of the Shares and, if any are outstanding, First Series Preferred Shares, voting together as a single class at a shareholders’ meeting duly called and held for such purpose (with the holders of First Series Preferred Shares entitled to one-half vote per First Series Preferred Share) (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Board of Directors of the Company, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) proposing the Merger in accordance with Section 1922 of the PBCL by adopting a resolution approving this Agreement as a plan of merger for the purposes of Section 1922 of the PBCL, (iii) directing that this Agreement be submitted to a vote at a meeting of the Company’s shareholders entitled to vote hereon and (iv) recommending that the Company’s shareholders approve this Agreement (including approval of this Agreement by the shareholders entitled to vote thereon so that this Agreement is adopted for the purposes of Section 1924 of the PBCL) (such recommendation, the “Company Recommendation”), which resolutions have not, except after the date of this Agreement as permitted by Section 7.02, been rescinded, modified or withdrawn in any way.

(c) The Board of Directors of the Company has received the opinions of Centerview Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Moelis & Company LLC to the effect that, as of the date of such opinions, and subject to the various assumptions and qualifications set forth therein, the Per Share Merger Consideration to be received by holders of the Shares is fair, from a financial point of view, to such holders and a copy of such opinions shall be provided by the Company to Parent, solely for informational purposes, within one day following the date hereof (or, if later, within one day following the Company’s receipt thereof in writing).

Section 5.04. Governmental Filings; No Violations; Certain Contracts.

(a) Except for (i) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (ii) compliance with, and filings under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Shareholders Meeting to be held in connection with this Agreement and the transactions contemplated hereunder (together with any amendments or supplements thereto, the “Proxy Statement”); (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (iv) the filing with the Department of State of the Commonwealth of Pennsylvania the Articles of Merger; (v) compliance with the applicable requirements of the New York Stock Exchange (the

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“NYSE”); (vi) compliance with the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States (“Foreign Antitrust Laws”); and (vii) such other items as disclosed in Section 5.04(a) of the Company Disclosure Letter (the items set forth above in clauses (i) through (vii), the “Company Required Governmental Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive or judicial entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain, as the case may be, would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company (in the case of the consummation of the Merger, assuming the Company Requisite Vote is obtained), (ii) a breach or violation of, or a default under, the articles of incorporation or bylaws of any Subsidiary of the Company or (iii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.04(a) under any Law to which the Company or any of its Subsidiaries is subject, except, in the case of this clause (iii), for any such breach, violation, termination, default, creation, acceleration or change that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.05. Company Reports; Financial Statements. (a) Since January 1, 2011 (the “Applicable Date”), the Company has filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, certifications, reports, statements and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act and the Exchange Act (the forms, statements, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, the “Company SEC Reports”). Each of the Company SEC Reports, at the time of its filing or being furnished (or, if amended, as of the time of such amendment), complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. As of their respective dates (or, if amended, as of the date of such amendment), (x) each Company SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading and (y) each Company SEC Report filed pursuant to the Securities Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company SEC Reports. The Company maintains a system of “internal control over financial reporting” (as defined in Rule

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13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”). Since the Applicable Date, the Company has not received any written notification of any (i) “significant deficiency” or (ii) “material weakness” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) in the Company’s internal controls over financial reporting.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, equity and cash flows included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) (such balance sheets and statements of income, equity and cash flows, including any related notes and schedules, collectively, the “Company Financial Statements”) fairly presents in all material respects the consolidated results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods then ended (subject, in the case of unaudited statements, to the absence of notes and year-end adjustments), in each case, in accordance with GAAP, except as may be noted therein or in the notes thereto.

(e) No Subsidiary of the Company is, or has at any time since the Applicable Date been, subject to the reporting requirements of Section 12(a) and 15(d) of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Reports, and, to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(f) Neither the Company nor any of its Subsidiaries is a party to any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S K of the SEC)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or other Company SEC Reports.

(g) As of the date hereof, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Reports.

Section 5.06. Absence of Certain Changes.

(a) Since October 28, 2012 through the date of this Agreement, except as contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business.

(b) Since April 29, 2012 through the date of this Agreement, there has not been any development, fact, change, event, effect, occurrence or circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c) Since October 28, 2012 through the date of this Agreement, no event contemplated by clauses (b) (solely with regard to the Company), (d) (other than clause (ii)), and (l) of Section 7.01 has occurred which if it had occurred following the date of this Agreement and before the Effective Time would have required the consent in writing of Parent.

Section 5.07. Litigation and Liabilities. (a) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, audits, inquiries, investigations or other proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, except those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order specifically imposed upon the Company or any of its Subsidiaries except any such Order that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated statement of financial position of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (i) set forth or as reflected or reserved against in the Company Financial Statements filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since the Applicable Date, (iii) as permitted or contemplated by this Agreement or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.08. Employee Benefits. (a) Section 5.08(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Plan. For purposes of this Agreement, “Company Plans” shall mean all material “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, all equity or equity-based (including the Stock Plans), change in control, bonus or other incentive compensation, disability, salary continuation, employment, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, vacation, sick pay or paid time off agreements, plans or policies, and each other material benefit or compensation plan, program, policy, contract, agreement or arrangement, in each case (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, any of its Subsidiaries or any Person that would be deemed a “single employer” with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) on behalf of any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) or any of their beneficiaries and (ii) with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have, any liability or obligation; provided, however, that no plan, program or arrangement sponsored or maintained by any Governmental Entity nor any International Plan shall be considered a Company Plan.

(b) The Company has made available to Parent: (i) copies of all material documents setting forth the terms of each Company Plan, (ii) the most recent annual reports (Form 5500 series), if any, as filed in connection with each Company Plan, (iii) the most recent actuarial report (if applicable) for all Company Plans and (iv) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Plan that is a

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“pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA (each, a “Company Pension Plan”): (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (ii) no notice of intent to terminate any Company Pension Plan has been filed and no amendment to treat a Company Pension Plan as terminated has been adopted, and there have been no proceedings instituted (by the Pension Benefit Guaranty Corporation (“PBGC”) or otherwise) to treat any Company Pension Plan as terminated; (iii) no accumulated funding deficiency, whether or not waived, exists; (iv) since the last valuation date for each Company Pension Plan, no Company Pension Plan is considered to be in “at risk” status under Section 430 of the Code; and (v) none of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred or is expected to incur any liability to the PBGC or otherwise under any provision of Title IV of ERISA.

(d) Section 5.08(d) of the Company Disclosure Letter sets forth a list of each Company Pension Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (each, a “Company Multiemployer Plan”). With respect to each Company Multiemployer Plan, except as has not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no unsatisfied withdrawal liability, within the meaning of Title IV of ERISA, has been incurred by the Company or any of its Subsidiaries; (ii) all contributions (including installments) required to be made to such Company Multiemployer Plan by the Company or any of its Subsidiaries have been made; and (iii) there is no current or potential liability or obligation on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Section 4205 and Section 4203 of ERISA, respectively) from any Company Multiemployer Plan.

(e) Each Company Plan intended to qualify under Section 401(a) of the Code has received a current determination letter from the IRS (or the prototype plan on which such Company Plan is based has received a current opinion letter from the IRS) upon which it may rely regarding its qualified status under the Code, and, to the Knowledge of the Company nothing has occurred that could reasonably be expected to result in the disqualification of such Company Plan. All payments required by each Company Plan or by Law with respect to all periods ending prior to the Closing shall have been made, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claim, action, litigation, arbitration, audit, investigation, or other proceeding is pending, or to the Knowledge of the Company, has been threatened, against or involving any of the Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Plans. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan complies in form and has been maintained and operated in accordance with its terms and applicable Law, including ERISA and the Code, and neither the Company nor any of its Subsidiaries has engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA or any breach of fiduciary duty (as determined under ERISA).

(g) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no underfunded or unfunded liabilities or obligations that are not reflected on the Company’s financial statements with respect to any Company Plan that is maintained for severance or retirement purposes located outside the United States.

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(h) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby except as expressly provided in this Agreement, alone or in combination with any other event (where such other event would not alone have an effect described in this sentence), will give rise to any material liability under any Company Plan, or accelerate the time of funding, payment or vesting or increase the amount of compensation or benefits due to any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger by any employee, director, or other individual service provider of the Company or any of its Subsidiaries under any Company Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any employee or other individual service-provider providing for a tax gross-up or tax reimbursement.

(i) Each International Plan has been maintained in compliance with its terms and with any applicable Law, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All payments (including premiums due) and all employer and employee contributions required to have been collected in respect of each International Plan have been paid when due, or if applicable, accrued on the balance sheet of the Company and its Subsidiaries, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.09. Compliance with Laws; Licenses; Business Practices. (a) Neither the Company nor any of its Subsidiaries is in violation of, or since the Applicable Date has been in violation of or has been given written notice of or been charged with any violation of, any Law or Order of any Governmental Entity, except for any such violations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have all Permits necessary to conduct their businesses as presently conducted and, since the Applicable Date, have been in compliance with all such Permits, and no Governmental Entity has declined any renewals of any such Permits, except, in each case, for any exceptions as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 5.09(a) does not relate to Tax matters that are the subject of Section 5.11.

(b) Without limiting the foregoing, since the Applicable Date, neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of its or their Representatives, has, in the course of its actions for, or on behalf of, any of them, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except, in each case of clauses (i) through (iv), as would not reasonably be expected to be material to the Company. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries or any Representative thereof is, or may be, in material violation of, or has, or may have, any material liability under, any Customs and International Trade Laws which has not been resolved, except, in each case, as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.10. Environmental Matters. (a) The Company and its Subsidiaries have at all times complied and are in compliance with all Environmental Laws and have obtained and at all times complied and are in compliance with all permits, licenses, registrations, identification numbers,

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authorizations and approvals required under applicable Environmental Laws except, in each case, as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have not received any written claim, notice or citation concerning any violation or alleged violation of or any liability or potential liability by or of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third party as to which liability could be imposed upon the Company or any of its Subsidiaries, arising under any applicable Environmental Law that remains outstanding or unresolved, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There are no writs, injunctions, decrees, Orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened under any Environmental Law against or otherwise involving the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third party as to which liability could be imposed upon the Company or any of its Subsidiaries except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, manufactured, distributed or exposed any Person to, any hazardous material, substance or waste (collectively “Hazardous Materials”), or owned or operated any property or facility contaminated by any Hazardous Material so as to give rise to any current or future liabilities pursuant to Environmental Laws except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company and its Subsidiaries have not assumed, undertaken or provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person pursuant to Environmental Laws, except for any indemnity or liability as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as set forth in this Section 5.10, no representations or warranties are being made with respect to matters arising under or relating to any Environmental Law or Hazardous Materials.

Section 5.11. Taxes. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) The Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed by them and each such Tax Return is correct and complete, (ii) the Company and each of its Subsidiaries have paid all Taxes shown to be due thereon and all other Taxes owed by any of them, whether or not shown or required to be shown on any Tax Return, (iii) all Taxes required to be withheld or collected by the Company or any of its Subsidiaries from amounts paid or owing to any employee, shareholder, member, creditor or other third party have been duly withheld or collected and have been paid over to the applicable Tax authority and (iv) all IRS Forms W-2, 1042-S and 1099 required with respect thereto have been properly completed and timely filed.

(b) No audit, claim, contest, proposed adjustment or other judicial or administrative proceeding with respect to any Tax or Tax Return of the Company or any of its Subsidiaries currently is pending or threatened in writing.

(c) There is no Lien for Taxes upon any asset of the Company or any of its Subsidiaries, except for any Lien for Taxes not yet due and payable.

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(d) There is no outstanding waiver or extension of the statutory period of limitations applicable to the assessment or collection of any Tax against the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

(f) Neither the Company nor any of its Subsidiaries (i) is a party to any Tax sharing or Tax indemnity agreement, other than any such agreement (x) solely between or among any of the Company and its Subsidiaries or (y) not relating primarily to Taxes and entered into in the ordinary course of business or (ii) has any liability for any Tax of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(g) Neither the Company nor any of its Subsidiaries will be required to include any item or amount of income in, or exclude any item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) election by the Company or any of its Subsidiaries under Section 108(i) of the Code.

Section 5.12. Labor Matters. Except as set forth on Section 5.12 of the Company Disclosure Letter: (i) neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other material agreement or bargaining relationship with any labor organization, works council, trade union or other employee representative; (ii) to the Knowledge of the Company, there are no (and for the past two years there have not been any) ongoing or threatened union organization or decertification activities or proceedings relating to any employees of the Company or any of its material Subsidiaries, and no demand for recognition as the exclusive bargaining representative of any employees is pending by or on behalf of any labor organization, works council, trade union, or other employee representative; (iii) there is no (and for the past three years there has not been any) pending or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, or other material labor disputes against or involving the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to the transactions contemplated by this Agreement, any notice to employees or their representatives required under applicable Law or collective bargaining agreement has been, or prior to the Closing Date will be, given, and all bargaining obligations have been, or prior to the Closing Date will be, satisfied, in each case, in all material respects. There are no unfair labor practice charges pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor are there any grievances or arbitrations under any collective bargaining agreement pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in either case except for such matters as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.13. Intellectual Property. (a) Section 5.13(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all Registered Company IP, indicating for each the name of the owner. All material Registered Company IP is subsisting and, to the Knowledge of the Company, valid and enforceable. To the Knowledge of the Company, the Material Company IP is

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not subject to any outstanding Order (excluding any administrative actions or proceedings in the ordinary course of business before the United States Patent and Trademark Office or any foreign counterpart thereof) that adversely affects any of the Company’s or any of its Subsidiaries’ rights in or to any Material Company IP, except for any such Order that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or a Subsidiary of the Company (i) solely owns, free and clear of all Liens, or (ii) to the Knowledge of the Company, possesses a valid and enforceable right to use, all Material Company IP (except that the first sentence of Section 5.13(b) shall govern with respect to any infringement, misappropriation or other violation of the Intellectual Property rights of any other Person).

(b) The Company and its Subsidiaries have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person in any manner that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no written material claims have been asserted against the Company or any of its Subsidiaries within the past three years (i) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person, or (ii) contesting the validity, use, ownership, registrability or enforceability of any Material Company IP. There are no pending claims, suits, actions or other proceedings before any Governmental Entity (excluding any administrative actions or proceedings in the ordinary course of business before the United States Patent and Trademark Office or any foreign counterpart thereof) or any arbitrator against the Company or any of its Subsidiaries concerning (A) the infringement, misappropriation or other violation of any Person’s Intellectual Property rights by the Company or any of its Subsidiaries, or (B) the validity, use, ownership, registrability or enforceability of any Material Company IP, that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there is no ongoing or other infringement, misappropriation or other violation by any Person of any Material Company IP rights owned by the Company or any of its Subsidiaries that has had or would reasonably be expected to (x) have, individually or in the aggregate, a Company Material Adverse Effect, or (y) materially and adversely affect any trade secrets or Registered Company IP included in such Material Company IP.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries have taken reasonable actions, consistent with customary practice in their industry, to maintain, protect, and enforce its trade secrets and other Material Company IP, including with regard to securing its ownership and/or other rights, as applicable, with respect to Intellectual Property developed by any Person for or on behalf of the Company or any of its Subsidiaries.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, since the Applicable Date (i) the Company and its Subsidiaries have complied with (A) all of their respective stated privacy policies, programs and other similar notices, and (B) all data protection, privacy and other applicable Laws that concern the collection, retention, storage, recording, transfer, sharing or other disposition or use of any personally identifiable information; and (ii) there have not been any incidents of data security breaches.

Section 5.14. Insurance. Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries maintain reasonable insurance, including fire and casualty, general liability, business interruption and product liability, in such amounts and against such risks as are customary for the industries in which it and its Subsidiaries operate and for companies of the size of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received written notice of any

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pending or threatened cancellation with respect to any such insurance policy, and each of the Company and its Subsidiaries is in compliance in all respects with all conditions contained therein, except, in each case, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.15. Real Property. (a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good, valid and marketable and, to the extent recognized in the applicable jurisdiction, fee simple title to all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) free and clear of all Liens other than Permitted Liens.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license pursuant to which the Company and its Subsidiaries leases, subleases or licenses any real property (the “Leases”) is a valid and binding obligation on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or any other party thereto; (iii) no event has occurred which, with notice, lapse of time or both, would constitute a violation of any Lease by any of the Company or its Subsidiaries; and (iv) the Company or one of its Subsidiaries that is either the tenant, subtenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease.

Section 5.16. Contracts. (a) Except as set forth on Section 5.16(a) of the Company Disclosure Letter, as of the date hereof, neither of the Company nor any of its Subsidiaries is a party to or bound by any: (i) Contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement, in each case of this clause (ii) providing for Indebtedness in excess of $50,000,000; (iii) Contract (other than this Agreement) for the sale or purchase of any assets after the date hereof for a purchase price in excess of $50,000,000 (other than sales or purchases of product, inventory, material or services in the ordinary course of business); (iv) Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any material Subsidiary of the Company or which grant a right to sell to the Company or purchase from the Company any material asset (other than commodities in the ordinary course of business); (v) settlement agreement or similar agreement with a Governmental Entity or Order to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries which is material; (vi) material Contract to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries grants or is granted rights (including any covenant not to assert) with respect to any Material Company IP (other than licenses of unmodified commercially available off-the-shelf software); (vii) Contract that purports to bind non-controlled Affiliates (or would, after the Closing, purport to bind Parent or any of its Affiliates other than the Company and its Subsidiaries) to any material (A) exclusivity provision, (B) obligation not to compete or (C) restriction on any operations of its business; (viii) Contract granting to any third party “most favored nation” status (other than in the ordinary course of business); (ix) Contract that requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of $40,000,000 individually and $300,000,000 in the aggregate; (x) Contract that creates, governs or controls any material partnership, joint venture or other similar arrangement with respect to the Company or any of its Subsidiaries, or (xi) other Contract entered into outside the ordinary course of business (other than this

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Agreement or agreements between the Company and any of its wholly owned Subsidiaries or between any of the Company’s wholly owned Subsidiaries) under which the Company and its Subsidiaries are obligated to make or receive payments in the future in excess of $12,500,000 per annum or $50,000,000 during the life of the Contract. Each such Contract described in clauses (i)-(xi) is referred to herein as a “Company Material Contract”.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Contract; (ii) each of the Contracts to which the Company or any Subsidiary is a party is in full force and effect, and is a valid, binding and enforceable obligation of the Company or its applicable Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, subject to the Bankruptcy and Equity Exception; (iii) the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under Contracts to which they are a party and are not and no circumstance exists, which (with or without the lapse of time or the giving of notice, or both) would cause them to be, in breach thereunder; and (iv) neither the Company nor any of its Subsidiaries has received any written notice of termination with respect to any Contract.

Section 5.17. Quality and Safety of Products. Since the Applicable Date, the Company has not received any written notice in connection with any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries of any claim or allegation against the Company, nor has the Company been a party or subject to any action, suit or proceeding pending against, or, to the Knowledge of the Company, any action, suit, investigation or proceeding threatened against or affecting, the Company or any of its Subsidiaries as a result of manufacturing, storage, quality, packaging or labeling of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries, except, in each case, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The manufacturing and storage practices, preparation, ingredients, composition, and packaging and labeling for each of the products of the Company or any Subsidiary, are in compliance with all applicable Laws, including applicable Laws relating to food and beverage manufacturing, storage, preparation, packaging and labeling, including the rules and regulations of the Food and Drug Administration, except, in each case, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Applicable Date, (i) there have been no recalls of any product of the Company or any Subsidiary, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or a Subsidiary; and (ii) none of the products of the Company or any Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, except, in each case, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.18. Takeover Statutes; Absence of Rights Agreement. (a) The approval of the Merger by the Board of Directors of the Company referred to in Section 5.03 constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated hereby, and compliance with the terms of this Agreement, (i) (x) the restrictions on transactions with “interested shareholders” (as defined in Section 2538 of the PBCL) set forth in Section 2538 of the PBCL and (y) the restrictions on transactions with “interested shareholders” as defined in the company’s articles of incorporation, as amended) set forth in the Company’s articles of incorporation as amended, and (ii) the restrictions on “business combinations” (as defined in Section 2554 of the PBCL) set forth in Subchapter F of Chapter 25 of the PBCL, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated hereby, or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation (each, including, for the

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avoidance of doubt, those statutes referred to in clauses (i) and (ii) of this Section 5.18(a), a “Takeover Statute”), including the Pennsylvania Takeover Disclosure Law or Subchapters E, G, H, I or J of Chapter 25 of the PBCL, and/or provision of the Company’s articles of incorporation, as amended, is applicable to this Agreement, the Merger, the other transactions contemplated hereby, or compliance with the terms of this Agreement.

(b) The Company is not party to a rights agreement, “poison pill” or similar agreement or plan.

Section 5.19. Information in Proxy Statement. The Proxy Statement will not, at the date it is first mailed to the Company’s shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding anything to the contrary in this Section 5.19, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 5.20. Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Centerview Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Moelis & Company LLC as its financial advisor. The Company has disclosed to Parent as of the date hereof the fee terms provided for in connection with its engagements of Centerview Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Moelis & Company LLC.

Section 5.21. No Other Representations and Warranties. (a) Except for the representations and warranties contained in this Article 5, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. Without limiting the generality of the foregoing, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective Representatives or Affiliates of any documentation or other information by the Company or any of its Subsidiaries or any of its or their Representatives with respect to any one or more of the following, neither the Company nor any other Person make any express or implied representation or warranty on behalf of the Company or any other Person with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or any of their respective Representatives or Affiliates.

(b) The Company acknowledges and agrees that, except for the representations and warranties contained in Article 6, neither the Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub or any of their respective Affiliates.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represent and warrant to the Company that:

Section 6.01. Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to

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jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified or in good standing as a foreign corporation or to have such power or authority is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of the articles of incorporation and bylaws or comparable governing documents of each of Parent and Merger Sub, each as amended on the date of this Agreement, and each as so made available is in full force and effect.

Section 6.02. Corporate Authority. The Board of Directors of each of Parent and Merger Sub, at a meeting duly called and held, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 6.03. Governmental Filings; No Violations; Etc.

(a) Except for (i) compliance with, and filings under, the HSR Act; (ii) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Proxy Statement; (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (iv) the filing with the Department of State of the Commonwealth of Pennsylvania the Articles of Merger; (v) compliance with the applicable requirements of the NYSE; and (vi) compliance with the applicable requirements of the Foreign Antitrust Laws (the items set forth above in clauses (i) through (vi), the “Parent Required Governmental Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals or authorizations required to be obtained by Parent or Merger Sub from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain, as the case may be, is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the respective certificates of incorporation, bylaws or comparable governing documents of Parent or any of its Subsidiaries; (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any of their respective obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, or,

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assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 6.03(a), under any Law to which Parent or any of its Subsidiaries is subject; or (iii) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.04. Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except those that, individually or in the aggregate, are not reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.05. Financing. Parent has delivered to the Company true, correct and complete copies of (i) executed commitment letters dated on or about the date hereof (the “Equity Funding Letters”) from the Guarantors to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), and (ii) an executed commitment letter and corresponding customarily redacted (none of which redacted terms would reasonably be expected to adversely affect the amount or availability of the Debt Financing) fee letter from such Debt Financing Sources related to such Debt Commitment Letter dated on or about the date hereof (such letters collectively, the “Debt Commitment Letter” and, together with the Equity Funding Letters, the “Financing Letters”) from the financial institutions identified therein (the “Debt Financing Sources”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (being collectively referred to as the “Debt Financing” and together with the Equity Financing collectively referred to as the “Financing”). As of the date hereof, none of the Equity Funding Letters or Debt Commitment Letter has been amended or modified, no such amendment or modification is contemplated, and the respective obligations and commitments contained in such letters have not been withdrawn, terminated, rescinded, amended or modified in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Funding Letters and the Debt Commitment Letter that are payable on or prior to the date hereof. Assuming the Financing is funded in accordance with the Equity Funding Letters and the Debt Commitment Letter, as applicable, the net proceeds contemplated by the Equity Funding Letters and Debt Commitment Letter, together with Company cash, will in the aggregate be sufficient for Merger Sub and the Surviving Corporation to, on and after the date of the Closing, (A) pay the aggregate Per Share Merger Consideration, (B) pay for any refinancing of any outstanding Indebtedness of the Company contemplated by this Agreement or the Financing Letters and (C) pay any and all other amounts required for the consummation of the transactions contemplated by this Agreement, including fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger, the Financing, and the refinancing referred to in (B) above. The Financing Letters are in full force and effect as of the date hereof, and (y) the Debt Commitment Letter constitutes a valid and binding obligation of Parent and Merger Sub and, to the Knowledge of Parent, each other party thereto, enforceable against such party in accordance with its terms, subject to the Bankruptcy and Equity Exception, and (z) each Equity Funding Letter constitutes a valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, would or would

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reasonably be expected to (1) constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other party thereto, (2) to the Knowledge of Parent, a failure of any condition to the Financing or (3) to the Knowledge of Parent otherwise result in any portion of the Financing being unavailable on the date of the Closing. Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub in the full contemplated amount thereof on the date of the Closing. There are no conditions precedent or contingencies to the obligations of the parties under the Financing Letters (including pursuant to any “flex” provisions in the related fee letter or otherwise) to make the full amount of the Financing available to Parent on the terms therein except as expressly set forth in the Financing Letters. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing that could adversely affect the availability of the Financing other than as expressly set forth in the Financing Letters.

Section 6.06. Guarantees. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the Guarantees, which have been duly executed and delivered. The Guarantees are in full force and effect and are the valid, binding and enforceable obligation of each respective Guarantor. There are no defaults under the Guarantees by the respective Guarantors and, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantors under such Guarantees.

Section 6.07. Solvency. Assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, and assuming the accuracy of all of the representations and warranties of the Company set forth herein, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

Section 6.08. No Operations. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Parent owns, directly or indirectly, beneficially and of record, all the outstanding shares of capital stock of Merger Sub, free and clear of all Liens (other than Liens created pursuant to the Financing).

Section 6.09. State Takeover Statutes. None of Parent, Merger Sub or any other Affiliate of Parent is an “interested shareholder” with respect to the Company, as that term is used in Section 2538 of the PBCL or as that term is defined in the Company’s articles of incorporation.

Section 6.10. Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

Section 6.11. Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for

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which the Company could have any liability prior to the Closing. For informational purposes, Parent has employed Lazard Frères & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC as its financial advisors.

Section 6.12. No Other Representations and Warranties. (a) Except for the representations and warranties contained in this Article 6 neither the Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub or any of their respective Affiliates.

(b) Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 5, neither the Company nor any other Person makes, and it is not relying on, any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. Without limiting the generality of the foregoing, and notwithstanding the delivery or disclosure to Parent, Merger Sub, or any of their respective Representatives or Affiliates of any documentation or other information by the Company or any of its Subsidiaries or any of its or their Representatives with respect to any one or more of the following, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company or any of its Affiliates with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or any of their respective Representatives or Affiliates.

ARTICLE 7

COVENANTS

Section 7.01. Interim Operations. Except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 7.01 of the Company Disclosure Letter, (iii) as required by applicable Law, or (iv) as consented to in writing by Parent, which consent shall not be unreasonably conditioned, withheld or delayed, the Company agrees that, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time:

(a) the Company and each of its Subsidiaries will (i) conduct business only in the ordinary course of business and (ii) use commercially reasonable efforts to (A) preserve intact its current business organization, (B) keep available the services of its current officers and employees, and (C) preserve its relationships with customers, suppliers, insurers, unions, landlords and other persons having material business dealings with the Company and its Subsidiaries; provided that no action or failure to take action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 7.01(b) through (q) shall constitute a breach under this Section 7.01(a) unless such action or failure to take action would constitute a breach of such provision of Section 7.01(b) through (q), as applicable;

(b) the Company will not amend the articles of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries;

(c) neither the Company nor any of its Subsidiaries will (i) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock, or otherwise make any payments to its shareholders in their capacity as such, other than (A) quarterly cash dividends with record dates and payment dates within the ranges of dates identified in Section 7.01(c) of the Company Disclosure letter (v) with respect to the Shares in an amount not to exceed $0.515 per Share, (w) with respect to the First Series Preferred Shares, in such amount determined in

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accordance with the certificate of designation of the First Series Preferred Shares, (x) with respect to the Second Series Preferred Shares, in such amount determined in accordance with the certificate of designation of the Second Series Preferred Shares, (y) with respect to the Fourth Series Preferred Shares, in such amount determined in accordance with the certificate of designation of the Fourth Series Preferred Shares and (z) with respect to the Series B Preferred Shares of H. J. Heinz Finance Company, in such amount determined in accordance with the certificate of designation of the Series B Preferred Shares of H. J. Heinz Finance Company, or (B) dividends paid entirely to the Company or a wholly owned Subsidiary of the Company; (ii) issue, sell, grant, transfer, pledge, dispose of or encumber any additional capital stock of the Company or any of its Subsidiaries (including treasury stock) or securities convertible, exchangeable or exercisable therefor (collectively, “Equity Interests”), other than (A) in respect of the shares of the Company’s capital stock reserved for issuance on the date of this Agreement and issued pursuant to the exercise of Company Stock Options outstanding on the date of this Agreement or issued after the date of this Agreement as permitted by Section 7.01(d) or the conversion of First Series Preferred Shares outstanding on the date of this Agreement, (B) Equity Interests of any Subsidiary of the Company issued, sold, granted, transferred, pledged, disposed of or encumbered to the Company or any of its wholly owned Subsidiaries or (C) in connection with the refinancing or mandatory redemption of the Series B Preferred Shares of H. J. Heinz Finance Company but only if, in the case of this clause (C), such new Equity Interests are redeemable at any time at the Company’s option at or subsequent to the Effective Time; (iii) split, combine, subdivide or reclassify the Shares or any other outstanding Equity Interests of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interests of the Company or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any Equity Interests of the Company, other than (A) the redemption of Equity Interests of the Company’s Subsidiaries as required by the terms of such Equity Interests or the redemption of First Series Preferred Shares, (B) the acquisition of Shares in connection with the surrender of Shares by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (C) the withholding of Shares to satisfy tax obligations with respect to awards granted pursuant to the Stock Plans and (D) the acquisition by the Company of Company Stock Options and Company RSUs in connection with the forfeiture of such awards;

(d) neither the Company nor any of its Subsidiaries will (i) except as required by applicable Law or pursuant to any Company Plan in effect and disclosed to Parent on or prior to the date of this Agreement, increase the compensation or benefits payable or to become payable to any of its Officers, directors, employees or consultants or enter into, establish, amend or terminate any Company Plans, other than (x) increases in compensation or benefits of employees who are not directors or Officers of the Company made in the ordinary course of business consistent with past practice (including with respect to amount); (ii) hire or engage for services any individual with target annual cash compensation of more than $250,000, (iii) other than ordinary course employment agreements entered into with employees performing services outside the United States, enter into any employment, change of control, severance or retention agreement with any director, Officer, employee or consultant of the Company except for newly hired Officers permitted to be hired by the terms of this Agreement or (iv) other than as expressly contemplated by this Agreement, take any action to accelerate the vesting or funding of any payment or benefit;

(e) neither the Company nor any of its Subsidiaries will make any loans or advances to any of its officers, directors, employees, agents or consultants or other related parties (other than in the ordinary course of business consistent with past practice in amount) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons;

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(f) neither the Company nor any of its Subsidiaries will implement any employee layoffs in violation of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law;

(g) neither the Company nor any of its Subsidiaries will (i) incur or assume any long-term Indebtedness in excess of $100,000,000 in the aggregate or incur or assume any short-term Indebtedness other than in the ordinary course of business consistent with past practice in quantity and amount (in each case of this clause (i), other than intercompany Indebtedness or in connection with the refinancing of any Indebtedness or the mandatory redemption of any Equity Interests of the Company’s Subsidiaries), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary of the Company), except in the ordinary course of business consistent with past practice in quantity and amount, or (iii) make any material loans, advances or capital contributions to, or investments in, any other Person (other than in a Subsidiary of the Company) except in the ordinary course of business consistent with past practice in quantity and amount;

(h) neither the Company nor any of its Subsidiaries will make any capital expenditure, other than (A) capital expenditures expressly contemplated by the Company’s existing budget and capital expenditure plans for fiscal 2013 and 2014, copies of which have been furnished to Parent as of the date hereof or (B) other capital expenditures not in excess of $15,000,000 individually or $40,000,000 in the aggregate;

(i) neither the Company nor any of its Subsidiaries will settle or waive any claim or litigation other than (A) settlements or waivers that require payments by the Company or any of its Subsidiaries not in excess of $10,000,000 individually or $25,000,000 in the aggregate or (B) the settlement of claims or litigations disclosed, reflected or reserved against in the Company Financial Statements for an amount not materially in excess of the amount so disclosed, reflected or reserved; provided, however, with respect to each of clauses (A) and (B), neither the Company nor any of its Subsidiaries shall settle or waive any material claim or litigation if such settlement would require a material change to the business of the Company or any of its Subsidiaries;

(j) neither the Company nor any of its Subsidiaries will change any of the accounting methods, principles or practices used by it unless required by or advisable under a change in GAAP or Law;

(k) other than in the ordinary course of business, neither the Company nor any of its Subsidiaries will make, change or rescind any material Tax election, change or adopt any material Tax accounting period or Tax accounting method, file any material amended Tax Return, enter into any material Tax closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund, offset or other reduction in liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or effect any material repatriation transaction not requested by Parent, except in connection with (i) the refinancing or repayment of any Indebtedness, (ii) the refinancing or mandatory redemption of the Series B Preferred Shares of H. J. Heinz Finance Company or (iii) in connection with ordinary course working capital maintenance, and in the case of each of clauses (i), (ii) and (iii) the Company will give reasonable advance notice to Parent of the proposed repatriation and will consult in good faith with Parent about the need for and structure and tax effects of the repatriation transaction;

(l) (i) neither the Company nor any of its material Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization, and (ii) neither the Company nor any of its Subsidiaries will (A) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation,

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partnership, joint venture, association or other business organization or division thereof or (B) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets, other than, in the case of this clause (B), acquisitions of raw materials (including packaging) and inventory and sales of inventory, in each case in the ordinary course of business consistent with past practice in quantity and amount;

(m) neither the Company nor any of its Subsidiaries will adopt or implement any rights agreement, “poison pill” or similar agreement or plan that restricts Parent, the Guarantors, or any of their respective Affiliates from acquiring any securities of the Company or engaging in any transaction with the Company unless it excludes from its adverse effects Parent, the Guarantors and their respective Affiliates, including, for the avoidance of doubt, by excluding from the definition of “acquiring person” or similar definition, Parent, the Guarantors and their respective Affiliates;

(n) neither the Company nor any of its Subsidiaries will amend in any material respect or waive any of its material rights under any Company Material Contract (which shall include, solely for purposes of this clause (n), any material collective bargaining agreement or other material agreement with any labor organization, works council, trade union or other employee representative), or enter into any Contract that would constitute a Company Material Contract, except in the ordinary course of business consistent with past practice and that would not materially and adversely affect the business of the Company and its Subsidiaries;

(o) neither the Company nor any of its Subsidiaries will enter into, renew or amend in any material respect any transaction, Contract, arrangement or understanding between the Company or any Subsidiaries, on the one hand, and any Affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation SK promulgated under the Exchange Act, other than in the ordinary course of business;

(p) neither the Company nor any of its Subsidiaries will launch a material new marketing or rebranding campaign for any products sold by the Company or any of its Subsidiaries or enter into or discontinue any material product line or line of business, other than, in each case, in the ordinary course of business; and

(q) neither the Company nor any of its Subsidiaries will enter into an agreement, Contract or other commitment to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

The Company, on the one hand, and Parent and Merger Sub, on the other hand, acknowledge and agree that: (i) nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 7.01 or elsewhere in this Agreement to the extent the requirement of such consent would reasonably be expected to be a violation of applicable Law.

Section 7.02. No Solicitation; Change in Recommendation. (a) No Solicitation. Except as expressly permitted by this Section 7.02, the Company and its Subsidiaries shall not, shall cause their respective directors and executive officers not to, and shall not permit or authorize any of its or their respective officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives (collectively, “Representatives”) to, directly or indirectly:

(i) solicit, seek, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of, any

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submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, any Acquisition Proposal;

(iii) approve, endorse or recommend any Acquisition Proposal; or

(iv) enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

The Company shall, and shall cause its Subsidiaries to, and shall direct and use its reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated all discussions and negotiations with any Person that may be ongoing with respect to any Acquisition Proposal, and the Company shall promptly deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, which notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries.

(b) Discussions. Notwithstanding anything to the contrary contained in Section 7.02(a) or any other provision hereof, if (i) at any time prior to obtaining the Company Shareholder Approval, the Company or any of its Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal did not result from any breach of this Section 7.02, and (ii) in the case of the following clauses (B) and (C), the Board of Directors of the Company (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and its Representatives may (A) contact the Person or group of Persons who has made such Acquisition Proposal in order to clarify terms for the sole purpose of the Board of Directors of the Company informing itself about such Acquisition Proposal, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall promptly (and in any event within 24 hours) provide or make available to Parent any material non-public information concerning the Company or its Subsidiaries that is provided or made available to any Person given such access which was not previously provided to Parent or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal. The Company shall not provide any commercially sensitive non-public information to any competitor in connection with the actions permitted by this Section 7.02(b) (or be obligated to provide any such information to Parent pursuant to the proviso to clause (B) of this Section 7.02(b)), other than in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of the information on the Company.

(c) Notice of Acquisition Proposals and Inquiries. The Company shall promptly (and in any event within 24 hours) provide to Parent (i) notice of the Company or any of its Subsidiaries having received any request for discussions or negotiations, any request for access to any non-public information of the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries is or has become aware, or any request for information relating to the Company or any of its Subsidiaries, in each case from any Person or group of Persons who the Company is

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aware or should reasonably be expected to be aware is considering making an Acquisition Proposal, (ii) an unredacted copy of any Acquisition Proposal made in writing (including any material updates, revisions or supplements thereto) provided to the Company or any of its Subsidiaries or Representatives (including any financing commitments or other documents containing material terms and conditions of such Acquisition Proposal) and (iii) a written summary of the material terms of any Acquisition Proposal not made in writing (including any material updates, revisions or supplements thereto) provided to the Company or any of its Subsidiaries or Representatives (including any financing commitments or other documents containing material terms and conditions of such Acquisition Proposal) and, in each case, the identity of the Person making such Acquisition Proposal, and shall keep Parent reasonably informed of any significant developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably timely basis (and in any event within 24 hours of the occurrence of any change in any price term or any other material term thereof). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 7.02.

(d) Company Adverse Recommendation Change. Except as expressly permitted by Section 7.02(e) or Section 7.02(f), the Board of Directors of the Company (or any committee thereof) shall not (i)(A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Parent, the Company Recommendation, (C) within ten Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to (1) publicly recommend against such tender or exchange offer or fail to send to the Company’s securityholders a statement disclosing that the Company recommends rejection of such tender or exchange offer, or (2) publicly reaffirm the Company Recommendation, (D) adopt, approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company an Acquisition Proposal or resolve or agree to take any such action or (E) following the disclosure or announcement of an Acquisition Proposal or at any other time following the request in writing by Parent, fail to reaffirm publicly the Company Recommendation within ten Business Days after Parent requests in writing that the Company Recommendation be reaffirmed publicly (provided that Parent shall be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and once for each increase of price of such Acquisition Proposal, and once otherwise) (the actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement or (iii) take any action pursuant to Section 9.03(a).

(e) Superior Proposal. Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, but not after, the Board of Directors of the Company (or any committee thereof) may terminate this Agreement pursuant to Section 9.03(a) to enter into an Alternative Acquisition Agreement relating to any Acquisition Proposal, which Acquisition Proposal did not result from any breach of this Section 7.02 if the Board of Directors of the Company (or any committee thereof) has determined in good faith, after consultation with its financial advisor and outside legal counsel, (x) that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (1) the Board of Directors of the Company (or any committee thereof) has given Parent at least three Business Days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto and a written summary of the material terms of any Superior Proposal not made in writing, including any financing commitments relating thereto), (2) following the end of such notice period, the Board of

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Directors of the Company (or any committee thereof) shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent and shall have determined that the Superior Proposal continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (3) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period in clause (1) shall have recommenced and the condition in clause (2) shall have been satisfied again, except that the notice period shall be at least one Business Day (rather than the three Business Days otherwise contemplated by clause (1) above).

(f) Intervening Event. Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, but not after, the Board of Directors of the Company (or any committee thereof) may effect a Company Adverse Recommendation Change involving the actions contemplated by clauses (i)(A) and (i)(B) of Section 7.02(d) in response to any development, fact, change, event, effect, occurrence or circumstance that (A) does not relate to a Superior Proposal (which is addressed under Section 7.02(e)) and (B) is not known (or the material consequences of which are not known) to the Board of Directors of the Company as of the date hereof if (1) the Board of Directors of the Company (or any committee thereof) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (2) prior to taking such action, the Board of Directors of the Company (or any committee thereof) has given Parent at least three Business Days’ prior written notice of its intention to take such action which notice will identify the reasons for the proposed Company Adverse Recommendation Change, and (3) following the end of such notice period, the Board of Directors of the Company (or any committee thereof) shall have considered in good faith any revisions to this Agreement proposed in writing by Parent and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect such Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. For the avoidance of doubt, a Company Adverse Recommendation Change pursuant to this Section 7.02(f) shall not give rise to any termination right for the Company.

(g) Enforcement of Standstills. The Company shall not fail to enforce or grant any waiver, amendment or release under any standstill agreement (or any standstill provisions of any other contract or agreement with respect to Shares or other equity securities of the Company) unless the Board of Directors of the Company (or any committee thereof) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(h) Disclosure Obligations. Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company (or any committee thereof) from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company); provided that complying with such obligations or making such disclosure shall not in any way limit or modify the effect, if any, that any such action has under this Agreement.

Section 7.03. Shareholders Meeting; Proxy Statement. (a) Shareholders Meeting. The Company shall take all actions in accordance with applicable Law, the Company’s articles of

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incorporation and bylaws and the rules of the NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment or postponement thereof, the “Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval, as soon as reasonably practicable (and in any event no later than 35 days after (i) the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement, or (ii) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). Subject to Section 7.02, the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval. The Company shall not, without the consent of Parent, adjourn or postpone the Shareholders Meeting; provided that the Company may, without the consent of Parent, adjourn or postpone the Shareholders Meeting (x) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting, (y) if the failure to adjourn or postpone the Shareholders Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement or (z) for a single period not to exceed ten Business Days, to solicit additional proxies if necessary to obtain the Company Shareholder Approval.

(b) Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement (and in no event later than 20 days from the date of this Agreement), the Company shall prepare the Proxy Statement and file it with the SEC and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing. The Company shall use reasonable best efforts to respond as promptly as practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its shareholders as promptly as reasonably practicable after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall not file the Proxy Statement or any amendments thereof with the SEC without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, with respect to disclosures relating to Parent or without otherwise providing Parent, Merger Sub and their counsel a reasonable opportunity to review and propose comments on the Proxy Statement or such amendments (and the Company shall in good faith give reasonable consideration to any such comments). The Company will not have or participate in any meetings or discussions with any Governmental Entity regarding the Proxy Statement without first consulting with Parent. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. Parent agrees that such information supplied by or on behalf of Parent or Merger Sub in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to shareholders of the Company and at the time of the Shareholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that the Proxy Statement (i) will not, on the date it is first mailed to shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any

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material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply with respect to information contained or incorporated by reference in the Proxy Statement and supplied by or on behalf of Parent or Merger Sub for inclusion (or incorporation by reference) in the Proxy Statement and (ii)  will comply as to form in all material respects with the applicable requirements of the Exchange Act.

Section 7.04. Shareholder Litigation. Subject to the immediately following sentence, each of the Company and Parent shall use reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any Order that results from any shareholder litigation against the Company, Parent, Merger Sub or any of their respective directors or officers relating to this Agreement, the Merger or any of the other transactions contemplated hereby. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any shareholder litigation against the Company or any of its directors or officers relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement, and no such settlement of any shareholder litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Each of Parent and the Company shall notify the other promptly (and in any event within 48 hours) of the commencement of any such shareholder litigation of which it has received notice.

Section 7.05. Reasonable Best Efforts. (a) Subject to Section 7.05(e) and (f), prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Merger and the other transactions contemplated by this Agreement including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other transactions contemplated by this Agreement, (ii) the satisfaction of the other parties’ conditions to consummating the Merger and the other transactions contemplated by this Agreement, (iii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Affiliates in connection with the Merger and the other transactions contemplated by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Merger Sub, the Company and their respective Affiliates shall (a) subject to Section 7.05(e) and (f), use its reasonable best efforts to fulfill all conditions precedent to the Merger and (b) not take or agree to take any action after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, including, for the avoidance of doubt, any acquisition of a food manufacturer (which shall be applicable to Affiliates), that would be reasonably likely to (w) materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing, (x) materially increase the risk of any Government Entity entering an Order prohibiting the consummation of the Merger and the other transactions contemplated hereby, (y) materially increase the risk of not being able to have vacated, lifted, reversed or overturned any such Order on appeal or otherwise or (z) otherwise prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby; provided that the foregoing shall not require any party to this Agreement to waive any of the conditions set forth in Article 8.

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(b) Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, and shall provide any necessary or appropriate information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement. Subject to applicable Law, each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement. If any party to this Agreement or any Affiliate of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, the parties hereto shall use their respective reasonable best efforts to effect such transfers.

(c) The Company and Parent shall file, as promptly as practicable, but in any event no later than ten Business Days after the date of this Agreement, notifications under the HSR Act, and the Company and Parent shall file, as promptly as practicable, any other filings and/or notifications under applicable Antitrust Laws, and shall respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and information requests received from any state Attorney General or other Governmental Entity in connection with antitrust matters.

(d) Subject to Section 7.05(e) and (f), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement so as to consummate and make effective in the most expeditious manner possible the Merger and the other transactions contemplated by this Agreement. In connection therewith, if any action, suit or proceeding is instituted (or threatened to be instituted) challenging the Merger or any of the other transactions contemplated by this Agreement as violative of any applicable Laws, each of Parent and the Company shall, subject to Section 7.05(e) and (f), cooperate and use its reasonable best efforts to settle, vigorously contest and resist any such action, suit or proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other Order whether temporary, preliminary or permanent, that is in effect and that delays, prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Parent and the Company decide that litigation or resolution by means of settlement is not in their respective best interests. Each of Parent and the Company shall, subject to Section 7.05(e) and (f), use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and the other transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

(e) Parent, Merger Sub and the Company acknowledge and agree that Parent’s and Merger Sub’s obligation to use their reasonable best efforts set forth in Sections 7.05(a) and (d), to the extent relating in any manner to regulatory and competition matters, shall constitute an obligation of Parent and Merger Sub to agree to (i) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of the businesses or assets of the Company or any of its Subsidiaries, (ii) divest, hold separate or otherwise dispose of

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any portion of the businesses or assets of the Company or any of its Subsidiaries, (iii) any limitation on the ability of the Company to hold or exercise full rights of ownership of any capital stock of any Subsidiary of the Company or (iv) any other limitation on its or their ability to effectively control the businesses of the Company or any of its Subsidiaries or any limitation that would affect its or their ability to control their operations of the Company or any of its Subsidiaries, in each case of clauses (i) through (iv), up to, but not exceeding, the Agreed Restrictions. Notwithstanding the foregoing and any other provision of this Agreement to the contrary, neither Parent nor Merger Sub will be obligated to agree to any prohibition, limitation, divestiture, hold separate arrangement, disposition or other action to the extent relating in any manner to regulatory and competition matters (including those described in clauses (i) through (iv) of the immediately preceding sentence) other than the Agreed Restrictions. Neither the Company nor any of its Subsidiaries shall agree to any of the actions, forbearances, restrictions or other matters contemplated by the first sentence in this Section 7.05(e) without the prior written consent of Parent, which consent shall not be withheld with respect to the Agreed Restrictions. “Agreed Restrictions” means divestitures, hold separate arrangements or other dispositions of businesses or assets of the Company and its Subsidiaries, or other reasonable prohibitions or limitations (including those described in clauses (i) through (iv) of the first sentence of this Section 7.05(e)) on businesses or assets of the Company and its Subsidiaries, if such businesses or assets, in the aggregate, together generated (directly or indirectly) sales revenue of less than $750,000,000 during the twelve month period ended January 31, 2013.

(f) Notwithstanding Section 7.05(a) through (e) or any other provision of this Agreement to the contrary, in no event shall Parent or its Subsidiaries (including Merger Sub) or their Affiliates be required to agree to (i) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of their respective businesses or assets (without giving effect to the Merger), (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets (without giving effect to the Merger), or (iii) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would affect its or their ability to control their respective operations (without giving effect to the Merger).

Section 7.06. Access and Reports. (a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other Representatives reasonable access during normal business hours, throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may be reasonably requested, and shall provide office space and such access for a reasonable number of Representatives of Parent at the Company’s headquarters and other key facilities for Representatives of Parent who will be designated by Parent to assist in transitional matters. All requests for information made pursuant to this Section 7.06 shall be directed to the executive officer or other Persons designated by the Company. No investigation pursuant to this Section 7.06 or by Parent or its Representatives at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company herein.

(b) In order to facilitate the transition of the Company to ownership by Parent, upon Parent’s request, the parties shall establish a transition planning team of at least six members (the “Transition Team”) comprised of an equal number of representatives of Parent and the Company, which shall be responsible for facilitating a planning process to ensure the successful transition of the Company to ownership by Parent. Upon Parent’s request, subject to applicable Law, the Transition Team shall be responsible for developing a plan for the transition of the Company to ownership by Parent from and after the Effective Time and shall confer on a regular and continued basis regarding the status of the transition planning process. Upon Parent’s request,

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the Company shall devote sufficient resources to the Transition Team and share information as necessary to achieve the objectives set forth in this Section 7.06(b), subject to applicable Law.

(c) This Section 7.06 shall not require the Company or its Subsidiaries to permit any access, or to disclose any information that, in the reasonable, good faith judgment (after consultation with counsel) of the Company, is likely to result in any violation of any Law or cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s reasonable, good faith judgment (after consultation with counsel) adversely affect in any material respect the Company’s position in any pending litigation; provided, that, the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (i) would not (in the good faith belief of the Company (after consultation with counsel)) be reasonably likely to result in the violation of any such Law or be likely to cause such privilege to be undermined with respect to such information or (ii) could reasonably (in the good faith belief of the Company (after consultation with counsel)) be managed through the use of customary “clean-room” arrangements.

(d) The information provided pursuant to this Section 7.06 shall be governed by the terms and conditions of the Confidentiality Agreements.

Section 7.07. Stock Exchange De-listing. The Surviving Corporation shall cause the Company’s Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 7.08. Publicity. The initial press release regarding this Agreement, the Merger and the transactions contemplated by this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, none of the Company, Parent or Merger Sub shall, and the Company shall not permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, this Agreement, the Merger or the other transactions contemplated by this Agreement without first consulting with Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent or Merger Sub; provided, however, that the restrictions set forth in this Section 7.08 will not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Company Adverse Recommendation Change or any action taken pursuant thereto or (b) in connection with any dispute between the parties regarding this Agreement, the Merger, or the transactions contemplated by this Agreement. The Company shall not make any communications to employees with respect to the Merger and the other transactions contemplated by this Agreement containing information that has not been previously publicly disclosed in a press release or filing with the SEC or which is inconsistent with such previously disclosed information without first consulting with Parent and providing Parent reasonable opportunity to comment.

Section 7.09. Employee Benefits.

(a) Employees. Parent shall honor, and shall cause its Subsidiaries to honor, all existing employment or compensatory Contracts (subject to any right to amend, modify or terminate such Contracts in accordance with their terms). During the period of one year beginning on the Effective Time, Parent shall provide or cause to be provided to each employee of the Company and its Subsidiaries as of the Closing Date who continue employment with Parent or any of its direct or indirect Subsidiaries (each, an “Affected Employee”) compensation and benefits the value of which, in the aggregate, is not less favorable than the value of the compensation and benefits provided to such Affected Employee immediately prior to the Effective Time; provided, that, during such one-year period (1) each Affected Employee shall be provided base wages or salary, as applicable, that are not less than the base wages or salary, as applicable, provided to

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such Affected Employee immediately prior to the Effective Time and (2) each Affected Employee shall be provided severance benefits not less favorable than those provided to such Affected Employee immediately prior to the Effective Time.

(b) Plans. Parent shall cause any employee benefit plans (other than any equity based plans) which the Affected Employees are entitled to participate in after the Effective Time to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual (but not for benefit accrual purposes under any defined benefit pension plan) thereunder, service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries prior to the Effective Time (except to the extent it would result in a duplication of benefits or compensation with respect to the same period of service). To the extent any health benefit plan replaces a Company Plan that is a health benefit plan in the plan year in which the Effective Time occurs, Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation) to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee to the extent waived or satisfied under the replaced Company Plan prior to the Effective Time and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of the replaced Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs.

(c) Effect of Agreement. Nothing contained in this Section 7.09 or any other provision of this Agreement, (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any Person (including any Affected Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation, any of its Subsidiaries, or any of their respective Affiliates or (iv) subject to the severance obligations (if any) pursuant to Section 7.09(a), shall limit the right of Parent (or its Subsidiaries) to terminate, in accordance with applicable Law, the employment or service of any employee or other service-provider following the Effective Time.

Section 7.10. Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 7.11. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless, and advance expenses as incurred to, in each case to the fullest extent permitted under applicable Law, each present and former director, officer or representative of the Company or any of its Subsidiaries and in a manner consistent with the terms and conditions on which indemnification is provided for as of the date hereof (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer or representative of the Company or any of its Subsidiaries or services performed by such Persons at the request of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for

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the avoidance of doubt, in connection with (i) the Merger and the other transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, that the Person to whom Costs are advanced provides a reasonable and customary undertaking to repay such Costs if it is ultimately determined that such Person is not entitled to indemnification.

(b) Following the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the provisions in its certificate of incorporation and bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the certificate of incorporation and bylaws of the company in effect on the date of this Agreement, to the fullest extent permitted from time to time by applicable Law, which provisions shall not be amended except as required by applicable Law or to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Parties’ indemnification rights thereunder.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, the Surviving Corporation as of the Effective Time shall obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for the Indemnified Parties, and (ii) the Company’s existing fiduciary and employment practices liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties as the Company’s existing policies with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate premium amount in excess of 600% of the annual premium currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, unless provided by operation of Law, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.11. This Section 7.11 may not be amended after the Effective Time in a

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manner as to adversely affect any Indemnified Person unless such Indemnified Person shall have consented in writing to such amendment.

(e) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 7.11 as of the Closing.

(f) The rights of the Indemnified Parties under this Section 7.11 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the articles of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

Section 7.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and Parent shall each use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effects of such Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 7.13. Financing.

(a) Efforts to Obtain the Financing. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Financing described in the Financing Letters on the terms and conditions described therein including using reasonable best efforts (i) to maintain in effect the Financing Letters until the consummation of the transactions contemplated hereby, (ii) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter (collectively, the “Debt Financing Agreements”) on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter and related fee letter or, if available, on other terms that are acceptable to Parent and would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent and Merger Sub to consummate the transactions contemplated herein, (iii) to satisfy on a timely basis all conditions to funding in the Debt Commitment Letter and such definitive agreements thereto (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in Section 7.13(b)) and in the Equity Funding Letters and to consummate the Financing at or prior to the Closing, and (iv) to enforce its rights (including through litigation) under or with respect to the Financing Letters and the Debt Financing Agreements. Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Letters without the prior written consent of the Company to the extent such amendments, modifications or waivers would reasonably be expected to (A) reduce the aggregate amount of cash proceeds available from the Financing to fund the amounts required to be paid by Parent or Merger Sub under this Agreement below the amount required to consummate the Merger and the other transactions contemplated by this Agreement, (B) impose new or additional conditions or otherwise be reasonably likely to prevent or delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Letters or the Debt Financing

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Agreements. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any actual or alleged breach or default by any party to any of the Financing Letters or Debt Financing Agreements, (y) of the receipt of any written notice or other written communication from any Financing source with respect to any actual or alleged breach, default, termination or repudiation by any party to any of the Financing Letters or any definitive document related to the Financing or any provisions of the Financing Letters or any definitive document related to the Financing, or (z) if Parent and Merger Sub determine in good faith that they will not be able to satisfy any of the obligations to, or otherwise be able to obtain, some or any portion of the Financing prior to the Termination Date. Upon the occurrence of any circumstance referred to in clause (x), (y) or (z) of the preceding sentence or if any portion of the Debt Financing otherwise becomes unavailable, and such portion is reasonably required to fund the aggregate Per Share Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms and conditions not less favorable to the Company or Parent (in the reasonable judgment of Parent) than the terms set forth in the Debt Commitment Letter (including the flex provisions thereof). Any reference in this Agreement to (1) the “Debt Financing” shall include any such alternative financing, (2) the “Debt Commitment Letter” shall include the commitment letter and the corresponding fee letter with respect to any such alternative financing, (3) the “Debt Financing Agreements” shall include the definitive agreements with respect to any such alternative financing and (4) the “Debt Financing Sources” shall include the financing institutions contemplated to provide any such alternative financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.13(a) shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Funding Letters or (ii) pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter (including the flex provisions), or agree to any “market flex” term less favorable to Parent, Merger Sub or the Surviving Company than such corresponding market flex term contained in or contemplated by the Debt Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and provide copies of all documents provided to the lenders or otherwise related to the Financing to the Company.

(b) Financing Cooperation. Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting, to provide, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent and Merger Sub that is customary or necessary in connection with arranging, obtaining and syndicating the Financing and causing the conditions in the Financing Letters to be satisfied, including:

(i) assisting with the preparation of Offering Documents,

(ii) preparing and furnishing to Parent and the Debt Financing Sources as promptly as practicable with all Required Information and all other available pertinent information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent and customary to assist in preparation of the Offering Documents,

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(iii) having the Company designate members of senior management of the Company to execute customary authorization letters with respect to Offering Documents and participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Financing, including direct contact between such senior management of the Company and its Subsidiaries and Parent’s Financing Sources and other potential lenders in the Financing,

(iv) assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letter,

(v) requesting the Company’s independent auditors to cooperate with Parent’s reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors,

(vi) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Financing (including a certificate of an appropriate officer of the Company with respect to solvency of the Company and its Subsidiaries on a consolidated basis to the extent required by the Debt Financing Sources) and other customary documents as may be reasonably requested by Parent,

(vii) facilitating the pledging of collateral for the Financing,

(viii) assisting the Financing sources in benefiting from the existing lending relationships of the Company and its Subsidiaries,

(ix) requesting from the Company’s existing lenders such customary documents in connection with refinancings as requested by Parent in connection with the Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge,

(x) furnishing Parent and the Debt Financing Sources with all documentation and other information required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended), and

(xi) cooperating with Parent, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing;

provided, however, that (A) nothing in this Section 7.13(b) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (B) neither the Company nor any of its Subsidiaries shall be required to incur any liability that is not contingent upon the Closing (or, without limitation of the foregoing, execute any definitive financing documents (except the authorization letter delivered pursuant to the foregoing clause (iii)) prior to the Closing or any other agreement, certificate, document or instrument that would be effective prior to the Closing) and (C) none of the boards of directors (or equivalent bodies) of the Company or any of its Subsidiary shall be required to enter into any resolutions or take similar action approving the Financing. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with this Section 7.13(b). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 7.13(b). Parent shall cause all non-public or confidential information provided by or on behalf of the Company or any of its

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Subsidiaries pursuant to this Section 7.13(b) to be kept confidential in accordance with the Confidentiality Agreements.

(c) Current Information. The Company hereby consents to the use of the Company’s logos in connection with the Financing in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. In connection with any Offering Document prepared by Parent and used to market any debt securities contemplated pursuant to the Debt Commitment Letter prior to the Closing, the Company will, upon request of Parent, use its reasonable best efforts to periodically update any Required Information included in such Offering Document so that Parent may ensure that such Required Information, when taken as a whole, does not contain as of the time provided, giving effect to any supplements, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading.

(d) No Financing Condition. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article 8.

Section 7.14. Debt Tender Offers; Credit Agreement; Repatriation of Cash.

(a) Debt Tender Offers. As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall use its reasonable best efforts to commence offers to purchase and/or consent solicitations related to any or all of the outstanding aggregate principal amount and all other amounts due of any or all series of notes, debentures or other debt securities of the Company or its Subsidiaries, on such terms and conditions, including pricing terms, that are specified and requested, from time to time, by Parent (each a “Debt Tender Offer” and collectively, the “Debt Tender Offers”) and Parent shall assist the Company in connection therewith; provided that the Company’s counsel shall provide such legal opinions as may be reasonably requested by Parent that are customary or necessary in connection with the Debt Tender Offers; provided, further, that Parent shall only request the Company to conduct any Debt Tender Offer in compliance with the documents governing the applicable debt securities and the rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act. Notwithstanding the foregoing, the closing of the Debt Tender Offers shall be conditioned on the occurrence of the Closing, and the parties shall use their respective reasonable best efforts to cause the Debt Tender Offers to close on the Closing Date. Subject to the preceding sentence, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers, including using reasonable best efforts in assisting with the preparation of the offer to purchase and letter of transmittal. The Company (i) shall waive any of the conditions to the Debt Tender Offers (other than the occurrence of the Closing) and make any change to the Debt Tender Offers, in each case, as may be reasonably requested by Parent and (ii) shall not, without the written consent of Parent, waive any condition to the Debt Tender Offers or make any changes to the Debt Tender Offers. Parent shall ensure that at the Effective Time the Surviving Corporation has all funds necessary to pay for such notes, debentures or other debt securities that have been properly tendered and not withdrawn pursuant to the Debt Tender Offers. Parent and Merger Sub acknowledge and agree that neither the pendency nor the consummation of any Debt Tender Offer is a condition to Parent’s or Merger Sub’s obligations to consummate the Merger.

(b) Agents. The dealer manager, solicitation agent, information agent, depositary, paying agent and any other agents retained in connection with the Debt Tender Offers shall be selected

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by Parent and shall be reasonably acceptable to the Company. Without limiting Section 7.14(f), the Company shall enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent.

(c) Redemptions. With respect to any series of notes, debentures or other debt securities of the Company or its Subsidiaries (other than the Public Notes), if requested by Parent in writing on a timely basis, in lieu of commencing a Debt Tender Offer for such series (or in addition thereto), the Company shall, to the extent permitted by the applicable documents governing such series of securities, (i) issue a notice of redemption at least 30 days but not more than 60 days before the redemption date agreed with Parent (or such later time as may be required by such indenture, other governing documents or law) for all of the outstanding aggregate principal amount of such securities of such series pursuant to the requisite provisions of such indenture or other governing documents or (ii) take any actions reasonably requested by Parent that are customary or necessary to facilitate the redemption, defeasance, satisfaction and/or discharge of such series pursuant to the applicable section of such governing documents, and shall redeem, defease or satisfy and/or discharge, as applicable, such series in accordance with the terms of such governing documents at the Effective Time; provided, that the Company’s counsel shall provide such legal opinions as may be reasonably requested by Parent that are customary or necessary in connection with any such redemption or satisfaction and discharge; provided further that any such redemption or satisfaction and discharge must be conditioned on the occurrence of the Closing and shall only be effectuated if the documents governing such series of securities permit such conditional redemption. Parent shall ensure that at the Effective Time the Surviving Corporation has all funds necessary in connection with any such redemption or satisfaction and discharge. Parent and Merger Sub acknowledge and agree that neither the pendency nor the consummation of any such redemption, defeasance or satisfaction and discharge is a condition to Parent’s or Merger Sub’s obligations to consummate the Merger.

(d) Credit Facilities. At or immediately prior to the Closing, upon any written request by Parent to do so, the Company shall use its reasonable best efforts to arrange for the delivery to Parent copies of payoff letters in customary form and substance, from the administrative agent or other similar agents under any of the various credit agreements or facilities of the Company or its Subsidiaries that are to be refinanced at Closing in accordance with this Agreement, and for the release of all liens and other security over the Company’s and its Subsidiaries’ properties and assets securing its obligations under such credit agreements or facilities, as applicable, together with the return of any collateral in the possession of the applicable administrative agent or similar agent, at or as soon as practicable following the Closing. Parent shall ensure that at the Effective Time the Surviving Corporation has all funds necessary to pay the amounts contemplated by such payoff letters.

(e) Repatriation of Cash. Upon any written request by Parent to do so, the Company shall use its reasonable best efforts to arrange for, subject to applicable Law and taking into account the working capital requirements of the Company’s non-United States Subsidiaries, the repatriation, as soon as reasonably practicable when requested but no earlier than the Shareholders Meeting, of cash held by the Company’s non-United States Subsidiaries to the Company by method of dividend, distribution, intercompany loan, or as otherwise specified by Parent, including as specified by Section 7.14(e) of the Company Disclosure Schedule. Parent and Merger Sub acknowledge and agree that the repatriation of cash or arrangements therefore contemplated by the immediately preceding sentence is not a condition to Parent’s or Merger Sub’s obligations to consummate the Merger.

(f) Indemnification; Reimbursement of Costs. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorney’s fees) interest, awards, judgments and penalties suffered or incurred in connection with this Section 7.14. Parent shall,

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promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 7.14.

Section 7.15. Name; Headquarters; Civic and Charitable Activities.

(a) Headquarters. From and after the Closing, the Company’s current headquarters in Pittsburgh, Pennsylvania will be the Surviving Corporation’s headquarters and the global home of the flagship “Heinz” brand.

(b) Name of Parent. From and after the Closing, the current name of the Company will be the name of the Surviving Corporation.

(c) Preservation of Company Heritage. From and after the Closing, Parent shall cause the Surviving Corporation to preserve the Company’s heritage and continue to support philanthropic and charitable causes in Pittsburgh and other communities in which the Company operates, including honoring the charitable commitments set forth on Section 7.15(c) of the Company Disclosure Letter, in each case in a manner and amount consistent with past practice.

(d) Stadium. Parent shall cause the Surviving Company to honor its obligations under the Naming Rights and Promotions Agreement dated October 23, 2001, relating to Heinz Field.

(e) In connection with the public announcement of the transactions contemplated by this Agreement, the Company and Parent will publicly disclose the matters set forth in this Section 7.15.

Section 7.16. Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt notice to the Company of (a) the occurrence or nonoccurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the related condition to the Merger would be unsatisfied at the Effective Time or (ii) any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement such that the related condition to the Merger would be unsatisfied at the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 7.16 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

Section 7.17. Section 16 Matters. Prior to the Effective Time, the Board of Directors of the Company shall take all such steps as may be required and permitted to cause dispositions of equity awards outstanding under the Company Plans by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.18. Parent Vote. Parent shall vote (or consent, by written action in lieu of a meeting, with respect to) all shares of common stock of Merger Sub in favor of the adoption of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the transactions contemplated by this Agreement.

Section 7.19. Redemption of First Series Preferred Shares. At Parent’s written request, the Company shall, in accordance with the Company’s articles of incorporation, as amended, and in a manner that is consistent with the preferences, limitations or special rights of the First Series Preferred Shares as set forth in the Company’s articles of incorporation, as amended: (i) promptly (and in any event within 20 Business Days of such written notice) issue a notice of redemption

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(and all other required publications) for the redemption of all then outstanding First Series Preferred Shares, (ii) take any and all other actions customary or necessary and/or that are reasonably requested by Parent to cause the redemption of all of such outstanding First Series Preferred Shares, including the payments of any and all amounts owed by the Company to the holders of any such First Series Preferred Shares in connection with such redemption, and (iii) cause to be redeemed such outstanding First Series Preferred Shares no later than 35 days after the date of the notice of redemption referred to in clause (i) above. The redemption notice referred to in clause (i) above will provide a description of the rights of the holders of such First Series Preferred Shares to convert such First Series Preferred Shares into such number of Shares as is provided for in accordance with the preferences, limitations or special rights of the First Series Preferred Shares as set forth in the Company’s articles of incorporation, as amended.

ARTICLE 8

CONDITIONS

Section 8.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law and other than the conditions set forth in Section 8.01(a) which may not be waived by any party) at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by holders of Shares and First Series Preferred Shares, if any, constituting the Company Requisite Vote in accordance with applicable Law and the articles of incorporation and bylaws of the Company (the “Company Shareholder Approval”).

(b) Regulatory Consents. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (ii) all required approvals by the European Commission applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or expired and (iii) all required approvals under any Antitrust Laws applicable to the Merger in the jurisdictions listed in Section 8.01(b) of the Company Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have been terminated or expired.

(c) No Injunction. No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction in a jurisdiction in which any of the Company, Parent, the Guarantors or any of Parent’s or the Guarantors’ respective Affiliates has substantial operations prohibiting consummation of the Merger shall have been issued and be continuing in effect. No Law shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity in such a jurisdiction that prohibits or makes illegal consummation of the Merger and shall continue to be in effect.

Section 8.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 5.02 (Capital Structure) (other than clause (c) thereof) of this Agreement shall, in all but de minimis respects, be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representations and warranties of the Company contained in Section 5.02(c), Section 5.03 (Corporate Authority; Approval and Fairness) and Section 5.18 (Takeover Statutes; Absence of Rights Agreement) of this Agreement shall, in all material respects, be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and

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warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (iii) the representation and warranty of the Company contained in clause (b) of Section 5.06 (Absence of Certain Changes) of this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (iv) all other representations and warranties of the Company set forth in this Agreement shall be true as of the date hereof and shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iv), for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (v) Parent shall have received at the Closing a certificate signed on behalf of the Company by the chief financial officer or the chief executive officer of the Company to the effect that such officer has read this Section 8.02(a) and the conditions set forth in this Section 8.02(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief financial officer or the chief executive officer of the Company to such effect.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any development, fact, change, event, effect, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 8.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true as of the date hereof and shall be true and correct (without giving effect to any qualifications or limitations as to materiality set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 8.03(a) and the conditions set forth in this Section 8.03(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

Section 8.04. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 8.01, 8.02 or 8.03, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s breach of this Agreement.

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ARTICLE 9

TERMINATION

Section 9.01. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 8.01(a), by mutual written consent of the Company and Parent.

Section 9.02. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) the Merger shall not have been consummated by November 13, 2013, whether such date is before or after the date of adoption of this Agreement by the shareholders of the Company referred to in Section 8.01(a) (such date, the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.02(a) shall not be available to any party whose breach of any provision of this Agreement (including Section 1.02) results in the failure of the Merger to be consummated by such time; provided, further, that neither Parent nor the Company shall be entitled to terminate this Agreement pursuant to this Section 9.02(a) at any time after a Closing Failure Notice shall have been given;

(b) the Shareholders Meeting shall have been held and adoption of this Agreement by the shareholders of the Company referred to in Section 8.01(a) shall not have been obtained upon a vote thereon at such Shareholders Meeting or at any adjournment or postponement thereof; or

(c) any Order by a Governmental Entity of competent jurisdiction in a jurisdiction in which any of the Company, Parent, the Guarantors or any of Parent’s or the Guarantors’ respective Affiliates has substantial operations permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 8.01(a)); provided, that the terminating party shall have complied with its obligations under Section 7.05.

Section 9.03. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the time the Company Shareholder Approval is obtained, in accordance with Section 7.02(e), in order to concurrently enter into an Alternative Acquisition Agreement that constitutes a Superior Proposal, if such Superior Proposal did not result from a breach by the Company of the provisions of Section 7.02 and the Company immediately prior to or simultaneously with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 9.05;

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement such that the conditions set forth in Section 8.03(a) or 8.03(b) would not be capable of being satisfied by the Termination Date, and such breach or condition is not curable or, if curable, is not cured prior to the 30th day after written notice thereof is given by the Company to Parent; provided, however, that the Company is not then in breach of this Agreement such that any of the conditions set forth in Section 8.02(a) or 8.02(b) would not be capable of being satisfied by the Termination Date; provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.03(b) due to the failure of Parent or Merger Sub to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.02; or

(c) at any time prior to the Effective Time, if all of the conditions set forth in Sections 8.01 and 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this

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Agreement on the date the Closing should have occurred pursuant to Section 1.02; provided that the Company shall have previously given to Parent written notice of its intention to terminate this Agreement pursuant to this Section 9.03(c), which notice shall not be effective unless it (i) confirms that all conditions set forth in Sections 8.01 and 8.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or that it is willing to waive all unsatisfied conditions in Section 8.03 and it stands ready, willing and able to consummate the Closing, and (ii) is given no earlier than the date the Closing should have occurred pursuant to Section 1.02 (such properly delivered notice, a “Closing Failure Notice”); provided, further, that, (A) if such Closing Failure Notice is given under circumstances in which the failure of Parent and Merger Sub to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.02 was primarily attributable to the failure of the sources of the Debt Financing to fund the Debt Financing when all conditions to the Debt Financing being funded had been satisfied (other than those conditions that by their nature are to be satisfied at the time of funding), then the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.03(c) until (x) the date that is ten Business Days after such Closing Failure Notice has been given, if, as of such tenth Business Day, neither Parent nor Merger Sub has commenced legal proceedings against the Debt Financing Sources seeking to cause either the Debt Financing to be funded or payment by the Debt Financing Sources of the Parent Termination Fee (such legal proceedings, “Financing Proceedings” and the period beginning on the date of any failure of Parent or Merger Sub to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.02 in the circumstances contemplated by this clause (A) until the earliest to occur of (1) the tenth Business Day after delivery of a Closing Failure Notice in respect thereof if neither Parent nor Merger Sub has commenced Financing Proceedings prior to or as of such date, (2) the date that is four months after such tenth Business Day after delivery of the Closing Failure Notice or (3) following the tenth Business Day after the delivery of a Closing Failure Notice, the date on which Parent has ceased to diligently pursue Financing Proceedings, the “Closing Failure Remedy Period”), or (y) if either Parent or Merger Sub has commenced Financing Proceedings as of such tenth Business Day following delivery of a Closing Failure Notice, the expiration of the Closing Failure Remedy Period, which termination may be effected by the Company pursuant to this Section 9.03(c)(A) upon delivery of a subsequent notice providing for such termination on the date immediately following the date of delivery of such notice and (B) if such Closing Failure Notice is given under circumstances other than those contemplated by the immediately preceding clause (A), such termination shall be effective on the third Business Day after the Closing Failure Notice has been given (for the avoidance of doubt, unless the Closing shall have occurred by such date). Notwithstanding anything to the contrary in this Agreement, the occurrence from and after the date of a properly delivered Closing Failure Notice of any development, fact, change, event, effect, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect shall not excuse payment of the Parent Termination Fee. For the avoidance of doubt, at any time during the Closing Failure Remedy Period, Parent may provide written notice of its intention and capacity to consummate the Closing, and the parties shall, on the second Business Day following such notice, consummate the Closing.

Section 9.04. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent:

(a) at any time prior to the Company Shareholder Approval having been obtained, if there has occurred a Company Adverse Recommendation Change or the Board of Directors of the Company (or any committee thereof) has provided the written notice of its intent to make a Company Adverse Recommendation Change pursuant to Section 7.02(e) or Section 7.02(f); or

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that the

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conditions set forth in Section 8.02(a) or 8.02(b) would not be capable of being satisfied by the Termination Date and such breach cannot be or is not cured prior to the 30th day after written notice thereof is given by Parent to the Company; provided, however, that Parent is not then in breach of this Agreement such that any of the conditions set forth in Section 8.03(a) or 8.03(b) would not be capable of being satisfied by the Termination Date.

Section 9.05. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, this Agreement shall terminate and become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, (i) the provisions set forth in this Section 9.05, Article 10 (Miscellaneous and General) and the agreements of the Company, Parent and Merger Sub contained in Section 7.10 (Expenses), the indemnification and reimbursement obligations of Parent pursuant to Section 7.13(b) (Financing) and Section 7.14(f) (Debt Tender Offers; Credit Agreement; Repatriation of Cash), the Guarantees (to the extent set forth therein) and the Confidentiality Agreements shall survive the termination of this Agreement; and (ii) nothing herein shall relieve the Company, Parent or Merger Sub from liability for any fraud or material breach of any of its representations, warranties, covenants and agreements set forth in this Agreement occurring prior to such termination, and any aggrieved party shall be entitled to all rights and remedies at law or in equity, including the right of the aggrieved party to seek the benefit of its bargain (in the case of the Company, the bargain lost by the Company’s shareholders). For the avoidance of doubt, this Section 9.05(a) shall be subject to the limitations on liability contained in Sections 9.05(b), (c) and (f), as applicable to the relevant party.

(b) In the event that:

(i) (x) this Agreement is terminated (1) by either Parent or the Company pursuant to Section 9.02(a), (2) by either Parent or the Company pursuant to Section 9.02(b) or (3) by Parent pursuant to Section 9.04(b) (but only if such termination is in respect of the Company’s breach of its obligations in Sections 7.01 through 7.05 and 7.12 through 7.14), (y) any Person shall (as of the Termination Date, in the case of the foregoing clause (1), as of the Shareholder Meeting at which the adoption of this Agreement by the shareholders of the Company referred to in Section 8.01(a) shall not have been obtained upon a vote taken thereon, in the case of the foregoing clause (2), or prior to the breach in the case of the foregoing clause (3)) have publicly announced or disclosed (or in the case of clause (3) disclosed privately to the Company) and not withdrawn in a bona fide manner an Acquisition Proposal and (z) at any time after the execution of this Agreement and prior to the first anniversary of such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or the transactions contemplated by any Acquisition Proposal are consummated (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 9.04(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 9.03(a);

then the Company in settlement and termination of the rights of Parent to acquire the shares of the Company hereunder shall (A) in the case of clause (i) above, upon the earlier of entering into such definitive agreement with respect to such Acquisition Proposal or consummation of the transactions contemplated by such Acquisition Proposal, (B) in the case of clause (ii) above, no later than two Business Days after the date of such termination and (C) in the case of sub-clause (iii) above, immediately prior to or simultaneously with such termination, pay Parent or one or more Persons designated by Parent the Termination Fee (less any amounts previously paid pursuant to Section 9.05(d)) by wire transfer of immediately available funds (it being understood

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that in no event shall the Company be required to pay the Termination Fee on more than one occasion). Following receipt by Parent of the Termination Fee in accordance with this Section 9.05(b) under circumstances where the Termination Fee was payable, neither the Company nor any of its Affiliates shall have any further liability with respect to this Agreement or the transactions contemplated herein to Parent or any of its Affiliates. “Termination Fee” shall mean an amount equal to $750,000,000 in cash. In connection with any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger to be consummated, other than in circumstances where Parent receives the Termination Fee in accordance with this Section 9.05(b) under circumstances where the Termination Fee was payable (in which case the second preceding sentence shall apply), Parent agrees that the maximum aggregate monetary liability of the Company, if any, shall be limited to the amount of the Parent Termination Fee, and in no event shall Parent seek to recover any monetary damages in excess of such amount.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 9.03(c) then Parent shall pay to the Company or one or more Persons designated by the Company a termination fee of $1,400,000,000 in cash (the “Parent Termination Fee”) by wire transfer of immediately available funds no later than two Business Days after the date of such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). In the event that the Company or a Person designated by the Company shall receive full payment pursuant to this Section 9.05(c), the receipt of the Parent Termination Fee under circumstances where the Termination Fee was payable shall be deemed to be liquidated damages for, and shall be the sole and exclusive remedy of the Company and its Subsidiaries and shareholders against Parent, Merger Sub, or any Parent Related Parties for, any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement, the Financing Letters or the Guarantees (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of or in connection with this Agreement, the Financing Letters or the Guarantees, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination. In connection with any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger to be consummated, other than in circumstances where the Company receives the Parent Termination Fee in accordance with this Section 9.05(c) under circumstances where the Parent Termination Fee was payable (in which case the immediately preceding sentence shall apply), the Company agrees that the maximum aggregate monetary liability of Parent, Merger Sub or any Parent Related Parties, if any, shall be limited to the amount of the Parent Termination Fee, and, in the case of the Parent Related Parties, determined subject to the limitations set forth in the Guarantees, and in no event shall the Company seek to recover (on behalf of itself, its Subsidiaries or shareholders) any monetary damages in excess of such amount.

(d) In the event that (i) this Agreement is terminated (A) by either Parent or the Company pursuant to Section 9.02(a), (B) by either Parent or the Company pursuant to Section 9.02(b) or (C) by Parent pursuant to Section 9.04(b) (but only if such termination is in respect of the Company’s breach of its obligations in Sections 7.01 through 7.05 and 7.12 through 7.14), and (ii) any Person shall (as of the Termination Date, in the case of the foregoing clause (A), as of the Shareholder Meeting at which the adoption of this Agreement by the shareholders of the Company referred to in Section 8.01(a) shall not have been obtained upon a vote taken thereon, in the case of the foregoing clause (B) or prior to the breach in the case of the foregoing clause (C)) have publicly announced or disclosed (or in the case of clause (C) disclosed privately to the Company) and not withdrawn in a bona fide manner an Acquisition Proposal, then the Company

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shall, no later than two Business Days after the date of delivery by Parent of an invoice therefor, pay Parent or one or more Persons designated by Parent, all documented out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Financing (“Parent Expenses”); provided that the Company shall not be required to pay more than an aggregate of $25,000,000 in Parent Expenses pursuant to this Section 9.05(d). The payment of the expense reimbursement pursuant to this Section 9.05(d) shall not relieve the Company of any subsequent obligation to pay the applicable Termination Fee pursuant to Section 9.05(b).

(e) Each of the parties hereto acknowledge that the agreements contained in this Section 9.05 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to promptly pay the amount due pursuant to this Section 9.05, and, in order to obtain such payment, Parent or the Company, as the case may be, commences an action which results in a judgment against the other party (or, if such action is commenced by the Company, against Merger Sub) for the payment set forth in this Section 9.05, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f) Notwithstanding anything to the contrary in this Agreement, the Company’s rights set forth in Section 9.05(a)(ii) and Section 10.06 (and the indemnification, reimbursement and other payment obligations of Parent pursuant to Section 7.13(b), Section 7.14(f) and Section 9.05(e) hereof), the Company’s rights under the Equity Funding Letters, the Company’s right to receive payment of the Parent Termination Fee from Parent and the Company’s right to receive payments from the Guarantors pursuant to the Guarantees shall be the sole and exclusive remedies available to the Company and its Subsidiaries and shareholders against Parent, Merger Sub, the Guarantors, the Debt Financing Sources or any of their respective former, current or future general or limited partners, shareholders, financing sources, managers, members, directors, officers, employees, advisors, counsel or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise; provided that (1) under no circumstances will the Company be entitled to monetary damages, reimbursement of expenses, indemnification or other payment in excess of the amount of the Parent Termination Fee and (2) while the Company may pursue both a grant of specific performance in accordance with Section 10.06 and the payment of the Parent Termination Fee under Section 9.05(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of Parent’s obligation to consummate the Merger and any money damages, including all or any portion of the Parent Termination Fee. While Parent may pursue both a grant of specific performance in accordance with Section 10.06 and the payment of the Termination Fee under Section 9.05(b), under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance of the Company’s obligation to consummate the Merger and any money damages, including all or any portion of the Termination Fee.

ARTICLE 10

MISCELLANEOUS AND GENERAL

Section 10.01. Survival. None of the representations or warranties in this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

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Section 10.02. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement of the parties hereto. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a modification, amendment, or waiver of those rights. Notwithstanding anything to the contrary contained herein, Sections 9.05(c), 9.05(f), 10.05(a), 10.05(b), 10.09 and this Section 10.02 may not be modified or amended in a manner that is adverse in any material respect to a source of the Debt Financing without the prior written consent of such source of the Debt Financing.

Section 10.03. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and, together with the other provisions of this Agreement for the benefit of such party, may be waived in writing by such party in whole or in part to the extent permitted by applicable Laws.

Section 10.04. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by pdf, facsimile or other readable electronic format), each such counterpart being deemed to be an original instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by email or facsimile) to the other parties, and all such counterparts shall together constitute one and the same agreement.

Section 10.05. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA ARE MANDATORILY APPLICABLE TO THIS AGREEMENT, THE MERGER OR THE ARTICLES OF MERGER. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Court of Chancery of the State of Delaware and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom (together, the “Chosen Courts”), for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth below shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Chosen Courts, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. No party hereto, nor any of its Affiliates, will bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any source of the Debt Financing in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, anywhere other

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than in (i) any New York State court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.05.

Section 10.06. Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree (and further agree not to take any contrary position in any litigation concerning this Agreement) that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligations of the parties hereto to consummate the Closing in accordance with Section 1.02) in the Chosen Courts without proof of damages or otherwise, and that such relief may be sought in addition to and shall not limit, diminish, or otherwise impair, any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 9.05 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to limit, diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with (A) enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger and the other transactions contemplated hereby shall be subject to the requirements that (i) all conditions in Section 8.01 and 8.02 are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing is required to occur pursuant to Section 1.02, (ii) the Debt Financing (including any alternative financing that has been obtained in accordance with Section 7.13(a) of this Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions that are within its control to cause the Closing to occur, and (B) enforcing Parent’s obligation to cause the Debt Financing to be funded to fund the Merger shall be subject to the requirements that (i) all conditions in Section 8.01 and 8.02 are satisfied (other than those conditions that by their terms

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are to be satisfied by actions taken at Closing) at the time when the Closing is required to occur pursuant to Section 1.02, (ii) all of the conditions to the consummation of the Debt Financing provided for in the Debt Commitment Letter have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the time of funding or conditions that failed to be satisfied as a result of a breach by any source of the Debt Financing), and (iii) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions that are within its control to cause the Closing to occur. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (A) the other parties hereto have an adequate remedy at law or (B) an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.06 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.07. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or by overnight courier:

If to Parent or Merger Sub:

Hawk Acquisition Holding Corporation
c/o 3G Capital Partners, Ltd.
600 Third Avenue, 37th Floor
New York, NY 10016
Attention:	Alexandre Behring
Paulo Basilio
Bradley Brown
fax:	(212) 893-6728
e-mail:	abehring@3g-capital.com
pbasilio@3g-capital.com
bbrown@3g-capital.com

with a copy (which shall not constitute notice) to:

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, NE 68131
Attention:	Marc D. Hamburg
fax:	(402) 346-3375
e-mail:	mdhamburg@brka.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Stephen Fraidin
William B. Sorabella
David B. Feirstein
fax:	(212) 446-6460
e-mail:	stephen.fraidin@kirkland.com
william.sorabella@kirkland.com
david.feirstein@kirkland.com

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and

Munger, Tolles & Olson LLP
355 South Grand Avenue
Los Angeles, CA 90071
Attention:	Robert E. Denham
Mary Ann Todd
fax:	(213) 683-5104
e-mail:	robert.denham@mto.com
maryann.todd@mto.com

If to the Company:

H. J. Heinz Company
One PPG Place, Suite 3100
Pittsburgh, Pennsylvania 15222
Attention:	Theodore Bobby, Executive Vice President and General Counsel
fax:	(412) 456-6115
e-mail:	ted.bobby@us.hjheinz.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Arthur F. Golden
John A. Bick
Michael Davis
fax:	(212) 701-5800
e-mail:	arthur.golden@davispolk.com
john.bick@davispolk.com
michael.davis@davispolk.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein other than by e-mail); on the next Business Day after deposit with an overnight courier, if sent by an overnight courier; or upon receipt if sent by e-mail (provided that if given by e-mail such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein other than by facsimile).

Section 10.08. Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Equity Funding Letters, the Guarantees, the Company Disclosure Letter and the two Confidentiality Agreements, both dated February 1, 2013, between Berkshire and the Company and 3GSSFIII and the Company (the “Confidentiality Agreements”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. The provisions contained in paragraphs 3 and 6 (solely to the extent related to (i) the ability to make proposals, (ii) only following the termination of this Agreement, the ability to acquire Shares and (iii) the consummation of the Merger and the other transactions contemplated by this Agreement) of each of the Confidentiality Agreements are hereby irrevocably waived by the Company.

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Section 10.09. No Third Party Beneficiaries. Except (i) with respect to the Indemnified Parties and only after the Effective Time, as provided in Section 7.11 (Indemnification; Directors’ and Officers’ Insurance), (ii) with respect to the indemnification and reimbursement obligations of Parent pursuant to Section 7.13(b) (Financing) and Section 7.14(f), (iii) the rights of the Parent Related Parties set forth in Section 9.05(f), (iv) with respect to shareholders, holders of Company Stock Options, Company RSUs and Company Phantom Shares and only after the Effective Time, for the provisions set forth in Article 4 and (v) with respect to the requirements of Item 1 of Section 7.01(d) of the Company Disclosure Letter and only after the Effective Time, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, the provisions of Sections 9.05(c), 9.05(f), 10.02, 10.05(a), 10.05(b) and this Section 10.09 (and the definitions related thereto) shall be enforceable by each source of the Debt Financing (and each is an intended third party beneficiary thereof).

Section 10.10. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary or, solely with respect to the limitations on acquisitions of any food manufacturers in Section 7.05(a), Affiliate of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 10.11. Definitions. Each of the terms set forth in Annex A is defined as set forth therein or as in the Section of this Agreement corresponding to such term.

Section 10.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.13. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All

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references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective disclosure letter (each, a “Disclosure Letter”) in a section thereof that corresponds to the section of this Agreement to which it relates. The mere inclusion of any item in any section or subsection of any party’s Disclosure Letter as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by the applicable party, or to otherwise imply, that any such item has had or would reasonably be expected to have a Company Material Adverse Effect or otherwise represents an exception or material development, fact, change, event, effect, occurrence or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any section or subsection of a party’s Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Headings inserted in the sections or subsections of any party’s Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

Section 10.14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto; provided, however, that Merger Sub shall be permitted to assign its rights and obligations under this Agreement to any Subsidiary of Parent; provided, further, however, that such assignment by Merger Sub shall not (i) relieve Parent or Merger Sub of any of its obligations hereunder or enlarge, alter or change any obligation of the Company or (ii) impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement. Any purported assignment in violation of this Agreement is void.

[Signature page follows.]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

H. J. HEINZ COMPANY

By:	/s/ William R. Johnson
	Name:	William R. Johnson
	Title:	Chairman, President and Chief Executive Officer

HAWK ACQUISITION HOLDING CORPORATION

By:	/s/ Alexandre Behring
	Name:	Alexandre Behring
	Title:	President

HAWK ACQUISITION SUB, INC.

By:	/s/ Paulo Basilio
	Name:	Paulo Basilio
	Title:	Vice President and Secretary

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ANNEX A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Annex A.

“3GSSFIII” means 3G Special Situations Fund III, L.P.

“2003 Stock Incentive Plan” has the meaning set forth in Section 5.02.

“2013 Stock Incentive Plan” has the meaning set forth in Section 5.02.

“Acceptable Confidentiality Agreement” means one or more executed confidentiality agreements on customary terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent, Merger Sub, or any Guarantor or any Affiliate of any of the foregoing) providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 20% or more (based on the fair market value, as determined in good faith by the Board of Directors of the Company (or any committee thereof)) of assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (2) Shares or other equity securities of the Company which together with any other Shares or other equity securities of the Company beneficially owned by such person or group, would equal 20% or more of aggregate voting power of the Company, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the aggregate voting power of the Company,(c) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (d) any recapitalization transaction involving the Company, other than, in each case, the transactions contemplated by this Agreement.

“Affected Employees” has the meaning set forth in Section 7.09(a).

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreed Restrictions” has the meaning set forth in Section 7.05(e).

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.02(a).

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, Foreign Antitrust Laws.

“Applicable Date” has the meaning set forth in Section 5.05(a).

“Articles of Merger” has the meaning set forth in Section 1.03.

“Bankruptcy and Equity Exception” means any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Berkshire” means Berkshire Hathaway Inc.

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“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York.

“Certificate” has the meaning set forth in Section 4.01(a).

“Chosen Courts” has the meaning set forth in Section 10.05(a).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Closing Failure Notice” has the meaning set forth in Section 9.03(c).

“Closing Failure Remedy Period” has the meaning set forth in Section 9.03(c).

“Code” has the meaning set forth in Section 4.02(g).

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 7.02(d).

“Company Disclosure Letter” has the meaning set forth in Article 5.

“Company Financial Statements” has the meaning set forth in Section 5.05(d).

“Company Material Adverse Effect” means any development, fact, event, change, effect, occurrence or circumstance that has a material adverse effect on (i) the ability of the Company to consummate the Merger, or (ii) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect under this clause (ii): any development, fact, event, change, effect, occurrence or circumstance to the extent resulting from (A) economic conditions in the United States generally or economic conditions in countries in which the Company and its Subsidiaries conduct significant operations or global economic conditions, except to the extent such developments, facts, events, changes, effects, occurrences or circumstances have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which they operate, (B) conditions generally affecting the industries within which the Company or any of its Subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in such industries, (C) regulatory, legislative or political conditions or securities, financial, debt or other capital markets conditions, except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company or any of its Subsidiaries operate, (D) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period or any decline in the market price or trading volume of the Shares or the credit rating of the Company (it being understood that the facts or occurrences giving rise to or contributing to such failure may, if not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (E) the execution and delivery of this Agreement, the public announcement or pendency of the Merger or any of the other transactions contemplated hereby, the taking of any action required or expressly contemplated by this Agreement or at the written request of, or with the written consent of, Parent or Merger Sub or the identity of, or any facts or circumstances relating to, Parent, 3GSSFIII, Berkshire or any of their respective Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with other

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Persons, including Governmental Entities, customers, suppliers, officers or employees (provided that the exceptions in this clause (E) shall not apply to any representation or warranty contained in Article 5 (or any portion thereof) or Section 8.02(a) to the extent that it addresses the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (F) any change in Law, (G) any change in GAAP (or authoritative interpretations thereof), (H) any changes in geopolitical conditions or the outbreak or escalation, or any acts, of hostilities, war (whether or not declared), sabotage or terrorism, (I) any hurricane, earthquake, flood or other natural or man-made disaster, act of God or change resulting from weather conditions or (J) any shareholder litigation relating to this Agreement, the Merger or any of the other transactions contemplated hereby (it being understood that the facts and circumstances giving rise to or contributing to any liability identified thereunder and not arising from this Agreement, the Merger or any of the transactions contemplated hereby may, if not otherwise excluded from the definition of Company Material Adverse Effect, constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect).

“Company Material Contract” has the meaning set forth in Section 5.16(a).

“Company Multiemployer Plan” has the meaning set forth in Section 5.08(d).

“Company Pension Plan” has the meaning set forth in Section 5.08(c).

“Company Phantom Shares” has the meaning set forth in Section 5.02.

“Company Plans” has the meaning set forth in Section 5.08(a).

“Company Recommendation” has the meaning set forth in Section 5.03(b).

“Company Required Governmental Approvals” has the meaning set forth in Section 5.04(a).

“Company Requisite Vote” has the meaning set forth in Section 5.03(a).

“Company Restricted Stock” has the meaning set forth in Section 5.02.

“Company RSUs” has the meaning set forth in Section 5.02.

“Company SEC Reports” has the meaning set forth in Section 5.05(a).

“Company Shareholder Approval” has the meaning set forth in Section 8.01(a).

“Company Stock Options” has the meaning set forth in Section 5.02.

“Confidentiality Agreements” has the meaning set forth in Section 10.08.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture or other obligation.

“Costs” has the meaning set forth in Section 7.11(a).

“Customs and International Trade Laws” means any Law, Permit, Order or other decision or requirement having the force or effect of Law, of any Governmental Entity, concerning the importation of products, the exportation or reexportation of products (including technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930, and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, the Export Administration Regulations, the International Emergency Economic Powers Act, the Trading With the Enemy Act, the Arms Export Control Act, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and

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restrictions administered by the U.S. Office of Foreign Assets Control, the antiboycott Laws administered by the U.S. Department of Commerce, the antiboycott Laws administered by the U.S. Department of the Treasury, and the FCPA.

“Debt Commitment Letter” has the meaning set forth in Section 6.05.

“Debt Financing” has the meaning set forth in Section 6.05.

“Debt Financing Sources” has the meaning set forth in Section 6.05.

“Debt Tender Offer” or “Debt Tender Offers” has the meaning set forth in Section 7.14(a).

“D&O Insurance” has the meaning set forth in Section 7.11(b).

“Disclosure Letter” has the meaning set forth in Section 10.13(c).

“Dissenting Shares” has the meaning set forth in Section 4.01(a).

“Dissenting Shareholders” has the meaning set forth in Section 4.01(a).

“Effective Time” has the meaning set forth in Section 1.03.

“Environmental Law” means any Law concerning worker health and safety (only to the extent relating to Hazardous Materials), protection of public health from environmental hazards, pollution, or the protection of the environment (including air, surface water and groundwater), or the use, storage, recycling, treatment, generation, transportation, processing, handling, release or disposal of, or exposure to, any Hazardous Material.

“Equity Financing” has the meaning set forth in Section 6.05.

“Equity Funding Letters” has the meaning set forth in Section 6.05.

“Equity Interests” has the meaning set forth in Section 7.01(c).

“ERISA” has the meaning set forth in Section 5.08(a).

“ERISA Affiliate” has the meaning set forth in Section 5.08(a).

“Exchange Act” has the meaning set forth in Section 5.04(a).

“Exchange Fund” has the meaning set forth in Section 4.02(a).

“Excluded Shares” has the meaning set forth in Section 4.01(a).

“FCPA” has the meaning set forth in Section 5.09(b).

“Financing” has the meaning set forth in Section 6.05.

“Financing Letters” has the meaning set forth in Section 6.05.

“Financing Proceedings” has the meaning set forth in Section 9.03(c).

“First Series Preferred Shares” has the meaning set forth in Section 5.02.

“Foreign Antitrust Laws” has the meaning set forth in Section 5.04(a).

“Fourth Series Preferred Shares” has the meaning set forth in Section 5.02.

“GAAP” has the meaning set forth in Section 5.05(b).

“Governmental Entity” has the meaning set forth in Section 5.04(a).

“GSPP” has the meaning set forth in Section 4.03(d).

“Guarantees” has the meaning set forth in the Recitals to this Agreement.

“Guarantor” or “Guarantors” has the meaning set forth in the Recitals to this Agreement.

“Hazardous Materials” has the meaning set forth in Section 5.10(d).

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“HSR Act” has the meaning set forth in Section 5.04(a).

“Indebtedness” of any Person means, as of any specified time, (a) all obligations of such Person for borrowed money to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, (d) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof) and (e) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing.

“Indemnified Parties” has the meaning set forth in Section 7.11(a).

“Intellectual Property” means all intellectual property and associated rights in any jurisdiction, including all (a) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, logos, slogans, trade dress and all other source or business identifiers and all applications and registrations and renewals for, and goodwill associated with and symbolized by, any of the foregoing (collectively, “Trademarks”), (b) Internet domain names, (c) patent disclosures, patent applications and patents and all registrations, continuations, continuations-in-part, divisionals, re-examinations, renewals, extensions and reissues and counterparts thereof (collectively, “Patents”), (d) trade secrets and know-how, including all proprietary or confidential inventions, improvements, processes, methods, techniques, protocols, formulae, recipes, compositions, models, layouts, designs, drawings, plans, specifications, methodologies and other proprietary or other confidential information, (e) works of authorship (whether or not copyrightable), copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including website content, product artwork, promotion and marketing materials, software, databases and database rights, and (f) rights of publicity and privacy.

“International Plan” means any material employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for cash or equity compensation, profit-sharing, incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, disability or sick leave benefits and post-employment or retirement benefits, in each case which is maintained outside of the United States by the Company or any of its Subsidiaries (i) primarily for the benefit of any employee, director or other individual service provider of the Company or any of its Subsidiaries working or otherwise providing services outside of the United States (whether current, former or retired) or any of their beneficiaries or (ii) with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have, any liability or obligation.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge of the Company officers listed on Annex A of the Company Disclosure Letter and (ii) when referring to the knowledge of Parent, the actual knowledge of the officers of Parent as of the date hereof.

“Law” or “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof.

“Leases” has the meaning set forth in Section 5.15(b).

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“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement beginning on the first day on which (a) Parent shall have the Required Information and during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act; provided, that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with such obligation to provide the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information (or Parent cannot confirm whether the Company has completed the delivery of the Required Information) and within five Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating, to the extent reasonably practicable, which Required Information the Company has not delivered) and (b) the conditions set forth in Sections 8.01 and 8.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the other conditions set forth in Section 8.02 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 20 consecutive Business Day period; provided that (i) July 5, 2013 shall be excluded as a Business Day and (ii) such 20 Business Day period shall either end prior to August 19, 2013 or commence after August 30, 2013. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced (i) prior to the mailing of the Proxy Statement, (ii) if prior to the completion of the Marketing Period, the Company’s auditors shall have withdrawn any audit opinion contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the Company’s auditors or another independent public accounting firm reasonably acceptable to Parent, (iii) if prior to the completion of the Marketing Period, the financial statements included in the Required Information that is available to Parent on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement of the Company using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement of the Company using such financial statements to be declared effective by the SEC on the last day of such new 20 consecutive Business Day period, (iv) if prior to the completion of the Marketing Period, the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP, or (v) if prior to the completion of the Marketing Period, the Company shall have been delinquent in filing any Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until all such delinquencies have been cured; provided that the Marketing Period shall end on any earlier date on which the proceeds of the Debt Financing are obtained.

“Material Company IP” means all material Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted, including all material Registered Company IP.

“Merger” has the meaning set forth in the Recitals to this Agreement.

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“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“NYSE” has the meaning set forth in Section 5.04(a).

“Offering Documents” means prospectuses, private placement memoranda, information memoranda and packages and lender and investor presentations, in connection with the Financing.

“Officer” means, for the purposes of Section 7.01(d), any employee of the Company in Band 10 or above, as determined pursuant to the Company’s policies in effect as of the date hereof.

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Owned Real Property” has the meaning set forth in Section 5.15(a).

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Expenses” has the meaning set forth in Section 9.05(d).

“Parent Related Parties” has the meaning set forth in Section 9.05(f).

“Parent Required Governmental Approvals” has the meaning set forth in Section 6.03(a).

“Parent Termination Fee” has the meaning set forth in Section 9.05(c).

“Patents” has the meaning set forth in the “Intellectual Property” definition.

“Paying Agent” has the meaning set forth in Section 4.02(a).

“PBCL” has the meaning set forth in Section 1.01.

“PBGC” has the meaning set forth in Section 5.08(c).

“Per Share Merger Consideration” has the meaning set forth in Section 4.01(a).

“Permit” means any authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits of any Governmental Entity.

“Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) Liens (other than liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (v) zoning, building and other similar codes and regulations and (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Phantom Shares” means a compensatory contractual right with a value determined by reference to the value of a Share.

“Preferred Shares” has the meaning set forth in Section 5.02.

“Proxy Statement” has the meaning set forth in Section 5.04(a).

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“Public Notes” means the 5.350% Notes due 2013, 6.049% Dealer Remarketable Securities due 2014, 2.000% Notes due 2016, 1.500% Notes due 2017, 3.125% Notes due 2021, 2.850% Notes due 2022 and 7.125% Guaranteed Notes due 2039 and 6.250% Notes due 2030 issued by the Company and/or its Subsidiaries.

“Record Holder of Shares” has the meaning set forth in Section 4.02(b).

“Registered Company IP” means all issued or pending Patents, Trademark registrations and applications for registration of Trademarks, copyright registrations and applications for registration of copyrights and Internet domain names, in each case, owned by the Company or any of its Subsidiaries.

“Representatives” has the meaning set forth in Section 7.02(a).

“Required Information” means all customary financial information of the Company and its Subsidiaries that is reasonably available to or readily obtainable by the Company that is required (i) to permit Parent and Merger Sub to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days in case such four-fiscal quarter period is the end of the Company’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and (ii) under paragraphs 9 and 11 of Exhibit D to the Debt Commitment Letter (as in effect on the date of this Agreement), including financial statements prepared in accordance with GAAP, audit reports, and other financial information and financial data regarding the Company and its Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-3 (or any successor form thereto) under the Securities Act (excluding information required by Rules 3-10 and 3-16 under Regulation S-X), and of the type and form, and for the periods, customarily included in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities, in each case assuming that such offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made; provided that with respect to the pro forma data described in clause (i) above, the following shall not be considered part of the Required Information: (a) any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (and the assumptions relating thereto) desired by the Parent to be reflected in such pro forma data, and (b) any other information concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma and summary financial data, which assumptions shall be the responsibility of Parent.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.05(a).

“SEC” has the meaning set forth in Section 5.04(a).

“Second Series Preferred Shares” has the meaning set forth in Section 5.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” or “Shares” has the meaning set forth in Section 4.01(a).

“Shareholders Meeting” has the meaning set forth in Section 7.03(a).

“Solvent” means that, with respect to any Person, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws

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governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

“Stock Plans” has the meaning set forth in Section 5.02.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means any bona fide, written Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) which the Board of Directors of the Company (or any committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the shareholders of the Company from a financial point of view than the Merger, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Acquisition Proposal (including the person or group making the Acquisition Proposal) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent and any fees to be paid by the Company pursuant to Section 9.05).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Statute” has the meaning set forth in Section 5.18(a).

“Tax” or “Taxes” means all taxes or other governmental charges of any kind, including any federal, state, local and foreign income, profits, franchise, gross receipts, duty, stamp, payroll, sales, use, employment, property, withholding, escheat, excise, production, value added, or other tax, fee, duty, tariff, assessment or other governmental charge of any kind whatever, whether disputed or not, together with all interest, penalties and additions imposed with respect thereto, and any liability for any such tax or charge of any other Person as a transferee or successor, by contract or pursuant to any Law (including Treasury Regulation Section 1.1502-6).

“Tax Return” means any return, report, or statement relating to Taxes filed or required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 9.02(a).

“Termination Fee” has the meaning set forth in Section 9.05(b).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transition Team” has the meaning set forth in Section 7.06(b).

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Annex A-2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT dated as of March 4, 2013 (the “Amendment”) to the AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of February 13, 2013, is entered into by and among H.J. Heinz Company, a Pennsylvania corporation (the “Company”), Hawk Acquisition Holding Corporation, a Delaware corporation (“Parent”) and Hawk Acquisition Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to the Agreement; and

WHEREAS, the parties hereto desire to amend the Agreement and the Company Disclosure Letter, each as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows (all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement):

SECTION 1. Amendments To The Agreement.

(a) Annex A to the Agreement is hereby amended to insert therein the following definition:

“Retention RSUs” means each Company RSU that is set forth on Section 4.03(c) of the Company Disclosure Letter.”

(b) Section 4.03 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 4.03. Treatment of Stock Plans.

(a) Options. At the Effective Time, each outstanding Company Stock Option, vested or unvested, shall be cancelled, and in exchange therefor, the holder thereof shall be entitled to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (i) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option, less any required Tax withholdings as provided in Section 4.02(g).

(b) Company Phantom Shares. At the Effective Time, each outstanding Company Phantom Share, whether vested or unvested, shall be cancelled, and in exchange therefor, the holder thereof shall be entitled to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the Per Share Merger Consideration, less any required Tax withholdings as provided in Section 4.02(g).

(c) Company RSUs. At the Effective Time, except to the extent otherwise provided in this Section 4.03(c), each outstanding Company RSU, whether vested or unvested (including Company RSUs as to which any applicable performance period has not elapsed), shall be cancelled, and in exchange therefor, the holder thereof shall be entitled to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the sum of (x) the product of (i) the Per Share Merger Consideration multiplied by (ii) the total number of Shares subject

A-2-1

to such Company RSUs plus (y) the amount of accrued and unpaid dividends thereon , less any required Tax withholdings as provided in Section 4.02(g); provided that payment in respect of Company RSUs that have been deferred will be made in accordance with the terms of such award and the applicable deferral election made by the holder thereof; provided further, that, notwithstanding the foregoing, the vesting of all or any portion of each Retention RSU shall be determined by the terms of the Retention RSU award and, upon vesting, the vested portion of the Retention RSU shall then be cancelled and paid out as soon as reasonably practicable after the vesting date (but in no event later than three Business Days after the vesting date) in an amount determined as set forth above. In the event that the immediate payment of the amounts contemplated above at the Effective Time in respect of the Company RSUs would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(d) Treatment of the GSPP. (i) Participants in the Third Amended and Restated Global Stock Purchase Plan (the “GSPP”) will be prohibited from increasing their payroll elections under the GSPP or making separate non-payroll contributions following the announcement of the execution of this Agreement; (ii) the current offering period will end on February 16, 2013 and such offering period will be the final offering period under the GSPP; (iii) any accumulated contributions not used to purchase Shares at the end of such final offering period will be returned to the applicable participants; and (iv) the GSPP will be terminated immediately following the end of such final offering period.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation, Nominating and Governance Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and take such other actions as such Board or such Committee deems necessary or appropriate to implement the provisions of this Section 4.03, and, to the extent expressly set forth in Section 4.03 of the Company Disclosure Letter, the Company shall use reasonable best efforts to take such other actions as reasonably requested by Parent.

[Signature page follows]

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IN WITNESS WHEREOF, this Amendment to the Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

H.J. HEINZ COMPANY

By:	/S/ THEODORE N. BOBBY
	Name: Title:	Theodore N. Bobby Executive Vice President, General Counsel & Corporate Secretary

HAWK ACQUISITION HOLDING CORPORATION

By:	/S/ PAULO BASILIO
	Name: Title:	Paulo Basilio Vice President and Secretary

HAWK ACQUISITION SUB, INC.

By:	/S/ PAULO BASILIO
	Name: Title:	Paulo Basilio Vice President and Secretary

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Annex B

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

February 13, 2013

Board of Directors

H.J. Heinz Company

One PPG Place

Pittsburgh, PA 15222

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $0.25 per share (the “Shares”) (other than Excluded Shares referenced below), of H.J. Heinz Company, a Pennsylvania corporation (the “Company”), of the $72.50 per Share in cash proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into by and among the Company, HAWK Acquisition Holding Corporation, a Delaware corporation (“Parent”), and HAWK Acquisition Sub, Inc., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Merger Sub”) (the “Agreement”). The Agreement provides that Merger Sub will be merged with and into the Company (the “Company Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent (the “Surviving Corporation”) and each issued and outstanding Share immediately prior to the effective time of the Company Merger (other than Excluded Shares (as defined in the Agreement)) will be converted into the right to receive $72.50 per Share in cash (the per Share consideration to be received in the Company Merger, the “Per Share Merger Consideration”). The Agreement further provides that, at the effective time of the Company Merger, (i) each of the First Series Preferred Shares (as defined in the Agreement) will be cancelled and thereafter represent only the right to receive an amount in cash equal to the amount provided in the Agreement, (ii) each of the Second Series Preferred Shares (as defined in the Agreement) will be converted into the Second Series Preferred Shares of the Surviving Corporation with the same powers, designations rights and preferences as are provided for in the certificate of designation for the Second Series Preferred Shares and (iii) each of the Fourth Series Preferred Shares (as defined in the Agreement) will be converted into the Fourth Series Preferred Shares of the Surviving Corporation with the same powers, designations rights and preferences as are provided for in the certificate of designation for the Fourth Series Preferred Shares. The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the execution of the Agreement and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have provided certain investment banking services to the Company and its affiliates from time to time pursuant to which we have not received compensation. We have not in the past provided, and are not currently providing, investment banking or other services to Parent or Merger Sub. In the past two years, we have not provided investment banking or other services to 3G Capital Partners Ltd. (“3G Capital”) or Berkshire Hathaway Inc. (which are affiliates of Parent and Merger Sub) or their respective affiliates or portfolio companies. We may provide investment banking and other services to or with respect to the Company or Parent or their respective affiliates and portfolio companies of such affiliates in the future, for which we may receive compensation. 3G Capital is a limited partner in Centerview Capital, L.P., which is an investment fund whose manager is controlled by certain principals of Centerview Partners LLC. Certain (1) of our and our affiliates’ directors, officers, members and employees, or family members of these persons, (2) of our affiliates or investment funds managed by our affiliates and (3) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may acquire, hold, sell or trade, in debt, equity and other securities of, or investments in, the Company, Parent, 3G Capital, Berkshire Hathaway or any of their respective affiliates and portfolio companies, or any other party that may be involved in the Transaction and its respective affiliates.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated February 13, 2013 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended April 29, 2012, April 27, 2011 and April 28, 2010; (iii) certain interim reports to shareholders, including Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its shareholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data (including, without limitation, the Forecasts) for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. We were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with the Company. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Per Share Merger Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we, express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities (including any holder of the Preferred Shares (as defined in the Agreement)), creditors, or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Per Share Merger Consideration to be paid to the holders of the Shares (other than Excluded Shares) pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the Company Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The Company may reproduce this written opinion in full in any proxy statement, solicitation/recommendation statement or other filing required to be made by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 in connection with the Transaction if such inclusion is required by applicable law, and in materials required to be delivered to shareholders of the Company which are part of such filings. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the Per Share Merger Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

Annex C

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

February 13, 2013

The Board of Directors

H. J. Heinz Company

One PPG Place

Pittsburgh, PA 15222

Members of the Board of Directors:

We understand that H. J. Heinz Company (“Heinz”) proposes to enter into a Merger Agreement, dated as of February 13, 2013 (the “Agreement”), among Heinz, Hawk Acquisition Holding Corporation (“Hawk Acquisition”) and Hawk Acquisition Sub, Inc., a wholly owned subsidiary of Hawk Acquisition (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Heinz (the “Merger”) and each outstanding share of the common stock, par value $0.25 per share, of Heinz (“Heinz Common Stock”) will be converted into the right to receive $72.50 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Heinz Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(*)	reviewed certain publicly available business and financial information relating to Heinz;

(*)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Heinz furnished to or discussed with us by the management of Heinz, including certain financial forecasts relating to Heinz prepared by the management of Heinz (such forecasts, “Heinz Forecasts”);

(*)	discussed the past and current business, operations, financial condition and prospects of Heinz with members of senior management of Heinz;

(*)	reviewed the trading history for Heinz Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(*)	compared certain financial and stock market information of Heinz with similar information of other companies we deemed relevant;

(*)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(*)	reviewed the Agreement; and

(*)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC. is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

H. J. Heinz Company

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Heinz that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Heinz Forecasts, we have been advised by Heinz, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Heinz as to the future financial performance of Heinz. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Heinz, nor have we made any physical inspection of the properties or assets of Heinz. We have not evaluated the solvency or fair value of Heinz or Hawk Acquisition under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Heinz, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Heinz or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Heinz or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Heinz Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Heinz or in which Heinz might engage or as to the underlying business decision of Heinz to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Board of Directors of Heinz in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Heinz has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Heinz, Hawk Acquisition and certain of their respective affiliates (including, without limitation, Berkshire Hathaway Inc. (“BH”), 3G Capital Inc. (“3G”) and certain of their respective affiliates and portfolio companies).

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Heinz and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a manager or underwriter for certain debt offerings of Heinz and (ii) having acted or acting as syndication agent, book runner and arranger for, and lender under, certain credit facilities, letters of credit and leasing facilities of Heinz and its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to BH, an affiliate of Hawk Acquisition, and certain of BH’s affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a manager or underwriter for various debt offerings of BH and certain of its affiliates and portfolio companies, (ii) having acted or acting as administrative agent, book runner and arranger for, and lender under, certain credit facilities, letters of credit and leasing facilities of certain of BH’s affiliates and portfolio companies, (iii) having provided or providing certain foreign exchange, fixed income and other trading services to BH and certain of its affiliates and portfolio companies and (iv) having provided or providing certain treasury and management services and products to BH and certain of its affiliates and portfolio companies. As you are also aware, on September 1, 2011, Bank of America Corporation, our parent company (“BAC”), sold 50,000 shares of BAC’s 6% Cumulative Perpetual Preferred Stock and a warrant to purchase 700 million shares of BAC’s common stock to BH for an aggregate purchase price of $5.0 billion.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to 3G, an affiliate of Hawk Acquisition, and certain of 3G’s affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a manager or underwriter for various debt offerings of certain of 3G’ affiliates and portfolio companies, (ii) having acted or acting as syndication agent, book runner and arranger for, and lender under, certain credit facilities, letters of credit and leasing facilities of certain of 3G’s affiliates and portfolio companies, (iii) having provided or providing certain commodity, derivatives, foreign exchange and other trading services to certain of 3G’s affiliates and portfolio companies and (iv) having provided or providing certain treasury and management services and products to certain of 3G’s affiliates and portfolio companies.

It is understood that this letter is for the benefit and use of the Board of Directors of Heinz (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

C-3

The Board of Directors

H. J. Heinz Company

The Board of Directors

H. J. Heinz Company

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Heinz Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex D

399 PARK AVENUE

5th FLOOR

New York, New York 10022

T 212.883.3800

F 212.880.4260

February 13, 2013

Transaction Committee of the Board of Directors

H.J. Heinz Company

One PPG Place

Pittsburgh, Pennsylvania 15222

The Transaction Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.25 per share (“Company Common Stock”), of H.J. Heinz Company (the “Company”) of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among the Company, Hawk Acquisition Holding Corporation (the “Acquiror”) and Hawk Acquisition Sub, Inc., a wholly owned subsidiary of the Acquiror (the “Merger Sub”). As more fully described in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock will be converted, subject to certain exceptions, into the right to receive $72.50 in cash (the “Consideration”).

We have acted as financial advisor to the Transaction Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and its affiliates, or of affiliates of the Acquiror. We may in the future provide investment banking and other services to the Company, the Acquiror and their respective affiliates and may receive compensation for such services.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Transaction or any other matter. We have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the Consideration to the extent expressly specified herein. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms and that the parties to the Agreement will comply with all the material terms of the Agreement. We have not been authorized to solicit and have not solicited indications of interest in a possible transaction with the Company from any party. We also have not been requested to, and have not, participated in the structuring or negotiation of the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain

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internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to us by the management of the Company; (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) reviewed the financial terms of certain other transactions that we deemed relevant; (vi) reviewed a draft, dated February 13, 2013, of the Agreement; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

This opinion is for the use and benefit of each of the Transaction Committee of the Board of Directors of the Company and the Board of Directors of the Company (in their respective capacities as such) in their evaluation of the Transaction and may not be disclosed without our prior written consent. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by the Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

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Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE – [•]

Use the Internet to vote your proxy until

11:59 p.m. (CT) on [•], 2013.

PHONE – [•]

Use a touch-tone telephone to vote your proxy

until 11:59 p.m. (CT) on [•], 2013.

MAIL – Mark, sign and date your proxy

card and return it in the postage-paid

envelope provided for receipt by [•], 2013.

If you vote your proxy over the Internet or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	To approve and adopt the merger agreement dated February 13, 2013, as amended by the Amendment to Agreement and Plan of Merger, dated as of March 4, 2013, and as may be further amended from time to time, among H. J. Heinz Company, Hawk Acquisition Holding Corporation and Hawk Acquisition Sub, Inc.	☐	For	☐	Against	☐	Abstain

2.	To adjourn the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt proposal 1.	☐	For	☐	Against	☐	Abstain

3.	To approve, on a non-binding, advisory basis, certain compensation that will or may be paid by H. J. Heinz Company to its named executive officers that is based on or otherwise relates to the merger.	☐	For	☐	Against	☐	Abstain

The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED YOUR PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Will Attend Meeting Yes ☐ ADDRESS CHANGE MARK BOX ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

H. J. HEINZ COMPANY

SPECIAL MEETING OF SHAREHOLDERS

[—], [—], 2013

[—] a.m.

[—]

[—]

New York, New York [—]

TICKET FOR ADMISSION

proxy card

H. J. HEINZ COMPANY

This Proxy Is Solicited on Behalf of the Board of Directors

[—],[—], and [—] are, and each of them is, appointed and authorized to represent the undersigned at the Special Meeting of Shareholders of H. J. Heinz Company to be held at the [—], [—], New York, New York [—], on [—], [—], 2013, at [—] a.m., and at any adjournments thereof, and to vote the number of shares that the undersigned would be entitled to vote if personally present on all items coming before the meeting in the manner specified and on any other business that may properly come before the meeting.

Please vote on the matters stated on the reverse side. You can vote by signing, dating and returning the proxy card promptly, using the enclosed envelope, or via the Internet or toll-free telephone by following the instructions on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given, this proxy will be voted “FOR” Items 1, 2, and 3.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE – [•] Use the Internet to vote your proxy until 11:59 p.m. (CT) on [•], 2013.

PHONE – [•] Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on [•], 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided for receipt by [•], 2013.

If you vote your proxy over the Internet or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	To approve and adopt the merger agreement dated February 13, 2013, as amended by the Amendment to Agreement and Plan of Merger, dated as of March 4, 2013, and as may be further amended from time to time, among H. J. Heinz Company, Hawk Acquisition Holding Corporation and Hawk Acquisition Sub, Inc.	☐	For	☐	Against	☐	Abstain

2.	To adjourn the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt proposal 1.	☐	For	☐	Against	☐	Abstain

3.	To approve, on a non-binding, advisory basis, certain compensation that will or may be paid by H. J. Heinz Company to its named executive officers that is based on or otherwise relates to the merger.	☐	For	☐	Against	☐	Abstain

The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED YOUR PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Will Attend Meeting Yes ☐ ADDRESS CHANGE MARK BOX ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

H. J. HEINZ COMPANY

SPECIAL MEETING OF SHAREHOLDERS

[—], [—], 2013

[—] a.m.

[—]

[—]

New York, New York [—]

TICKET FOR ADMISSION

voting instruction card

H. J. HEINZ COMPANY

VOTING INSTRUCTION CARD FOR THE SPECIAL MEETING

Employees Retirement and Savings Plan

H. J. Heinz Company SAVER Plan

The undersigned, as a participant in one or more of the H. J. Heinz Company benefit plans, as noted above, hereby directs The Bank of New York Mellon, successor by operation of law to Mellon Bank, N.A. as trustee of the plans (“the Trustee”), to vote all shares of Common Stock of H. J. Heinz Company (the “Company”) credited to the undersigned’s account in such plans at the Special Meeting of Shareholders of the Company to be held on [—], [—], 2013, and at any adjournments thereof, in accordance with these instructions, on the matters stated on the reverse side, and on the transaction of such other business as may properly come before the meeting.

Your vote is important to us. Plan participants may give directions by toll-free telephone or Internet by following the instructions on this card or by completing, dating, and signing this card and returning it promptly in the enclosed postage-paid envelope. If you give your instructions via the Internet or by telephone you do not need to mail back a voting instruction card.

The shares represented by this voting instruction card will be voted as directed. If your voting instructions are not received by [—], 2013, the shares, together with other shares for which no instructions were received, will be voted on each proposal in the same proportions as the Trustee votes shares for which clear and timely instructions were received by the Trustee from other plan participants.

See reverse for voting instructions.